As filed with the Securities and Exchange Commission on October 30, 2017

Registration No. 333-220525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	5065	33-0599368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4435 Eastgate Mall, Suite 320

San Diego, CA 92121

(858) 373-1675

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vernon A. LoForti

Vice President, Chief Financial Officer and Corporate Secretary

InfoSonics Corporation

4435 Eastgate Mall, Suite 320

San Diego, CA 92121

(858) 373-1675

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

David J. Katz Perkins Coie LLP 1888 Century Park East Suite 1700 Los Angeles, California 90067 (310) 788-3268	Mauricio Diaz Chief Executive Officer Cooltech Holding Corp. 48 NW 25th St Suite 107/108 Miami, Florida 33127 (786) 675-5257	Harvey J. Kesner Sichenzia Ross Ference Kesner LLP 1185 Avenue of the America 37th Floor New York, New York 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective and upon consummation of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	12,500,000	$0.385	$24,062,500	$2,788.85(4)
Series A Convertible Preferred Stock, par value $0.001 per share	(3)

(1)	Represents an aggregate of 12,500,000 shares of common stock to be issued by InfoSonics Corporation (“InfoSonics”) pursuant to the Agreement and Plan of Merger, dated as of July 25, 2017, by and among InfoSonics, InfoSonics Acquisition Sub, Inc. and Cooltech Holding Corp. or upon conversion of the Series A Convertible Preferred Stock, and taking into effect the one-for-five reverse stock split effected by the Company on October 10, 2017. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended, based upon the product of (a) 62,500,000 shares of InfoSonics common stock as were to be issued prior to the one-for-five reverse stock split at the time the initial Form S-4 was filed on September 19, 2017, and (b) $0.385, the average of the high and low prices for a share of common stock of InfoSonics as reported on the NASDAQ Capital Market on September 14, 2017.
(3)	An interminable amount of 0% Series A Convertible Preferred Stock of InfoSonics to be issued to Cooltech shareholders, at the election of any such shareholder who would own in excess of 4.99% of InfoSonics common stock issued and outstanding post-merger.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS –

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2017

INFOSONICS CORPORATION

4435 Eastgate Mall, Suite 320

San Diego, California 92121

October [●], 2017

PROPOSED MERGER TRANSACTION – YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of InfoSonics Corporation,

You are cordially invited to attend a Special Meeting (the “Special Meeting”) of the stockholders of InfoSonics Corporation, a Maryland corporation (“InfoSonics,” “we,” “our” or “us”), to be held on [●], 2017, at the offices of Perkins Coie LLP, located at 11988 El Camino Real, Suite 350, San Diego, California 92130-2594, at [●], local time.

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance of InfoSonics common stock, par value $0.001 per share (“InfoSonics Common Stock”) and InfoSonics 0% Series A Convertible Preferred Stock (“InfoSonics Series A Convertible Preferred Stock”), in connection with the merger contemplated by the Agreement and Plan of Merger (as amended, the “Merger Agreement”) dated July 25, 2017, among InfoSonics, Cooltech Holding Corp., a Nevada corporation (“Cooltech”) and InfoSonics Acquisition Sub, Inc., a Nevada corporation (“Merger Sub”), and the change of control of InfoSonics which will result from the transaction set forth in the Merger Agreement (the “Merger”). We refer to this proposal as the “Merger Proposal.” Under the Merger Agreement, Merger Sub will be merged with and into Cooltech, with Cooltech surviving the Merger as a subsidiary of InfoSonics. At the effective time of the Merger and after giving effect to the other transactions described in this proxy statement/prospectus and the one-for-five reverse stock split effected as of October 10, 2017, the former stockholders of Cooltech will receive 13,875,000 shares of InfoSonics Common Stock and InfoSonics Series A Convertible Preferred Stock, as needed, (assuming that Cooltech stockholders purchased all shares and warrants issued by InfoSonics in the Public Offering and will purchase all shares and warrants issued by InfoSonics in the Private Placement, as defined and discussed herein) which will represent approximately 84% of the shares of InfoSonics Common Stock after the Merger. The InfoSonics Common Stock is listed on the NASDAQ Capital Market under the symbol “IFON”.

The Special Committee of the InfoSonics Board of Directors (the “InfoSonics Special Committee”) and the InfoSonics Board of Directors (the “InfoSonics Board”) have determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares pursuant to the Merger and the corresponding change of control of InfoSonics, are fair to, advisable and in the best interests of InfoSonics and its stockholders. The InfoSonics Board and the InfoSonics Special Committee recommend that InfoSonics stockholders vote “FOR” the Merger Proposal, and “FOR” the other proposals described in this proxy statement/prospectus.

The enclosed proxy statement/prospectus describes the Merger, the Merger Agreement and other related agreements and provides specific information concerning the Special Meeting. In addition, you may obtain information about us from documents we file with the Securities and Exchange Commission (the “SEC”). You should read the entire proxy statement/prospectus carefully, including the annexes, because it sets forth the details of the Merger Agreement and other important information related to the Merger.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

On behalf of the InfoSonics Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Joseph Ram

Joseph Ram

President and Chief Executive Officer

For a discussion of risk factors that stockholders should consider in evaluating the Merger and related matters, see “Risk Factors” beginning on page 19 of this proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved the Merger or the securities to be issued under this proxy statement/prospectus, passed upon the merits or fairness of the Merger and related matters or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus and the form of the proxy are first being sent to InfoSonics stockholders on or about [●], 2017.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about the parties that is not included or delivered with this document. This information is available without charge to stockholders upon written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone at the following address and telephone number:

Vernon A. LoForti

Vice President, Chief Financial

Officer and Corporate Secretary

InfoSonics Corporation

4435 Eastgate Mall, Suite 320

San Diego, California 92121

Telephone: (858) 373-1675

To obtain timely delivery of requested documents prior to the election date, you must request them no later than [●], 2017, which is five business days prior to the Special Meeting.

INFOSONICS CORPORATION

4435 Eastgate Mall, Suite 320

San Diego, California 92121

(858) 373-1675

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2017

Dear Stockholders of InfoSonics Corporation:

You are cordially invited to a special meeting of the stockholders (the “Special Meeting”) of InfoSonics Corporation (“InfoSonics,” the “Company,” “we,” “our” or “us”) to be held at the offices of Perkins Coie LLP, located at 11988 El Camino Real, Suite 350, San Diego, California 92130-2594, on [●], 2017, at [●] local time. Only stockholders who hold shares of InfoSonics common stock at the close of business on [●], 2017, the record date for the Special Meeting, are entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

At the Special Meeting, you will be asked to consider and vote upon:

1.	a proposal to approve the issuance of InfoSonics common stock, par value $0.001 per share (“InfoSonics Common Stock”) and InfoSonics 0% Series A Convertible Preferred Stock, par value $0.001 per share (“InfoSonics Series A Convertible Preferred Stock”) in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated July 25, 2017, among InfoSonics, Cooltech Holding Corp., a Nevada corporation (“Cooltech”) and InfoSonics Acquisition Sub, Inc., a Nevada corporation (“Merger Sub”), and all amendments thereto (collectively, the “Merger Agreement”), and the corresponding change of control of InfoSonics, which proposal we refer to as the “Merger Proposal”;

2.	a proposal to approve the issuance of InfoSonics Common Stock and warrants to purchase shares of InfoSonics Common Stock in a non-public offering in accordance with NASDAQ Listing Rule 5635, which proposal we refer to as the “Non-Public Offering Proposal”;

3.	a proposal to approve the amendment of the Company’s Articles of Incorporation to effect an increase in the authorized amount of InfoSonics Common Stock, from 40,000,000 shares of InfoSonics Common Stock, to 150,000,000 shares of InfoSonics Common Stock, which proposal we refer to as the “Authorized Shares Increase Proposal”;

4.	a proposal to approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of InfoSonics Common Stock, to the extent required to qualify for the NASDAQ new listing requirements, by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to January 31, 2018, with the exact ratio to be set at a whole number within this range by the Board of Directors of InfoSonics (the “InfoSonics Board”) in its sole discretion to comply with the applicable NASDAQ listing requirements, which proposal we refer to as the “Reverse Split Proposal”;

5.	a proposal to approve, on a non-binding advisory basis, the compensation to be paid to InfoSonics’ named executive officers that is based on or otherwise relates to the Merger, which proposal we refer to as the “Executive Compensation Proposal”;

6.	a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or any of the other proposals, which proposal we refer to as the “Adjournment Proposal”; and

7.	to transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

The Merger Agreement provides that the requisite InfoSonics stockholder approval of the Authorized Shares Increase Proposal is a condition to closing the transaction, as more fully described in “Proposal 1 –The Merger Proposal – Conditions to the Merger” beginning on page 75.

The holders of record of InfoSonics Common Stock at the close of business on [●], 2017, are entitled to notice of and to vote at the Special Meeting or at any adjournment thereof. The affirmative vote of the holders of a majority of the outstanding stock entitled to vote (assuming a quorum is present in person or by proxy) is required to approve the Merger Proposal, the Authorized Shares Increase Proposal and the Reverse Split Proposal. Approval of all other proposals to be voted on at the Special Meeting requires the affirmative vote of a majority of all votes cast (assuming a quorum is present in person or by proxy) on each proposal, see “Summary – The InfoSonics Special Meeting” beginning on page 15.

The InfoSonics Board has determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of shares pursuant to the Merger Agreement and the corresponding change of control of InfoSonics, are fair to, advisable and in the best interests of InfoSonics and its stockholders. The InfoSonics Board recommends that InfoSonics stockholders vote “FOR” the approval of the Merger Proposal, “FOR” the approval of the Non-Public Offering Proposal, “FOR” the approval of the Authorized Shares Increase Proposal, “FOR” the approval of the Reverse Split Proposal, “FOR” the approval, by non-binding advisory vote, of the Executive Compensation Proposal and “FOR” the approval of the Adjournment Proposal.

Your vote is important. Whether or not you expect to attend the Special Meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card. You may revoke your proxy and vote in person at the Special Meeting if you desire. All stockholders are cordially invited to attend the Special Meeting.

By Order of the Board of Directors,

/s/ Joseph Ram
Joseph Ram
President and Chief Executive Officer
San Diego, California
[●], 2017

PROXY STATEMENT/PROSPECTUS

-i-

(Continued)

-ii-

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND SPECIAL MEETING OF INFOSONICS

The following questions and answers briefly address some commonly asked questions regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the other documents InfoSonics refers to, or incorporates by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus, and why am I being asked to vote on the Merger Proposal?

A:	InfoSonics, Merger Sub and Cooltech have agreed to consummate the Merger under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of each of the Merger Agreement and Amendment No. 1 to Agreement and Plan of Merger (the “Amendment to the Merger Agreement”) is attached to this proxy statement/prospectus as Annex A and Annex B, respectively.

In order to complete the Merger, InfoSonics stockholders must vote to approve the Merger and the issuance of InfoSonics Common Stock pursuant to the Merger and the corresponding change of control of InfoSonics, as required by NASDAQ rules. InfoSonics is also seeking approval of other proposals relating to the Merger set forth herein. InfoSonics will hold a Special Meeting of its stockholders to obtain this vote. You are receiving this proxy statement/prospectus in connection with the solicitation of proxies to be voted at the Special Meeting or at any adjournments or postponements thereof.

You should carefully read this proxy statement/prospectus, including its annexes and the other documents we refer to, or incorporate by reference, into this proxy statement/prospectus, because they contain important information about the Merger, the Merger Agreement and the Special Meeting. The enclosed voting materials allow you to vote your shares without attending the Special Meeting. Your vote is very important. We encourage you to vote as soon as possible.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on a proposal to approve the issuance of InfoSonics Common Stock and InfoSonics Series A Convertible Preferred Stock, as needed, pursuant to the Merger and the corresponding change of control of InfoSonics, which proposal we refer to as the “Merger Proposal.” You are also being asked to vote on:

•	a proposal to approve the issuance of InfoSonics Common Stock and warrants to purchase shares of InfoSonics Common Stock in a non-public offering in accordance with NASDAQ Listing Rule 5635, which proposal we refer to as the “Non-Public Offering Proposal”;

•	a proposal to approve the amendment of the Company’s Articles of Incorporation to effect an increase in the authorized amount of InfoSonics Common Stock, from 40,000,000 shares of InfoSonics Common Stock, par value $0.001 per share to 150,000,000 shares of InfoSonics Common Stock, which proposal we refer to as the “Authorized Shares Increase Proposal”;

•	a proposal to approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of InfoSonics Common Stock, to the extent required to qualify for the NASDAQ new listing requirements, by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to January 31, 2018, with the exact ratio to be set at a whole number within this range by the InfoSonics Board in its sole discretion to comply with the applicable NASDAQ listing requirements, which proposal we refer to as the “Reverse Split Proposal”;

•	a proposal to approve, on a non-binding advisory basis, the compensation to be paid to InfoSonics’ named executive officers that is based on or otherwise relates to the Merger, which proposal we refer to as the “Executive Compensation Proposal”;

•	to consider and vote upon a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or any of the other proposals, which proposal we refer to as the “Adjournment Proposal”; and

•	to transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

The Merger Agreement provides that the requisite InfoSonics stockholder approval of Authorized Shares Increase Proposal is a condition to closing the Merger, as more fully described in “Proposal 1 – The Merger Proposal – Conditions to the Merger” beginning on page 75.

Q:	How does the InfoSonics Board recommend that I vote?

A:	The InfoSonics Board unanimously recommends that you vote “FOR” each of the proposals discussed in this proxy statement/prospectus.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, including the annexes, we encourage you to vote by proxy as soon as possible, whether you plan to attend the Special Meeting or not. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the InfoSonics Board’s recommendations, as noted below. Voting by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our stock transfer agent, or you have stock certificates registered in your name, you may vote as follows:

•	Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Time on the day preceding the Special Meeting. If you vote by telephone, you do not need to return your proxy card.

•	Voting on the Internet. You may vote on the Internet by accessing the website www.proxyvote.com and following the instructions printed on your proxy card. The deadline for voting on the Internet is 11:59 p.m. Eastern Time on the day preceding the Special Meeting. If you vote on the Internet, you do not need to return your proxy card.

•	Voting by Proxy Card. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the enclosed proxy card and return it by mail in the accompanying postage-prepaid envelope. You should mail your signed proxy card as promptly as practicable so that your shares will be voted at the Special Meeting.

•	Voting in Person. Even if you have voted by one of the methods described above, you may still attend and vote your shares in person at the Special Meeting, if you are the record owner of those shares. If you do attend and vote your shares in person at the Special Meeting after having voted by any of the methods described above, only your last vote will be counted. However, attendance at the Special Meeting alone will not result in a revocation of any previously submitted proxy cards.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.

Q:	Why are InfoSonics and Cooltech proposing to effect the Merger?

A:	We believe that Cooltech’s business model will create more value for InfoSonics stockholders in the long-term than InfoSonics could achieve as an independent, stand-alone company. For a more complete description of the reasons for the Merger, see “The Merger – InfoSonics Reasons for the Merger and Recommendation of the InfoSonics Board” on page 43.

Q:	How will InfoSonics stockholders be affected by the Merger?

A:	The Merger will have no effect on the number of shares of InfoSonics Common Stock held by InfoSonics stockholders as of immediately prior to the completion of the Merger. However, after issuance of the merger consideration to Cooltech shareholders, and assuming that Cooltech stockholders purchased all shares and warrants issued in the Public Offering and will purchase all shares and warrants issued in the Private Placement (as defined and discussed herein), it is expected that InfoSonics Common Stock held by InfoSonics stockholders prior to the Merger will represent approximately 16% of the outstanding shares of InfoSonics Common Stock after the Merger, on a fully diluted basis, whereas prior to the completion of the Merger such shares represented 100%.

Q:	When do InfoSonics and Cooltech expect the Merger to be completed?

A:	InfoSonics and Cooltech are working to complete the Merger as quickly as practicable. However, we cannot predict the exact timing of the completion of the Merger because it is subject to certain conditions. See “Proposal 1 – The Merger Proposal – Conditions to the Merger” on page 75. We hope to complete the Merger by December 31, 2017.

Q:	What will happen to InfoSonics if, for any reason, the Merger does not close?

A:	InfoSonics has invested significant time and incurred expenses, and expects to continue to incur, significant expenses related to the proposed Merger. If the Merger does not close, the InfoSonics Board and the InfoSonics Special Committee will, among other things, (i) continue to evaluate and review our business operations, properties and capitalization, (ii) make such changes as are deemed appropriate, and (iii) continue to seek to identify strategic alternatives to enhance stockholder value.

Q:	Who will be InfoSonics’ directors and executive officers following the Merger?

A:	Following the Merger, the InfoSonics Board will be comprised of a total of five directors, with four designated by Cooltech. The InfoSonics Board is anticipated to include the following individuals as of the closing of the Merger:

Name	Designated By
Mauricio Diaz	Cooltech

Felipe Rezk	Cooltech

Andrew DeFrancesco	Cooltech

Aaron Serruya	Cooltech

Robert Picow	Remaining InfoSonics Director

Following the Merger, the executive officers of InfoSonics are anticipated to include the following individuals:

Name	Position
Mauricio Diaz	Chief Executive Officer

Felipe Rezk	Chief Sales and Marketing Officer

Alfredo Carrasco	Chief Financial Officer

Reinier Voigt	Chief Operating Officer

For more information about InfoSonics’ anticipated directors and executive officers following the Merger and related corporate governance matters, see “Management of InfoSonics Following the Merger” on page 123.

Q:	What will happen if InfoSonics stockholders do not approve the Merger-related compensation?

A:	Approval by InfoSonics stockholders of the compensation that may be paid or become payable to InfoSonics named executive officers that is based on, or otherwise relates to, the Merger is not a condition to completion of the Merger. The vote is an advisory vote and will not be binding on InfoSonics. If the Merger is completed, the Merger-related compensation may be paid to InfoSonics’ named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, even if InfoSonics stockholders do not approve, by advisory (non-binding) vote, the Merger-related compensation.

Q:	Will my shares be voted if I do not provide my proxy?

A:	Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the Special Meeting. However, except for the Reverse Split Proposal, the proposals to be voted upon at the Special Meeting are not considered “routine” matters and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions. If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of determining the presence of a quorum or be voted if you do not provide a proxy or attend the Special Meeting and vote the shares yourself.

“Broker non-votes” occur when shares represented by valid proxies are received from a bank, broker or other nominee, but are not voted on a matter because either the bank, broker or nominee did not receive voting instructions from the beneficial owner or the bank, broker or nominee lacks discretionary authority to vote such shares. Any broker non-votes will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum on each of the proposals to be voted on at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, can my broker vote my shares for me?

A:	Yes, but your broker will only be permitted to vote your shares of InfoSonics Common Stock if you instruct your broker how to vote. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on [●], 2017, at the offices of Perkins Coie LLP, located at 11988 El Camino Real, Suite 350, San Diego, California 92130-2594, at [●] local time.

Q:	Who may attend the Special Meeting?

A:	All InfoSonics stockholders who owned shares of InfoSonics Common Stock at the close of business on [●], 2017, the record date for the Special Meeting, may attend.

Q:	Who may vote at the Special Meeting?

A:	Only holders of record of InfoSonics Common Stock as of the close of business on [●], 2017, the record date for the Special Meeting, may vote at the Special Meeting. As of the record date, InfoSonics had [●] outstanding shares of InfoSonics’ Common Stock entitled to vote at the Special Meeting.

Q:	What vote is required to approve the proposals?

A:	Vote Required to Approve the Merger Proposal, the Authorized Shares Increase Proposal and the Reverse Split Proposal. The affirmative vote of the holders of a majority of InfoSonics Common Stock outstanding on the record date (assuming a quorum is present in person or by proxy) is required for approval of the Merger Proposal and each of the amendments to the Articles of Incorporation (i.e., both the Authorized Shares Increase Proposal and the Reverse Split Proposal). If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have the same effect as voting against these proposals.

Vote Required to Approve the Other Proposals. Approval of all other proposals to be voted on at the Special Meeting requires the affirmative vote of a majority of all votes cast (assuming a quorum is present in person or by proxy) on each proposal. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of these proposals.

Q:	Do any of InfoSonics’ directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes, see “Interests of the InfoSonics Directors and Executive Officers in the Merger” on page 58.

Q:	How will our directors and executive officers vote on the Merger Proposal?

A:	Our directors and current executive officers have informed us that, as of the date of this proxy statement/prospectus, they intend to vote all of their shares of InfoSonics Common Stock in favor of the Merger Proposal and the other proposals. As of [●], 2017, the record date for the Special Meeting, our directors and current executive officers beneficially owned, in the aggregate, [●] shares of InfoSonics Common Stock, or collectively approximately [●]% of the outstanding shares of InfoSonics Common Stock. Additionally, in connection with the Merger Agreement, Joseph Ram, the Company’s President and Chief Executive Officer and holder of approximately 21.4% of InfoSonics Common Stock as of October 16, 2017, entered into a voting agreement (the “Voting Agreement”) with Cooltech, solely in his individual capacity as a holder of InfoSonics Common Stock and not in any other capacity, pursuant to which, among other things Mr. Ram agreed that he will vote his shares of InfoSonics Common Stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Q:	Why am I being asked to approve the Non-Public Offering Proposal?

A:	NASDAQ Listing Rule 5635(d) requires that we obtain stockholder approval prior to the issuance of InfoSonics Common Stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by InfoSonics of InfoSonics Common Stock equal to 20% or more of the InfoSonics Common Stock outstanding before the issuance.

Q:	Why am I being asked to approve the Authorized Shares Increase Proposal?

A:	Under the Merger Agreement, approval of the Authorized Shares Increase Proposal is a condition to completing the Merger. Because InfoSonics is a Maryland corporation, it is subject to the Maryland General Corporation Law (the “MGCL”). In order to amend the Company’s current Articles of Incorporation, the MGCL effectively requires that such amendment be approved by stockholders representing a majority of the outstanding shares of the corporation. In connection with the Merger Proposal and the Authorized Shares Increase Proposal, InfoSonics is seeking to amend its Articles of Incorporation to effect the changes described in such proposals.

Q:	Why am I being asked to approve adjourning the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal?

A:	We are asking you to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or any of the other proposals or if necessary to achieve a quorum. If the proposal to adjourn the Special Meeting is not approved and there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or achieve a quorum, InfoSonics may be required to incur additional time and expense in order to hold an effective stockholder meeting for the Merger Proposal to be considered and approved.

Q:	What is a “quorum”?

A:	Under our bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a “quorum” for the transaction of business. If a quorum is not present at the Special Meeting, InfoSonics expects that the Special Meeting will be adjourned or postponed to solicit additional proxies. In general, shares of InfoSonics Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. Shares represented by proxies marked “ABSTAIN” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is counted in determining whether a quorum is present.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the InfoSonics Board.

Q:	Who is paying for the solicitation of proxies?

A:	InfoSonics will bear the cost of solicitation of proxies by us. In addition to soliciting stockholders by mail, InfoSonics directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. InfoSonics will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and InfoSonics will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by InfoSonics’ directors, officers and employees may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. We have retained Georgeson LLC to assist in the solicitation of proxies. We expect to pay Georgeson LLC $15,000, plus reimbursement of reasonable expenses.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. If you are submitting your proxy by completing and returning your proxy card, please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	If I have given a proxy, may I subsequently change my vote?

A:	Yes. If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

•	by re-voting by Internet or by telephone;

•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above; provided that it is received prior to the deadline set forth above;

•	by notifying our Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	by attending the Special Meeting in person and voting in person in accordance with the instructions above. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Your most current vote, whether by telephone, Internet or proxy card, is the one that will be counted.

If you have instructed a broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change those instructions.

Q:	Will I be entitled to dissenter’s rights or appraisal rights as a result of the Merger Agreement and the Merger?

A:	No. Since InfoSonics common stock is listed on the NASDAQ Capital Market on the record date for determining stockholders entitled to vote on the Merger, under Maryland law, InfoSonics stockholders do not have appraisal rights or similar rights of dissenters with respect to the Merger.

Q:	Will the Merger be taxable to me as an InfoSonics stockholder?

A:	No. See “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” on page 57.

Q:	Will the reverse stock split be taxable to me as an InfoSonics stockholder?

A:	No, except that a holder who receives one whole share of InfoSonics Common Stock in lieu of a fractional share may recognize gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which the holder was otherwise entitled. See “Proposal 4 –The Reverse Split Proposal – Material Federal U.S. Income Tax Consequences of the Reverse Stock Split” on page 88.

Q:	After the Special Meeting, how can I determine whether the Merger Proposal was approved by InfoSonics stockholders?

A:	Promptly after the Special Meeting, InfoSonics will issue a press release announcing whether the Merger Proposal has been approved by holders of a sufficient number of outstanding shares of InfoSonics Common Stock. In addition, within four business days after the Special Meeting, InfoSonics will file a Form 8-K with the SEC to report the results of the voting on the proposals presented to the InfoSonics stockholders at the Special Meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Special Meeting or the Merger after reading this proxy statement/prospectus, you should contact us at the following address or phone number: 4435 Eastgate Mall, Suite 320, San Diego, California 92121, (858) 373-1675, Attention: Secretary.

If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting instructions or voting your shares or need additional copies of this document, you should contact Georgeson LLC as set forth below:

Georgeson LLC

1290 Avenue of Americas

9th Floor

New York, NY 10104

Stockholders, Banks and Brokerage Firms Call Toll Free: (800) 733-6198

List of Stockholders

In accordance with the Company’s Bylaws, our Secretary will prepare, at least ten days before the Special Meeting, a list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours, for a period of at least ten days prior to the Special Meeting, at the offices of Perkins Coie LLP located at 11988 El Camino Real, Suite 350, San Diego, California 92130-2594. The list will be produced and kept at the time and place of Special Meeting and may be inspected by any stockholder who is present.

Householding of Special Meeting Materials

SEC rules allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials, but you would prefer to receive your own copy, please contact us at the following address or phone number: 4435 Eastgate Mall, Suite 320, San Diego, California 92121, (858) 373-1675, Attention: Secretary. If you do not wish to participate in “householding” and would like to receive your own set of proxy materials in future years, or if you share an address with another InfoSonics stockholder and together both of you would like to receive only a single set of proxy materials, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

SUMMARY

This summary discusses the material information contained in this proxy statement/prospectus, including with respect to the Merger Agreement, the Merger and the other transactions and agreements contemplated in connection with the Merger. You should carefully read this proxy statement/prospectus, its annexes and the documents referred to, or incorporated by reference into, this proxy statement/prospectus, as this summary may not contain all of the information that may be important to you. The items in this summary include page references directing you to a more complete description of that topic in this proxy statement/prospectus.

Parties to the Merger (Page 34)

InfoSonics Corporation. InfoSonics Corporation, referred to as “InfoSonics,” “we,” “our” or “us,” is a Maryland corporation. We are a provider of wireless handsets, tablets and accessories to carriers, distributors and retailers, primarily in Latin America. We define, source and sell our proprietary line of products under the verykool® brand, with the goal to provide the market with products that are unique, handsomely designed, feature rich and provide exceptional “value” for the consumer. Our verykool® products include a wide range of GSM Android-based smartphones and a limited number of feature phones and Android-based tablets. See “Parties to the Merger – InfoSonics” on page 34 and “The Merger – Effect of the Merger” on page 35. Additional information about InfoSonics is contained in its public filings, some of which are incorporated by reference herein as described in “Where You Can Find Additional Information” beginning on page 167. The contact information for InfoSonics’ principal executive offices is:

4435 Eastgate Mall

Suite 320

San Diego, CA 92121

Telephone: (858) 373-1675

Cooltech Holding Corp. Cooltech Holding Corp., referred to as “Cooltech,” is a Nevada corporation. Cooltech is an acquirer and operator of businesses in the consumer electronics industry. Cooltech has three wholly-owned subsidiaries: (1) Icon Networks LLC, a Florida limited liability company (“Icon”); (2) OneClick International, LLC, a Florida limited liability company (“OneClick International”); and (3) OneClick License, LLC, a Florida limited liability company (“OneClick License”) together with OneClick International, “OneClick”). Icon is a sales and marketing service provider and distributor of various consumer electronics to resellers, retailers and small and medium-sized businesses in Latin America and the United States. OneClick, an authorized reseller of Apple products, operates retail stores in Latin America and the U.S. and is specialized in commercializing Apple products, compatible-brand accessories, self-produced products, and providing professional technical support to all Apple customers. Cooltech, together with Icon and OneClick, provides its customers with a number of value-added services, such as multi-vendor solutions, integration services, electronic commerce tools, marketing, financing, training and enablement, technical support, and inventory management. For more information about Cooltech’s business, see “Cooltech’s Business” on page 100. See “Parties to the Merger – Cooltech Holding Corp.” on page 34. Additional information about Cooltech is contained herein. See “Cooltech’s Business” on page 100. The contact information for Cooltech’s principal executive offices is:

48 NW 25th St

Suite 107/108

Miami, FL 33127

Telephone: (786) 675-5257

InfoSonics Acquisition Sub, Inc. InfoSonics Acquisition Sub, Inc. referred to as “Merger Sub,” is a Nevada corporation and is currently a wholly owned subsidiary of InfoSonics that was formed solely for the purpose of entering into the Merger Agreement and completing the Merger. Upon the consummation of the Merger, Merger Sub will be merged with and into Cooltech and will cease to exist. See “Parties to the Merger – InfoSonics Acquisition Sub, Inc.” on page 34. The contact information for Merger Sub is:

c/o InfoSonics Corporation

4435 Eastgate Mall

Suite 320

San Diego, CA 92121

Telephone: (858) 373-1675

Risk Factors (Page 19)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” on page 19 which discusses risk factors relating to the Merger, InfoSonics and Cooltech, including but not limited to the following:

•	failure to complete the Merger could impact negatively InfoSonics’ business, financial condition or results of operations or InfoSonics’ stock price;

•	we cannot predict when or if the Merger will close; and

•	the potential Merger will subject InfoSonics to significant additional liabilities and other risks and will cause InfoSonics’ to incur significant expenses.

The Merger (Page 35)

InfoSonics, Merger Sub and Cooltech agreed to consummate a Merger under the terms of the Merger Agreement that is described herein and attached hereto as Annex A as amended by the terms of the Amendment to the Merger Agreement, attached hereto as Annex B. Pursuant to the Merger Agreement, Merger Sub will merge with and into Cooltech, with Cooltech surviving the Merger and continuing as a wholly owned subsidiary of InfoSonics. At the effective time of the Merger and after giving effect to the other transactions, including the Public Offering and the Private Placement (as defined and discussed in this proxy statement/prospectus) and the reverse stock split effected as of October 10, 2017, the former stockholders of Cooltech will receive 13,875,000 shares of InfoSonics Common Stock and InfoSonics Series A Convertible Preferred Stock, as needed, (assuming that Cooltech stockholders purchased all shares and warrants issued by InfoSonics in the Public Offering and will purchase all shares and warrants issued in the Private Placement, as defined and discussed herein) which will represent approximately 84% of the shares of InfoSonics Common Stock after the Merger, subject to adjustment as provided in the Merger Agreement.

The Merger Agreement is attached as Annex A hereto and the Amendment to the Merger Agreement is attached as Annex B. We encourage you to carefully read the Merger Agreement and the Amendment to the Merger Agreement in their entirety because they are the legal documents governing the Merger.

InfoSonics Reasons for the Merger and Recommendation of the InfoSonics Board (Page 43)

In evaluating the Merger, the InfoSonics Board consulted with InfoSonics’ management and its financial and legal advisors. The InfoSonics Board considered a number of alternatives to enhance InfoSonics’ competitive and financial position and to increase stockholder value. The factors listed below and set forth herein were viewed by the InfoSonics Board as supporting its decision ultimately to approve the Merger with Cooltech, as being in the best interests of the InfoSonics stockholders:

•	the uncertain outlook for InfoSonics and its products, including the verykool® product line, due to its declining financial performance;

•	uncertainty about whether InfoSonics can continue as a going concern given substantial, ongoing losses;

•	uncertainty about the proceeds that InfoSonics stockholders would receive in a liquidation of InfoSonics, and the costs of a liquidation;

•	InfoSonics’ difficulty in raising capital in the public markets;

•	InfoSonics’ possible delisting from the NASDAQ Capital Market in the absence of a transaction; and

•	the economic conditions in the telecommunications equipment industry, which emphasize leading technology and require significant ongoing expenditures on research & development.

Although this discussion of the information and factors considered by the InfoSonics Board is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the InfoSonics Board. For a further discussion of InfoSonics’ reasons for the Merger, as well as risks and uncertainties related thereto, see “The Merger –  InfoSonics Reasons for the Merger and Recommendation of the InfoSonics Board” on page 43.

Cooltech Reasons for the Merger and Recommendation of the Cooltech Board

In the course of reaching its decision to approve the merger, the Cooltech board of directors consulted with its senior management team and financial advisor, conducted due diligence, and considered a number of factors, including, among others, the:

•	potential to provide its current shareholders with greater liquidity by owning stock in a public company;

•	terms and conditions of the Merger Agreement, including, without limitation, the following:

•	determination that the expected relative percentage ownership of InfoSonics security holders and Cooltech security holders in the combined organization was appropriate based, in the judgment of Cooltech’s board of directors, on the board of directors’ assessment of the approximate valuations of InfoSonics and Cooltech;

•	limited number and nature of the conditions of the obligation of Cooltech to consummate the Merger;

•	the merger consideration issued to Cooltech shareholders will be registered on a Form S-4 registration statement by InfoSonics and will become freely tradable for Cooltech’s shareholders who are not affiliates of Cooltech or who have not executed lockup agreements;

•	ability to raise capital in the future as a public company to fund operations and other activities; and

•	likelihood that the Merger will be consummated on a timely basis.

Cooltech’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the Merger contemplated by the Merger Agreement, including the following:

•	the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Cooltech and the ability of Cooltech to obtain financing in the future in the event the Merger is not completed;

•	the risk that the Merger might not be consummated in a timely manner, or at all;

•	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

•	additional public company expenses and obligations that Cooltech will be subject to following the Merger that it has not previously been subject to; and

•	various other risks associated with the combined organization and the Merger, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.

Conditions to the Merger (Page 75)

The Merger is subject to the satisfaction or waiver of various conditions, at or prior to the effective time, which include the following with respect to each party:

•	InfoSonics stockholders shall have approved the Merger Proposal at the Special Meeting in accordance with the MGCL and the rules of the NASDAQ Stock Market;

•	no Applicable Law (as defined in the Merger Agreement) shall prohibit the consummation of the Merger;

•	a registration statement on Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

•	the shares of InfoSonics Common Stock (including shares of InfoSonics Common Stock underlying InfoSonics Series A Convertible Preferred Stock) to be issued in the Merger shall have been approved for quotation on the NASDAQ Capital Market, subject to official notice of issuance;

•	InfoSonics shall have filed the Series A Articles Supplementary and the amendment to InfoSonics’ Articles of Incorporation that increases the number of shares of InfoSonics Common Stock for issuance with the State Department of Assessments and Taxation of the State of Maryland;

•	Cooltech shall have delivered evidence to InfoSonics of $2.5 million in Net Cash (as defined in the Merger Agreement);

•	as adjusted for the reverse stock split effected October 10, 2017, InfoSonics shall have entered into those certain Securities Purchase Agreements with investors for the sale by InfoSonics of: (A) 500,000 shares of InfoSonics Common Stock in a transaction registered pursuant to InfoSonics’ shelf registration statement on Form S-3 (File No. 333-204469) and warrants to purchase 500,000 shares of InfoSonics Common Stock (such transaction referred to as the “Public Offering”); and (B) 875,000 shares of InfoSonics Common Stock and warrants to purchase 875,000 shares of InfoSonics Common Stock (such transaction referred to as the “Private Placement” and, the Securities Purchase Agreements for both the Public Offering and the Private Placement, the “Securities Purchase Agreements”), and the documents for the Securities Purchase Agreements shall be in full force and effect (the Securities Purchase Agreements have both been executed at this time);

•	Cooltech and InfoSonics have received all deliverables required under the Merger Agreement; and

•	not less than ten days prior to the date of the appointment of the Cooltech nominees to the InfoSonics Board, InfoSonics will have filed Form 14F-1 with the SEC.

InfoSonics and Merger Sub are not obligated to effect the Merger unless the following conditions are satisfied or waived, at or prior to the effective time:

•	Cooltech shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time;

•

the representations and warranties of Cooltech contained in the Merger Agreement or in any certificate or other writing delivered by Cooltech pursuant thereto (subject to materiality and material adverse effect qualifications with respect to Cooltech contained therein) shall be true at and as of the effective time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Cooltech;

•	InfoSonics shall have received a certificate signed by an executive officer of Cooltech certifying as to the satisfaction of the requirements set forth in the preceding paragraph;

•	there shall not be in effect any restraining order, preliminary or permanent injunction or other similar order by any governmental authority and there shall not have been instituted or pending any action or proceeding by any governmental authority, in any such case (i) prohibiting, challenging or seeking to make illegal or otherwise directly or indirectly seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to restrain or prohibit InfoSonics’, Merger Sub’s or any of InfoSonics’ other affiliates’ (A) ability effectively to exercise full rights of ownership of the stock of Cooltech after the Merger, including the right to vote any shares of Cooltech common stock acquired or owned by InfoSonics, Merger Sub or any of InfoSonics’ other affiliates following the effective time on all matters properly presented to Cooltech’s shareholders, or (B) ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of Cooltech and its subsidiaries, taken as a whole, or of InfoSonics and its subsidiaries, taken as a whole or (iii) seeking to compel InfoSonics or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of Cooltech and its subsidiaries, taken as a whole, or of InfoSonics and its subsidiaries, taken as a whole;

•	there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Cooltech; and

•	Cooltech’s acquisition of OneClick International, LLC and OneClick License, LLC and each company’s subsidiaries shall be complete and the acquisition agreement related thereto shall be in full force and effect.

Additionally, Cooltech is not obligated to effect the Merger unless the following conditions are satisfied or waived, at or prior to the effective time:

•	each of InfoSonics and Merger Sub shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed;

•	the representations and warranties of InfoSonics and Merger Sub contained in the Merger Agreement or in any certificate or other writing delivered by InfoSonics or Merger Sub pursuant thereto (subject to materiality and material adverse effect qualifications with respect to InfoSonics contained therein) shall be true at the effective time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to InfoSonics;

•	Cooltech shall have received a certificate signed by an executive officer of InfoSonics certifying as to the satisfaction of the requirements set forth in the preceding paragraph; and

•	there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to InfoSonics.

The Merger Agreement provides that the requisite InfoSonics stockholder approval of the Authorized Shares Increase Proposal is a condition to closing the transaction, as more fully described in “Proposal 1 –The Merger Proposal – Conditions to the Merger” beginning on page 75.

Neither InfoSonics nor Cooltech can give any assurance that all of the conditions of the Merger will be either satisfied or waived or that the Merger will occur.

Termination of the Merger Agreement (Page 77)

In general, the Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the approval of Merger Proposal by InfoSonics stockholders, in the following ways:

•	by mutual written consent of InfoSonics and Cooltech;

•	by either InfoSonics or Cooltech if:

•	the Merger has not been consummated on or before December 31, 2017; provided, that this right to terminate the Merger Agreement shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated on or before December 31, 2017;

•	there shall be any Applicable Law (as defined in the Merger Agreement) that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins Cooltech or InfoSonics from consummating the Merger and such injunction shall have become final and nonappealable; or

•	at the Special Meeting (including any adjournment or postponement thereof), the approval by the stockholders of InfoSonics shall not have been obtained.

•	by Cooltech if:

•	an Adverse Recommendation Change (as defined in the Merger Agreement) shall have occurred or the InfoSonics Special Committee shall have failed to reaffirm the Special Committee Recommendation (as defined in the Merger Agreement) as promptly as practicable (but in any event within five (5) business days) after receipt of any written request to do so from Cooltech; or

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of InfoSonics set forth in the Merger Agreement shall have occurred that would cause the condition set forth therein not to be satisfied, and such condition is incapable of being satisfied by December 31, 2017.

•	by InfoSonics if:

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Cooltech set forth in the Merger Agreement shall have occurred that would cause the condition set forth in the Merger Agreement not to be satisfied, and such condition is incapable of being satisfied by December 31, 2017; or

•	prior to the effective time, InfoSonics receives a Superior Acquisition Proposal (as defined in the Merger Agreement) provided that InfoSonics has complied with its obligations set forth in the Merger Agreement and the InfoSonics Special Committee has made an Adverse Recommendation Change (as defined in the Merger Agreement) with respect to such Superior Acquisition Proposal; or

•	Cooltech has not complied with its obligations concerning the transactions contemplated by the Securities Purchase Agreements.

The InfoSonics Special Meeting (Page 63)

Date, Time and Place. A Special Meeting of InfoSonics stockholders will be held on [●], 2017, at the offices of Perkins Coie LLP located at 11988 El Camino Real, Suite 350, San Diego, California 92130-2594, at [●], local time, for the following purposes:

1.	to consider and vote upon a proposal to approve the issuance of InfoSonics Common Stock, par value $0.001 per share, and InfoSonics Series A Convertible Preferred Stock, par value $0.001 per share, in connection with the Merger contemplated by Merger Agreement among InfoSonics, Cooltech and Merger Sub, and the corresponding change of control of InfoSonics, which proposal we refer to as the “Merger Proposal”;

2.	to consider and vote upon a proposal to approve the issuance of InfoSonics Common Stock and warrants to purchase shares of InfoSonics Common Stock in a non-public offering in accordance with NASDAQ Listing Rule 5635, which proposal we refer to as the “Non-Public Offering Proposal”;

3.	to consider and vote upon a proposal to approve the amendment of the Company’s Articles of Incorporation to effect an increase in the authorized amount of InfoSonics Common Stock, from 40,000,000 shares of InfoSonics Common Stock, to 150,000,000 shares of InfoSonics Common Stock, which proposal we refer to as the “Authorized Shares Increase Proposal”;

4.	to consider and vote upon a proposal to approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of InfoSonics Common Stock, to the extent required to qualify for the NASDAQ new listing requirements, by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to January 31, 2018, with the exact ratio to be set at a whole number within this range by the InfoSonics Board in its sole discretion to comply with the applicable NASDAQ listing requirements, which proposal we refer to as the “Reverse Split Proposal”;

5.	to consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation to be paid to InfoSonics’ named executive officers that is based on or otherwise relates to the Merger, which proposal we refer to as the “Executive Compensation Proposal”;

6.	to consider and vote upon a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or any of the other proposals, which proposal we refer to as the “Adjournment Proposal”; and

7.	to transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

The Merger Agreement provides that the requisite InfoSonics stockholder approval of the Authorized Shares Increase Proposal is a condition to closing the transaction, as more fully described in “Proposal 1 –The Merger Proposal – Conditions to the Merger” beginning on page 75.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you held shares of InfoSonics Common Stock at the close of business on [●], 2017, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of InfoSonics Common Stock you owned at the close of business on the record date. A total of [●] shares of InfoSonics Common Stock are entitled to be voted at the Special Meeting.

Vote Required to Approve the Merger Proposal, the Authorized Shares Increase Proposal and the Reverse Split Proposal. The affirmative vote of the holders of a majority of InfoSonics Common Stock outstanding on the record date (assuming a quorum is present in person or by proxy) is required for approval of the Merger Proposal and each of the amendments to the Articles of Incorporation (i.e., both the Authorized Shares Increase Proposal and the Reverse Split Proposal). If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have the same effect as voting against these proposals.

Vote Required to Approve the Other Proposals. Approval of all other proposals to be voted on at the Special Meeting requires the affirmative vote of a majority of all votes cast (assuming a quorum is present in person or by proxy) on each proposal. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of these proposals.

Interests of the InfoSonics Directors and Executive Officers in the Merger (Page 58)

Voting Agreement. Concurrently with the execution of the Merger Agreement, Joseph Ram, Chief Executive Officer of InfoSonics and a holder of approximately 21.4% of the InfoSonics Common Stock as of October 16, 2017, has entered into a Voting Agreement, referred to as the “voting agreement,” pursuant to which Mr. Ram has, among other matters, agreed to support the Merger and the other transactions contemplated by the Merger.

Under the voting agreement, in addition to agreeing to vote in favor of approval of the Merger and the Merger Agreement and the transactions contemplated thereby, Mr. Ram has agreed to not transfer, sell, offer to sell, exchange, assign, pledge or otherwise dispose of or encumber any of the InfoSonics stock held by him prior to the Merger becoming effective, the termination of the Merger Agreement or the amendment of the voting agreement in a manner adverse to Mr. Ram, whichever occurs first.

One of InfoSonics’ directors has interests in the transactions contemplated by the Merger Agreement, including the Merger, that are different from, or in addition to, the interests of holders of InfoSonics shares generally. The InfoSonics Board and the InfoSonics Special Committee were aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in reaching the decision to approve the Merger Agreement and the transactions contemplated thereby, as more fully discussed herein. See “Interests of the InfoSonics Directors and Executive Officers in the Merger” on page 58.

Treatment of Cooltech Capital Stock in the Merger (Page 70)

Common Stock and Series A Preferred Stock. At the effective time of the Merger and giving effect to the reverse stock split effected by InfoSonics on October 10, 2017, all shares of Cooltech common stock and Series A Preferred Stock (collectively, “Cooltech Stock”) will be converted into the right to receive an aggregate of 12,500,000 shares of InfoSonics Common Stock (which may include, on an “as converted” basis, a certain number of shares of InfoSonics Series A Convertible Preferred Stock (convertible on a share for share basis into InfoSonics Common Stock), at the election of any Cooltech shareholder who would own in excess of 4.99% of InfoSonics Common Stock) (collectively, the “Merger Consideration”). The Merger Consideration will be allocated as follows: (i) holders of an aggregate of 2,275,222 shares of Cooltech Stock issued between April 2017 and June 2017 in connection with Cooltech’s private placement (the “Private Placement Holders”) are entitled to receive, on a pro rata basis, an aggregate of 3,250,317 shares of InfoSonics Common Stock (or the equivalent, on an “as converted” basis, of InfoSonics Series A Convertible Preferred Stock) and (ii) holders of shares of Cooltech Stock, including shares of Cooltech’s outstanding shares of Series A Convertible Preferred Stock (calculated on an “as converted basis) that are not shares described in (i) above (the “Non-Private Placement Holders”), will be entitled to receive, on a pro rata basis, an aggregate of 9,249,683 shares of InfoSonics Common Stock (or the equivalent, on an “as converted” basis, of InfoSonics Series A Convertible Preferred Stock). The bifurcated allocation of the Merger Consideration is based on the total value of Cooltech Stock issued to each of the Private Placement Holders and Non-Private Placement Holders, respectively. In negotiating this structure, Cooltech considered both the current value of Cooltech Stock and the original investment amounts of the Private Placement Holders and the Non-Private Placement Holders. Cooltech ultimately decided upon this allocation structure in an effort to compensate the Private Placement Holders for the reduction in the value of their original investment amounts while leaving the overall Merger Consideration unchanged. All such shares of Cooltech Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive consideration address above and the right to receive any dividends or distributions (as set forth in the Merger Agreement). These newly issued shares would represent approximately 84% of the shares of InfoSonics Common Stock after the effective time of the Merger and assuming that Cooltech stockholders purchased all shares and warrants issued by InfoSonics in the Public Offering and will purchase all shares and warrants issued in the Private Placement, as defined and discussed herein.

No Appraisal Rights

No action proposed in the proposals described in this proxy statement/prospectus will provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares under Maryland law.

Market Price and Dividend Data (Page 32)

InfoSonics Common Stock is quoted on the NASDAQ Capital Market under the symbol “IFON”. On July 25, 2017, the last full trading day before the public announcement of the Merger Agreement, the closing price for InfoSonics Common Stock was $0.49 per share and on [●], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price for InfoSonics Common Stock was $[●] per share.

Anticipated Accounting Treatment (Page 56)

Due to the fact that Cooltech will acquire control of InfoSonics as a result of the Merger, the Merger will be accounted for as a “reverse acquisition” pursuant to which Cooltech will be considered the acquiring entity for accounting purposes in accordance with generally accepted accounting principles in the United States of America, referred to as “U.S. GAAP,” and will allocate the total purchase consideration to InfoSonics’ assets. Cooltech’s historical results of operations will replace InfoSonics’ historical results of operations for all periods prior to the Merger. See “The Merger – Anticipated Accounting Treatment” on page 56.

Material U.S. Federal Income Tax Consequences of the Merger (Page 57)

For U.S. federal income tax purposes, the Merger will not be a taxable event for holders of InfoSonics Common Stock. Consequently, holders of InfoSonics Common Stock will not realize any taxable gain or loss as a result of the Merger, and will continue to possess the same holding period and tax basis in their InfoSonics Common Stock following the Merger as immediately before the Merger.

Material U.S. Federal Income Tax Consequences of the Reverse Split (Page 17)

In general, no gain or loss should be recognized by a U.S. holder (as defined under “Proposal 4 – The Reverse Split Proposal – Material Federal U.S. Income Tax Consequences of the Reverse Stock Split”) of InfoSonics Common Stock upon such holder’s exchange of pre-split shares for post-split shares, except for those associated with any additional shares the holder receives as a result of rounding up any post-split fractional shares. The aggregate tax basis of the post-split shares received in the reverse split should be the same as the holder’s aggregate tax basis in the pre-split shares. Special tax basis and holding period rules may apply to U.S. holders that acquired different blocks of shares at different prices or at different times. The holder’s holding period for the post-split shares should include the period during which the holder held the pre-split shares surrendered in the reverse split.

As discussed below in “Proposal 4 – The Reverse Split Proposal – Treatment of Fractional Shares,” no fractional shares of InfoSonics Common Stock will be issued as a result of the reverse split. Instead, if the reverse split leaves a holder with fractional shares, the number of shares due to the holder will be rounded up. The U.S. federal income tax consequences of the receipt of such additional fraction of a share of InfoSonics Common Stock are not clear. A holder who receives one whole share of InfoSonics Common Stock in lieu of a fractional share may recognize income or gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which the holder was otherwise entitled. InfoSonics is not making any representation as to whether the receipt of one whole share in lieu of a fractional share will result in income or gain to a holder, and each holder is urged to consult with his or her own tax adviser as to the possible tax consequences of receiving a whole share in exchange for a fractional share in the reverse stock split.

This proxy statement/prospectus or the documents incorporated by reference into this proxy statement/prospectus or may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this proxy statement/prospectus or the documents incorporated by reference into this proxy statement/prospectus are the property of their respective owners. Solely for convenience, copyrights, trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ©, ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owners to these copyrights, trademarks, service marks and trade names.

The number of shares of InfoSonics Common Stock to be outstanding after the Merger is 16,753,280 based on 3,378,280 shares of common stock outstanding as of October 26, 2017 and:

•	excludes any shares of InfoSoncis common stock reserved for issuance or issuable upon the exercise of stock options or warrants outstanding as of the time of the Merger;

•	includes 12,500,000 shares of InfoSonics common stock issuable to Cooltech shareholders in connection with the Merger; and

•	includes 875,000 shares to be issued in connection with the Private Placement.

The number of shares of InfoSonics Common Stock held by InfoSonics or Cooltech stockholders, respectively, following the Merger assumes that Cooltech stockholders purchased and continue to hold at the time of the Merger all of the shares issued by InfoSonics in the Public Offering and will purchase all of the shares to be issued in the Private Placement.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus and the risk factors listed in Item 1A “Risk Factors” of our Form 10-K for the year ended December 31, 2017 filed on March 10, 2017, and our Form 10-Q for the six months ended June 30, 2017 filed on August 11, 2017 before making a decision on the Merger or the other proposals presented. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in this proxy statement/prospectus.

RISK FACTORS RELATED TO THE MERGER

Although InfoSonics and Cooltech expect that the Merger will result in benefits to the combined company, the combined company may not realize those benefits because of various challenges.

InfoSonics and Cooltech believe that the Merger will result in greater returns for the InfoSonics stockholders than if InfoSonics remained as a standalone entity. However, the integration of a new company is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by InfoSonics and Cooltech. There can be no assurance that the combination of InfoSonics and Cooltech will result in the realization of the anticipated benefits from the Merger.

The pendency of the Merger could have an adverse effect on our stock price and/or our business, financial condition, results of operations or business prospects.

The pendency of the Merger could have an adverse effect on our stock price and increase the price volatility and risk of trading in our stock. Our business, financial condition, results of operations or business prospects could also be adversely affected. In addition, the attention of our management may be directed toward the completion of the Merger and related matters and may be diverted from the day-to-day business operations, including from other opportunities that otherwise might be beneficial to us.

Failure to complete the Merger could impact negatively our business, financial condition or results of operations or our stock price.

The completion of the Merger is subject to a number of conditions and there can be no assurance that the conditions to the completion of the Merger will be satisfied. If the Merger is not completed, InfoSonics will be subject to several risks, including:

•	the current trading price of InfoSonics Common Stock may reflect a market assumption that the Merger will occur, meaning that a failure to complete the Merger could result in a decline in the price of InfoSonics Common Stock;

•	certain of our executive officers and/or directors may seek other employment opportunities, and the departure of any of our executive officers and the possibility that InfoSonics would be unable to recruit and hire a replacement executive could impact negatively our business and operating results;

•	the InfoSonics Board would need to reevaluate our strategic alternatives, which alternatives may include a sale of the Company, liquidation of the Company, a return to pre-Merger strategies of growing commercial sales, or other strategic transactions;

•	we have incurred and will continue to incur substantial transaction costs in connection with the Merger whether or not the Merger is completed;

•	we would not realize any of the anticipated benefits of having completed the Merger; and

•	under the Merger Agreement, we are subject to certain restrictions on the conduct of our business prior to the completion of the Merger, which restrictions could adversely affect our ability to realize our business strategies or take advantage of certain business opportunities in the event the Merger is not completed.

If the Merger is not completed, these risks may materialize and materially and adversely affect our business, financial condition, results of operations or stock price.

The issuance of shares of InfoSonics Common Stock to Cooltech stockholders in connection with the Merger will dilute substantially the voting power of our current stockholders.

Pursuant to the Merger Agreement and assuming that Cooltech stockholders purchased all shares and warrants issued by InfoSonics in the Public Offering and will purchase all shares and warrants issued in the Private Placement, as defined and discussed herein, at the effective time of the Merger, InfoSonics will issue shares of InfoSonics Common Stock to the former Cooltech stockholders which, together with the InfoSonics Common Stock, will represent approximately 84% of the shares of InfoSonics Common Stock after the Merger, subject to adjustment pursuant to the Merger Agreement. Accordingly, the issuance of shares of InfoSonics Common Stock to Cooltech stockholders in connection with the Merger will reduce significantly the relative voting power of each share of InfoSonics Common Stock held by our current stockholders. Consequently, our stockholders as a group will have significantly less influence over the management and policies of the combined company after the Merger than prior to the Merger.

Because the lack of a public market for Cooltech’s outstanding shares makes it more difficult to evaluate the value of such shares, Cooltech stockholders may receive consideration in the Merger that is greater than the fair market value of the Cooltech shares.

Cooltech is privately held and its outstanding capital stock is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Cooltech or its shares of capital stock. Since the percentage of our equity to be issued to the Cooltech stockholders was determined based on negotiations between the parties, it is possible that the value of the InfoSonics Common Stock to be issued in connection with the Merger will be greater than the fair market value of Cooltech.

The Merger will result in changes to the InfoSonics Board and InfoSonics will pursue different strategies after the Merger than we have pursued independently.

If the Merger is completed, the composition of the InfoSonics Board will change in accordance with the Merger Agreement. Following completion of the Merger, the InfoSonics Board is expected to consist of five members. Initially, the InfoSonics Board is expected to be comprised of Robert Picow and four directors appointed by former Cooltech stockholders. Because a majority of the InfoSonics Board after the Merger will initially be comprised of directors selected by Cooltech, following the Merger we will pursue certain business strategies that we would not have pursued had the Merger not taken place.

We cannot predict when or if the Merger will close.

The Merger is contingent upon a number of conditions beyond our control, including approval by our stockholders. We are, therefore, unable to accurately predict when or if the Merger will close. If we are unable to close the Merger for any reason, we will not realize the potential benefits of the Merger and may face significant liquidity risks, which may have a material adverse effect on our business prospects and the value of our common stock.

The potential Merger will subject us to significant additional liabilities and other risks and will cause us to incur significant expenses.

Following the Merger, we will be subject to substantially all the liabilities of Cooltech. The Merger and subsequent integration process may be complex, costly, time-consuming and divert management’s time and attention, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur a significant amount of expenses in connection with the Merger, including legal, accounting, financial advisory and other expenses. Many of these expenses are payable by us whether or not the Merger is completed.

If we are unable to consummate the Merger, our stock price may be adversely affected and our financial condition and liquidity position may materially suffer.

If the Merger is not completed for any reason, the trading price of our common stock may decline to the extent that the market price of our common stock reflects positive market assumptions that the Merger will be completed and the related benefits will be realized. In addition, if the Merger is not completed our financial condition could materially suffer, including with respect to our liquidity position, which may be substantially negatively impacted due to expenses related to the Merger.

The fairness opinions obtained by the InfoSonics Special Committee will not be updated before the closing of the Merger.

The fairness opinions obtained from Stout Risius Ross, LLC (“Stout”) by the InfoSonics Special Committee is dated July 25, 2017. Stout’s opinions are necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Stout on the date of the opinions. Subsequent developments may affect these opinions before the closing of any transactions contemplated by the opinions, including, but not limited to, developments with respect to the assets, liabilities, prospects, revenue, indebtedness, or business of InfoSonics and/or OneClick. Notwithstanding the foregoing, Stout does not have any obligation to update, revise, or reaffirm its opinions and its opinions speak only as of the date thereof. Without limiting the generality of the foregoing, in rendering its opinions, Stout has assumed that the indebtedness reflected on any such pro forma consolidated balance sheet of Cooltech, as of the date of Stout’s opinions, would not exceed the sum of (a) $2.3 million, on account of Cooltech’s indebtedness as of June 30, 2017, plus (b) $8.9 million, on account of OneClick indebtedness related to its financial condition as of the date of Stout’s opinions. Stout further assumed that Cooltech on a pro forma basis and upon consummation of the Transactions will have sufficient working capital. Since that opinion was issued, the acquisition of OneClick has been completed on October 1, 2017 and the indebtedness amount exceeds the assumption used in Stout’s opinion. As a result, the changed indebtedness may affect the opinion of Stout if it had been issued at a later date. Please refer to the section entitled “The Merger – Opinion of Stout Risius Ross, LLC” on page 49 for more information. The fairness opinion is included as Annex C to this proxy statement/prospectus.

The Merger will result in a change of control of InfoSonics, and Cooltech will be required to submit a new application under NASDAQ’s original listing standards. If such application is not approved by NASDAQ, our common stock may be delisted from the NASDAQ Stock Market.

In connection with the Merger, we will issue 12,500,000 shares of common as consideration to Cooltech stockholders under the Merger Agreement. We believe that this issuance will result in a change of control of the Company. NASDAQ Rule 5110(a) provides that a company must apply for initial listing in connection with a transaction whereby a company combines with a non-NASDAQ entity, resulting in a change of control of such company and potentially allowing the non-NASDAQ entity to effectively obtain NASDAQ listing. In determining whether a change of control has occurred, NASDAQ considers all relevant factors including, changes in management, board of directors, voting power, ownership and financial structure of the Company. If our initial listing application is not approved by NASDAQ pursuant to Rule 5110(a), our common stock may be delisted from the NASDAQ Stock Market.

RISK FACTORS RELATED TO INFOSONICS

Our stock price may be volatile, and your investment in our securities could suffer a decline in value.

We cannot predict whether the price of our common stock will rise or fall. A variety of factors may have a significant effect on our stock price, including:

•	our liquidity situation;

•	our ability to consummate the Merger;

•	the addition or loss of customer or supplier relationships;

•	product availability and cost;

•	market competition and selling prices;

•	the cost of promotions, price protection and subsidies;

•	U.S. and foreign government policies and stability;

•	the timing of introduction of new products by our suppliers and competitors;

•	purchasing patterns of customers in different markets; and

•	general economic conditions.

Our operating performance may cause our stock price to fluctuate. Between January 1, 2016 and October 15, 2017, our stock price has fluctuated between $1.45 and $10.00 per share (as adjusted for the reverse stock split effected on October 10, 2017) and we anticipate that significant volatility in our stock price will continue for the foreseeable future.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock, regardless of our operating performance, and cause the value of your investment to decline.

Additionally, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation or other derivative stockholder lawsuits. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business regardless of the outcome.

Sales of a substantial number of shares of our common stock or securities linked to our common stock in the public market are expected to be made concurrently with the Merger and future sales could occur at any time. These sales, or the perception in the market that such sales may occur, could reduce the market price of our common stock.

Concurrently with the Merger, we are offering our common stock and issuing an equal amount of warrants to purchase our common stock pursuant to the Securities Purchase Agreements under which we have issued 500,000 and intend to issue an additional 875,000 shares of our common stock and an equal number of warrants to purchase shares of our common stock (amounts adjusted for the reverse stock split effect on October 10, 2017). We also will issue an additional 12,500,000 shares of our common stock as consideration to Cooltech stockholders under the Merger Agreement. Such issuances may materially and adversely reduce the price of our common stock and cause dilution to our existing stockholders.

We may obtain additional funds through public or private debt or equity financings in the near future. If we issue additional shares of common stock or instruments convertible into common stock, it may materially and adversely affect the price of our common stock. In addition, the future exercise of some or all of our warrants may dilute the ownership interests of our stockholders, and any sales in the public market of any of our common stock issuable upon exercise could adversely affect prevailing market prices of our common stock.

We may be delisted from the NASDAQ Stock Market if we do not satisfy continued listing requirements.

At various times over the last several years we faced potential delisting from the NASDAQ Stock Market for failure to maintain the minimum $1.00 bid price per share requirement for continued listing. On May 3, 2016, we received a NASDAQ staff deficiency letter indicating that, for the prior thirty consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until October 31, 2016, to regain compliance. The letter stated that the NASDAQ staff would provide written notification that we had achieved compliance with Rule 5550(a)(2) if at any time before October 31, 2016, the bid price of our common stock closed at $1.00 per share or more for a minimum of ten consecutive business days.

Although the bid price of our common stock did not rise to the $1.00 per share level for the specified number of days by October 31, 2016, we maintained our compliance with other appropriate listing requirements of the NASDAQ Capital Market, with the exception of the bid price requirement. Accordingly, on November 1, 2016, we received notification from the NASDAQ Stock Market that we were granted an additional 180 calendar day period, or until May 1, 2017, to regain compliance.

As of May 1, 2017, we had not regained compliance with the bid price requirement and on May 2, 2017 we received notification from NASDAQ that on May 11, 2017 our common stock would be delisted and trading suspended unless we requested an appeal. On May 4, 2017, we requested an oral hearing before the NASDAQ Hearings Panel (the “Panel”) to appeal the NASDAQ staff’s delisting determination, which hearing was held on June 1, 2017. We presented a plan to the Panel to regain compliance with the minimum bid price requirement which included the Merger and a reverse stock split, and requested a further extension of time to execute the plan. On June 6, 2017, we received a letter from the NASDAQ Office of General Counsel advising us of the decision of the Panel to grant the Company an extension of time until October 30, 2017.

On October 10, 2017, we effected a one-for-five reverse stock split of our common stock in order to maintain our NASDAQ listing prior to completion of the Merger and we intend to continue to closely monitor the bid price of our stock in light of the Merger. NASDAQ Listing Rule 5110(a) requires that because the Merger with Cooltech (a non-NASDAQ entity) will result in a change of control, we must submit an initial listing application for the post-Merger entity, which would require us to comply with a higher minimum bid price requirement of $4.00 per share and may necessitate an additional reverse stock split. If our common stock were to be delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as OTC Pink, OTCQX, OTCQB or the OTC Bulletin Board. Such trading would reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock, thereby negatively impacting the share price of our common stock.

RISKS FACTORS RELATED TO COOLTECH

Cooltech is a new company with a short operating history and a history of losses.

Cooltech was formed on October 3, 2016, and prior to its acquisition of Icon Networks, LLC (“Icon”), its operating history consisted of preliminary activities in preparation for the acquisition of Icon, appointment of officers and directors and engaging professionals. Prior to Cooltech’s acquisition of Icon, it had no operating history, no experience, no income-producing activities and had not generated any revenue. Cooltech has incurred a net loss of approximately $1,329,228 for the six months ended June 30, 2017 as compared to approximately $163,067 for the six months ended June 30, 2016. Cooltech’s operating expenses and its net losses have increased dramatically since the acquisition of Icon, as the wholesale distribution of electronics and related business is an inherently speculative activity.

Since Cooltech has a limited operating history, it is difficult for potential investors to evaluate Cooltech’s business.

Cooltech’s limited operating history makes it difficult for potential investors to evaluate its business or prospective operations. Although Cooltech’s wholly-owned operating subsidiary, Icon, has generated revenues, since formation, Cooltech has not generated any revenues. As an early stage company, Cooltech is subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Investors should evaluate an investment in Cooltech in light of the uncertainties encountered by developing companies in a competitive environment. Cooltech’s business is dependent upon the implementation of its business plan. There can be no assurance that Cooltech’s efforts will be successful or that it will ultimately be able to attain profitability.

Cooltech will need to obtain additional financing to fund its growth plans.

Cooltech does not have sufficient capital to fund its operations. If Cooltech fails to raise such additional funds, it will need to scale back its growth plans. The specific funding required, however, will depend on the results of its initial activities and the recommendations of its managers and other advisors. Cooltech does not have any sources of funding for the expected expenditures. Cooltech may be unable to secure additional financing on acceptable terms, or at all. Cooltech’s inability to raise additional funds on a timely basis could prevent it from achieving its business objectives and could have a negative impact on its business, financial condition, results of operations and the value of its securities. If Cooltech raises additional funds by issuing additional equity or convertible debt securities, the ownership of existing stockholders may be diluted and the securities that it may issue in the future may have rights, preferences or privileges senior to those of the current holders of its common stock or preferred stock. Such securities may also be issued at a discount to the market price of its common stock, resulting in possible further dilution to the book value per share of common stock. If Cooltech raises additional funds by issuing debt, it could be subject to debt covenants that could place limitations on its operations and financial flexibility.

Competition within the consumer electronics wholesale distribution industry may have an adverse effect on Cooltech’s business.

The consumer electronics wholesale distribution industry is highly competitive. There are many consumer electronics distribution companies that operate in the same geographic region and operate in the same business sector as Cooltech and distribute and market mobility, computing, audio/video and other products made by manufacturers including, but not limited to, Apple, Boss, Samsung and Nike. Cooltech’s principal competitors are large consumer electronic wholesalers located in the United States and Latin America including Tech Data, Ingram Micro, Brightstar Corp, Viastara and Intcomex. Some of these competitors offer a wide range of products at prices comparable to those offered by Cooltech and/or have substantial financial resources and long-standing customer relationships. This competition may reduce Cooltech’s margins and/or cause a loss in market share, adversely impacting its operations, cash flow and financial condition.

Adverse economic conditions could affect Cooltech’s wholesale business.

An economic downturn would reduce the availability of credit for businesses. Some of Cooltech’s retail customers could experience a decline in financial performance. These conditions, as well as adverse fluctuations in foreign exchange rates affect their ability to pay amounts owed to Cooltech on a timely basis or at all. There can be no assurance that government response to economic disruptions would increase liquidity and the availability of credit, and as a result, Cooltech’s retail customers may be unable to borrow funds on acceptable terms. Financial difficulties experienced by its retail customers could cause Cooltech to curtail or eliminate business with that customer. Any economic decline affecting Cooltech’s retail customers would adversely affect its business and results of operations.

Cooltech may not be able to successfully expand its partnership base with new retailers or grow its presence with existing retailers.

As part of its growth strategy, Cooltech intends to increase the penetration with existing retailers and form relations with new retailers; provided, however, there can be no assurance that Cooltech will be able to retain or grow its presence with existing retailers or develop partnerships with new retailers. If Cooltech is unable to engage new retailers or retain the retailers Cooltech currently sells its products to, Cooltech’s business and results of operations may be adversely affected.

Changes in the market and/or demand for consumer electronics, including, but not limited to, laptops, tablets, cell phones, gaming consoles and audio devices could adversely affect Cooltech’s business.

Demand for Cooltech’s products will depend in part on the changes in demand for various consumer products, including, computers, speakers, cell phones, gaming consoles or other devices. To the extent that Cooltech cannot offset periods of reduced demand that may occur in these markets, its sales and gross profit may decline, which would negatively impact Cooltech’s business, financial condition and results of operations. In addition, reductions in unit volumes of sales for such products or prices of equipment could adversely affect demand for Cooltech’s products and could adversely affect its business.

Integration of acquired companies, including Icon and OneClick International, LLC and OneClick License, LLC (together, “OneClick”), may require significant resources and/or result in significant unanticipated losses, costs or liabilities, and Cooltech may not realize all of the anticipated operating synergies from acquisitions.

Cooltech has grown its business and operations through the acquisitions of Icon and OneClick, the OneClick acquisition was a condition to the closing of the Merger. There can be no assurance that Cooltech’s acquisitions will perform as expected in the future. Cooltech may be unable to successfully integrate the operations of and/or the acquired assets of the businesses it acquires into its operations and Cooltech may not realize the anticipated efficiencies and synergies of such acquisitions. In addition, acquisitions require significant managerial attention, which may be diverted from Cooltech’s other operations. Furthermore, acquisitions of businesses entail a number of additional risks, including, but not limited to:

•	problems with effective integration of operations;

•	the inability to maintain key pre-acquisition customer, supplier and employee relationships;

•	increased operating costs;

•	assumption of existing obligations and liabilities; and

•	exposure to unanticipated liabilities.

If the businesses that Cooltech acquires do not achieve their intended results, its business, financial condition, and results of operations could be materially and adversely affected.

All of OneClick’s assets are pledged as collateral to secure its debt obligations.

OneClick’s debt obligations to certain holders of its notes are secured by a first priority security interest over all of OneClick’s assets. If OneClick were to default on its obligations to such holders, the holders may foreclose on OneClick’s assets. Any such action could ultimately require Cooltech to curtail or cease its operations of OneClick.

A lender holds a first priority security interest over all of the assets of Icon.

Icon’s obligations to Banco de Brasil are secured by a first priority security interest over all of Icon’s assets. If Icon were to default on its obligations to Banco de Brasil, Banco de Brasil may foreclose on Icon’s assets. Any such action could ultimately require Cooltech to curtail or cease operations.

Cooltech carries limited insurance.

Cooltech’s business is subject to a number of risks and hazards generally incident to sales and marketing of electronics and software. Such occurrences could result in damage to its properties, equipment, infrastructure, personal injury or death, environmental damage, delays, monetary losses and possible legal liability. Cooltech only carries third party logistics property coverage. Cooltech does not carry any insurance for its own office space at this time. Even if Cooltech does obtain insurance, it may not cover all of the risks associated with its operations. Insurance against risks such as environmental pollution or other hazards as a result of operations are often not available to companies like Cooltech or on acceptable terms. Should any events against which it is not insured actually occur, Cooltech may become subject to substantial losses, costs and liabilities which will adversely affect its financial condition.

Although Cooltech is not directly subject to breaches in security of information technology systems with respect to its customers’ data, because Cooltech uses a third-party payment processor to manage its sales, any significant disruptions or breaches in security to their website and/or information technology systems could adversely affect Cooltech’s business.

Cooltech uses a third-party payment processor to manage its sales, and such processor has access to sensitive information about Cooltech’s clients including, but not limited to, credit card information. No assurance can be given that its processor deploys network security, data encryption, training and other measures to protect against unauthorized access or misuse.

Breaches or disruptions of the processor’s information technology systems, breaches of confidential information, data corruption or other data security issues could adversely affect the processor which in turn would adversely affect the timeliness and management of Cooltech’s sales which could adversely affect it financial condition.

Cooltech is dependent upon key personnel.

Cooltech’s success is heavily dependent on the continued employment and active participation of key personnel, including its President and Chief Executive Officer, Mauricio Diaz; its Executive Vice President of Sales and Marketing, Felipe Rezk; its Chief Financial Officer, Alfredo Carrasco; and its Chief Operating Officer, Reinier Voigt. Loss of the services of Mr. Diaz, Mr. Rezk, Mr. Carrasco or Mr. Voigt could have a material adverse effect upon Cooltech’s business, financial condition or results of operations. Further, Cooltech’s success and achievement of its growth plans depend on its ability to recruit, hire, train and retain other highly qualified scientific and managerial personnel. Cooltech’s inability to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on its business, financial condition or results of operations.

Economic, political, social or legal developments in Latin America could adversely impact Cooltech’s results of operations and financial condition.

Through its Icon subsidiary, Cooltech’s international operations are conducted in Latin America. Thus, Cooltech’s financial results are particularly sensitive to the performance of the economies of countries in Latin

America. Local, regional or worldwide developments may result in adverse economic, political, social or legal developments and adversely affect the economies of any of the countries in which Cooltech conducts its business, which could have a material and adverse effect on its results of operations and financial condition. Cooltech’s results are also impacted by political and social developments in the countries in which it conducts business and changes in the laws and regulations affecting its business in those countries. Changes in local laws and regulations could, among other things, make it more difficult for Cooltech to sell its products in the affected countries, restrict or prevent its receipt of cash from its customers, result in longer payment cycles, and impair its collection of accounts receivable.

In order to compete and succeed, Cooltech needs to identify, introduce, and continue to provide, products that provide value for its customers.

Cooltech’s future success is dependent on the development of new markets, new applications and new products which customers believe will add value, as well as the continued demand for Cooltech’s products among its existing customers. Cooltech’s ability to identify, qualify and distribute new products and related technologies to meet evolving industry requirements, at prices acceptable to its customers and on a timely basis are significant factors in determining its competitiveness in its target markets. There can be no assurance that Cooltech will be able to exploit new markets or continue to identify products that achieve wide customer acceptance in the marketplace, or that demand for existing products will continue.

Cooltech’s business is subject to the risks of international procurement which could have an adverse effect on its financial results.

A significant portion of Cooltech’s finished goods are purchased from foreign manufacturers. As a result, Cooltech’s international procurement operations are subject to the risks associated with such activities including, economic and labor conditions, international trade regulations (including tariffs and anti-dumping penalties), war, international terrorism, civil disobedience, natural disasters, political instability, governmental activities and deprivation of contract and property rights. In addition, periods of international unrest may impede Cooltech’s ability to procure finished goods from other countries and could have a material adverse effect on its business and results of operations.

Cooltech may not successfully implement its strategic plans.

Cooltech presently has plans to expand its sales, to develop new business opportunities, to continue to seek and evaluate possible strategic alliances to enhance its sales, and to develop and monetize additional opportunities. These plans, however, are subject to modification or replacement by management if it decides that economic, industry, technological, regulatory or other factors warrant a change. In addition, there can be no assurance that Cooltech will successfully implement any or all such plans, or that circumstances in the marketplace and the economy will allow the implementation of such plans.

If Cooltech fails to achieve and maintain favorable pricing and credit terms from its vendors, Cooltech’s business would be harmed and its operating results would be adversely affected.

Cooltech’s costs are affected by its ability to achieve favorable pricing and credit terms from its vendors and contract manufacturers, including through negotiations for vendor rebates and other vendor funding received in the normal course of business. Because these supplier negotiations are continuous and reflect the ongoing competitive environment, the variability in terms can negatively affect Cooltech’s costs and operating results if it cannot sufficiently adjust pricing or cost variables.

The loss of one or more customers would have a material adverse effect on Cooltech’s business.

During the fiscal year ended December 31, 2016, Icon’s largest three customers collectively accounted for approximately 40% of Icon’s revenues. Cooltech does not have contractual arrangements in place with these customers. There can be no assurance that one or more of these customers will not cease or materially decrease their business with Icon in the future and that Cooltech’s financial performance will not be adversely affected thereby.

Sales directly to original equipment manufacturers (“OEM”) and contract manufacturers can make Cooltech’s revenues, earnings, backlog and inventory levels uneven.

Revenue and earnings from OEM sales may become uneven as order sizes are typically large and often a completed order cannot be shipped until released by the OEM, e.g., to meet a “just in time” inventory requirement. This may occur at or near the end of an accounting period. In such case, revenues and earnings could decline for the period and inventory and backlog could increase.

Cooltech faces competition from OEMs.

In the compatibles market, Cooltech sells its products at a lower price than OEMs. Customers will often pay some premium for the “name brand” product when buying additional memory and OEMs seek to exploit this tendency by having a high profit margin on memory products. However, individual OEMs can change their policy and price memory products competitively, and in such an event profit margins and earnings would be adversely affected. Also, OEMs could choose to use “free memory” as a promotional device in which case Cooltech’s ability to compete would be severely impaired.

Cooltech faces competition from cell phone manufacturers who sell products directly to end users in the U.S.

Cooltech faces competition from cell phone manufacturers that sell products directly to end users in the United States. Although sales of cell phones in Latin America are handled through distributors, there can be no assurance that manufacturers will not expand their market and customer base to include direct sales to end users in Latin America. Sales of cell phones directly to end users in the U.S. and Latin America may decrease the number of cell phones sold to end users by distributers, including Cooltech. This decrease in sales may adversely affect its cash flow and financial condition.

The market for Cooltech’s products may narrow over time.

The principal market for Cooltech’s products consists of Latin America. The competition for the supply of after-products in the industry is very competitive and to the extent it competes in this market Cooltech can be expected to have lower profit margins. Many of Cooltech’s competitors have substantially greater financial, technical and marketing resources than it does and it may not be able to compete effectively with them.

Cooltech is subject to certain working capital guidelines by its competitive clients, such as Apple.

As a distributor of consumer electronic brands such as Apple, Apple and others establish guidelines on Cooltech’s working capital. If Cooltech does not have sufficient working capital to abide by such guidelines established by Apple and others, it may be unable to distribute certain consumer electronics which could cause a loss in market share, adversely impacting its operations, cash flow and financial condition.

Delays in product development schedules may adversely affect Cooltech’s revenues.

The development of software products is a complex and time-consuming process. New products and enhancements to existing products can require long development and testing periods. Cooltech’s increasing focus on software plus services also presents new and complex development issues. Significant delays in new product or service releases or significant problems in creating new products or services could adversely affect Cooltech’s revenue.

Cooltech may make unprofitable acquisitions.

Cooltech is actively looking at acquiring complementary products and related intellectual property. The possibility exists that an acquisition will be made at some time in the future. Uncertainty surrounds all acquisitions and it is possible that a particular acquisition may not result in a benefit to shareholders, particularly in the short-term. In addition, there can be no assurance that the business acquired by Cooltech will become or remain a profitable operating unit of Cooltech or that savings from having a larger consolidated business operation will be realized.

Although Cooltech only sells its products in U.S. dollars, any fluctuations in currency exchange rates and devaluations could cause its sales to decline which could harm its profitability and financial condition.

Because Cooltech sells all of its products, including products sold in Latin America, in U.S. dollars, any devaluation of foreign currencies would cause the relative price of its products to increase and may require Cooltech to reduce its prices to be competitive. The increase in prices of its consumer electronics could deter consumers in Latin America, which is the foreign region where Cooltech currently sells its products, from purchasing its products which would cause a decline in sales thus adversely affecting its revenues and financial conditions.

Cooltech may incur intangible asset and goodwill impairment charges which could harm its profitability.

Cooltech periodically reviews the carrying values of its intangible assets and goodwill to determine whether such carrying values exceed the fair market value. Cooltech’s goodwill is subject to an annual review for goodwill impairment. If impairment testing indicates that the carrying value exceeds its fair value, the intangible assets or goodwill is deemed impaired.

Government regulations may have a negative effect on Cooltech’s business.

Government regulators, or its customers, may in the future require Cooltech to comply with product or manufacturing standards that are more restrictive than current laws and regulations related to environmental matters, or other initiatives. The implementation of these standards could affect the sourcing, cost and availability of materials used in the manufacture of its products. Also, Cooltech may face challenges with regulators and its customers and suppliers if Cooltech is unable to sufficiently verify that the products are issue free. Non-compliance with these standards could cause Cooltech to lose sales to these customers and compliance with these standards could increase its costs, which may harm its operating results.

In addition to regulations relating to product and manufacturing standards, Cooltech is subject to other regulations including, but not limited to, tax regulations. For example, sales tax in Colombia increased from 16% to 19% in 2017. If the increase in sales taxes in Colombia causes a decrease in spending on consumer electronics, then Cooltech’s financial condition may be adversely affected.

Cooltech may suffer a breach of its computer security measures, which could harm its business.

If Cooltech’s security measures are breached and unauthorized access is obtained to its information technology systems, Cooltech may lose proprietary data or suffer damage to its business. Cooltech’s security measures may be breached as a result of third-party action, including computer hackers, employee error, malfeasance or otherwise, and result in unauthorized access to its data, including intellectual property, if any, and other confidential business information, or its information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently, Cooltech may be unable to anticipate these techniques or to implement adequate preventative measures. However, any security breach could result in disclosure of Cooltech’s trade secrets or confidential supplier or employee data, or harm its ability to carry on its business, all of which could result in legal liability, harm to its reputation and otherwise harm its business.

There can be no assurance that Cooltech’s acquisition of OneClick will add value or contribute to the success of Cooltech.

On October 1, 2017, Cooltech acquired all of the outstanding equity of OneClick International, LLC and OneClick License, LLC (collectively, “OneClick”), and each entity became a wholly-owned subsidiary of Cooltech. OneClick is a consumer electronics retailer specializing in commercializing Apple products, compatible brand accessories, self-produced products, and providing professional technical support to Apple retail customers. OneClick, with locations in the U.S., Argentina and the Dominican Republic, is focused on becoming the largest authorized reseller of Apple products and services in the Americas. There can be no assurance that the acquisition of OneClick will add value to Cooltech’s shareholders or that Cooltech will be successful in the retail industry.

Cooltech is subject to certain risks due to its operation in specific regions and countries.

The economic, political, social, legal and other risks Cooltech is subject to in the regions or countries where it conducts business or obtains technology products include but are not limited to:

•	deteriorating economic, political or social conditions, instability, military conflicts or civilian unrest and terrorism;

•	additional tariffs, import and export controls or other trade barriers that restrict Cooltech’s ability to sell products into countries in Latin America;

•	changes in local tax regimes, including the imposition of significantly increased withholding or other taxes or an increase in VAT or sales tax on products Cooltech sells;

•	changes in laws and other regulatory requirements governing foreign capital transfers and the repatriation of capital and dividends;

•	increases in costs for complying with a variety of different local laws, trade customs and practices;

•	delays in shipping and delivering products to Cooltech or customers across borders for any reason, including more complex and time-consuming customs procedures (for example, the import restrictions enacted by Argentina in February 2012);

•	fluctuations of local currencies; and

•	business interruptions due to natural or manmade disasters, extreme weather conditions, including but not limited to, earthquakes, fires, floods, hurricanes, tornados, tsunamis, medical epidemics, power and/or water shortages and telecommunication failures.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if proven incorrect or do not materialize, could cause the results of InfoSonics, Cooltech or the combined company following the Merger to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements generally are identified by the words “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing related to the Merger; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include:

•	the risk that the transactions contemplated by the Merger Agreement, do not close, including the risk that required stockholder approval for the transaction may not be obtained;

•	the possibility that expected synergies and cost savings will not be realized;

•	the possibility that the costs of combining InfoSonics and Cooltech are higher than expected;

•	the failure to integrate successfully the business, operations and employees of InfoSonics and Cooltech;

•	the possibility that sales following the Merger are lower than expected;

•	the possibility that competition increases in the industries or markets in which InfoSonics and Cooltech participate;

•	the possibility of adverse changes in general economic conditions or in political or competitive forces;

•	the possibility that technological changes are more difficult or expensive to implement than anticipated;

•	the possibility of adverse changes in the securities markets;

•	the potential loss of key personnel following the Merger; and

•	other risks and uncertainties described in the section entitled “Risk Factors” on page 19 and in the documents that are incorporated by reference into this proxy statement/prospectus, including InfoSonics’ 10-K filed on March 10, 2017.

You should note that the discussion of InfoSonics’ and Cooltech’s respective board of directors’ reasons for the Merger and the description of InfoSonics’ financial advisor’s opinion each contain forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of InfoSonics and Cooltech could differ materially from the expectations in these statements. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus, and neither InfoSonics nor Cooltech is under any obligation to update their respective forward-looking statements and neither party intends to do so.

MARKET PRICE AND DIVIDEND DATA

INFOSONICS

Market Price of InfoSonics Common Stock

InfoSonics Common Stock is traded on the NASDAQ Capital Market under the symbol “IFON”. The following table sets forth the high and low closing sale prices of InfoSonics Common Stock for the periods indicated, as adjusted for the reverse stock split effected on October 10, 2017:

Year Ended December 31, 2015	High	Low
First Quarter	$15.90	$5.55
Second Quarter	$15.85	$10.95
Third Quarter	$16.25	$5.60
Fourth Quarter	$10.60	$5.25

Year Ended December 31, 2016	High	Low
First Quarter	$10.00	$3.95
Second Quarter	$5.25	$3.30
Third Quarter	$4.65	$2.40
Fourth Quarter	$3.25	$1.75

Year Ended December 31, 2017	High	Low
First Quarter	$3.90	$1.75
Second Quarter	$5.20	$1.95
Third Quarter	$4.20	$1.65

On July 25, 2017, the last full trading day before the public announcement of the Merger Agreement, the closing price for InfoSonics Common Stock was $2.45 (as adjusted for the reverse stock split, effected October 10, 2017) per share and on [●], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price for InfoSonics Common Stock was $[●] per share.

Holders of InfoSonics Common Stock

As of the close of business on [●], 2017, the record date for the Special Meeting, there were [●] holders of record of InfoSonics Common Stock. The number of holders of record is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

Dividends on InfoSonics Common Stock

InfoSonics did not pay any dividends in fiscal year 2016 or during the interim periods of fiscal year 2017 through the date of this proxy statement/prospectus. InfoSonics does not have a policy regarding a regular dividend payment and any future dividends declared will be at the discretion of the InfoSonics Board.

Under the Merger Agreement, InfoSonics is prohibited from paying any dividend or other distribution on InfoSonics Common Stock prior to the completion of the Merger. After the completion of the Merger, it is not anticipated that there will be any dividends paid on the InfoSonics Common Stock for the foreseeable future. It is expected that future earnings, if any, will be retained by InfoSonics and used to fund the development of the Company.

COOLTECH

Information Regarding Cooltech Stock and Warrants

Cooltech is a private company and shares of its capital stock are not publicly traded on any exchange. Between April 2017 and June 2017, Cooltech conducted a private placement offering of its shares of common stock to certain accredited investors (the “Offering”), pursuant to which it sold an aggregate of 2,275,222 shares of common stock at a purchase price of $2.50 per share, for aggregate gross proceeds of $5,688,055. In connection with the Offering, Laidlaw & Company (UK) Ltd. served as the exclusive placement agent (the “Placement Agent”), and received cash consideration equal to 10% commissions and a 2% non-accountable expense allowance. Cooltech also issued to the Placement Agent, or its designees, warrants to purchase up to 227,522 shares of common stock (equal to 10% of the number of shares of common stock sold in the Offering) (the “Placement Agent Warrants”). The Placement Agent Warrants have a term of 3-years and are exercisable at a price equal to $2.50 per share. The Placement Agent Warrants have immediate cash or cashless provisions and are not redeemable by Cooltech. On or before the effective time of the Merger, the Placement Agent Warrants will be automatically canceled and will cease to exist.

Holders of Cooltech Preferred Stock and Common Stock

As of October 26, 2017, Cooltech had 19 holders of record of its Series A Preferred Stock and 27 holders of record of its common stock. At the effective time of the Merger, pursuant to the Merger Agreement, each share of Cooltech Stock will be cancelled and converted into the right to receive a number of shares of InfoSonics Common Stock, as further described in the “The Merger – Effect of the Merger” section on page 35.

Dividends on Cooltech Preferred Stock and Common Stock

Cooltech did not pay any dividends in fiscal years 2016 or 2015, or during the interim periods of fiscal year 2017 through the date of this proxy statement/prospectus. Cooltech does not have a policy regarding a regular dividend payment and any future dividends declared will be at the discretion of the Cooltech board of directors.

PARTIES TO THE MERGER

InfoSonics Corporation

InfoSonics Corporation

4435 Eastgate Mall, Suite 320

San Diego, California 92121

(858) 373-1675

InfoSonics Corporation, referred to as “InfoSonics,” “we,” “our” or “us,” is a Maryland corporation. We are a provider of wireless handsets, tablets and accessories to carriers, distributors and retailers, primarily in Latin America. We define, source and sell our proprietary line of products under the verykool® brand, with the goal to provide the market with products that are unique, handsomely designed, feature rich and provide exceptional “value” for the consumer. Our verykool® products include a wide range of GSM Android-based smartphones and a limited number of feature phones and Android-based tablets. Additional information about InfoSonics is contained in its public filings, some of which are incorporated by reference herein as described in “Where You Can Find Additional Information” beginning on page 167.

Cooltech Holding Corp.

Cooltech Holding Corp.

48 NW 25th Street

Suite 107/108

Miami, Florida 33127

(786) 675-5257

Cooltech Holding Corp., referred to as “Cooltech,” is a Nevada corporation. Cooltech is an acquirer and operator of businesses in the consumer electronics industry. Cooltech has three wholly-owned subsidiaries: (1) Icon Networks LLC, a Florida limited liability company (“Icon”); (2) OneClick International, LLC, a Florida limited liability company (“OneClick International”); and (3) OneClick License, LLC, a Florida limited liability company (“OneClick License”) together with OneClick International, “OneClick”). Icon is a sales and marketing service provider and distributor of various consumer electronics to resellers, retailers and small and medium-sized businesses in Latin America and the United States. OneClick, an authorized reseller of Apple products, operates retail stores in Latin America and the U.S. and is specialized in commercializing Apple products, compatible-brand accessories, self-produced products, and providing professional technical support to all Apple customers. Cooltech, together with Icon and OneClick, provides its customers with a number of value-added services, such as multi-vendor solutions, integration services, electronic commerce tools, marketing, financing, training and enablement, technical support, and inventory management. For more information about Cooltech’s business, see “Cooltech’s Business” on page 100.

InfoSonics Acquisition Sub, Inc.

InfoSonics Acquisition Sub, Inc.

c/o InfoSonics Corporation

4435 Eastgate Mall, Suite 320

San Diego, California 92121

(858) 373-1675

InfoSonics Acquisition Sub, Inc., referred to as “Merger Sub,” is a Nevada corporation and is currently a wholly owned subsidiary of InfoSonics that was formed solely for the purpose of entering into the Merger Agreement and completing the Merger. Upon the consummation of the Merger, Merger Sub will be merged with and into Cooltech and will cease to exist.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement and the Amendment to the Merger Agreement, each of which is attached to this proxy statement/prospectus as Annex A and Annex B, respectively, and incorporated into this proxy statement/prospectus by reference. You should read the entire Merger Agreement and Amendment to the Merger Agreement carefully as they are the legal documents that govern the Merger.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Cooltech, with Cooltech continuing as the surviving corporation. As a result of the Merger, Cooltech will become a wholly owned subsidiary of InfoSonics.

The time at which the Merger will become effective, referred to as the effective time of the Merger, will occur upon the filing of the Article of Merger with the Secretary of State of the State of Nevada (or at such later time as InfoSonics, Cooltech and Merger Sub may agree and specify in the certificate of merger). At the effective time of the Merger, and as a result of the Merger:

•	all shares of Cooltech Stock outstanding (on an “as converted” basis, with respect to the Series A Convertible Preferred Stock) will be cancelled and converted into the right to receive an aggregate of 12,500,000 shares of InfoSonics Common Stock (which may include, on an “as converted” basis, a certain number of shares of InfoSonics Series A Convertible Preferred Stock (convertible on a share for share basis into InfoSonics Common Stock), at the election of any Cooltech shareholder who, as a result of receiving shares of InfoSonics Common Stock, would own in excess of 4.99% of the issued and outstanding InfoSonics Common Stock);

•	each share of Cooltech Stock held by Cooltech as treasury stock or owned by InfoSonics immediately prior to the Merger shall be canceled, and no payment shall be made with respect thereto;

•	each Placement Agent Warrant outstanding immediately prior to the Merger shall be canceled, retired and shall cease to exist;

•	each share of Cooltech Stock held by any subsidiary of either the Cooltech or InfoSonics immediately prior to the Merger shall be converted into such number of shares of stock of the surviving corporation such that each such subsidiary owns the same percentage of the surviving corporation immediately following the Merger as such subsidiary owned in Cooltech immediately prior to the Merger; and

•	each share of common stock of Merger Sub outstanding immediately prior to the Merger shall be converted into and become one share of common stock of the surviving corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the surviving corporation.

We expect that InfoSonics Common Stock will continue to be publicly traded on the NASDAQ Capital Market after the effective time of the Merger, assuming the Reverse Split Proposal is approved by InfoSonics stockholders in order to comply with the higher minimum bid price requirement of $4.00 per share.

Effect on InfoSonics if the Merger is Not Completed

If the Merger Proposal is not approved by InfoSonics stockholders or if the Merger is not completed for any other reason, the issuance of shares to the former Cooltech stockholders contemplated by the Merger Agreement and corresponding change of control of InfoSonics will not occur. In such event, InfoSonics expects that management will operate the business in a manner similar to that in which it is being operated today, and that InfoSonics stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of InfoSonics Common Stock may decline significantly from the trading price as of the date of this proxy statement/prospectus. If that were to occur, it is uncertain when, if ever, the price of InfoSonics Common Stock would return to the price at which it trades as of the date of this proxy statement/prospectus.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of InfoSonics Common Stock. If the Merger is not completed, the InfoSonics Board will, among other things, (i) continue to evaluate and review our business operations, properties and capitalization, (ii) make such changes as are deemed appropriate, and (iii) continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Proposal is not approved by InfoSonics stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to InfoSonics will be offered or that our business, prospects or results of operation will not be adversely impacted.

Background of the Merger

As part of InfoSonics’ ongoing strategic planning process, the InfoSonics Board and its executive officers have over time regularly reviewed and evaluated InfoSonics’ strategic direction and alternatives in light of the performance of its business and operations and market, economic, competitive, and other conditions and developments.

On May 6, 2016, InfoSonics announced that it had received a letter from the NASDAQ Listings Qualifications Staff (the “Staff”) dated May 3, 2016 providing notification that, for the previous 30 consecutive business days, the bid price for the Common Stock had closed below the minimum $1.00 per share requirement for continued listing on the NASDAQ Capital Market under the applicable NASDAQ Listing Rules and that, under those rules, InfoSonics was provided an initial period of 180 calendar days, or until November 1, 2016, to regain compliance.

Having not regained compliance within the initial 180 calendar day period, on November 2, 2016, InfoSonics announced that it was provided an additional 180 calendar days, or until May 1, 2017, to regain compliance.

In mid-January 2017, Robert Picow, an independent member of the InfoSonics Board, had conversations with Cooltech representatives regarding potential opportunities he may have with them unrelated to InfoSonics. Thereafter, Cooltech representatives asked Mr. Picow whether InfoSonics might be interested in a transaction with Cooltech. Mr. Picow stated he was unaware of potential interest.

On January 27, 2017, Cooltech sent an initial unsolicited proposed non-binding term sheet (the “January 2017 Term Sheet”) and investor presentation to Mr. Picow with the request that he pass it on to the InfoSonics Board. In the January 2017 Term Sheet, Cooltech proposed certain transactions including a private placement by InfoSonics of $4,000,000 of convertible preferred stock at a purchase price of $0.40 per share with 100% warrant coverage at an exercise price of $0.60 per share, and a Merger of Cooltech into InfoSonics with Cooltech stockholders receiving 80,000,000 newly issued shares of InfoSonics Common Stock. The shares and warrants to be issued to Cooltech under the proposed January 2017 Term Sheet would have represented 87.42% of InfoSonics’ fully diluted pro forma outstanding shares. InfoSonics stockholders would have retained 12.58% ownership of the InfoSonics fully diluted pro forma outstanding shares.

Mr. Picow called David Katz, partner of Perkins Coie LLP, outside counsel to InfoSonics to discuss the January 2017 Term Sheet and next steps. Messrs. Picow and Katz forwarded the January 2017 Term Sheet to InfoSonics’ two other independent directors, Kirk Waldron and Randall Marx, and scheduled a call to discuss it.

On February 14, 2017, InfoSonics’ three independent directors, Messrs. Waldron, Picow and Marx met telephonically with Mr. Katz to discuss the January 2017 Term Sheet. Mr. Katz also briefed the independent directors on their fiduciary duties and responded to questions regarding potential next steps and process. Mr. Katz also advised that an independent opinion of fairness in connection with the financial terms of the transaction would be advisable if a transaction with Cooltech was to be consummated.

On February 15, 2017, Mr. Marx was provided access to Cooltech’s electronic data room in order to perform initial due diligence on Cooltech.

On February 20, 2017, Mr. Waldron was provided access to Cooltech’s electronic data room in order to perform initial due diligence on Cooltech.

On February 24, 2017, the January 2017 Term Sheet was transmitted by the independent directors to InfoSonics’ Chief Executive Officer and President Joseph Ram and Vice President and Chief Financial Officer Vernon LoForti.

On March 7, 2017, the InfoSonics Board held a regularly scheduled meeting. During the meeting, the InfoSonics Board discussed the January 2017 Term Sheet and decided to enter into a mutual non-disclosure agreement with Cooltech, including a standstill preventing a non-negotiated transaction and any trading by Cooltech in InfoSonics Common Stock. InfoSonics also commenced due diligence regarding Cooltech.

On March 7, 2017, Mr. LoForti was provided access to Cooltech’s electronic data room.

On March 15, 2017 Messrs. Ram and LoForti held a telephone conference with John O’Rourke, a shareholder of Cooltech, regarding the names and backgrounds of the Cooltech management and investors and Cooltech’s business and financial strategy.

On March 24, 2017, Messrs. Ram and LoForti held an additional telephone conference with Mr. O’Rourke during which Mr. O’Rourke described Cooltech’s strategy and answered questions from Messrs. Ram and LoForti about potential synergies between InfoSonics’ and Cooltech’s businesses.

During the course of the first quarter of 2017, InfoSonics’ management and representatives of Silicon Valley Bank (“SVB”) discussed the fact that InfoSonics’ continuing losses necessitated a revision to InfoSonics credit line. On March 24, 2017, the SVB credit agreement was amended to eliminate InfoSonics’ ability to borrow against its accounts receivable and all related financial covenants were removed.

On April 13, 2017, InfoSonics management, Messrs. Ram and LoForti, met in person at Cooltech’s Miami office with representatives of Cooltech, including Mr. O’Rourke, Andy Defrancesco, Felipe Rezk, Chief Marketing Officer and Chief Sustainability Officer, and Geraldo Rodrigues, Marketing Vice President. The participants discussed potential synergies and strategies and made presentations regarding their respective companies.

On April 17, 2017, InfoSonics received a revised proposed non-binding Term Sheet (the “April 2017 Term Sheet”) from Mr. O’Rourke. In this April 2017 Term Sheet, Cooltech reiterated the proposed transactions described in the January 2017 Term Sheet, but reduced the amount of the pre-Merger financing from $4,000,000 to $1,200,000. The exercise price of the warrants was also reduced to $0.45 per share. The shares and warrants to be issued to Cooltech under the proposed April 2017 Term Sheet would have represented 85.81% of the combined InfoSonics fully diluted pro forma outstanding shares. InfoSonics stockholders would have retained 14.19% of the combined InfoSonics fully diluted pro forma outstanding shares.

On April 19, 2017, the InfoSonics Board held a telephonic meeting and after full discussion and consultation with Mr. Katz regarding fiduciary duties, potential conflicts of interests and Mr. Ram’s significant share ownership, among other actions, established a special committee of independent directors comprised of Messrs. Marx and Waldron (the “InfoSonics Special Committee”). The InfoSonics Special Committee was delegated the exclusive power and authority (1) to establish, approve, modify, monitor and direct the process and procedures relating to the review and evaluation by InfoSonics and for its stockholders of any transaction, (2) to review and evaluate the terms and conditions, and determine the advisability of any transaction, (3) to investigate, pursue and negotiate the terms and conditions of any transaction, and if the InfoSonics Special Committee deems appropriate and in its sole discretion, to approve or disapprove any transaction, or, on the other hand, but subject to the limitations of applicable law, to approve the execution and delivery of documents to effect a transaction and/or recommend the same to InfoSonics’ stockholders for their approval, (4) to review, analyze, evaluate and monitor all proceedings and activities of InfoSonics related to any transaction, (5) to determine whether any transaction is fair to, and in the best interests of, InfoSonics and its stockholders, and (6) to take any and all other actions it deems necessary and advisable to carry out a transaction. The InfoSonics Board delegation to the InfoSonics Special Committee was subject to, and in all respects limited by, §2-411(a)(2)(ii) of the MGCL, and all actions required to be were taken by the full Board were considered and acted upon at the July 25, 2017 full InfoSonics Board meeting, described more fully below.

On April 19, 2017, the InfoSonics Special Committee held its first meeting telephonically during which the members discussed their responsibilities and Mr. Katz provided advice on its fiduciary duties.

On April 21, 2017, the InfoSonics Special Committee held a telephonic meeting during which Messrs. Ram and LoForti, were invited to speak about their in-person meeting with Cooltech representatives in Miami. Messrs. Ram and LoForti provided the InfoSonics Special Committee with their views of the strategy and potential synergies of combining with Cooltech. At the meeting, the InfoSonics Special Committee and Messrs. Ram and LoForti agreed to create a list of follow up questions and due diligence requests of Cooltech. Additionally, the InfoSonics Special Committee indicated that it would handle all information and document exchange and any negotiations with Cooltech going forward.

On April 28, 2017, Messrs. Waldron and Marx met telephonically with John O’ Rourke to discuss Cooltech’s April 2017 Term Sheet.

Between May 1, 2016 and May 6, 2017, InfoSonics Common Stock closing bid price did not satisfy the minimum $1.00 price for the requisite ten consecutive trading days period under NASDAQ listing rules.

On May 3, 2017, InfoSonics announced that it had received a letter dated May 2, 2017, from the Staff advising that the Staff had determined that: (i) InfoSonics had not regained compliance with the $1.00 per share minimum bid price requirement of NASDAQ Listing Rule 5550(a)(2) as of May 1, 2017 (following the expiration of two 180-day periods in which to regain compliance previously provided by NASDAQ); and (ii) unless InfoSonics requested an appeal of this determination by May 9, 2017, trading of InfoSonics’ common stock would be suspended from the NASDAQ Capital Market at the opening of business on May 11, 2017 and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”) to remove InfoSonics’ securities from listing and registration on the NASDAQ Stock Market (the “Delisting”).

On May 4, 2017, InfoSonics requested an oral hearing to the NASDAQ Hearings Panel (“Panel”), which request stayed the Delisting.

On May 8, 2017, the InfoSonics Special Committee held a telephonic meeting to discuss the potential Cooltech transaction and other strategic alternatives.

On May 10, 2017, the InfoSonics Special Committee held a telephonic meeting to discuss the terms of a potential Cooltech transaction and other strategic alternatives.

On May 11, 2017, the InfoSonics Special Committee held a telephonic meeting and invited Cooltech representatives Messrs. O’Rourke and DeFrancesco as well as Cooltech’s legal counsel, Harvey Kesner, partner of Sichenzia Ross Ference Kesner LLP. During the meeting, the Cooltech representatives provided an update on their strategy, the financing and their desire to merge Cooltech with InfoSonics.

On both May 16, 2017 and May 17, 2017, the InfoSonics Special Committee held telephonic meetings. Messrs. Ram and LoForti participated in a portion of the meetings to discuss various business and strategic issues related to Cooltech. After management left the May 17, 2017 meeting, the InfoSonics Special Committee discussed the various terms of the April 2017 Term Sheet from Cooltech and established revised terms to send back to Cooltech through InfoSonics’ legal counsel, Perkins Coie LLP. Among other terms that were modified or changed, the InfoSonics Special Committee proposed an increase in the percentage of the combined InfoSonics fully diluted pro forma outstanding shares to be retained by InfoSonics stockholders after the Merger from 13.47% to 19%.

On May 18, 2017, InfoSonics’ legal counsel transmitted a revised non-binding term sheet (the “May 2017 Term Sheet”) to Messrs. O’Rourke and Kesner.

On May 22, 2017, Mr. O’Rourke emailed the InfoSonics Special Committee a revised post-Merger and financing capitalization including a proposed financing of only $1,200,000 for 3,000,000 shares of InfoSonics Common Stock at a purchase price of $0.40 per share and 100% warrant coverage at an exercise price of $0.45 per share, and the issuance of 69,000,000 shares to Cooltech stockholders in connection with the Merger. Under this proposal the InfoSonics stockholders would retain 16.1% of the combined InfoSonics fully diluted pro forma outstanding shares. Cooltech stockholders and investors would receive 83.9% of the combined InfoSonics fully diluted pro forma outstanding shares.

On May 23, 2017, the InfoSonics Special Committee held a telephonic meeting to discuss the Cooltech transaction and after full discussion, including regarding its fiduciary duties, approved moving forward with the proposed May 2017 Term Sheet, as modified by Mr. O’Rourke’s May 22, 2017 revisions, with the recognition that InfoSonics and its advisors had to satisfactorily complete legal and financial due diligence on Cooltech.

On May 23, 2017, representatives of Perkins Coie LLP were provided access to Cooltech’s electronic data room.

On May 24, 2017, the InfoSonics Special Committee and representatives of Perkins Coie LLP held a telephonic meeting to discuss the Cooltech transaction. Cooltech was invited to the meeting and Messrs. O’Rourke, DeFrancesco and Kesner joined. The parties discussed timing and other steps towards accomplishing a transaction.

On May 26, 2017, the InfoSonics Special Committee engaged a third party valuation firm to consult on certain financial matters including assessing the liquidation value of InfoSonics and its assets and liabilities as of April 30, 2017.

On May 31, 2017, the InfoSonics Special Committee held a telephonic meeting to discuss the proposed pre-Merger financing by certain interested investors related to Cooltech.

On June 1, 2017, Messrs. LoForti and Katz participated in the appeal hearing with the Panel in Washington D.C. on behalf of InfoSonics. Messrs. LoForti and Katz provided the Panel a plan for regaining compliance with the NASDAQ minimum bid price rule and requested a two-stage extension of time to execute such plan.

On June 1, 2017, the InfoSonics Special Committee held a telephonic meeting to discuss Cooltech’s financials and the Panel hearing.

On June 2, 2017, the InfoSonics Special Committee received a proposed revised non-binding term sheet from Mr. O’Rourke. Reflecting negotiations between the InfoSonics Special Committee and Cooltech representatives, this version proposed a private placement of $5,000,000 but fixed the share purchase price based on a projected 15% discount to the closing stock price of InfoSonics Common Stock on the day prior to the closing. The exercise price of the warrants was fixed at an amount equal to 10% above such closing price. Out of the $5,000,000 investment, $2,500,000 was proposed to be loaned back to Cooltech as a bridge loan. The shares and warrants to be issued to Cooltech under the proposed June 2, 2017 term sheet would have represented 85.71% of the combined InfoSonics fully diluted pro forma outstanding shares. InfoSonics stockholders would have retained 14.29% of the combined InfoSonics fully diluted pro forma outstanding shares.

On June, 2, 2017, the InfoSonics Special Committee held a telephonic meeting with Cooltech representatives Messrs. O’Rourke, DeFrancesco, Rezk, Diaz, and Kesner regarding the completion of the financing upon the signing of a definitive Merger Agreement rather than at the closing of the Merger.

On June 7, 2017, InfoSonics announced that it received a letter dated June 6, 2017 from the NASDAQ Office of General Counsel advising InfoSonics that the Panel granted InfoSonics an extension of time until October 30, 2017 to execute on its plan and regain compliance with the minimum bid price requirement. As part of this extension, InfoSonics was required to notify the Panel whether it had entered into a definitive Merger Agreement by July 11, 2017. Absent such an agreement by that date, InfoSonics agreed to commence a reverse stock split to regain compliance with the $1.00 per share price requirement.

On June 8, 2017, the InfoSonics Special Committee received a revised non-binding term sheet from Mr. O’Rourke. In this version, reflecting discussions and negotiations between the InfoSonics Special Committee and Cooltech representatives, the private placement was reduced from $5,000,000 to $2,750,000 at a purchase price of $0.40 per share reflecting the deletion of the proposed bridge loan. The exercise price of the warrants remained fixed at an amount equal to 10% above the closing price on the trading day prior to the announcement of the execution of a Merger Agreement. The shares and warrants to be issued to Cooltech and investors under the proposed June 8, 2017 term sheet would have represented 83.44% of the combined InfoSonics fully diluted pro forma outstanding shares. InfoSonics stockholders would have retained 15.66% of the combined InfoSonics fully diluted pro forma outstanding shares.

Between June 8, 2017 and July 15, 2017, the parties continued to negotiate various terms of the proposed non-binding term sheet and settled on the issuance of 62,500,000 shares (prior to the reverse stock split) of InfoSonics Common Stock to Cooltech as consideration in the Merger, a 1,500,000-share reduction from the amount in the June 8, 2017 proposed non-binding term sheet. Together with the shares and warrants that would be issued in exchange for the $2,750,000 financing, Cooltech and its investors would collectively hold 84.13% of the combined InfoSonics fully diluted pro forma outstanding shares. InfoSonics stockholders would retain 15.87% of the combined InfoSonics fully diluted pro forma outstanding shares.

On June 8, 2017, the InfoSonics Special Committee held a telephonic meeting with representatives of Perkins Coie LLP to discuss various potential financial advisory firms who may be able to provide a fairness opinion in connection with the financial terms of the transaction. The InfoSonics Special Committee reviewed proposals from Stout Risius Ross, LLC (“Stout”) and another financial advisory firm.

On June 12, 2017, the InfoSonics Special Committee sent Cooltech a proposed revised non-binding term sheet. In this version, reflecting discussions between the InfoSonics Special Committee and Cooltech representatives, of the $2,750,000 private placement, $1,000,000 would be released to InfoSonics upon signing of the Merger Agreement. There was no change in the relative percentage post-Merger and financing ownership.

On June 13, 2017, the InfoSonics Special Committee held a telephonic meeting and after reviewing InfoSonics’ financial condition, prospects, history of losses and business model, determined that it was in the best interests of InfoSonics stockholders to approve the terms of the June 12, 2017 term sheet and move forward with definitive documentation of the contemplated transactions, subject to satisfactory completion of further due diligence, negotiation of acceptable definitive transaction documents, and receipt of a fairness opinion from a financial advisor.

On June 16, 2017, the InfoSonics Special Committee held a telephonic meeting and approved and engaged Stout to render an opinion as to the fairness, from a financial point of view, to the holders of InfoSonics shares of the financing and the consideration to be received by those holders in the Merger.

On June 17, 2017, the InfoSonics Special Committee and representatives of Perkins Coie LLP received a draft Merger Agreement from Cooltech.

On June 18, 2017, Mr. LoForti informed the InfoSonics Special Committee advising it that Mr. Ram had received a call from a supplier of products to InfoSonics, indicating that he might be interested in making a $2,000,000 direct investment in InfoSonics.

On June 20, 2017, representatives of Perkins Coie LLP received documentation from legal counsel to Cooltech related to the proposed $1,000,000 common stock and warrant offering.

From June 17, 2017 through July 25, 2017, Perkins Coie LLP conducted negotiations with Cooltech and its representatives and traded numerous drafts of the Merger Agreement and financing documents with Sichenzia Ross Ference Kesner LLP. Negotiations focused on providing InfoSonics with a fiduciary out in exchange for a $1 million break-up fee and later with the ability of the InfoSonics Special Committee to change its recommendation to stockholders relating to support of the Merger and related transactions.

On June 20, 2017, a third party valuation firm delivered to the InfoSonics Special Committee its liquidation valuation of InfoSonics as of April 30, 2017. According to the report, the liquidation value range was between $1,550,000 and $4,000,000.

On June 20, 2017, the InfoSonics Special Committee held a telephonic meeting to discuss (i) the informal investment proposal from the InfoSonics supplier identified on June 18, 2017, (ii) the documentation received from Cooltech, and (iii) the third party valuation firm’s liquidation valuation. Messrs. Ram and LoForti discussed the potential investment with the InfoSonics Special Committee and explained the supplier would require InfoSonics to re-enter a low margin business channel that InfoSonics had recently strategically exited. After a thorough discussion of the proposed investment, the InfoSonics Special Committee viewed the proposed investment as a very uncertain early stage indication of interest and the requirement to re-enter a low margin business channel at much less attractive terms for InfoSonics and its stockholders than the Cooltech transaction. The InfoSonics Special Committee decided to delay a response to the supplier pending resolution of the proposed Cooltech negotiations.

On June 24, 2017, the InfoSonics Special Committee engaged the law firm Whiteford, Taylor & Preston L. L. P. as Maryland legal counsel to advise on the laws of Maryland, InfoSonics’ state of incorporation, including with respect to the InfoSonics Special Committee’s fiduciary duties.

On June 26, 2017, Mr. Marx, Mr. Katz and Cooltech representatives Messrs. O’Rourke, Kesner and Cahlon met telephonically to discuss status and negotiate the terms of the proposed transactions.

On June 27, 2017, after discussions with representatives from InfoSonics, representatives of Perkins Coie LLP added a closing condition to the draft Merger Agreement that Cooltech’s acquisition of OneClick International, LLC and OneClick License, LLC and each such company’s subsidiaries must be closed prior to the closing of the Merger. This closing condition was added to the Merger Agreement because representatives of InfoSonics determined that in order to carry out the business plan set forth by Cooltech, the acquisition of the OneClick entities was necessary, and thus wanted to have certainty that the acquisitions of the OneClick entities would be complete prior to closing the Merger.

On June 29, 2017, the InfoSonics Special Committee held a telephonic meeting to discuss the terms of a potential Cooltech transaction and invited the InfoSonics Special Committee’s Maryland legal counsel, Whiteford, Taylor & Preston L. L. P., to the meeting. Representatives of Whiteford, Taylor & Preston L. L. P. provided written materials regarding fiduciary duties under Maryland law, discussed in detail such duties in connection with the proposed transactions with Cooltech and responded to questions from the InfoSonics Special Committee regarding such fiduciary duties.

On July 5, 2017, the InfoSonics Special Committee held a telephonic meeting to discuss the potential Cooltech transaction.

On July 7, 2017, InfoSonics requested from the Panel an additional two-week extension to enter into the proposed Merger Agreement.

On July 10, 2017, Mr. Marx conducted an in person due diligence meeting with Cooltech representatives Messrs. O’Rourke, Rezk, and Carassco at Cooltech’s corporate offices in Miami, Florida.

On July 11, 2017, representatives of InfoSonics, Cooltech and their respective financial and legal advisors participated in an “all hands” conference call to discuss and negotiate the terms of a potential transaction, including with respect to due diligence items.

On July 14, 2017, the Panel advised InfoSonics telephonically that its requested two-week extension to July 25, 2017 was granted.

On July 24, 2017, the InfoSonics Special Committee held a meeting during which Stout discussed its process and valuation methodologies and made its presentation on the fairness of the Merger and financing from a financial point of view to the InfoSonics stockholders. The projected financial information of Cooltech included the impact of Cooltech’s proposed acquisitions of the OneClick entities.

On July 25, 2017, Stout delivered to the InfoSonics Special Committee its written opinion of fairness from a financial point of view of the Merger and financing.

On July 25, 2017, the InfoSonics Board held two telephonic meetings, one in the morning and one in the afternoon. In the morning meeting, the InfoSonics Board heard presentations on the terms of the proposed transactions with Cooltech from the InfoSonics Special Committee and representatives of Perkins Coie LLP. The InfoSonics Board discussed the fact that, despite InfoSonics’ consideration of other strategic opportunities, InfoSonics had to date been unable to secure a satisfactory transaction that would facilitate its return to profitability and achievement of long term success. At the conclusion of the morning meeting, the InfoSonics Board (with the exception of Mr. Ram, who abstained) approved all Merger-related transactions as a “business combination” under the Maryland General Corporation Law (“MGCL”) and amended its bylaws to exempt all financing and Merger-related transactions from the MGCL “control share” acquisition statute.

In the afternoon meeting on July 25, 2017, the InfoSonics Board concluded that, in light of InfoSonics’ continued deteriorating financial condition, the best interests of InfoSonics’ stockholders would be served by the proposed Cooltech transaction and recommended that the Stockholders vote in favor of the Merger and related transactions.

On July 25, 2017 the InfoSonics Special Committee, after full discussion and a presentation by its legal advisors regarding the final terms of the definitive agreements, approved the Merger and financing and recommended approval of the Merger and financing by the InfoSonics Board.

On July 25, 2017, Mr. Ram entered into a voting agreement (the “Voting Agreement”) with Cooltech, pursuant to which, Mr. Ram agreed that he will vote his shares of InfoSonics Common Stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, unless the InfoSonics Special Committee withdraws its recommendation with respect to the Merger Agreement and the Merger in accordance with the terms of the Merger Agreement.

On July 25, 2017, the Merger Agreement was executed by InfoSonics and Cooltech.

On July 26, 2017, InfoSonics issued a press release and filed a Current Report on Form 8-K with the SEC announcing the entry into the Merger Agreement, financing and related transactions.

On August 2, 2017, the stock purchase agreement for the Public Offering of 2,500,000 shares of common stock at $0.40 per share and the concurrent Private Placement of warrants to purchase 2,500,000 shares of common stock at $0.484 per share was executed by InfoSonics and investors related to Cooltech. The offerings closed on August 4, 2017, prior to the effect of the reverse stock split on October 10, 2017.

On August 3, 2017, the stock purchase agreement for the private placement of 4,375,000 shares of common stock at a purchase price of $0.40 per share and warrants to purchase 4,375,000 shares of common stock at $0.484 per share was executed by InfoSonics and investors related to Cooltech (the “Private Placement”). The aggregate purchase price of $1,750,000 was placed into the escrow and closing of the offering will be contingent upon approval of such transaction by the stockholders of InfoSonics in accordance with NASDAQ listing rules. Due to the one-for-five reverse stock split effected on October 10, 2017, the amount of InfoSonics Common Stock and warrants to purchase InfoSonics Common Stock has been adjusted from 4,375,000 to 875,000.

On August 7, 2017, the InfoSonics Board held a regularly scheduled meeting to discuss the second quarter 2017 financial results, strategy and the Cooltech Merger.

On October 10, 2017, the Company effected a one-for-five reverse stock split, changing the consideration to be received by Cooltech in the Merger from 62,500,000 to 12,500,000 shares of InfoSonics Common Stock. The reverse stock split also affected the numbers of shares that will be issued in the Private Placement, which is reflected in this proxy statement/prospectus.

InfoSonics Reasons for the Merger and Recommendation of the InfoSonics Board

In evaluating a number of alternatives, the InfoSonics Board consulted with the InfoSonics Special Committee and InfoSonics’ management and legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following factors that the InfoSonics Board viewed as supporting its decision ultimately to approve the Private Placement and a Merger with Cooltech, as being in the best interests of the InfoSonics stockholders:

•	the uncertain outlook for InfoSonics and its products, including the verykool® product line, due to its declining financial performance;

•	uncertainty about whether InfoSonics could continue as a going concern given substantial, ongoing losses;

•	uncertainty about the proceeds that InfoSonics stockholders would receive in a liquidation of InfoSonics, and the costs of a liquidation;

•	InfoSonics’ difficulty in raising capital in the public markets;

•	InfoSonics’ likely delisting from the NASDAQ Capital Market in the absence of a transaction or further reverse stock splits;

•	the economic conditions in the telecommunications equipment industry, which emphasize leading technology and require significant ongoing expenditures on research & development;

•	InfoSonics’ position in the industry relative to a number of larger competitors with greater financial and other resources;

•	InfoSonics’ customer concentration with three customers representing an aggregate of over 50% of net sales in 2016;

•	InfoSonics’ exit from the U.S. market in late 2016 given heavy losses and patent infringement suits;

•	the need for research and development investing in InfoSonics and its products in light of InfoSonics’ cessation of research and development investing in 2015;

•	the financial analysis reviewed by Stout with the InfoSonics Special Committee and the oral opinion to the InfoSonics Special Committee (which was confirmed in writing by delivery of Stout’s written opinion dated July 25, 2017), with respect to the fairness, from a financial point of view, of the Private Placement consideration to be received by InfoSonics pursuant to the Private Placement transaction and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stout in preparing its opinion; and

•	the financial analysis reviewed by Stout with the InfoSonics Special Committee and the oral opinion to the InfoSonics Special Committee (which was confirmed in writing by delivery of Stout’s written opinion dated July 25, 2017), with respect to the fairness, from a financial point of view, of the Merger to the pre-Merger InfoSonics stockholders and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stout in preparing its opinion. See “The Merger — Opinion of Stout Risius Ross, LLC” on page 49.

The InfoSonics Board and Special Committee also considered certain potentially negative factors in its deliberations concerning the Merger, including but not limited to the following:

•	the fact that the Merger, the Private Placement and the Public Offering would result in a change in control of InfoSonics with the InfoSonics stockholders prior to the financings and the Merger holding 15.87% of the outstanding shares of InfoSonics common stock following the Merger and the right to appoint a majority of the InfoSonics Board of Directors;

•	the risk that the potential benefits of the Merger will not be realized or will not be realized within the expected time period;

•	the risk that the Merger may result in InfoSonics assuming unknown liabilities;

•	the risks and challenges associated with the integration of Cooltech’s and InfoSonics’ businesses, operations and workforce;

•	the risks and challenges relating to Cooltech’s management’s lack of experience operating a public company and the limited operating history of Cooltech’s business;

•	the risks associated with Cooltech successfully implementing its business plan;

•	the risks and contingencies relating to the announcement and pendency of the Merger and the risks and costs to InfoSonics if the closing of the Merger is not timely or if the Merger does not close at all, relationships with employees and third parties and the effect a public announcement of termination of the Merger Agreement may have on the trading price of InfoSonics common stock;

•	the risks associated with various provisions of the Merger Agreement, including:

•	the requirement that we conduct our business only in the ordinary course prior to the completion of the Merger, which might delay or prevent InfoSonics from undertaking certain business opportunities that might arise pending completion of the Merger;

•	the limited ability of InfoSonics to terminate the Merger Agreement upon the receipt of certain bids to acquire InfoSonics from a third party and that InfoSonics must pay to Cooltech a termination fee of $1 million if the Merger Agreement is terminated under certain circumstances, which might discourage other parties potentially interested in an acquisition of InfoSonics from pursuing that opportunity. The InfoSonics Board and Special Committee, after consultation with its legal and financial advisors, believed that the termination fee payable by InfoSonics in such circumstances, as a percentage of the enterprise value of the transaction, would not materially impede the ability of a third party to make a superior bid to acquire InfoSonics if such third party were interested in doing so;

•	the risk of diverting InfoSonics’ management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Merger; and

•	the risks described in the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus.

The InfoSonics Board believes that, overall, the potential benefits to InfoSonics stockholders of the Merger Agreement and the transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the InfoSonics Board is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the InfoSonics Board. The InfoSonics Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of InfoSonics and its stockholders. The InfoSonics Board based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the InfoSonics Board may have given differing weights to different factors.

Cooltech Reasons for the Merger and Recommendation of the Cooltech Board

In the course of reaching its decision to approve the Merger, the Cooltech board of directors consulted with its senior management team, financial advisor, conducted due diligence, and considered a number of factors, including, among others, the:

•	potential to provide its current shareholders with greater liquidity by owning stock in a public company;

•	terms and conditions of the Merger Agreement, including, without limitation, the following:

•	determination that the expected relative percentage ownership of InfoSonics security holders and Cooltech security holders in the combined organization was appropriate based, in the judgment of Cooltech’s board of directors, on the board of directors’ assessment of the approximate valuations of InfoSonics and Cooltech;

•	limited number and nature of the conditions of the obligation of Cooltech to consummate the Merger;

•	the Merger consideration issued to Cooltech shareholders will be registered on a Form S-4 registration statement by InfoSonics and will become freely tradable for Cooltech’s shareholders who are not affiliates of Cooltech or who have not executed lockup agreements;

•	ability to raise capital in the future as a public company to fund operations and other activities; and

•	likelihood that the Merger will be consummated on a timely basis.

Cooltech’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the Merger contemplated by the Merger Agreement, including the following:

•	the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Cooltech and the ability of Cooltech to obtain financing in the future in the event the Merger is not completed;

•	the risk that the Merger might not be consummated in a timely manner, or at all;

•	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

•	additional public company expenses and obligations that Cooltech will be subject to following the Merger that it has not previously been subject to; and

•	various other risks associated with the combined organization and the Merger, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.

Also in considering the Merger with InfoSonics, the Board of Directors of Cooltech (the “Cooltech Board”) consulted the InfoSonics’ financial statements and other reports filed with the SEC. The Cooltech Board believes that the business of InfoSonics is attractive as a merger candidate for Cooltech given its current operations and presence in Latin America. Specifically, the Cooltech Board believes that combining the business operations of Cooltech and InfoSonics will potentially generate revenue sufficient to support Cooltech’s growth and plan of expansion.

The Cooltech Board also considered a traditional initial public offering of its securities. The Merger with InfoSonics became a more attractive option for the reasons mentioned above – mainly the attractiveness of combining a complementary business with operations in Latin America with the upside of complementary business operations and efficiencies of a unified public company management team and speed to completion without the need for and expertise of traditional investment bankers to complete a traditional initial public offering.

Projected Financial Information

Our management does not, as a matter of course, publicly disclose forecasts or projections as to its future financial performance or earnings. We have included in this proxy statement/prospectus a summary of InfoSonics’ and Cooltech’s projections solely to give stockholders access to the non-public information that was made available to the InfoSonics Special Committee in connection with its consideration of the private placement of InfoSonics Common Stock and the Merger with Cooltech and provided to Stout and Cooltech in connection with the financial analyses performed by them. These projections are not included in this proxy statement/prospectus in order to influence you to make any investment decision with respect to the Merger, or to influence your decision whether to vote for or against the proposal to approve the Merger with Cooltech.

Although the projections are presented with numerical specificity, the projections reflect numerous estimates and assumptions with respect to general business, economic, market and financial conditions, our ability to execute our strategic plan and other matters, all of which are difficult to predict and many of which are beyond our control. These assumptions are set forth below each financial projection.

The internal financial forecasts upon which these projections were based are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects, and thus are susceptible to various interpretations. While we believe that the assumptions our management and Cooltech’s management used as a basis for the projections were reasonable at the time the projections were prepared, given information our management and Cooltech’s management had at the time, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis.

Neither our independent auditors, nor any other independent accountants or any other parties (including Stout), have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The principal components of the financial projections provided by InfoSonics’ management and Cooltech’s management to Stout for the preparation of its financial analysis and opinions are set forth below. Stout’s financial analysis and opinions were also based on, and qualified by, additional information not set forth below, as disclosed in Stout’s written opinion dated July 25, 2017.

InfoSonics’ Financial Projections Version One

	Actual			Forecast
$(000s)	12/31/2015	12/31/2016	5/31/2017	12/31/2017	12/31/2018	12/31/2019	12/31/2020
			[a]
Revenues	$47,833	$39,140	$30,272	$31,441	$44,230	$44,730	$46,730
% Growth	-0.6%	-18.2%	n/a	-19.7%	40.7%	1.1%	4.5%

Gross Profit	7,419	4,593	3,179	3,881	5,644	5,824	5,951
Gross Margin	15.5%	11.7%	10.5%	12.3%	12.8%	13.0%	12.7%

Operating Expense	8,339	6,943	6,107	5,382	5,241	5,341	5,441
% of Revenue	17.4%	17.7%	20.2%	17.1%	11.8%	11.9%	11.6%

EBITDA	(828)	(2,598)	(2,849)	(1,338)	599	679	610
EBITDA Margin	-1.7%	-6.6%	-9.4%	-4.3%	1.4%	1.5%	1.3%

Depreciation	92	86	107	175	196	196	100
% of Revenue	0.2%	0.2%	0.4%	0.6%	0.4%	0.4%	0.2%

Capital Expenditures	111	62	385	384	68	68	68
% of Revenue	0.2%	0.2%	1.3%	1.2%	0.2%	0.2%	0.1%

[a]	Represents a 12-month period.

InfoSonics’ Financial Projections Version One assumptions:

1.	Consistent with prior years, InfoSonics would have seasonally strong sales in the second half of 2017.

2.	In 2018, sales would recover from the slump in the first half of 2017 and generate year-over-year growth of 25%. In addition, sales to new customers acquired in the second half of 2017 would add $4.9 million of incremental sales in 2018.

3.	Sales in 2019 would flatten with only 1.1% growth over 2018.

4.	Sales in 2020 would grow 4.5% over 2019.

5.	Gross profit margins during the forecasted periods range from 12.3% to a high of 13.0%.

6.	Operating expenses remain relatively flat during all the periods.

7.	Additional funding through short-term borrowing is required during the periods with a high balance of $2.1 million in the third quarter of 2018.

InfoSonics’ Financial Projections Version Two

	Actual			Forecast
$(000s)	12/31/2015	12/31/2016	5/31/2017	12/31/2017	12/31/2018	12/31/2019	12/31/2020
			[a]
Revenues	$47,833	$39,140	$30,272	$31,441	$55,630	$59,130	$64,730
% Growth	-0.6%	-18.2%	n/a	-19.7%	76.9%	6.3%	9.5%

Gross Profit	7,419	4,593	3,179	3,881	6,468	6,886	8,103
Gross Margin	15.5%	11.7%	10.5%	12.3%	11.6%	11.6%	12.5%

Operating Expense	8,339	6,943	6,107	5,382	5,373	5,507	5,648
% of Revenue	17.4%	17.7%	20.2%	17.1%	9.7%	9.3%	8.7%

EBITDA	(828)	(2,598)	(2,849)	(1,338)	1,291	1,575	2,555
EBITDA Margin	-1.7%	-6.6%	-9.4%	-4.3%	2.3%	2.7%	3.9%

Depreciation	92	86	107	175	196	196	100
% of Revenue	0.2%	0.2%	0.4%	0.6%	0.4%	0.3%	0.2%

Capital Expenditures	111	62	385	384	68	68	68
% of Revenue	0.2%	0.2%	1.3%	1.2%	0.1%	0.1%	0.1%

[a]	Represents a 12-month period.

InfoSonics’ Financial Projections Version Two assumptions:

1.	All assumptions contained in Version One except that the new distribution customer in South Africa added in the second half of 2017 contributes an additional $15 million to sales in 2018, $18 million in 2019 and $21.6 million in 2020.

2.	The result of this expanded growth is that a higher level of additional funding is needed with a high balance of $5.0 million in the third quarter of 2018.

Cooltech’s Financial Projection

	Actual			Forecast
$(000s)	12/31/2015	12/31/2016	6/30/2017	12/31/2017	12/31/2018	12/31/2019
			[a]	[a]
Revenues	$16,715	$22,276	$12,573	$55,139	$137,683	$191,078
% Growth	89.7%	33.3%	n/a	n/a	88.4%	38.8%

Gross Profit	1,024	767	270	8,770	27,012	37,333
Gross Margin	6.1%	3.4%	2.1%	15.9%	19.6%	19.5%

Operating Expense[b]	645	1,585	1,589	6,719	17,824	23,862
% of Revenue	3.9%	7.1%	12.6%	12.2%	12.9%	12.5%

EBITDA[b]	399	(590)	(1,113)	2,051	9,188	13,471
EBITDA Margin	2.4%	-2.6%	-8.9%	3.7%	6.7%	7.0%

Depreciation	4	10	31	242	1,635	2,575
% of Revenue	0.0%	0.0%	0.2%	0.4%	1.2%	1.3%

Capital Expenditures	15	188	3	1,281	3,695	4,455
% of Revenue	0.1%	0.8%	0.0%	2.3%	2.7%	2.3%

[a]	The historical period ended June 30, 2017 and forecasted period ending December 31, 2017 represent six month periods.
[b]	EBITDA excludes Finance Expenses and Depreciation. The forecasted Operating Expense excludes Finance Expenses and Depreciation.

BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Opinions of Stout Risius Ross, LLC

On July 24, 2017, Stout rendered an oral opinion to the InfoSonics Special Committee (which was confirmed in writing by delivery of Stout’s written opinion dated July 25, 2017), to the effect, as of July 25, 2017 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stout in preparing its opinion, that (a) the Private Placement consideration to be received by the Company pursuant to the Private Placement was fair to the Company, from a financial point of view and (b) the Merger was fair to the pre-Merger InfoSonics stockholders, from a financial point of view.

Stout’s opinion was directed to the InfoSonics Special Committee and only addressed the fairness, from a financial point of view, of the Private Placement consideration to be received by the Company pursuant to the Private Placement and does not address any other aspect or implication of the Private Placement or the merits of any alternative business transactions or strategies. Furthermore, Stout’s Merger opinion was directed to the InfoSonics Special Committee and only addressed the fairness, from a financial point of view, of the Merger to the pre-Merger InfoSonics stockholders pursuant to the Merger transaction and does not address any other aspect or implication of the Merger or the merits of any alternative business transactions or strategies. The summary of Stout’s opinions in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as

Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stout in preparing its opinions. We encourage our stockholders to carefully read the full text of Stout’s written opinion. However, neither Stout’s written opinion nor the summary of its opinions and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute advice or a recommendation to the InfoSonics Special Committee or any stockholder as to how to act or vote with respect to the Merger or related matters.

In arriving at its opinions Stout reviewed, among other things:

•	InfoSonics’ Form 10-K audited consolidated financial statements for the fiscal years ended December 2012 through 2016;

•	InfoSonics’ Form 10-Q unaudited consolidated financial statements for the quarter ended March 31, 2017;

•	InfoSonics’ internally prepared unaudited financial statements for the five-month periods ended May 31, 2017 and 2016;

•	InfoSonics’ four-year financial forecast for the fiscal years ending December 2017 through 2020;

•	an analysis, prepared by a third party valuation firm, of the expected proceeds from a liquidation of InfoSonics as of April 30, 2017;

•	Cooltech’s audited financial statements for the fiscal years ended December 31, 2016 and 2015 (collectively, the “Cooltech Audited Financial Statements”);

•	the audited financial statements of Icon Networks, LLC, Xpro Global, LLC and DBA Trading Corp. for the fiscal years ended December 31, 2015 and 2014;

•	Cooltech’s internally prepared, unaudited financial statements for the six months ended June 30, 2017 (the “Cooltech Unaudited Financial Statements” and, collectively with the Cooltech Audited Financial Statements, the “Cooltech Financial Statements”);

•	OneClick License LLC’s internally prepared, unaudited financial statement for the fiscal year ended December 31, 2016;

•	Securities Purchase Agreement, dated March 8, 2017, by and among Cooltech and certain purchasers party thereto;

•	Cooltech’s Confidential Private Placement Memorandum, dated March 8, 2017;

•	Cooltech’s three-year financial forecast for the fiscal years ended December 2017 through 2019;

•	a draft of the Merger Agreement, dated July 17, 2017;

•	a draft of the Securities Purchase Agreement, dated July 18, 2017, concerning the Public Offering;

•	a draft of the Securities Purchase Agreement, dated July 18, 2017, concerning the Private Placement;

•	a review of InfoSonics’ stock price and volume trading history for the last five years ended July 21, 2017;

•	discussions with InfoSonics’ management concerning its business, industry, history, and prospects;

•	discussions with Cooltech’s management concerning its business, industry, history, and prospects;

•	Stout’s understanding that the pre-Merger InfoSonics’ stockholders will hold shares of InfoSonics Common Stock equal to 15.9% of the InfoSonics Common Stock on a fully diluted basis following the consummation of the transactions; and

•	an analysis of other facts and data resulting in Stout’s conclusions.

Stout’s opinions were intended to be utilized by the InfoSonics Special Committee as only one input to consider in its process of analyzing the transactions. No opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Stout was not requested to opine as to, and its opinions did not in any manner address the following: (i) the underlying business decision of InfoSonics, InfoSonics securityholders, the InfoSonics Board, the InfoSonics Special Committee or any other party to proceed with or effect the transactions; (ii) the merits of the transactions relative to any alternative business strategies that may exist for InfoSonics or any other party or the effect of any other transactions in which InfoSonics or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the transactions or otherwise, except as expressly addressed in the opinions; (iv) the fairness of any portion or aspect of the transactions to the holders of any class of securities, creditors or other constituencies of InfoSonics, or to any other party, not specifically addressed in the opinions; (v) the solvency, creditworthiness or fair value of InfoSonics or any other participant in the transactions under any applicable laws relating to bankruptcy, insolvency or similar matters or (vi) how the InfoSonics Board, the InfoSonics Special Committee, the InfoSonics securityholders or any other person should act with respect to the transactions.

Further, Stout’s opinions were not intended to and do not constitute a recommendation to any stockholder of InfoSonics as to how such stockholder should vote in regard to the transactions. The InfoSonics Special Committee acknowledges that Stout was not engaged to, and has not, (a) initiated any discussions with, or solicited any indications of interest from, third parties with respect to (i) the transactions, (ii) the assets of InfoSonics, (iii) any businesses or operations of InfoSonics, Cooltech or any other party, or (iv) any alternatives to the transactions, or (b) negotiated the terms of the transactions or the financing for the transactions.

Stout’s opinions were premised on the assumption that the assets, liabilities, financial condition, and prospects of InfoSonics as of the date of its opinions had not changed materially since May 31, 2017, the date of the most recent InfoSonics financial statements made available to Stout. Stout’s opinions were also premised on the assumption that the assets, liabilities, financial condition, and prospects of Cooltech as of the date of its opinions had not changed materially since June 30, 2017, the date of the most recent Cooltech financial statements made available to Stout.

In rendering its opinions, Stout was not provided a consolidated balance sheet of Cooltech on a pro forma basis reflecting the proposed acquisition of OneClick License LLC and OneClick International LLC (together “OneClick”) since the acquisition of OneClick had not closed as of the date of the opinions. As such, the opinions are premised upon and assume that any such pro forma consolidated balance sheet of Cooltech, which Stout believes would include, among other things, the effect of the assets and liabilities of OneClick and other affiliates, to the extent appropriate, would have no material effect on the other materials related to Cooltech Stout has reviewed and the overall valuation of Cooltech. Without limiting the generality of the foregoing, in rendering its opinions, Stout has assumed that the indebtedness reflected on any such pro forma consolidated balance sheet of Cooltech, as of the date of Stout’s opinions, would not exceed the sum of (a) $2.3 million, on account of Cooltech’s indebtedness as of June 30, 2017, plus (b) $8.9 million, on account of OneClick indebtedness related to its financial condition as of the date of Stout’s opinions. Stout further assumed that Cooltech on a pro forma basis and upon consummation of the Transactions will have sufficient working capital.

Stout’s opinions are necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Stout on the date of the opinions. Subsequent developments may affect these opinions before the closing of any transactions contemplated by the opinions, including, but not limited to, developments with respect to the assets, liabilities, prospects, revenue, indebtedness, or business of InfoSonics and/or OneClick. Notwithstanding the foregoing, Stout does not have any obligation to update, revise, or reaffirm its opinions and its opinions speak only as of the date thereof.

In rendering its opinions, Stout assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by InfoSonics and/or Cooltech, or otherwise reviewed by or discussed with Stout without independent verification of such information and Stout assumed and relied upon the representations and warranties contained in the draft Securities Purchase Agreements and Merger Agreement it reviewed. Stout assumed, without independent verification, that the financial forecasts and projections provided to Stout were prepared in good faith and reflected the best currently available estimate of the future financial results of InfoSonics and Cooltech, and Stout relied upon such projections in arriving at its opinions. Stout was not engaged to assess the reasonableness or achievability of these forecasts and projections or the assumptions upon which they were based, and Stout expressed no view as to these forecasts, projections, or assumptions. Stout assumed that the Private Placement and Merger would be consummated on the terms described in the draft Securities Purchase Agreements and Merger Agreement, without any waiver of any material terms or conditions by the parties to the draft Securities Purchase Agreements and Merger Agreement.

Stout did not conduct a physical inspection of InfoSonics’ or Cooltech’s facilities or assets. Stout assumed, with the consent of the InfoSonics Board, that the final executed form of the Securities Purchase Agreements and Merger Agreement would not differ materially from the draft of the Securities Purchase Agreements and Merger Agreement that it examined, that the conditions to the Private Placement and the Merger as set forth in the draft Securities Purchase Agreements and Merger Agreement would be satisfied, and that the Private Placement and the Merger would be consummated on a timely basis in the manner contemplated by the draft Securities Purchase Agreements and Merger Agreement. Stout’s opinions were necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Stout at the date of its opinions. Although subsequent developments may affect Stout’s opinions, Stout does not have any obligation to update, revise, or reaffirm its opinions. Stout reserves the right, however, to withdraw, revise, or modify its opinions based upon additional information that may be provided to or obtained by it after the date of its opinions that suggests, in Stout’s judgment, a material change in the assumptions upon which its opinions were based.

Stout’s opinions were furnished for the use and benefit of the InfoSonics Special Committee in connection with the Private Placement and Merger, and were not intended to be used, and may not be used, for any other purpose, without Stout’s express, prior written consent. Stout has consented to the reproduction of its written opinion in this proxy statement/prospectus and to the inclusion of our summary of its opinions as it appears in this proxy statement/prospectus.

Summary of Valuation Analyses

In preparing its opinions to the InfoSonics Special Committee, Stout performed a variety of analyses, including those described below. The summary of Stout’s analyses is not a complete description of the analyses underlying Stout’s opinions. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. Stout arrived at its opinions based on the results of all analyses undertaken by it and assessed as a whole. Stout did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by Stout, supported or failed to support its opinion as to the fairness to InfoSonics, from a financial point of view, of the Private Placement consideration to be received by InfoSonics pursuant to the Private Placement transaction or whether the analysis supported or failed to support its opinion as to the fairness of the Merger, from a financial point of view, to the pre-Merger InfoSonics stockholders. Further, Stout did not specifically rely or place specific weight on any individual analysis. Rather, Stout believes that its analyses must be considered in their entirety, and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors together, could create a misleading or incomplete view of the processes underlying the analyses performed by Stout in connection with the preparation of its opinions. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

The implied reference range values indicated by Stout’s analyses, and the estimates upon which they are based, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities may actually be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, Stout’s analyses are inherently subject to substantial uncertainty.

Stout’s opinions were provided to the InfoSonics Special Committee in connection with its consideration of the proposed Private Placement and Merger and Stout’s opinions were only one of many factors considered by the InfoSonics Board in evaluating the proposed transactions. Neither Stout’s opinions nor its analyses were determinative of the Private Placement consideration and/or the Merger, or of the views of the InfoSonics Board or management with respect to the Private Placement consideration or the Merger therein. The type and amount of consideration payable in the Private Placement and the Merger with Cooltech were determined through negotiation between InfoSonics and Cooltech, and the decision to enter into the Private Placement and Merger was solely that of the InfoSonics Board.

The following is a summary of the material analyses reviewed by Stout with the InfoSonics Special Committee in connection with Stout’s written opinion delivered on July 25, 2017. The order of the analyses below does not represent relative importance or weight given to those analyses by Stout. In addition, the analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Stout’s analyses.

Key Financial Metrics – Private Placement

As further described below, Stout performed a discounted cash flow analysis and also considered a liquidation analysis (performed by an outside firm specializing in liquidation analyses) as inputs in comparing the implied equity value per share reference range for InfoSonics with the proposed Private Placement consideration.

For each of the valuation analyses, Stout calculated a range of estimated enterprise values and, using these enterprise values, calculated a range of estimated equity values for InfoSonics by making the following adjustments with the consent of the InfoSonics Board: (i) adding to estimated enterprise value cash and cash equivalents in an aggregate amount equal to $352,000, and (ii) adding to enterprise value non-operating assets in an aggregate amount equal to $43,000. InfoSonics does not have any interest-bearing debt, so no further adjustment to the estimated enterprise values was required in order to calculate the Company’s estimated equity values.

For purposes of comparing the implied equity value per share reference range to the proposed Private Placement consideration, Stout calculated the proposed Private Placement consideration to be $0.40 per share, less $0.06 per share of estimated warrant value (calculated separately by Stout), for net Private Placement consideration of $0.34 per share.

Discounted Cash Flow Method – InfoSonics

Stout performed two discounted cash flow analyses, which were used to estimate the present value of InfoSonics’ unlevered, after-tax, free cash flows on a standalone basis. In performing its discounted cash flow analyses, Stout calculated the free cash flows that InfoSonics is expected to generate for the last two fiscal quarters of 2017 and the fiscal years 2018 through 2020 based on our management’s long-term forecast for fiscal years 2017 through 2020, and considering two different outlooks for future growth. The first forecast (“Forecast

1”) assumed varying rates of growth for each of the regions in which the Company does business. The second forecast (“Forecast 2”) was identical to Forecast 1 except for the assumption regarding growth in Europe, the Middle East, and Africa (“EMEA”). Forecast 2 assumed significantly higher growth for the Company in EMEA.

For Forecast 1, Stout calculated a range of implied enterprise value by calculating the present value of estimated unlevered free cash flows through the end of fiscal year 2020, as well as a residual value that takes into account the cash flows beyond fiscal year 2020, based on a range of discount rates of 16.5% to 18.5%, which were based upon InfoSonics’ estimated weighted average cost of capital (“WACC”), and a range of residual growth rates of 2.5% to 3.5%, which were based on the prospects for longer term growth of InfoSonics’ business, as well as the expectations for the telecommunications industry.

For Forecast 2, Stout calculated a range of implied enterprise value by calculating the present value of estimated unlevered free cash flows through the end of fiscal year 2020, as well as a residual value that takes into account the cash flows beyond fiscal year 2020, based on a range of discount rates of 21.5% to 23.5% (a WACC which reflects the risk inherent in the much more aggressive sales and profit scenario of Forecast 2) and a range of residual growth rates of 2.5% to 3.5%.

The estimated WACC used in the analysis was based upon estimates of InfoSonics’ cost of equity capital, cost of debt capital, and an assumed capital structure, all of which were based upon information from various independent sources (including the Board of Governors of the Federal Reserve, Duff & Phelps’ Valuation Handbook, Morningstar, Inc. and S&P Capital IQ, Inc.) concerning market risk-free interest rates, market equity risk premiums, equity betas, small stock risk premiums, and corporate bond rates. In addition, Stout incorporated a 5.0% company specific risk premium in its calculation of InfoSonics’ cost of equity capital in Forecast 2, which reflects the additional risk associated with achieving Forecast 2, which is substantially more aggressive in terms of growth than Forecast 1.

Based on the assumptions above, the discounted cash flow analysis for Forecast 1 resulted in a range of estimated enterprise values of $770,000 to $920,000. Based on the assumptions above, the discounted cash flow analysis for Forecast 2 resulted in a range of estimated enterprise values of $3.0 million to $3.7 million.

Using this range of enterprise values, Stout calculated an estimated equity value for InfoSonics by (i) adding to estimated enterprise value cash and cash equivalents in an aggregate amount equal to $352,000 and (ii) adding non-operating assets of $43,000 to estimated enterprise value. This analysis implied an equity value range for InfoSonics of $0.08 to $0.09 per share for Forecast 1 and $0.24 to $0.28 per share for Forecast 2.

Liquidation – InfoSonics

The Special Committee engaged a third party valuation firm to perform a liquidation analysis of InfoSonics as of April 30, 2017 assuming an orderly liquidation of InfoSonics’ balance sheet, net of one time costs. The third party valuation firm determined that the net assets of InfoSonics are valued between $1.5 million and $4.0 million under a liquidation scenario. These figures were adjusted by Stout to reflect InfoSonics’ May 31, 2017 balance sheet, which indicated an equity value range from $0.07 to $0.25 per share, after one time costs.

Results of Valuation Analyses

As described above, Stout performed a discounted cash flow analysis for Forecast 1 and 2 and considered the liquidation analysis as inputs in comparing the implied equity value per share reference range for InfoSonics with the proposed Private Placement consideration. These analyses indicated an equity value per share reference range for InfoSonics of $0.07 to $0.28, as compared to the proposed Private Placement consideration of $0.40 per share ($0.34 net of warrant value).

Key Financial Metrics – Merger with Cooltech

As further described below, Stout performed a discounted cash flow analysis and also considered Cooltech’s recent private placement in analyzing the exchange ratio to be received in the combined companies as inputs in comparing the exchange ratio reference range for existing InfoSonics shareholders with the proposed exchange ratio in the Merger.

Discounted Cash Flow Method – Cooltech Merger Exchange Ratio

Stout performed a discounted cash flow analysis, which was used to estimate the present value of Cooltech’s unlevered, after-tax, free cash flows on a combined basis. In performing its discounted cash flow analyses, Stout calculated the free cash flows that Cooltech is expected to generate for the last two fiscal quarters of 2017 and the fiscal years 2018 through 2019 based on Cooltech management’s long-term forecast for fiscal years 2017 through 2019.

Stout calculated a range of implied enterprise value by calculating the present value of estimated unlevered free cash flows through the end of fiscal year 2019, as well as a residual value that takes into account the cash flows beyond fiscal year 2019, based on a range of discount rates of 27.5% to 32.5%, which were based upon Cooltech’s estimated weighted average cost of capital (“WACC”), and an H-Model which assumes that Cooltech’s residual growth rate will vary over time from 30% at the beginning of the residual period to a stable, long-term growth rate of 2.5% to 3.5%, which were based on the prospects for longer term growth of Cooltech’s business, as well as the expectations for the telecommunications industry.

Based on the assumptions above, the discounted cash flow analysis for Cooltech resulted in a range of estimated enterprise values of $34.5 million to $46.3 million. Using this range of enterprise values, Stout calculated an estimated equity value for Cooltech by (i) adding to estimated enterprise value cash and cash equivalents in an aggregate amount equal to $111,000, (ii) subtracting Cooltech’s existing debt and (iii) subtracting debt that will be assumed in the OneClick acquisition of $8.79 million. This analysis implied an equity value range for Cooltech between $23.5 million to $35.3 million.

In calculating the Merger exchange ratio indicated for InfoSonics’ existing shareholders, Stout utilized $1 million to $4 million for the intrinsic total value of equity of InfoSonics and the Cooltech indicated range of equity values of $23.5 million to $35.3 million. This analysis results in a suggested Merger exchange ratio of between 2.7% to 14.0% for InfoSonics’ existing shareholders.

Indications from Cooltech Private Placement Transaction

From March 2017 to July 2017, Cooltech conducted a private placement of its shares with the assistance of Laidlaw Securities. Approximately 2.275 million shares were sold at $2.50 per share, implying a post-money valuation of $25.5 million. Based on the $25.5 million post-money value for Cooltech and the estimated range of total intrinsic value of equity of InfoSonics of between $1 million and $4 million, the suggested exchange ratio for InfoSonics existing shareholders is 3.7% to 13.1%.

Results of Valuation Analyses

As described above, Stout performed a discounted cash flow analysis and considered a recent Cooltech private placement of stock in comparing the implied equity value exchange ratio reference range for InfoSonics existing shareholders with the proposed Merger exchange ratio to be received by existing shareholders. These analyses indicated an equity value exchange ratio reference range for InfoSonics existing shareholders of 2.7% to 14.0%, as compared to the proposed Merger exchange ratio of 17.2% (15.9% on a fully diluted basis).

Other Matters

Stout was engaged by the Company to provide an opinion to the InfoSonics Special Committee regarding the fairness, from a financial point of view, of the Private Placement consideration to be received by the

Company pursuant to the Private Placement and to provide an opinion regarding the fairness of the Merger with Cooltech, from a financial point of view, to the pre-Merger InfoSonics stockholders. We engaged Stout based on Stout’s experience and reputation. Stout is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. The issuance of Stout’s written opinion was approved by an internal committee of Stout authorized to approve opinions of this nature. Pursuant to the engagement letter with Stout, the Company paid Stout a fee of $150,000 for its services, $25,000 of which became payable upon the execution of Stout’s engagement letter, an additional $50,000 of which became payable on agreement to sign the term sheet with Cooltech and $75,000 of which became payable upon the delivery of Stout’s opinion, regardless of the conclusion reached therein. No portion of Stout’s fee is contingent upon the successful completion of the Private Placement or the Merger. Further, none of Stout’s employees who worked on the engagement has any known financial interest in the assets or equity of the Company or Cooltech or the outcome of the engagement, and Stout has not previously provided financial advisory services to the Company. The Company has also agreed to reimburse Stout for certain expenses and to indemnify Stout and certain related parties against certain liabilities and other losses associated with any third-party claim (including securityholder actions) relating to or arising as a result of Stout’s services or engagement.

Listing of InfoSonics Common Stock on NASDAQ and New Listing Application

InfoSonics Common Stock is currently listed on the NASDAQ Capital Market under the symbol “IFON.” NASDAQ considers the Merger proposed in this proxy statement/prospectus to be a business combination with a non-NASDAQ entity and has required that a new listing application be submitted in connection with the Merger. Although we believe that NASDAQ will approve the new listing application, it is possible that NASDAQ will deny the application. If the Merger were to proceed without NASDAQ approval, NASDAQ could issue the combined company a delisting letter immediately after completion of the Merger. If this were to occur, the combined company would take all reasonable action in order to maintain the listing of its common stock on NASDAQ. However, there can be no assurance that the combined company would be successful under such circumstances, and if the combined company’s common stock were delisted from NASDAQ, stockholders may have difficulty converting their investments into cash effectively. As a result, under such circumstances, the relative price of the combined company’s stock may decline and/or fluctuate more than in the past.

Anticipated Accounting Treatment

Under U.S. GAAP, the Merger will be accounted for as a “reverse acquisition” pursuant to which Cooltech will be considered the acquiring entity for accounting purposes. As such, Cooltech will allocate the total purchase consideration to InfoSonics’ tangible and identifiable intangible assets and liabilities based on their respective fair values at the date of the completion of the Merger. Cooltech’s historical results of operations will replace InfoSonics’ historical results of operations for all periods prior to the Merger; after completion of the Merger, the results of operations of both companies will be included in InfoSonics’ financial statements.

InfoSonics will account for the Merger using the acquisition method of accounting under U.S. GAAP. Accounting Standards Codification 805 “Business Combinations,” referred to as “ASC 805,” which provides guidance for determining the accounting acquiror in a business combination when equity interests are exchanged between two entities. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the equity interests is generally the acquiring entity. Commonly, the acquiring entity is the larger entity. However, the facts and circumstances surrounding a business combination sometimes indicate that a smaller entity acquires a larger one. ASC 805 further provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Because the former Cooltech stockholders will have a majority voting interest in the combined company, InfoSonics Board will be composed of four board members designated by former Cooltech stockholders and Robert Picow and the chief executive officer of the combined company will be the chief executive officer of Cooltech, Cooltech is considered to be the acquiror of InfoSonics for accounting purposes. This means that the total purchase price will be allocated to InfoSonics’ tangible and identifiable intangible assets and liabilities based on their estimated relative fair market values at the date of the completion of the Merger. Final valuations of property, plant and equipment, and intangible and other assets have not yet been completed as management is still reviewing the existence, characteristics and useful lives of InfoSonics’ intangible assets. The completion of the valuation work could result in significantly different amortization expenses and balance sheet classifications. After completion of the Merger, the results of operations of both companies will be included in the financial statements of InfoSonics. For further discussion of the accounting treatment, see “Unaudited Pro Forma Condensed Combined Financial Information” on page 93.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. federal income tax consequences of the Merger that management believes will apply with respect to holders of InfoSonics Common Stock. This discussion does not address the tax consequences of transactions effectuated prior to or after the Merger, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase InfoSonics Common Stock. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities and persons who acquired their InfoSonics Common Stock as compensation). In addition, this summary is limited to holders who hold their InfoSonics Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Accordingly, each holder is strongly urged to consult with a tax adviser to determine the particular federal, state, local or foreign income or other tax consequences to such holder related to the Merger.

For U.S. federal income tax purposes, the Merger will not be a taxable event for holders of InfoSonics Common Stock. Consequently, holders of InfoSonics Common Stock will not realize any taxable gain or loss as a result of the Merger, and will continue to possess the same holding period and tax basis in their InfoSonics Common Stock following the Merger as immediately before the Merger.

Regulatory Approvals

Except for the filing of the Articles of Merger with the Secretary of State of the State of Nevada at or before the effective time of the Merger, InfoSonics is unaware of any material federal, state or foreign regulatory requirements or approvals that would be necessary for the consummation of the Merger. The Articles of Merger will not be filed until immediately prior to the effective time of the Merger.

In addition, as a condition to closing the Merger, NASDAQ must have approved an initial listing application of InfoSonics on a post-Merger basis for purposes of the listing of InfoSonics Common Stock on NASDAQ following the Merger.

INTERESTS OF THE INFOSONICS DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

When considering the recommendation of the InfoSonics Board that you vote to approve the Merger Agreement, you should be aware that InfoSonics’ directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of InfoSonics stockholders generally, as more fully described below. The InfoSonics Board was aware of these interests and considered them, among other matters, in approving the Merger and the transactions contemplated thereby and recommending the Merger be approved by the InfoSonics stockholders. These interests are described below and further discussed herein.

1.	Voting Agreement. Concurrently with the execution of the Merger Agreement, Joseph Ram, Chief Executive Officer of InfoSonics and a holder of approximately 21.4% of the InfoSonics Common Stock as of October 26, 2017, has entered into a voting agreement, pursuant to which Mr. Ram has, among other matters, agreed to support the Merger and the other transactions contemplated by the Merger. Under the voting agreement, in addition to agreeing to vote in favor of approval of the Merger and the Merger Agreement and the transactions contemplated thereby, Mr. Ram has agreed to not transfer, sell, offer to sell, exchange, assign, pledge or otherwise dispose of or encumber any of the InfoSonics stock held by him prior to the Merger becoming effective, the termination of the Merger Agreement or the amendment of the voting agreement in a manner adverse to Mr. Ram, whichever occurs first.

2.	InfoSonics Board. Robert Picow will continue to serve on the InfoSonics Board following completion of the Merger. In his role as a director of InfoSonics, Mr. Picow will receive InfoSonics’ standard director compensation package.

Option Grants to Executive Officers

InfoSonics’ executive officers have been granted stock options under the InfoSonics Corporation 2006 and 2015 Equity Incentive Plans with the terms noted below:

•	Stock options under each of the 2006 and 2015 Equity Incentive Plan are granted with an exercise price that is no less than the fair market value of the common stock on the date of grant, defined as the closing price of common stock on the date of grant or if not traded on such date, the closing price on the last preceding date on which the common stock was traded.

•	Stock options typically vest over two to four years from the date of grant. Footnotes to the table set forth in “Outstanding Equity Awards Held by Executive Officers and Directors” below describe the vesting schedules applicable to outstanding option grants to InfoSonics’ named executive officers.

•	The effect of a “change in control” on options granted under the 2006 Equity Incentive Plan is described below under “Change in Control Provisions Under 2006 Equity Incentive Plan.”

•	The effect of a “change in control” on options granted under the 2015 Equity Incentive Plan is described below under “Change in Control Provisions Under 2015 Equity Incentive Plan.”

Outstanding Equity Awards Held by Executive Officers and Directors

The following table sets forth, as of October 26, 2017 the number of outstanding stock options held by InfoSonics’ current executive officers and directors.

			Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Joseph Ram	08/22/2011	(1)	15,000	0	$3.25	08/22/2018
	12/10/2013	(2)	15,000	0	$3.65	12/10/2020
	12/10/2014	(3)	15,000	0	$6.55	12/10/2021
	12/03/2015	(4)	13,750	1,250	$7.65	12/03/2022

Vernon A. LoForti	08/22/2011	(1)	8,000	0	$3.25	08/22/2018
	12/10/2013	(2)	10,000	0	$3.65	12/10/2020
	12/10/2014	(3)	10,000	0	$6.55	12/10/2021
	12/03/2015	(4)	9,166	8,314	$7.65	12/03/2022

(1)	1/24th of the shares subject to the option vested and became exercisable on September 22, 2011 (one month from the date of grant), and 1/24th of the shares subject to the option vested and became exercisable monthly thereafter until fully vested on August 22, 2013.
(2)	1/24th of the shares subject to the option vested and became exercisable on January 10, 2014 (one month from the date of grant), and 1/24th of the shares subject to the option vested and became exercisable monthly thereafter until fully vested on December 10, 2015.
(3)	1/24th of the shares subject to the option vested and became exercisable on January 10, 2015 (one month from the date of grant), and 1/24th of the shares subject to the option vests and becomes exercisable monthly thereafter until fully vested on December 10, 2016, subject in all cases to continued service to the Company.
(4)	1/24th of the shares subject to the option vested and became exercisable on January 3, 2016 (one month from the date of grant), and 1/24th of the shares subject to the option vests and becomes exercisable monthly thereafter until fully vested on December 3, 2017, subject in all cases to continued service to the Company.

Change in Control Provisions Under 2006 Equity Incentive Plan

Under the 2006 Equity Incentive Plan, unless the Compensation Committee determines otherwise at the time of grant with respect to a particular award, or unless otherwise provided in a written employment, services or other agreement with a participant, if a “change in control” or “reorganization event” occurs, outstanding awards will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions applicable to the awards will lapse, immediately before the change in control or reorganization event.

The Merger will constitute a “change in control” under the 2006 Equity Incentive Plan, but not a “reorganization event.” As a result, outstanding awards will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions applicable to the awards will lapse, immediately before the Merger, and the awards will remain outstanding thereafter in accordance with the terms of the 2006 Equity Incentive Plan and award documentation evidencing the awards. All of the outstanding awards held by the named executive officers under the 2006 Equity Incentive Plan are fully vested without regard to vesting acceleration provided in connection with the Merger.

Change in Control Provisions Under 2015 Equity Incentive Plan

Under the 2015 Equity Incentive Plan, the Merger will not constitute a “change in control,” and all outstanding awards thereunder will remain outstanding in accordance with the terms of the 2015 Equity Incentive Plan and award documentation evidencing the awards.

Employment Agreements and Consulting Arrangements

Joseph Ram. Mr. Ram’s employment agreement provides for the payment of severance under certain conditions. If InfoSonics terminates his employment other than for “cause” or if Mr. Ram terminates his employment for “reasonable basis,” Mr. Ram is entitled to a severance payment equal to the greater of (i) 18 months of salary and (ii) the salary payable over 50% of the remaining term of the employment agreement, subject to Mr. Ram’s execution within 45 days of the termination date of a general release and waiver of claims against InfoSonics. If Mr. Ram voluntarily terminates his employment other than for “reasonable basis,” he is not entitled to receive a severance payment. Under the terms of the agreement, Mr. Ram is also subject to confidentiality and non-competition restrictions in favor of InfoSonics.

Under the employment agreement, the term “reasonable basis” generally means a material breach of the employment agreement by the Company that is not timely cured by the Company, a termination without “cause” during the term of the agreement, a reduction in Mr. Ram’s salary except to the extent that a majority of the other executive officers of the Company incur similar reductions, or a termination of employment within 12 months after a “change of control.”

The term “change of control” generally means any consolidation or merger in which the Company is not the continuing or surviving corporation, except where the holders of InfoSonics Common Stock immediately prior to the merger own a majority of the voting common stock of the surviving corporation immediately after the merger; a sale, lease, exchange or other transfer of all or substantially all the Company’s assets; stockholder approval of a liquidation or dissolution of the Company; the acquisition by any person or entity of a majority of the stock entitled to elect a majority of the directors of the Company; or a bankruptcy proceeding.

The term “cause” generally means engaging in or committing willful misconduct, gross negligence, theft, fraud or other illegal conduct; refusal or unwillingness to perform, or materially inadequate performance of the executive’s duties; breach of any applicable non-competition, confidentiality or other proprietary information or inventions agreement; inappropriate conflict of interest; insubordination; failure to follow the directions of the InfoSonics Board or any committee thereof; or indictment or conviction of any felony, or any entry of a plea of nolo contendere.

It is anticipated that Mr. Ram will become entitled to the severance payments under his employment agreement as a result of the Merger. Following the Merger, Mr. Ram is anticipated to execute a consulting agreement with InfoSonics, the terms of which are still under negotiation.

Vernon A. LoForti. Mr. LoForti’s employment agreement provides for the payment of severance under certain conditions. If InfoSonics terminates his employment other than for “cause” or if Mr. LoForti terminates his employment for “reasonable basis,” he will be entitled to receive severance payments equal to his base salary for nine months, conditioned upon the execution by Mr. LoForti within 45 days of the termination date of a general release and waiver of claims against the Company. If Mr. LoForti voluntarily terminates his employment other than for “reasonable basis,” he is not entitled to receive a severance payment. Under the terms of the agreement, Mr. LoForti is subject to confidentiality restrictions in favor of InfoSonics.

Under the employment agreement, the terms “reasonable basis”, “change of control” and “cause” generally have the same meanings as under the employment agreement with Mr. Ram described above (except that “reasonable basis” does not include a termination of employment within 12 months of a change of control under Mr. LoForti’s employment agreement).

It is anticipated that Mr. LoForti will become entitled to the severance payments under his employment agreement as a result of the Merger. Following the Merger, Mr. LoForti is anticipated to execute a consulting agreement with InfoSonics, the terms of which are still under negotiation.

Quantification of Potential Payments to the Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that is based on or otherwise relates to the Merger that will or may become payable to each of InfoSonics’ named executive officers (as identified in accordance with SEC regulations). The amounts indicated in the table below are estimates of the amounts that would be payable, assuming, solely for purposes of this table, and except as otherwise indicated below, that the Merger was completed on December 31, 2016, and that the employment of each of the named executive officers was terminated without cause on that date.

The estimated amounts below are based on multiple assumptions that may not actually occur or that may vary depending on the actual date the Merger is completed. Accordingly, the actual amounts to be received by a named executive officer in connection with the Merger may differ in material respects from the amounts set forth below. The disclosures in the table below and the accompanying footnotes should be read in conjunction with the narrative description of the compensation arrangements set forth above.

Golden Parachute Compensation

Name	Cash ($)(1)	Total ($)
Joseph Ram	$547,500	$547,500
Vernon A. LoForti	$153,750	$153,750

(1)	For Messrs. Ram and LoForti, the amount in this column represents the severance they are each entitled to receive pursuant to their required resignation under the Merger Agreement and their current employment agreements, which provide that in the event of their termination of employment by the Company without cause, the Company will continue to pay as severance such employee’s base salary for a specified period. For Mr. Ram, such period is equal to the greater of 18 months or one-half the remaining term of his employment agreement. If the Merger closes on November 30, 2017, Mr. Ram will be entitled to 18 months of severance. For Mr. LoForti, such period is equal to nine months.

Restrictions on Sales of InfoSonics Common Stock Before and After the Merger and Voting Agreements

Voting Agreements of InfoSonics Stockholder. Concurrently with the execution of the Merger Agreement, Mr. Ram, a holder of approximately 21.4% of the InfoSonics Common Stock as of the date of the October 26, 2017, entered into a voting agreement, referred to as the “voting agreement,” pursuant to which such stockholder has, among other matters, agreed to support the Merger and the other transactions contemplated by the Merger.

Under the voting agreement, in addition to agreeing to vote in favor of approval of the Merger and the Merger Agreement and the transactions contemplated thereby, the stockholder party to the voting agreement has agreed to not transfer, sell, offer to sell, exchange, assign, pledge or otherwise dispose of or encumber any of the InfoSonics Common Stock held by them prior to the Merger becoming effective or a termination of the Merger Agreement, whichever occurs first, and that they will not assert or perfect any rights of appraisal or rights to dissent from the Merger.

InfoSonics Officers and Directors Post-Closing of the Merger

InfoSonics’ directors and executive officers are expected to resign concurrently with the completion of the Merger, other than Robert Picow. As described elsewhere in this proxy statement/prospectus, Robert Picow will be one member of the five-member reconstituted InfoSonics Board to be in place as of the closing of the Merger.

Any new or continuing members of the InfoSonics Board will be entitled to certain indemnification benefits pursuant to our Articles of Incorporation. Furthermore, such new or continuing members of the InfoSonics Board will benefit from InfoSonics’ “director and officer” liability insurance. Other than Robert Picow, who pursuant to the Merger Agreement will serve on the InfoSonics Board following completion of the Merger, there are currently no agreements or arrangements, including with respect to compensation, regarding any of the directors or executive officers of InfoSonics remaining with the combined company following the completion of the Merger. In his role as a director of InfoSonics, Robert Picow will receive InfoSonics’ standard director compensation package, certain indemnification benefits pursuant to our Articles of Incorporation and will benefit from InfoSonics’ “director and officer” liability insurance. All new and continuing executive officers of InfoSonics will be entitled to certain health and welfare benefits which are currently made available by InfoSonics to all of its employees.

THE INFOSONICS SPECIAL MEETING

Date, Time and Location

The Special Meeting of InfoSonics stockholders will be held on [●], 2017, at the offices of Perkins Coie LLP located at 11988 El Camino Real, Suite 350, San Diego, California 92130-2594, at [●], local time.

Purpose

At the Special Meeting, holders of InfoSonics Common Stock as of the record date will be asked to consider and vote upon the following proposals:

1.	a proposal to approve the issuance of InfoSonics Common Stock, par value $0.001 per share, and InfoSonics Series A Convertible Preferred Stock, par value $0.001 per share, in connection with the Merger contemplated by Merger Agreement among InfoSonics, Cooltech and Merger Sub, and the corresponding change of control of InfoSonics, which proposal we refer to as the “Merger Proposal”;

2.	a proposal to approve the issuance of InfoSonics Common Stock and warrants to purchase shares of InfoSonics Common Stock in a non-public offering in accordance with NASDAQ Listing Rule 5635, which proposal we refer to as the “Non-Public Offering Proposal”;

3.	a proposal to approve the amendment of the Company’s Articles of Incorporation to effect an increase in the authorized amount of InfoSonics Common Stock, from 40,000,000 shares of InfoSonics Common Stock, to 150,000,000 shares of InfoSonics Common Stock, which proposal we refer to as the “Authorized Shares Increase Proposal”;

4.	a proposal to approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of InfoSonics Common Stock, to the extent required to qualify for the NASDAQ new listing requirements, by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to January 31, 2018, with the exact ratio to be set at a whole number within this range by the InfoSonics Board in its sole discretion to comply with the applicable NASDAQ listing requirements, which proposal we refer to as the “Reverse Split Proposal”;

5.	a proposal to approve, on a non-binding advisory basis, the compensation to be paid to InfoSonics’ named executive officers that is based on or otherwise relates to the Merger, which proposal we refer to as the “Executive Compensation Proposal”;

6.	a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or any of the other proposals, which proposal we refer to as the “Adjournment Proposal”; and

7.	to transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

The approval of the Merger Proposal and the Authorized Shares Increase Proposal by InfoSonics stockholders is a condition to the obligations of Cooltech and InfoSonics to complete the Merger. The approval of each of the Non-Public Offering Proposal, the Reverse Split Proposal, the Adjournment Proposal and the Executive Compensation Proposal are not conditions to the obligations of InfoSonics or Cooltech to complete the Merger.

InfoSonics will transact no other business at the Special Meeting, except for business properly brought before the Special Meeting or any adjournment or postponement.

Recommendation of the InfoSonics Board

The InfoSonics Board unanimously (with the exception of Mr. Ram, who abstained) (1) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of InfoSonics stockholders, (2) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and (3) resolved to recommend adoption of the Merger Agreement by InfoSonics stockholders and all other proposals set forth herein, all upon the terms and subject to the conditions set forth therein.

Accordingly, the InfoSonics Board recommends that InfoSonics stockholders vote:

“FOR” Proposal 1 to approve the Merger Proposal;

“FOR” Proposal 2 to approve the Non-Public Offering Proposal;

“FOR” Proposal 3 to approve the Authorized Shares Increase Proposal;

“FOR” Proposal 4 to approve the Reverse Split Proposal;

“FOR” Proposal 5 to approve the Executive Compensation Proposal; and

“FOR” Proposal 6 to approve the Adjournment Proposal;

Record Date and Quorum

The InfoSonics Board has fixed the close of business on [●], 2017 as the record date. Stockholders of record as of the record date are entitled to notice of and to vote at the Special Meeting. As of the close of business on the record date, [●] shares of InfoSonics Common Stock were issued and outstanding. Each InfoSonics stockholder is entitled to one vote for each share of InfoSonics Common Stock held by such stockholder as of the record date. Holders of a majority of the outstanding shares of InfoSonics Common Stock entitled to vote as of the record date must be present in person or represented by proxy at the Special Meeting in order to have the required quorum for transacting business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. “Broker non-votes” (which are shares represented by valid proxies received from a bank, broker or other nominee, that are not voted on a matter either because the bank, broker or nominee did not receive voting instructions from the beneficial owner or the bank, broker or nominee lacks discretionary authority to vote such shares) are counted for determining whether a quorum is present. If you sell or transfer your shares of InfoSonics common stock after the record date but before the Special Meeting, you will retain your right to vote such shares of InfoSonics Common Stock at the Special Meeting unless you have transferred these rights via proxy to the acquirer of your shares. You are urged to vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided, or by Internet or telephone by following the instructions on the enclosed proxy card. If your shares of InfoSonics Common Stock are held in the name of your broker, bank or other nominee, you should submit voting instructions to your broker, bank or other nominee. Please refer to the voting instruction card included in these proxy materials by your broker, bank or other nominee.

Required Vote

The affirmative vote, in person or by proxy, of holders of a majority of InfoSonics Common Stock outstanding on the record date (assuming a quorum is present) is required to approve the Merger Proposal (Proposal 1), the Authorized Shares Increase Proposal (Proposal 3) and the Reverse Split Proposal (Proposal 4). The affirmative vote, in person or by proxy, of a majority of all votes cast (assuming a quorum is present) at the Special Meeting and entitled to vote on the matter is required to approve the Non-Public Offering Proposal (Proposal 2), the Executive Compensation Proposal (Proposal 5), and the Adjournment Proposal (Proposal 6).

Votes may be cast in favor of, or against, each matter. You may also vote “ABSTAIN” with respect to any matter. With respect to the Merger Proposal (Proposal 1), the Authorized Shares Increase Proposal (Proposal 3) and the Reverse Split Proposal (Proposal 4), such abstentions will be treated as shares present in person or represented by proxy and entitled to vote on that matter and thus will have the same effect as votes against the proposals. With respect to the approval of the Non-Public Offering Proposal (Proposal 2), the Executive Compensation Proposal (Proposal 5), and the Adjournment Proposal (Proposal 6), if you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of these proposals.

If your shares of InfoSonics Common Stock are held by a broker, bank or other nominee, such broker, bank or other nominee is only entitled to vote your shares on routine matters, such as the ratification of the appointment of an independent registered public accounting firm, without instructions from you, the beneficial owner of those shares. Your broker, bank or other nominee is not entitled to vote shares held for a beneficial owner on non-routine matters, such as approval of the Merger Proposal, the Non-Public Offering Proposal, the Authorized Shares Increase Proposal, the Executive Compensation Proposal and the Adjournment Proposal. Consequently, if you do not give your broker, bank or other nominee specific instructions, your shares will not be voted at the Special Meeting. You are encouraged to provide instructions to your broker. This ensures your shares will be voted at the Special Meeting.

Failure to vote (whether by proxy or in person at the Special Meeting) will have the same effect as a vote against the Merger Proposal, the Authorized Shares Increase Proposal and the Reverse Split Proposal. Failing to vote (whether by proxy or in person at the Special Meeting) will have no effect on the outcome of the vote for the Non-Public Offering Proposal, the Adjournment Proposal, and the Executive Compensation Proposal, assuming a quorum is present.

Share Ownership and Voting by InfoSonics Directors and Executive Officers

As of the record date, the directors and executive officers of InfoSonics held and are entitled to vote, in the aggregate, approximately [●] % of the aggregate voting power of the outstanding shares of InfoSonics Common Stock.

Voting of Shares

For Stockholders of Record:

In addition to voting in person at the Special Meeting, if your shares of InfoSonics Common Stock are held in your name by InfoSonics transfer agent as a stockholder of record, you, as an InfoSonics stockholder, may submit a proxy as follows:

By Internet. The web address and instructions for Internet proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by Internet, then you do not need to return the proxy card. To be valid, your Internet proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the Special Meeting.

By Telephone. The toll-free number for telephone proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the Special Meeting.

By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by 11:59 p.m. (U.S. Eastern Time) on the day preceding the Special Meeting.

InfoSonics requests that InfoSonics stockholders submit their proxies over the Internet, by telephone or by completing and signing the accompanying proxy and returning it to InfoSonics as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed (including proper proxy submission by Internet or telephone), the shares of InfoSonics Common Stock represented by it will be voted at the Special Meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the InfoSonics Common Stock represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the InfoSonics Board. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on the proposals relating to the Special Meeting.

If your shares of InfoSonics Common Stock are held in “street name” by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you may give voting instructions by telephone or the Internet and you should read the information in the section entitled “– Voting of Shares – For Beneficial Owners” below.

EVERY INFOSONICS STOCKHOLDER’S VOTE IS IMPORTANT. ACCORDINGLY, EACH INFOSONICS STOCKHOLDER SHOULD SUBMIT ITS PROXY VIA THE INTERNET OR BY TELEPHONE, OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR NOT THE STOCKHOLDER PLANS TO ATTEND THE SPECIAL MEETING IN PERSON.

For Beneficial Owners:

If your shares of InfoSonics Common Stock are held in “street name” by a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of InfoSonics Common Stock. Your broker, bank or other nominee, as applicable, may establish an earlier deadline by which you must provide instructions to it for how to vote your shares of InfoSonics Common Stock. You should read carefully the materials provided to you by your broker, bank or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares of InfoSonics Common Stock at the Special Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of InfoSonics Common Stock giving you the right to vote such shares of InfoSonics Common Stock at the Special Meeting.

Revocation of Proxies

If you are a stockholder of record as of the record date, you may change your vote:

by delivering to InfoSonics (Attention: Corporate Secretary, 4435 Eastgate Mall, Suite 320, San Diego, California 92121), prior to your shares being voted at the Special Meeting, a later dated written notice of revocation or a later dated duly executed proxy card, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

A stockholder of record who has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid Internet or telephone vote.

If you are a beneficial owner of shares held in “street name” by a broker, bank or other nominee, you may revoke your proxy and vote your shares in person at the Special Meeting only in accordance with applicable rules and procedures as employed by such broker, bank or other nominee. If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Solicitation of Proxies; Costs of Solicitation

Your proxy is being solicited by the InfoSonics Board and Special Committee on behalf of InfoSonics. InfoSonics will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of Special Meeting, proxy card, this proxy statement/prospectus and any additional materials furnished to InfoSonics stockholders. Copies of these materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, InfoSonics may reimburse the costs of forwarding these materials to those beneficial owners.

Solicitation of proxies by mail may be supplemented by one or more of telephone, email, facsimile, or personal solicitation by InfoSonics directors, officers, or regular employees. No additional compensation will be paid for such services.

We have retained Georgeson LLC to assist in the solicitation of proxies. We expect to pay Georgeson LLC $15,000, plus reimbursement of reasonable expenses.

Tabulation of Votes

All votes will be tabulated by a representative of Computershare Trust Company, N.A., who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A representative of InfoSonics will act as the inspector of election appointed for the special meeting.

Adjournments and Postponements

In addition to the Merger Proposal, the Non-Public Offering Proposal, the Authorized Shares Increase Proposal, the Reverse Split Proposal and the Executive Compensation Proposal, InfoSonics stockholders are being asked to approve the Adjournment Proposal, which will give the InfoSonics Board authority to adjourn the Special Meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal, the Authorized Shares Increase Proposal or any other proposal set forth herein at the time of the Special Meeting.

If the Adjournment Proposal is approved, the Special Meeting could be adjourned to any date. If the Special Meeting is adjourned, InfoSonics stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares of InfoSonics Common Stock will be voted “FOR” the Adjournment Proposal.

If a quorum is not present or represented at the Special Meeting, then either (1) the chairman of the Special Meeting or (2) the InfoSonics stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, shall have power to adjourn the meeting. Whether or not a quorum is present at the Special Meeting, the chairman of the Special Meeting shall have power to adjourn the Special Meeting from time to time to another time or place or means of remote communications, without notice other than announcement at the Special Meeting of the time and place, if any, and the means of remote communications, if any, by which InfoSonics stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting. When a Special Meeting is adjourned to another time and place, unless the InfoSonics bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, are announced at the Special Meeting at which the adjournment is taken. At the adjourned meeting, InfoSonics may transact any business that might have been transacted at the original Special Meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each InfoSonics stockholder of record entitled to vote at the meeting.

The chairman of the Special Meeting may adjourn the Special Meeting to, among other things, solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal or the Authorized Shares Increase Proposal, allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by InfoSonics stockholders prior to the Special Meeting, or otherwise with the consent, or upon the request, of Cooltech.

The chairman of the Special Meeting may determine to adjourn the Special Meeting even if the Adjournment Proposal is not approved by InfoSonics stockholders.

Additionally, the InfoSonics Board, acting pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, has the right to cancel, postpone or reschedule a Special Meeting of the stockholders at any time, before or after the notice for such meeting has been sent to the stockholders.

Attending the Special Meeting

Only InfoSonics stockholders of record as of the close of business on the record date or their duly appointed proxies may attend the Special Meeting, or if your shares of InfoSonics Common Stock are held in “street name” by a broker, bank or other nominee and you bring evidence of beneficial ownership of those shares on the record date, such as a copy of your most recent account statement or similar evidence of ownership of InfoSonics Common Stock as of the record date, you may attend the Special Meeting. If your shares of InfoSonics Common Stock are held in “street name” by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of InfoSonics Common Stock authorizing you to vote at the Special Meeting. All stockholders should bring photo identification (a driver’s license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the Special Meeting or any adjournment or postponement of the Special Meeting. Everyone who attends the Special Meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the Special Meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the Special Meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the Special Meeting. Stockholders will be admitted to the meeting room starting at [●] a.m., local time, and admission will be on a first-come, first-served basis.

Assistance

If you need assistance in completing your proxy card, have questions about the Merger, the Special Meeting, or the proposals to be considered at the Special Meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, please contact InfoSonics’ Secretary, Vernon LoForti, at the following address and telephone number: 4435 Eastgate Mall, Suite 320, San Diego, California 92121, (858) 373-1675.

If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting instructions or voting your shares or need additional copies of this document, you may also contact Georgeson LLC as set forth below:

Georgeson LLC

1290 Avenue of Americas

9th Floor

New York, NY 10104

Stockholders, Banks and Brokerage Firms Call Toll Free: (800) 733-6198

PROPOSAL 1 – THE MERGER PROPOSAL

The InfoSonics Special Committee and the InfoSonics Board is asking InfoSonics stockholders to consider and vote upon a proposal to approve the issuance of InfoSonics Common Stock and InfoSonics Series A Convertible Preferred Stock pursuant to the Merger contemplated by the Merger Agreement, and the corresponding change of control of InfoSonics, which proposal we refer to as the “Merger Proposal.” The Merger Proposal is conditioned on the approval of the Authorized Shares Increase Proposal (Proposal 3) set forth herein.

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement and the Amendment to the Merger Agreement, each of which is attached to this proxy statement/prospectus as Annex A and Annex B, respectively, and incorporated into this proxy statement/prospectus by reference. We encourage you to read carefully the Merger Agreement (including the exhibits thereto) and the Amendment to the Merger Agreement in their entirety because this summary may not contain all the information about the Merger that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and the Amendment to the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about InfoSonics contained in this proxy statement/prospectus or in InfoSonics’ public reports filed with the SEC may supplement, update or modify the representations and warranties made by InfoSonics contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by InfoSonics, Merger Sub and Cooltech were also qualified and subject to important limitations agreed to by InfoSonics, Merger Sub and Cooltech in negotiating the terms of the Merger Agreement and the disclosure schedules thereto. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by the matters disclosed to Cooltech, InfoSonics and Merger Sub in connection with the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in InfoSonics’ filings with the SEC. See “Where You Can Find Additional Information” on page 167.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with Nevada law, at the effective time of the Merger, Merger Sub will merge with and into Cooltech, with Cooltech surviving the Merger and continuing as a wholly owned subsidiary of InfoSonics. Cooltech, as a subsidiary of InfoSonics, is sometimes referred to in this proxy statement/prospectus as the “surviving corporation.”

The officers and directors of Cooltech immediately prior to the effective time of the Merger will be the initial officers and directors of the surviving corporation, to hold office until their respective successors are duly appointed or qualified or upon their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation. At the effective time of the Merger, the certificate of incorporation of Cooltech as in effect immediately prior to the effective time of the Merger will be the certificate of incorporation of the surviving company and the bylaws of Cooltech as in effect immediately prior to the effective time of the Merger will be the bylaws of the surviving company.

Closing and Effective Time of the Merger

The closing of the Merger will take place no later than two business days after the satisfaction or waiver of all the closing conditions set forth in the Merger Agreement (as more fully described below under “– Conditions to the Merger”) (other than those conditions that by their nature are to be satisfied at the closing), or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as InfoSonics and Cooltech may mutually agree. The Merger will become effective at the time that the Articles of Merger is duly filed with the Secretary of State of the State of Nevada.

Treatment of Cooltech Capital Stock in the Merger

Common Stock and Series A Preferred Stock. At the effective time of the Merger, all shares of Cooltech common stock and Series A Preferred Stock (collectively, “Cooltech Stock”) will be converted into the right to receive an aggregate of 12,500,000 shares of InfoSonics Common Stock (which may include, on an “as converted” basis, a certain number of shares of InfoSonics Series A Convertible Preferred Stock (convertible on a share for share basis into InfoSonics Common Stock), at the election of any Cooltech shareholder who would own in excess of 4.99% of InfoSonics Common Stock) (collectively, the “Merger Consideration”). The Merger Consideration will be allocated as follows: (i) holders of an aggregate of 2,275,222 shares of Cooltech Stock issued between April 2017 and June 2017 in connection with Cooltech’s private placement (the “Private Placement Holders”) are entitled to receive, on a pro rata basis, an aggregate of 3,250,317 shares of InfoSonics Common Stock (or the equivalent, on an “as converted” basis, of InfoSonics Series A Convertible Preferred Stock) and (ii) holders of shares of Cooltech Stock, including shares of Cooltech’s outstanding shares of Series A Convertible Preferred Stock (calculated on an “as converted basis) that are not shares described in (i) above (the “Non-Private Placement Holders”), will be entitled to receive, on a pro rata basis, an aggregate of 9,249,683 shares of InfoSonics Common Stock (or the equivalent, on an “as converted” basis, of InfoSonics Series A Convertible Preferred Stock). The bifurcated allocation of the Merger Consideration is based on the total value of Cooltech Stock issued to each of the Private Placement Holders and Non-Private Placement Holders, respectively. In negotiating this structure, Infosonics and Cooltech considered both the current value of Cooltech Stock and the original investment amounts of the Private Placement Holders and the Non-Private Placement Holders. Infosonics and Cooltech ultimately agreed upon this allocation structure in an effort to compensate the Private Placement Holders for the reduction in the value of their original investment amounts while leaving the overall Merger Consideration unchanged. All such shares of Cooltech Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive consideration address above and the right to receive any dividends or distributions (as set forth in the Merger Agreement). These newly issued shares would represent approximately 84% of the shares of InfoSonics Common Stock after the effective time of the Merger (assuming that Cooltech stockholders purchased all shares and warrants issued by InfoSonics in the Public Offering and will purchase all shares and warrants issued by InfoSonics in the Private Placement, as defined and discussed herein).

Representations and Warranties

Many of the representations and warranties made by InfoSonics and Cooltech in the Merger Agreement are qualified by the absence of a material adverse effect on InfoSonics, Merger Sub or Cooltech, as applicable.

Representations and Warranties of InfoSonics

In the Merger Agreement, InfoSonics made a number of representations and warranties to Cooltech relating to, among other things:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	capitalization;

•	compliance with SEC rules and regulations;

•	accuracy of information contained in the proxy statement/prospectus, other than any information supplied by or on behalf of Cooltech for inclusion therein;

•	absence of certain changes or events since March 31, 2017;

•	absence of undisclosed material liabilities;

•	presentation of financial statements;

•	compliance with laws and court orders;

•	litigation;

•	employee benefit plans; and

•	the capital stock and business of Merger Sub.

Representations and Warranties of Cooltech

In the Merger Agreement, Cooltech made a number of representations and warranties to InfoSonics relating to, among other things:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	capitalization;

•	its subsidiaries;

•	presentation of financial statements;

•	absence of certain changes or events since December 31, 2016;

•	absence of undisclosed material liabilities;

•	compliance with laws and court orders;

•	foreign corrupt practices and international trade sanctions;

•	license and permits;

•	litigation;

•	title to properties and absence of liens;

•	intellectual property;

•	customers and suppliers;

•	taxes;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	material contracts;

•	finder’s fees;

•	antitakeover statutes;

•	insurance; and

•	related parties transactions.

Conduct of Business Pending the Merger

Except as expressly contemplated or permitted by the Merger Agreement, InfoSonics has agreed that, prior to the effective time of the Merger, subject to certain exceptions, and unless InfoSonics obtains the prior written consent of Cooltech, InfoSonics will not, nor will InfoSonics permits is subsidiaries to:

•	amend its organizational documents;

•	split, combine or reclassify any outstanding shares of its capital stock (other than the reverse split described in the Merger Agreement);

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned subsidiaries;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of InfoSonics or any of its subsidiaries, except in connection with (A) the payment of the exercise price of a stock option, (B) tax withholding in connection with the exercise of a stock option or the vesting or settlement of a restricted share or restricted share unit or (C) repurchases of pursuant to InfoSonics’ existing stock repurchase plan;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of InfoSonics or any of its subsidiaries, other than the issuance of (A) stock options or other equity compensation arrangements in the ordinary course of business consistent with past practices, including annual grants of restricted stock units to its employees (B) any shares of its capital stock upon the exercise of InfoSonics stock options or other equity compensation arrangements that are outstanding on the date of the Merger Agreement or issued in compliance with the preceding clause (A), in each case in accordance with the terms of those options or arrangements and (C) any securities of a subsidiary of InfoSonics to InfoSonics or any other subsidiary of InfoSonics;

•	amend in any material respect any term of any securities of its or any of its subsidiaries (in each case, whether by merger, consolidation or otherwise);

•	sell, lease or otherwise transfer, or create or incur any lien other than Permitted Liens (as defined in the Merger Agreement) on any of its assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individually or $250,000 in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice;

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of InfoSonics) outstanding at any time greater than $250,000;

•	change its methods of accounting, except as required by concurrent changes in U.S. GAAP or applicable law (as defined in the Merger Agreement) or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

•	make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

•	except as required by applicable law, (A) increase the compensation payable or that could become payable by its to directors, officers or employees, (B) enter into or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (C) promote any officers or employees, except in connection with its regular compensation review cycle or as the result of the termination or resignation of any officer or employee, or (D) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action that would accelerate rights under any of its employee plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be such plan if it were in existence as of the date of the Merger Agreement, or make any contribution to any employee plan, other than contributions required by applicable law, the terms of such employee plan as in effect on the date of the Merger Agreement;

•	pay or enter into a contract to pay any “stay bonus,” “closing bonus” or any other bonus or compensation in connection with the execution and delivery of the Merger Agreement or the transactions contemplated thereby;

•	make any widespread communication with its employees or make any commitments to any employees regarding the compensation, benefits or other treatment they will receive in connection with the Merger, unless any such communications are consistent in all respects with prior directives or documentation approved by Cooltech (in which case, InfoSonics shall provide Cooltech with prior notice of and the opportunity to review and comment upon any such written or other formal or group communications);

•	other than Merger Subsidiary, form any subsidiary, acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership or similar arrangement;

•	commence or settle any proceeding, except with respect to routine matters in the ordinary course of business; or

•	hire or terminate any employee or independent contractor outside of the ordinary course of business or with annual aggregate compensation in excess of $100,000.

Except as expressly contemplated or permitted by the Merger Agreement, Cooltech has agreed that, prior to the effective time of the Merger, subject to certain exceptions, and unless Cooltech obtains the prior written consent of InfoSonics, Cooltech will not, nor will it permits its subsidiaries to:

•	amend its organizational documents;

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned subsidiaries;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Cooltech or any of its subsidiaries;

•	sell, lease or otherwise transfer, or create or incur any lien other than Permitted Liens (as defined in the Merger Agreement) on any of its or its subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individually or $250,000 in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice;

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of Cooltech and its subsidiaries) outstanding at any time greater than $250,000;

•	make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

•	except as required by applicable law, (A) increase the compensation payable or that could become payable by its to directors, officers or employees, (B) enter into or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (C) promote any officers or employees, except in connection with its regular compensation review cycle or as the result of the termination or resignation of any officer or employee, or (D) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action that would accelerate rights under any of its employee plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be such plan if it were in existence as of the date of the Merger Agreement, or make any contribution to any employee plan, other than contributions required by applicable law, the terms of such employee plan as in effect on the date of the Merger Agreement;

•	pay or enter into a contract to pay any “stay bonus,” “closing bonus” or any other bonus or compensation in connection with the execution and delivery of the Merger Agreement or the transactions contemplated thereby;

•	make any widespread communication with its employees or make any commitments to any employees regarding the compensation, benefits or other treatment they will receive in connection with the Merger, unless any such communications are consistent in all respects with prior directives or documentation approved by Cooltech (in which case, InfoSonics shall provide Cooltech with prior notice of and the opportunity to review and comment upon any such written or other formal or group communications);

•	form any subsidiary, acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership or similar arrangement;

•	commence or settle any proceeding, except with respect to routine matters in the ordinary course of business; or

•	hire or terminate any employee or independent contractor outside of the ordinary course of business or with annual aggregate compensation in excess of $100,000.

Post-Merger Board of Directors

InfoSonics will take all appropriate action to appoint promptly at the effective time of the Merger, four Cooltech nominees and cause three directors of InfoSonics to resign, such that the InfoSonics Board is comprised of the individuals set forth below:

•	Andrew DeFrancesco

•	Mauricio Diaz

•	Felipe Rezk

•	Aaron Serruya

•	Robert Picow

Fees and Expenses

All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the party incurring such fees and expenses and InfoSonics may additionally use up to $1,000,000 of the proceeds from the Securities Purchase Agreements to pay any expenses owed by InfoSonics.

Conditions to the Merger

The Merger is subject to the satisfaction or waiver of various conditions, at or prior to the effective time, which include the following with respect to each party:

•	InfoSonics stockholders shall have approved the Merger Proposal at the Special Meeting in accordance with the MGCL and the rules of the NASDAQ Stock Market;

•	no Applicable Law (as defined in the Merger Agreement) shall prohibit the consummation of the Merger;

•	a registration statement on Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

•	the shares of InfoSonics Common Stock (including shares of InfoSonics Common Stock underlying InfoSonics Series A Convertible Preferred Stock) to be issued in the Merger shall have been approved for quotation on the NASDAQ Capital Market, subject to official notice of issuance;

•	InfoSonics shall have filed the Series A Articles Supplementary and the amendment to InfoSonics’ Articles of Incorporation that increases the number of shares of InfoSonics Common Stock for issuance with the State Department of Assessments and Taxation of the State of Maryland;

•	Cooltech shall have delivered evidence to InfoSonics of $2.5 million in Net Cash (as defined in the Merger Agreement);

•	InfoSonics shall have entered into the Securities Purchase Agreements, and the documents for the Securities Purchase Agreements shall be in full force and effect;

•	Cooltech and InfoSonics have received all deliverables required under the Merger Agreement; and

•	not less than ten days prior to the date of the appointment of the Cooltech nominees to the InfoSonics Board, InfoSonics will have filed Form 14F-1 with the SEC.

InfoSonics and Merger Sub are not obligated to effect the Merger unless the following conditions are satisfied or waived, at or prior to the effective time:

•	Cooltech shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time;

•	the representations and warranties of Cooltech contained in the Merger Agreement or in any certificate or other writing delivered by Cooltech pursuant thereto (subject to materiality and material adverse effect qualifications with respect to Cooltech contained therein) shall be true at and as of the effective time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Cooltech;

•	InfoSonics shall have received a certificate signed by an executive officer of Cooltech certifying as to the satisfaction of the requirements set forth in the preceding paragraph;

•	there shall not be in effect any restraining order, preliminary or permanent injunction or other similar order by any governmental authority and there shall not have been instituted or pending any action or proceeding by any governmental authority, in any such case (i) prohibiting, challenging or seeking to make illegal or otherwise directly or indirectly seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to restrain or prohibit InfoSonics’, Merger Sub’s or any of InfoSonics’ other affiliates’ (A) ability effectively to exercise full rights of ownership of the stock of Cooltech after the Merger, including the right to vote any shares of Cooltech Common Stock acquired or owned by InfoSonics, Merger Sub or any of InfoSonics’ other affiliates following the effective time on all matters properly presented to Cooltech’s shareholders, or (B) ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of Cooltech and its subsidiaries, taken as a whole, or of InfoSonics and its subsidiaries, taken as a whole or (iii) seeking to compel InfoSonics or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of Cooltech and its subsidiaries, taken as a whole, or of InfoSonics and its subsidiaries, taken as a whole;

•	there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Cooltech; and

•	Cooltech’s acquisition of OneClick International, LLC and OneClick License, LLC and each company’s subsidiaries shall be complete and the acquisition agreement related thereto shall be in full force and effect.

Additionally, Cooltech is not obligated to effect the Merger unless the following conditions are satisfied or waived, at or prior to the effective time:

•	each of InfoSonics and Merger Sub shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed;

•	the representations and warranties of InfoSonics and Merger Sub contained in the Merger Agreement or in any certificate or other writing delivered by InfoSonics or Merger Sub pursuant thereto (subject to materiality and material adverse effect qualifications with respect to InfoSonics contained therein) shall be true at the effective time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to InfoSonics;

•	Cooltech shall have received a certificate signed by an executive officer of InfoSonics certifying as to the satisfaction of the requirements set forth in the preceding paragraph; and

•	there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to InfoSonics.

Neither InfoSonics nor Cooltech can give any assurance that all of the conditions of the Merger will be either satisfied or waived or that the Merger will occur.

Definition of “Material Adverse Effect”

Under the Merger Agreement, a “material adverse effect” means, with respect to such entity, a material adverse effect on (i) the condition (financial or otherwise), business, liabilities, assets or results of operations of the entity and its subsidiaries, taken as a whole or (ii) such entity’s ability to consummate the transactions contemplated by the Merger Agreement, excluding, with respect to clause (i), any effect resulting from

•	changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region not having a materially disproportionate effect on such entity and its subsidiaries, taken as a whole, relative to other participants in the industry in which such entity and its subsidiaries operate;

•	changes (including changes of applicable law or U.S. GAAP) or conditions generally affecting the industry in which such entity and its subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such entity and its subsidiaries, taken as a whole;

•	acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters involving the United States of America or any other country or region not having a materially disproportionate effect on such entity and its subsidiaries, taken as a whole, relative to other participants in the industry in which such entity and its subsidiaries operate;

•	the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement;

•	any failure by such entity and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a material adverse effect);

•	any action taken (or omitted to be taken) by such entity at the written request or with the written consent of the other party; or

•	any action taken by the entity or any of its subsidiaries that is expressly required by the Merger Agreement;

Securities Purchase Agreements

As described above, the obligations of each party to consummate the Merger Agreement is subject to the completion of the transactions contemplated by the Securities Purchase Agreements.

Termination of the Merger Agreement

In general, the Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the approval of Merger Proposal by InfoSonics stockholders, in the following ways:

•	by mutual written consent of InfoSonics and Cooltech;

•	by either InfoSonics or Cooltech if:

•	the Merger has not been consummated on or before December 31, 2017; provided, that this right to terminate the Merger Agreement shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated on or before December 31, 2017;

•	there shall be any Applicable Law (as defined in the Merger Agreement) that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins Cooltech or InfoSonics from consummating the Merger and such injunction shall have become final and nonappealable; or

•	at the Special Meeting (including any adjournment or postponement thereof), the approval by the stockholders of InfoSonics shall not have been obtained.

•	by Cooltech if:

•	an Adverse Recommendation Change (as defined in the Merger Agreement) shall have occurred or the InfoSonics Special Committee shall have failed to reaffirm the Special Committee Recommendation (as defined in the Merger Agreement) as promptly as practicable (but in any event within five (5) business days) after receipt of any written request to do so from Cooltech; or

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of InfoSonics set forth in the Merger Agreement shall have occurred that would cause the condition set forth therein not to be satisfied, and such condition is incapable of being satisfied by December 31, 2017.

•	by InfoSonics if:

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Cooltech set forth in the Merger Agreement shall have occurred that would cause the condition set forth in the Merger Agreement not to be satisfied, and such condition is incapable of being satisfied by December 31, 2017; or

•	prior to the effective time, InfoSonics receives a Superior Acquisition Proposal (as defined in the Merger Agreement) provided that InfoSonics has complied with its obligations set forth in the Merger Agreement and the InfoSonics Special Committee has made an Adverse Recommendation Change (as defined in the Merger Agreement) with respect to such Superior Acquisition Proposal; or

•	Cooltech has not complied with its obligations concerning the transactions contemplated by the Securities Purchase Agreements.

Effect of Termination of the Merger Agreement

If the Merger Agreement is terminated, the Merger Agreement will become null and void and there will be no liability on the part of InfoSonics or Cooltech or their respective directors, officers and affiliates, except that the parties may have liability with respect to fees and expenses as provided in the Merger Agreement.

Any provisions in the Merger Agreement relating to representation and warranties regarding director and officer liability, stock exchange listing, certain employee matters, the binding effect of the Merger Agreement and its benefits, assignment, governing law and jurisdiction will survive any termination of the Merger Agreement.

Consequences If Not Approved

InfoSonics has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed Merger. If the Merger Proposal is not approved by InfoSonics stockholders, or the Merger otherwise does not close, the InfoSonics Board will continue to evaluate and review our business operations and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. See “The Merger – Effect on InfoSonics if the Merger is Not Completed” on page 35.

Vote Required

Approval of the Merger requires the affirmative vote of the holders of a majority of InfoSonics Common Stock outstanding on the record date (assuming a quorum is present in person or by proxy). If you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have the same effect as voting against the Merger Proposal.

THE INFOSONICS SPECIAL COMMITTEE AND THE INFOSONICS BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2 – THE NON-PUBLIC OFFERING PROPOSAL

The Proposal

InfoSonics Common Stock is currently listed on the NASDAQ Capital Market and we are subject to the listing rules of the NASDAQ Stock Market. NASDAQ Listing Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of InfoSonics Common Stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by InfoSonics of InfoSonics Common Stock (and/or securities convertible into or exercisable for InfoSonics Common Stock) equal to 20% or more of the InfoSonics Common Stock outstanding before the issuance. Shares of InfoSonics Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value.

Pursuant to the Merger Agreement, the obligations of InfoSonics, Merger Sub and Cooltech to consummate the Merger are subject to the satisfaction of various conditions, including the completion of the transactions contemplated by the Securities Purchase Agreements. Pursuant to a securities purchase agreement dated as of August 3, 2017, InfoSonics agreed to sell 4,375,000 shares of InfoSonics Common Stock at a purchase price of $0.40 per share (for an aggregate purchase price of $1,750,000) and warrants to purchase 4,375,000 shares of InfoSonics Common Stock at an exercise price of $0.484 per share, pursuant to a private placement exempt from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder (the “Private Placement”). Due to the one-for-five reverse stock split effected on October 10, 2017, the amount of InfoSonics Common Stock and warrants to purchase InfoSonics Common Stock has been adjusted from 4,375,000 to 875,000 and the purchase price of the warrants from $0.40 to $2.00. We are seeking stockholder approval for the issuance of shares of InfoSonics Common Stock in the Private Placement.

The issuance of shares of InfoSonics Common Stock in accordance with the Private Placement would dilute, and thereby reduce, each existing stockholder’s proportionate ownership in InfoSonics Common Stock. The stockholders do not have preemptive rights to subscribe for additional shares that may be issued by InfoSonics in order to maintain their proportionate ownership of InfoSonics Common Stock.

The securities to be issued in the Private Placement may be sold at a price that is lower than the current book value and market price of the securities.

Assuming a quorum is present at the Special Meeting, approval of Private Placement requires the affirmative vote of a majority of the total votes cast on this matter, in accordance with NASDAQ Listing Rule 5635(e)(4).

Proposed Private Placement

Pursuant to the securities purchase agreement, prior to the closing of the Merger InfoSonics and Cooltech will have in escrow for the surviving company the proceeds received pursuant to the Private Placement of InfoSonics Common Stock, such proceeds being obtained solely from accredited investors in compliance with the exemption from registration provided by Section 4(a)(2) of the Securities Act or Rule 505 of Regulation D thereunder. The closing of the Private Placement will be subject to approval by our stockholders in accordance with Rule 5635(d) of the NASDAQ Listing Rules (as further discussed below).

Upon the approval of this Proposal 2, our stockholders will have agreed to the closing of the transactions contemplated under the Private Placement, including the issuance of in excess of 20% of InfoSonics’ issued and outstanding InfoSonics Common Stock, consisting of 875,000 shares of InfoSonics Common Stock and warrants to purchase 875,000 shares of InfoSonics Common Stock, subject to adjustment pursuant to the terms of the securities purchase agreement.

The InfoSonics Common Stock and warrants will be sold to accredited investors affiliated with Cooltech at a purchase price of $0.40 per share. Each warrant issued in the Private Placement will allow the holder to purchase up to a number of shares of InfoSonics Common Stock equal to 100% of the InfoSonics Common Stock purchased by the purchaser at an exercise price equal to $0.484 per share, subject to adjustment as provided in the securities purchase agreement. The warrants will be exercisable commencing six months from the closing date of the securities purchase agreement and have a term of exercise equal to three years from the initial exercise date. Net proceeds of the sale of the InfoSonics Common Stock will be available to the surviving company in the Merger upon the effective time of the Merger. Descriptions of the InfoSonics Common Stock and the anti-takeover effects applicable to InfoSonics pursuant to the MGCL and InfoSonics’ Articles of Incorporation and Bylaws are set forth in this proxy statement/prospectus above. See “Market Price and Dividend Data – Market Price of InfoSonics Common Stock” beginning on page 32 and “Comparison of Stockholder Rights – Anti-Takeover Measures” beginning on page 157.

Under NASDAQ Listing Rule 5635, we may not issue securities representing more than 19.99% of the outstanding InfoSonics Common Stock prior to stockholder approval. If we do not obtain stockholder approval for this Proposal 2, the Merger may not close, since the Private Placement and resulting issuance of InfoSonics Common Stock is a condition to each party’s obligation to consummate the transactions contemplated by the Merger Agreement. If the Merger is not consummated, we will not consummate this Private Placement.

Vote Required

Approval of the Non-Public Offering Proposal requires the affirmative vote of a majority of all votes cast (assuming a quorum is present in person or by proxy) on each proposal. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of the Non-Public Offering Proposal.

THE INFOSONICS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NON-PUBLIC OFFERING PROPOSAL.

PROPOSAL 3 – THE AUTHORIZED SHARES INCREASE PROPOSAL

The Proposal

InfoSonics’ Articles of Incorporation authorizes the issuance of 40,000,000 shares of InfoSonics Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. On September 12, 2017, the InfoSonics Board declared advisable the amendment of the Articles of Incorporation to increase the authorized number of shares of InfoSonics Common Stock to 150,000,000 shares of InfoSonics Common Stock, par value $0.001 per share, subject to stockholder approval.

Purpose and Effect of the Amendment

InfoSonics currently has 40,000,000 authorized shares of InfoSonics Common Stock and 10,000,000 shares of preferred stock. As of October 26, 2017, InfoSonics had 3,378,280 shares of InfoSonics Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

As a result of the expected issuance of InfoSonics Common Stock to Cooltech stockholders pursuant to the Merger and the Private Placement described in Proposal 2, an increase in our authorized stock is necessary in order to have sufficient additional authorized but unissued shares of InfoSonics Common Stock available to provide flexibility for corporate action in the future. Except in connection with the shares to be issued as contemplated by the Merger Agreement and Private Placement, the Company currently has no arrangements or understandings for the issuance of additional shares of InfoSonics Common Stock or preferred stock. If this proposal is approved, all or any of the authorized shares may be issued without first offering those shares to the stockholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all stockholders would reduce the proportionate interest in InfoSonics of each share.

The increase in the authorized number of shares of InfoSonics Common Stock could have an anti-takeover effect. If the InfoSonics Board desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company. We currently have no plan to issue newly authorized shares of InfoSonics Common Stock or adopt other anti-takeover proposals intended to discourage third parties from attempting to take over the Company. Stockholders nevertheless should be aware that increasing the number of authorized shares of InfoSonics Common Stock could facilitate InfoSonics’ ability to deter or prevent changes of control in the future and any issuance of newly authorized shares of InfoSonics Common Stock, regardless of the intent, could have an anti-takeover effect.

The increase of our authorized shares of common stock is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of InfoSonics. While it is possible that our management could use the increase of authorized shares of common stock to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of stockholders, we do not intend to construct or enable any anti-takeover defense or mechanism on behalf of InfoSonics. We have no intent or plans to employ the increase of our authorized shares of common stock as an anti-takeover device and do not have any plans or proposals to adopt any other provisions or enter into other arrangements that may have material anti-takeover consequences.

In addition to the increase of our authorized shares of common stock, provisions of our governing documents and applicable provisions of Maryland law may also have anti-takeover effects, making it more difficult for or preventing a third-party from acquiring control of InfoSonics or changing our board and management. These provisions may also have the effect of deterring hostile takeovers or delaying changes in InfoSonics’ control or in our management. See “Comparison of Stockholder Rights – Anti-Takeover Measures” beginning on page 157.

A copy of the proposed Articles of Amendment is attached hereto as Annex D. The Articles of Amendment will become effective upon filing with the State Department of Assessments and Taxation of the State of

Maryland as required by the MGCL if filed by InfoSonics, which will only happen if this Proposal 3 (the Authorized Shares Increase Proposal) is approved. Furthermore, the closing of the Merger is conditioned on the completion of this Proposal 3. If this Proposal is not approved, we may not have enough authorized shares to complete the Merger and the transactions contemplated by the Merger Agreement.

Vote Required

Approval of the Authorized Shares Increase Proposal requires the affirmative vote of the holders of a majority of InfoSonics Common Stock outstanding on the record date (assuming a quorum is present in person or by proxy). If you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have the same effect as voting against the Authorized Shares Increase Proposal.

THE INFOSONICS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZED SHARES INCREASE PROPOSAL.

PROPOSAL 4 – THE REVERSE SPLIT PROPOSAL

Overview

The InfoSonics Board is asking InfoSonics stockholders to vote on a proposal to approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of InfoSonics Common Stock, to the extent required to qualify for the NASDAQ new listing requirements, by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to January 31, 2018, with the exact ratio to be set at a whole number within this range by the InfoSonics Board in its sole discretion to comply with the applicable NASDAQ listing requirements. On September 12, 2017, in connection with the Merger, the InfoSonics Board adopted resolutions declaring that amending the Company’s Articles of Incorporation to effect a reverse stock split of InfoSonics Common Stock is advisable, subject to stockholder approval. Accordingly, stockholders are asked to approve a proposal to amend the Company’s Articles of Incorporation to effect a reverse stock split consistent with such terms and to grant authorization to the InfoSonics Board to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing and ratio.

The InfoSonics Board strongly believes that the reverse stock split is necessary for the following reasons:

1.	To qualify as a new listing on the NASDAQ Capital Market; and

2.	To provide us with resources and flexibility, with respect to our capital, sufficient to execute our business plans and strategy, and improve the marketability and liquidity of our common stock.

If approved by our stockholders, the reverse stock split proposal will permit the InfoSonics Board to have the sole authority to elect, at any time on or prior to January 31, 2018, and without the need for any further action on the part of our stockholders: (i) whether or not to effect a reverse stock split; and (ii) if so, the number of whole shares of InfoSonics Common Stock, between and including two and twenty, which will be combined into one share of InfoSonics Common Stock. Notwithstanding approval of the reverse stock split by the stockholders, the InfoSonics Board may, in its sole discretion, abandon the proposed amendment and determine not to effect the reverse stock split. If the InfoSonics Board does not implement a reverse stock split on or prior to January 31, 2018, stockholder approval may be required prior to implementing a reverse stock split with a ratio ranging from not less than one-for-two and not more than one-for-twenty. If the Merger is not consummated, we will not effect this reverse stock split.

In determining which reverse stock split ratio to implement, if any, following receipt of stockholder approval, the InfoSonics Board may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the expected impact of the reverse stock split on the trading market for our common stock in the short- and long-term;

•	our ability to continue our listing on the NASDAQ Capital Market;

•	which reverse stock split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

Failure to approve the amendment could have serious, adverse effects on the Company and its stockholders. NASDAQ Listing Rule 5110(a) requires that because the Merger with Cooltech (a non-NASDAQ entity) will result in a change of control, we must submit an initial listing application for the post-Merger entity, which will require us to comply with a higher minimum bid price requirement of $4.00 per share and necessitate a larger or additional reverse stock split. If our common stock were to be delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as OTC Pink, OTCQX, OTCQB or the OTC Bulletin Board. Such trading would reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock, thereby negatively impacting the share price of our common stock. If the NASDAQ Capital Market delists our common stock, our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, our common stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and become avoided by retail and institutional investors, resulting in the impaired liquidity of our shares. Furthermore, without a reasonable number of authorized shares available for issuance, we may be unable to raise additional capital, establish strategic relationships with other companies or expand our business through acquisitions.

Under Section 2-309 of the Maryland General Corporation Law, a Maryland corporation can conduct a reverse stock split by combining issued shares into a smaller number with a corresponding increase in the par value per share, which does not require stockholder approval, so long as the split is (i) effected by a corporation with a class of equity securities registered under the Exchange Act; (ii) approved by a majority of the board; and (iii) the ratio is not more than a 1-for-10. We are seeking stockholder approval for this reverse stock split in case a greater than one-for-ten reverse stock split is necessary in order to qualify for the Nasdaq new listing requirements.

Reasons for the Reverse Stock Split

To comply with the requirements for a new NASDAQ listing application

Following the Merger, to continue our listing on the NASDAQ Capital Market, we must comply with NASDAQ Listing Rules for an initial listing, which requirements include a minimum bid price of $4.00 per share, due to the Merger as further discussed below. On May 3, 2016, we received a NASDAQ staff deficiency letter indicating that, for the prior thirty consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until October 31, 2016, to regain compliance. The letter stated that the NASDAQ staff would provide written notification that we had achieved compliance with Rule 5550(a)(2) if at any time before October 31, 2016, the bid price of our common stock closed at $1.00 per share or more for a minimum of ten consecutive business days. Although the bid price of our common stock did not rise to the $1.00 per share level for the specified number of days by October 31, 2016, we maintained our compliance with other appropriate listing requirements of the NASDAQ Capital Market, with the exception of the bid price requirement. Accordingly, on November 1, 2016, we received notification from the NASDAQ Stock Market that we were granted an additional 180 calendar day period, or until May 1, 2017, to regain compliance.

As of May 1, 2017, we had not regained compliance with the bid price requirement and on May 2, 2017 we received notification from NASDAQ that on May 11, 2017 our common stock would be delisted and trading suspended unless we requested an appeal. On May 4, 2017, we requested an oral hearing before the NASDAQ Hearings Panel (the “Panel”) to appeal the NASDAQ staff’s delisting determination, which hearing was held on June 1, 2017. We presented a plan to the Panel to regain compliance with the minimum bid price requirement which included the Merger and a reverse stock split, and requested a further extension of time to execute the plan. On June 6, 2017, we received a letter from the NASDAQ Office of General Counsel advising us of the decision of the Panel to grant the Company an extension of time until October 30, 2017.

On October 10, 2017, we effected a one-for-five reverse stock split of our common stock in order to maintain our NASDAQ listing prior to completion of the Merger and we intend to continue to closely monitor the bid price of our stock in light of the Merger. NASDAQ Listing Rule 5110(a) requires that because the Merger with Cooltech (a non-NASDAQ entity) will result in a change of control, we must submit an initial listing application for the post-Merger entity, which would require us to comply with a higher minimum bid price requirement of $4.00 per share and necessitate a larger or additional reverse stock split.

The InfoSonics Board has considered the potential harm to the Company and its stockholders should the NASDAQ Stock Market not approve the listing of our common stock of the post-merger entity. Failure to qualify for listing could adversely affect the liquidity of our common stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons.

The InfoSonics Board believes that a reverse stock split is a potentially effective means for the post-merger entity to qualify with NASDAQ Listing Rules and to avoid, or at least mitigate, the likely adverse consequences of our common stock not being listed by NASDAQ Capital Market by producing the immediate effect of increasing the bid price of our common stock.

To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy.

The InfoSonics Board also believes that the increased market price of InfoSonics Common Stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of InfoSonics Common Stock and will encourage interest and trading in InfoSonics Common Stock. A reverse stock split could allow a broader range of institutions to invest in InfoSonics Common Stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of InfoSonics Common Stock. A reverse stock split could help increase analyst and broker interest in InfoSonics Common Stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of InfoSonics Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

The InfoSonics Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Risks of the Proposed Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with NASDAQ Listing Rules and qualify for the new listing.

The InfoSonics Board expects that a reverse stock split of InfoSonics Common Stock will increase the market price of such stock so that we are able to regain and maintain compliance with the NASDAQ minimum bid price. However, the effect of a reverse stock split upon the market price of InfoSonics Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, (ii) the market price per post-reverse stock split share may not exceed or remain in excess of the $4.00 minimum bid price for a sustained period of time (as required by the Merger) or (iii) the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks, or result in increased trading volume or liquidity. Even if we effect a reverse stock split, the market price of InfoSonics Common Stock may decrease due to factors unrelated to the stock split. In any case, the market price of our common stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the market price per post-reverse stock split share of our common stock remains in excess of $4.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including NASDAQ requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float.

The proposed reverse stock split may decrease the liquidity of our stock.

The liquidity of our capital stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the InfoSonics Board or render tender offers for a combination with another entity more difficult to successfully complete. The InfoSonics Board does not intend for the reverse stock split to have any anti-takeover effects.

Effect of the Reverse Split on Holders of Outstanding Common Stock

After the effective date of the proposed reverse stock split, if such split is necessary, each InfoSonics stockholder will own a reduced number of shares of InfoSonics Common Stock. Except to the extent that whole shares will be exchanged in lieu of fractional shares as described below, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in InfoSonics and proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split, except to the extent that whole shares will be exchanged in lieu of fractional shares as described below. The following table contains approximate information relating to InfoSonics Common Stock under the proposed reverse stock split ratios, without giving effect to any adjustments for fractional shares of InfoSonics Common Stock and with the assumption that the Authorized Shares Increase Proposal (Proposal 3) will be approved by InfoSonics stockholders at the Special Meeting (not taking into account the shares issued in the Private Placement or shares issued in connection with the Merger), as of October 26, 2017:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance(1)	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	150,000,000	3,378,280	431,116	146,190,604
Post-Reverse Stock Split 1:2	150,000,000	1,689,140	215,558	148,095,302
Post-Reverse Stock Split 1:3	150,000,000	1,126,093	143,705	148,730,202
Post-Reverse Stock Split 1:4	150,000,000	844,570	107,779	149,047,651
Post-Reverse Stock Split 1:5	150,000,000	675,656	86,223	149,238,121
Post-Reverse Stock Split 1:6	150,000,000	563,046	71,852	149,365,102
Post-Reverse Stock Split 1:7	150,000,000	482,611	61,588	149,455,801
Post-Reverse Stock Split 1:8	150,000,000	422,285	53,889	149,523,826
Post-Reverse Stock Split 1:9	150,000,000	375,364	47,901	149,576,735
Post-Reverse Stock Split 1:10	150,000,000	337,828	43,111	149,619,061
Post-Reverse Stock Split 1:11	150,000,000	307,116	39,192	149,653,692
Post-Reverse Stock Split 1:12	150,000,000	281,523	35,926	149,682,551
Post-Reverse Stock Split 1:13	150,000,000	259,867	33,162	149,706,971
Post-Reverse Stock Split 1:14	150,000,000	241,305	30,794	149,727,901
Post-Reverse Stock Split 1:15	150,000,000	225,218	28,741	149,746,041
Post-Reverse Stock Split 1:16	150,000,000	211,142	26,944	149,761,914
Post-Reverse Stock Split 1:17	150,000,000	198,722	25,359	149,775,919
Post-Reverse Stock Split 1:18	150,000,000	187,682	23,951	149,788,367
Post-Reverse Stock Split 1:19	150,000,000	177,804	22,690	149,799,506
Post-Reverse Stock Split 1:20	150,000,000	168,914	21,555	149,809,531

(1)	The pre-reverse stock split number of shares of our common stock reserved for future issuance includes the following, as of October 26, 2017:

•	213,216 shares reserved for issuance pursuant to outstanding options, restricted stock units, warrants or rights to acquire from InfoSonics, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance by InfoSonics of, InfoSonics Common Stock; and

•	217,899 shares of common stock available for future grant under InfoSonics 2006 and 2015 Equity Plans.

If the proposed reverse stock split is implemented, it will increase the number of InfoSonics stockholders who own “odd lots” of fewer than 100 shares of InfoSonics Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

After the effective date of the reverse stock split, InfoSonics Common Stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify InfoSonics Common Stock.

InfoSonics Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of InfoSonics Common Stock under the Exchange Act. InfoSonics Common Stock would continue to be reported on the NASDAQ Capital Market under the symbol “IFON,” although it is likely that the NASDAQ Stock Market would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the reverse stock split to indicate that the reverse stock split had occurred.

Effective Date

The proposed reverse stock split would become effective on the date of filing of articles of amendment to our Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland. On the effective date, shares of InfoSonics Common Stock issued and outstanding and shares held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of InfoSonics Common Stock in accordance with the reverse stock split ratio determined by the InfoSonics Board within the limits set forth in this proposal. If the proposed amendment is not approved by the InfoSonics stockholders, a reverse stock split will not occur.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the reverse stock split will automatically be entitled to receive an additional share of common stock. In other words, any fractional share will be rounded up to the nearest whole number.

Record and Beneficial Stockholders

If the reverse stock split is authorized by the stockholders and the InfoSonics Board elects to implement the reverse stock split, stockholders of record holding some or all of their shares of InfoSonics Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of InfoSonics Common Stock they hold after the reverse stock split. Non-registered stockholders holding InfoSonics Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the reverse stock split is authorized by the stockholders and the InfoSonics Board elects to implement the reverse stock split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the reverse stock split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for post-reverse stock split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse stock split share certificates, including those representing whole shares to be issued in lieu of fractional shares, will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of InfoSonics Common Stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on InfoSonics balance sheet attributable to InfoSonics Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of InfoSonics Common Stock outstanding. The shares of InfoSonics Common Stock held in treasury, if any, will also be reduced proportionately based on the exchange ratio of the reverse stock split. We will reclassify prior period per share amounts for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the MGCL with respect to the Reverse Split Proposal and we will not independently provide the stockholders with any such right if the reverse stock split is implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following discussion sets forth the material U.S. federal income tax consequences that management believes will apply with respect to InfoSonics and holders of InfoSonics Common Stock who are U.S. holders at the effective time of the reverse split. This discussion does not address the tax consequences of transactions effectuated prior to or after the reverse split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase InfoSonics Common Stock. For this purpose, a “U.S. holder” is a holder of InfoSonics Common Stock that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities and persons who acquired their InfoSonics Common Stock as compensation). In addition, this summary is limited to holders who hold their InfoSonics Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Accordingly, each holder is strongly urged to consult with a tax adviser to determine the particular federal, state, local or foreign income or other tax consequences to such holder related to the reverse split.

In general, no gain or loss should be recognized by a U.S. holder of InfoSonics Common Stock upon such holder’s exchange of pre-split shares for post-split shares except for those associated with any additional shares the holder receives as a result of rounding up any post-split fractional shares. The aggregate tax basis of the post-split shares received in the reverse split should be the same as the holder’s aggregate tax basis in the pre-split shares. Special tax basis and holding period rules may apply to U.S. holders that acquired different blocks of shares at different prices or at different times. The holder’s holding period for the post-split shares should include the period during which the holder held the pre-split shares surrendered in the reverse split.

As discussed above in “Proposal 4 – The Reverse Split Proposal – Fractional Shares,” no fractional shares of InfoSonics Common Stock will be issued as a result of the reverse split. Instead, if the reverse split leaves a holder with fractional shares, the number of shares due to the holder will be rounded up. The U.S. federal income tax consequences of the receipt of such additional fraction of a share of InfoSonics Common Stock are not clear. A holder who receives one whole share of InfoSonics Common Stock in lieu of a fractional share may recognize income or gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which the holder was otherwise entitled. InfoSonics is not making any representation as to whether the receipt of one whole share in lieu of a fractional share will result in income or gain to a holder, and each holder is urged to consult with his or her own tax adviser as to the possible tax consequences of receiving a whole share in exchange for a fractional share in the reverse stock split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Vote Required and Board Recommendation

In accordance with InfoSonics Articles of Incorporation, Maryland law and the NASDAQ Listing Rules, approval and adoption of the Reverse Split Proposal requires the affirmative vote of the holders of a majority of InfoSonics Common Stock outstanding on the record date (assuming a quorum is present in person or by proxy). If you abstain, it will have the same effect as voting against the Reverse Split Proposal.

THE INFOSONICS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE REVERSE SPLIT PROPOSAL.

PROPOSAL 5 – THE EXECUTIVE COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the InfoSonics Board is asking InfoSonics stockholders to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the Merger, as described in the section entitled “The Merger – Interests of the InfoSonics Directors and Executive Officers – Golden Parachute Compensation,” including in the associated narrative discussion.

In accordance with these requirements, InfoSonics is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be payable to InfoSonics’ named executive officers in connection with the Merger, as disclosed in the table captioned “Golden Parachute Payment” in the section entitled “The Merger – Interests of the InfoSonics’ Directors and Executive Officers – Golden Parachute Compensation,” including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be payable, are hereby APPROVED.”

Vote Required

Approval of the Executive Compensation Proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present in person or by proxy). If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of the Executive Compensation Proposal.

Consequences If Not Approved

The vote on the executive compensation payable in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. You may vote to approve this proposal and vote not to approve the Merger Proposal, or you may vote against this proposal and vote to adopt the Merger Proposal. Because the vote on this proposal is advisory in nature only, it will not be binding on InfoSonics. Accordingly, because InfoSonics is contractually obligated to pay the compensation covered by this proposal, such compensation will be payable, subject only to certain applicable conditions, if the Merger is approved and regardless of the outcome of the advisory vote.

THE INFOSONICS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION PROPOSAL.

PROPOSAL 6 – THE ADJOURNMENT PROPOSAL

The InfoSonics Board is asking InfoSonics stockholders to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or any of the other proposals or if necessary to achieve a quorum.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of a majority of all votes cast (assuming a quorum is present in person or by proxy) on each proposal. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of the Adjournment Proposal.

Consequences If Not Approved

If the proposal to adjourn the Special Meeting is not approved and there are insufficient votes at the time of the Special Meeting to approve the Merger or any of the other proposals or proposal or achieve a quorum, InfoSonics may be required to incur additional time and expense in order to hold an effective stockholder meeting for the Merger Proposal to be considered and approved.

THE INFOSONICS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

SELECTED FINANCIAL DATA OF COOLTECH

The following tables set forth selected historical financial data of Cooltech. The selected historical consolidated combined financial information as of and for the years ended December 31, 2016 and 2015 has been derived from Cooltech’s audited historical consolidated combined financial statements, and are contained elsewhere in this proxy statement/prospectus.

The selected unaudited historical consolidated combined financial information of Cooltech, as of and for the six month periods ended June 30, 2017 and 2016, has been derived from its unaudited historical consolidated combined financial statements which are also included elsewhere in this proxy statement/prospectus.

The following information is only a summary and should be read together with Cooltech’s management’s discussion and analysis of results of operations and financial condition and its consolidated combined financial statements and the notes related thereto included elsewhere in this proxy statement/ prospectus.

COOLTECH HOLDING CORP.

Statement of Loss Data	Six Months Ended June 30, 2017 (unaudited)	Six Months Ended June 30, 2016 (unaudited)	Year Ended December 31, 2016 (audited)	Year Ended December 31, 2015 (audited)
Net Revenue	$12,573,305	7,805,632	22,276,200	16,714,507
Total Operating Expenses	$(1,588,665)	(600,356)	(1,585,134)	(644,726)
Net Income (Loss)	$(1,329,228)	(163,067)	(749,565)	352,922
Net Income (Loss) Per Share Basic and Diluted	$(0.45)	(0.13)	(0.56)	0.27
Weighted Average Shares Outstanding Basic and Diluted	$2,951,012	1,300,000	1,341,613	1,300,000

Balance Sheet Data	As of June 30, 2017 (unaudited)	As of December 31, 2016 (audited)	As of December 31, 2015 (audited)
Cash and Cash Equivalents	$110,966	735,594	564,516

Total Assets	$8,883,930	7,059,204	3,089,768

Total Liabilities	$8,122,290	9,613,724	3,026,042

Shareholders’ Equity (Deficit)	$761,640	(2,550,442)	63,726

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below sets forth the financial position and results of operations of InfoSonics after giving effect to the Merger and the following two related transactions:

a)	the August 2, 2017 equity offering by InfoSonics of 500,000 common shares and warrants pursuant to the Public Offering; and

b)	the private placement by InfoSonics of 875,000 common shares and warrants to be completed in connection with the Merger, pursuant to the Private Placement.

The following unaudited pro forma condensed combined financial statements give effect to the Merger and related transactions and were prepared in accordance with the regulations of the SEC and generally accepted accounting principles in the United States. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the pending Merger and the transactions occurred on June 30, 2017, while the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 are presented as if the Merger and the transactions occurred on January 1, 2016. For accounting purposes, Cooltech is considered to be acquiring InfoSonics in the Merger. Cooltech was determined to be the “accounting acquirer” based upon the terms of the Merger Agreement and the Securities Purchase Agreements: (1) Cooltech stockholders will own 13,875,000 shares of InfoSonics Common Stock, which, at $2.00 per share is valued at $27.75 million, and the warrants on 1,375,000 additional shares, which together gives them approximately 84% of the common shares of the combined organization following the closing of the Merger (the Merger Consideration is valued at $25.0 million, and the Public Offering and the Private Placement are valued at $1.0 million and $1.75 million, respectively), (ii) Cooltech directors will hold a majority of board seats in the combined organization and (iii) Cooltech management will hold all key positions in the management of the combined organization. Consequently, in accordance with the provisions of Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”), the Merger will be accounted for as a reverse acquisition using the acquisition method of accounting.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position actually would have been had the Merger transactions been completed on date indicated or what the combined company’s results of operations actually would have been had the Merger transactions been completed as of the beginning of the periods indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. The pro forma financial statements include adjustments for events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. Certain of these adjustments are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented.

It should be noted that there have been no material transactions between InfoSonics and Cooltech during the periods presented in the unaudited pro forma condensed combined financial statements. In addition, these statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the Merger, or the costs to combine the operations of InfoSonics and Cooltech.

The pro forma financial information has been derived from and should be read in conjunction with the following, which are incorporated by reference in this proxy statement/prospectus:

consolidated financial statements and related notes of InfoSonics, as filed with its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the six months ended June 30, 2017; and

consolidated combined financial statements and related notes of Cooltech for the year ended December 31, 2016 and the six months ended June 30, 2017, as filed by InfoSonics in its Form 8-K dated August 3, 2017.

INFOSONICS CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2017

(in thousands)

	Historical
	InfoSonics	Cooltech	Pro Forma Merger Adjustments	Notes	Combined Organization
ASSETS
Current assets:
Cash and cash equivalents	$1,104	$111	$2,750	A	$3,965
Trade accounts receivable, net	4,338	3,962			8,300
Other accounts receivable	10	2			12
Inventory	5,747	633			6,380
Due from related parties	—	4,010			4,010
Prepaid assets	1,854	—			1,854

Total current assets	13,053	8,718	2,750		24,521
Property and equipment, net	440	166			606
Other assets	43	—			43

Total assets	$13,536	$8,884	$2,750		$25,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,155	$4,751			$7,906
Accrued expenses	1,135	684	$1,737	B	3,706
			150	C
Notes payable	—	2,187			2,187
Line of credit	—	500			500

Total current liabilities	4,290	8,122	1,887		14,299

Stockholders’ equity:
Common stock	14	1	83	D	84
			(14)	E
Preferred stock	—	—			—
Additional paid-in capital	33,223	4,641	8,422	D	13,063
			(50)	B
			50	E
			(33,223)	E
Accumulated other comprehensive loss	(2,199)	—			(2,199)
Accumulated deficit	(21,792)	(3,880)	21,792	E	(77)
			(1,687)	B
			(150)	C
			1,687	E
			3,953	F

Total stockholders’ equity	9,246	762	863		10,871

Total liabilities and stockholders’ equity	$13,536	$8,884	$2,750		$25,170

INFOSONICS CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except per share amounts)

	For the Year Ended December 31, 2016
	InfoSonics	Cooltech	Pro Forma Merger Adjustments	Notes	Combined Organization
Net sales	$39,140	$22,276			$61,416
Cost of sales	34,547	21,509			56,056

Gross profit	4,593	767	—		5,360
Selling, general and administrative expenses	6,943	1,436			8,379

Operating loss	(2,350)	(669)	—		(3,019)
Other expense:
Interest, net	(244)	(150)			(394)
Other income (expense)	(334)	69			(265)

Loss before benefit for income taxes	(2,928)	(750)	—		(3,678)
Benefit for income taxes	93	—			93

Net loss	$(2,835)	$(750)	$—		$(3,585)

Net loss per share (basic and diluted)	$(0.20)	$(0.56)			$(0.04)
Basic and diluted weighted-average number of common shares outstanding	14,389	1,342	68,033	G	83,764

*	Net loss per share (basic and diluted) has not been adjusted for the reverse stock split effected October 10, 2017.

INFOSONICS CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except per share amounts)

	For the Six Months Ended June 30, 2017
	InfoSonics	Cooltech	Pro Forma Merger Adjustments	Notes	Combined Organization
Net sales	$11,518	$12,573			$24,091
Cost of sales	10,591	12,303			22,894

Gross profit	927	270	—		1,197
Selling, general and administrative expenses	2,735	1,403			4,138

Operating loss	(1,808)	(1,133)	—		(2,941)
Other expense:
Interest, net	(93)	(186)			(279)
Other expense	(12)	(10)			(22)

Loss before benefit for income taxes	(1,913)	(1,329)	—		(3,242)
Provision for income taxes	(3)	—			(3)

Net loss	$(1,916)	$(1,329)	$—		$(3,245)

Net loss per share (basic and diluted)	$(0.13)	$(0.45)			$(0.04)
Basic and diluted weighted-average number of common shares outstanding	14,389	2,951	66,424	G	83,764

*	Net loss per share (basic and diluted) has not been adjusted for the reverse stock split effected October 10, 2017.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the following three transactions occurred on June 30, 2017: the Merger, the Public Offering and the Private Placement. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 assume that the three transactions took place on January 1, 2016, and combines the historical results of InfoSonics and Cooltech for the respective periods. The unaudited pro forma condensed combined balance sheet does not reflect the proposed acquisition of OneClick License LLC and OneClick International LLC by Cooltech since such acquisition had not closed as of the compilation of this financial information.

2.	Merger Consideration and Bargain Purchase

Because of the change of control that results from the Merger, it is considered to be a reverse merger and Cooltech is deemed to be acquiring InfoSonics for accounting purposes. In addition, because the Merger involves only the exchange of equity and Cooltech is a private company whose value is difficult to measure, the fair value of the equity of InfoSonics is used to measure consideration transferred because it has a quoted market price. The market price per share used for the pro forma presentation pre-reverse stock split, is $0.40 per share, the price used for the recent Public Offering and Private Placement. Using this price, the Merger consideration amounts to approximately $8.5 million. However, the net assets of InfoSonics acquired amount to approximately $12.5 million. The resulting bargain purchase represents an immediate gain of approximately $4.0 million that will be recognized by Cooltech in earnings upon the closing of the Merger.

For further clarification, pre-reverse stock split, the Merger provides for the issuance by InfoSonics of 62,500,000 shares of its common stock in exchange for all of the outstanding stock of Cooltech. The Merger was preceded by the sale of 2,500,000 shares in the Public Offering. There were a total of 14,388,728 shares of InfoSonics common stock outstanding before the sale of shares in the Public Offering, resulting in 16,888,728 shares including the new shares outstanding immediately before the Merger after the Public Offering. Contingent on the Merger and receipt of approval from the Company’s stockholders, the Company also agreed to sell an additional 4,375,000 shares in a private placement to current shareholders of Cooltech; provided, however, the determination of the accounting consideration for the Merger was based solely on the 62,500,000 shares to be issued.

As indicated in ASC 805-40-30-2, the Merger is a reverse acquisition in which Cooltech is the accounting acquirer and InfoSonics is the accounting acquiree. Consistent with this concept, Cooltech is not issuing consideration to acquire InfoSonics and InfoSonics is issuing its common stock to the owners of Cooltech as consideration in the Merger. The measurement of the consideration transferred by Cooltech for its interest in InfoSonics is based on the fair value of the equity interest that Cooltech would have had to issue to give the InfoSonics shareholders the same percentage equity interest in the combined company. As such, this consideration would be the fair value of 25.39% of the combined company calculated as 21,263,728 shares held by InfoSonics shareholders prior to the Merger divided by 83,763,728 shares outstanding after the Merger. Therefore, the fair value of the consideration to be given by Cooltech in the Merger is calculated by multiplying the 21,263,728 shares by the $0.40/per share price of InfoSonics common stock to yield $8,505,491.

The disclosure stating that the shares held by Cooltech shareholders after the Merger will be valued at $27.75 million is an aggregate value for not only the 62,500,000 shares issued to affect the Merger, but also the 2,500,000 shares from the Public Offering and the 4,375,000 shares in the Private Placement (not taking into effect the reverse stock split).

3.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments, prior to the reverse stock split effected on October 10, 2017, to give effect to InfoSonics’ issuance of 2,500,000 shares of its common stock in the Public Offering, the issuance of 4,375,000 shares in the Private Placement and the acquisition of the value of InfoSonics’ net assets by Cooltech. The pro forma adjustments are described below.

To reflect the $1.0 million of proceeds from the Public Offering and the $1.75 million of proceeds from the Private Placement.

To record InfoSonics’ estimated transaction costs, primarily legal, advisory and transactional fees and severance that were not incurred as of June 30, 2017. Approximately $50,000 of the transaction costs are related to the Public Offering and the Private Placement and are recorded as a reduction of additional paid-in capital.

To record Cooltech’s estimated transaction costs, primarily legal fees that were not incurred as of June 30, 2017.

To record the fair value of the consideration transferred by Cooltech in connection with the Merger equivalent to the approximately 21.3 million shares of InfoSonics stock that will be outstanding at the time of the Merger (giving effect to both the Public Offering and the Private Placement) at an assumed market price of $0.40 per share.

To reflect the elimination of InfoSonics’ historical common stock and accumulated deficit, including the impact of the pro forma adjustments to InfoSonics’ current liabilities.

To reflect the recognition by Cooltech of the bargain purchase element that arises from the excess of the value of the net assets of InfoSonics acquired over the fair value of the consideration transferred in the Merger.

To reflect shares issued from the Public Offering, the Private Placement and the Merger, as well as the elimination of Cooltech shares.

It should be noted that adjustments B, C and F are reflected in the pro forma condensed combined balance sheet only. The adjustments comprise the estimated transaction expenses incurred by InfoSonics and Cooltech, as well as the one-time gain to be recognized by Cooltech on the acquisition of InfoSonics. In accordance with the rules of the SEC contained in Regulation S-X Rule 11.02(b)(6), these adjustments are not reflected in the pro forma condensed combined statement of operations because they represent material “nonrecurring” charges or credits which result directly from the transaction and which will be included in the statement of operations of the combined entity within the 12 months following the transaction.

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical and pro forma per share financial information for InfoSonics common shares. The pro forma per share information gives effect to the Merger as if the Merger had occurred on January 1, 2016, in the case of earnings per share for the six months ended June 30, 2017 and the year ended December 31, 2016, and on June 30, 2017, in the case of book value. The information in the table below has been derived from and should be read in conjunction with the historical consolidated financial statements of InfoSonics included or incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” beginning on page 167.

The pro forma earnings per share was calculated using the methodology described under the heading “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus above, and is subject to all the assumptions, adjustments and limitations described thereunder. The pro forma information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the possible impact on the combined company that may result as a consequence of the arrangement and, accordingly, does not attempt to predict or suggest future results.

	InfoSonics Historical	Cooltech Historical	Pro Forma
Earnings per share for the six months ended June 30, 2017:
Basic	$(0.13)	$(0.45)	$(0.04)
Diluted	$(0.13)	$(0.45)	$(0.04)
Earnings per share for the year ended December 31, 2016:
Basic	$(0.20)	$(0.56)	$(0.04)
Diluted	$(0.20)	$(0.56)	$(0.04)
Book value per share as of June 30, 2017(1)	$0.64	$0.26	$0.51

(1)	Calculated as total shareholders’ equity divided by total common stock outstanding.

*	The above table has not been adjusted for the reverse stock split of InfoSonics effected October 10, 2017.

COOLTECH’S BUSINESS

Corporate Overview

Cooltech was incorporated in Nevada on October 3, 2016, in order to acquire the business and operations of Icon Networks LLC, a Florida limited liability company (“Icon”). Cooltech is comprised of OneClick License, LLC, a Florida limited liability company (“OneClick License”) and OneClick International, LLC, a Florida limited liability company (“OneClick International,” together with OneClick License, “OneClick”), a chain of retail stores and an Apple authorized reseller, in addition to Icon, an authorized distributor to the OneClick stores and other resellers of Apple products and other high-profile consumer electronic brands. References to “Cooltech” refer to Cooltech, Icon and OneClick, collectively.

Cooltech is an acquirer and operator of businesses in the consumer electronics industry. Cooltech’s wholly-owned subsidiary, Icon, is a sales and marketing service provider and distributor of various consumer electronics to resellers, retailers and small and medium-sized businesses in Latin America and the United States. Cooltech, together with Icon provides its customers with a number of value-added services, such as multi-vendor solutions, integration services, electronic commerce tools, marketing, financing, training and enablement, technical support, and inventory management.

Since 2013 Icon, with customers in 30 countries, has operated a consumer electronics, mobility and accessories distribution and marketing business. Icon distributes and markets a variety of mobility, computing, audio/video and other technology products including laptops, tablets, cell phone, drones, smart watches, gaming consoles and accessories and audio devices from a variety of manufacturers, including Apple, Bose, Moshi, Zagg, Marshall, Caselogic, Belkin, Tech21, Thule, GoPro, Samsung, Yuneec, DJI, Parrot, Nikon, and other manufacturers.

OneClick is a consumer electronics retailer, specializing in commercializing Apple products, compatible brand accessories, self-produced products, and providing professional technical support to Apple retail customers. OneClick, with locations in the U.S., Argentina and the Dominican Republic, is focused on becoming the largest authorized reseller of Apple products and services in the Americas. As an Apple Premier Partner, sales of Apple products account for more than half of Cooltech’s revenues, and sales of other consumer electronics and third-party accessories account for the remainder.

Cooltech’s executive offices are located at 48 NW 25th Street, Suite 107/108, Miami, Florida 33127 and its telephone number is (786) 675-5257.

Icon Acquisition

On December 15, 2016, Cooltech consummated a securities exchange transaction (the “Transaction”) with Icon in which Cooltech acquired all of the outstanding membership interests of Icon in consideration for (i) 1,300,000 shares of Cooltech’s common stock and (ii) 4,408,410 shares of Cooltech’s Series A Convertible Preferred Stock (collectively, the “Cooltech Stock”). As a result, Icon became Cooltech’s wholly-owned operating subsidiary, and XPro Global, LLC, a Florida limited liability company (“XPro”), a 50% owned subsidiary of Icon, became a 50% owned subsidiary of Cooltech. At such time, XPro was an inactive subsidiary with no operations, and on July 25, 2017, XPro filed for voluntary dissolution with the Secretary of State of the State of Florida. In addition to the Transaction, Cooltech issued the founders of Icon, Class A Promissory Notes (the “Class A Notes”) in the aggregate principal amount of $747,500; Class B Promissory Notes (the “Class B Notes”) in the aggregate principal amount of $300,000 and Class C Promissory Notes (the “Class C Notes”) in the aggregate principal amount of $1,000,000. To date, Cooltech has repaid the Class A Notes in full.

Pursuant to the terms of the Transaction with Icon in which Cooltech acquired all of the outstanding membership interests of Icon, at any time following the date that is nine (9) months from the December 15, 2016 closing date of the acquisition of Icon, provided that (i) Cooltech has not consummated an initial public offering of the Cooltech’s Common Stock pursuant to which Cooltech receives gross proceeds of at least $10,000,000 (which, for the avoidance of doubt, may include a reverse merger, acquisition or similar transaction with a publicly traded company consummated in conjunction with a financing in which Cooltech receives at least $10,000,000 in gross proceeds) (the “Put/Call Exercise Period”) and (ii) the Class A Notes have not yet been paid in full, the holders of Cooltech’s outstanding shares of Series A Preferred Stock may exercise their right to (a) return the Cooltech Stock to Cooltech for cancellation and require Cooltech to return all previously surrendered membership interests of Icon to such holders and (b) sell and to require the founders of Icon to purchase, at the aggregate purchase price at which such holders of Series A Preferred Stock purchased its Icon membership interests from the Icon founders, the membership interests held by the holders of the Series A Preferred Stock (the “Put Option”). At such time during the Put/Call Exercise Period as the holders of Series A Preferred Stock have not exercised the Put Option, the Icon founders may exercise their right to cause and (a) require Cooltech to return the Icon membership interests to the former Icon members in consideration for the return of the Cooltech Shares received by such holders in exchange therefore to Cooltech for cancellation and (ii) require the holders of Series A Preferred Stock to sell, at the original purchase price, their Icon membership interests to the Icon founders (the “Call Option”). Upon exercise of the Put Option or the Call Option, as the case may be, Cooltech’s acquisition of Icon would effectively be unwound, Cooltech’s outstanding Class A, Class B and Class C promissory notes (collectively, the “Promissory Notes”) would be deemed null and void and Cooltech’s employment agreements with its current management team would be terminated. The Put Option and Call Option was terminated upon repayment of the Class A Notes, which has occurred as of the date of this proxy statement/prospectus. Banco de Brasil has a first priority lien on all assets of Icon.

OneClick Acquisition

Effective on October 1, 2017, Cooltech acquired all of the outstanding membership interests of OneClick International, LLC (“OneClick International”) and of OneClick License, LLC (“OneClick License”) (collectively, “OneClick”) (the “OneClick Acquisition”). In consideration for all of the outstanding membership interests of OneClick International, Cooltech issued promissory notes to the former owners of OneClick International in the aggregate principal amount of $3,395,709.68. In addition, Cooltech assumed OneClick International’s indebtedness in the aggregate amount of $7,707,616.56. As a result, OneClick International became a wholly-owned subsidiary of Cooltech. In consideration for all of the outstanding membership interests of OneClick License, Cooltech issued promissory notes to the former owners of OneClick License in the aggregate principal amount of $561,797. In addition, Cooltech assumed OneClick License’s obligations arising under certain promissory notes issued to the former owners of Sawgrass OneClick, LLC (“Sawgrass”), a wholly-owned subsidiary of OneClick License, in the aggregate amount of $260,900. As a result, OneClick License became a wholly-owned subsidiary of Cooltech and Sawgrass became an indirect subsidiary of Cooltech. The aggregate amount of indebtedness assumed in the OneClick Acquisition was $11,926,023.24.

OneClick is a consumer electronics retailer, specializing in commercializing Apple products, compatible brand accessories, self-produced products, and providing professional technical support to Apple retail customers. OneClick, with locations in the U.S., Argentina and the Dominican Republic, is focused on becoming the largest authorized reseller of Apple products and services in the Americas.

The acquisition of OneClick and its retail operations complements Cooltech’s distribution business. Cooltech, in combining its distribution business with OneClick’s retail operations, now operates as a vertically integrated company in the consumer electronics industry focused on the sale of Apple products and third-party accessories. Prior to the acquisition, OneClick would have to purchase inventory from a distributor, like Cooltech, resulting in lower potential profits. Through the acquisition of OneClick, Cooltech has effectively expanded its business to cover each level of the distribution chain, benefiting from both wholesale and retail pricing. By combining its retail and distribution businesses, Cooltech is likely to realize higher profit margins given its geographical expansion throughout North America and Latin America.

Contractual Arrangements

On December 15, 2016, Cooltech entered into an Athletic Endorsement and Sponsor Agreement (the “Athletic Agreement”) with Juan Pablo Montoya and Monty Motorsport LLC, a Delaware limited liability company (together with Mr. Montoya, the “Athlete”) pursuant to which the Athlete granted Cooltech the worldwide, non-exclusive license and right to use the Athlete Identification (defined hereafter) until December 15, 2019 to advertise and endorse its products. “Athlete Identification” means Athlete’s name, nickname, likeness, reputation, autograph, identity, voice, initials or biographical information. In addition, if requested by Cooltech, during the term of the Athletic Agreement, the Athlete will participate in a minimum of 12 appearances none of which shall exceed six hours in length. Moreover, during each one year term of the Athletic Agreement, the Athlete will participate in (i) a minimum of 12 vendor meetings none of which will exceed 4 hours in length and (ii) a minimum of four Cooltech Board meetings (where he may discuss with the Cooltech Board matters relating to his services under the Athletic Agreement) none of which shall exceed four hours in length. Pursuant to the terms of the Athletic Agreement, if requested by Cooltech, the Athlete will provide a reasonable amount of promotion of Cooltech through his personal website and/or social media outlets including, but not limited to, Facebook and Twitter. The Athlete will be required to post a minimum of two posts per month to the extent such posts are requested by Cooltech. In addition to the foregoing, to the extent permitted by Athlete’s sponsors, the Athlete will display Cooltech’s name or logo on his uniform. Cooltech will pay the Athlete $20,000 per month and may, at its discretion, pay the Athlete additional compensation for participation in vendor and Cooltech Board meetings.

Description of Operations

In Cooltech’s distribution business, Cooltech purchases and sells a variety of technology products to resellers who, in turn, typically sell directly to end-users or other resellers. Through its close ties with various manufacturers, Cooltech adds value to its vendors by acting as a conduit to a large and highly fragmented base of resellers. Cooltech provides its customers, primarily resellers, with a variety of value added services, including multi-vendor solutions, integration services, electronic commerce tools, marketing, financing, training and enablement, technical support, and inventory management. Cooltech targets resellers that service small and medium-sized businesses. Cooltech believes it is generally more difficult for larger suppliers to interact with this market due to its diversity and fragmentation, and this provides Cooltech with an opportunity in a large, higher-margin segment of the consumer electronics markets in the United States and Latin America, to entrench itself as a key element of the supply chain of its vendors.

Cooltech’s retail brand, OneClick, operates a chain of retail stores specializing in commercializing Apple products, compatible brand accessories, self-produced products, and providing professional technical support to Apple customers. By combining the retail and distribution businesses, Cooltech can benefit from an increase in profits by controlling prices at each level of the distribution chain. OneClick’s retail locations cater to the end-user, from the initial sale to individualized technical support and tutorials.

Principal Products

Cooltech distributes and markets a wide variety of technology products throughout Latin America and the United States.

Cooltech generally does not independently provide warranties on the products it distributes; however, local laws, which vary by country, may impose warranty obligations upon distributors. Cooltech does, however, sell extended warranty programs in certain markets on supplier products which are supported by third party carriers, and does not bear the costs associated with such programs. For example, in Latin America and in the U.S. Cooltech sells warranty programs for Apple products, namely, AppleCare. Provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience.

Cooltech offers a wide variety of products across several technology segments as further discussed below. Product assortments vary by market, and the suppliers’ relative contribution to Cooltech’s sales also varies from country to country. Cooltech is focused on building its presence in those product categories and solutions that will benefit from key growth trends, such as the continuing technology shift to mobile devices and the need for enterprise computing solutions to handle the growing data center market. Cooltech is developing a more formal marketing and tracking process to leverage the benefits of these trends.

Through Cooltech’s distribution business, Cooltech primarily sells the following types of products:

Consumer Electronics. Cooltech offers a variety of products within the Consumer Electronics category that fall within the following sub-categories: Computers, Laptops, Speakers, Accessories.

Systems. Cooltech offers a variety of systems, such as rack, tower and blade servers; desktops; and portable personal computers and tablets.

Software. Cooltech defines its software category as a broad variety of applications containing computer instructions or data that can be stored electronically. Cooltech offers a variety of software products, such as business application software, operating system software, entertainment software, middleware, developer software tools, security software (firewalls, intrusion detection, and encryption), storage software and virtualization software.

Networking. Cooltech’s networking category includes networking hardware, communication products and network security hardware. Networking hardware includes switches, hubs, routers, wireless local area networks, wireless wide area networks, network interface cards, cellular data cards, network-attached storage and storage area networks. Communication products incorporate Voice over Internet Protocol (or VoIP), communications, modems, phone systems and video/audio conferencing. Network security hardware includes firewalls, Virtual Private Networks (or VPNs), intrusion detection, and authentication devices and appliances.

Mobility. Cooltech’s mobility category includes mobile handsets, tablets, navigation devices, air cards, SIM cards, flash memory, and other mobile companion products, including health and fitness bands, wearables, app-cessories and services.

Sales and Marketing

Cooltech engages sales representatives and technical specialists at its only office which is located in Miami. These representatives and specialists provide customers with product specifications and solution design, system configuration, new product/service introductions, pricing, and availability. In addition, Cooltech’s sales representatives regularly introduce Cooltech’s reseller partners to new technologies and markets in order to assist them in expanding their businesses.

Cooltech’s marketing group helps generate demand for its suppliers’ products and services, enables the launch of new products, and facilitates customer contact. Cooltech’s marketing programs are tailored to meet specific supplier and reseller customer needs. These needs are met through a wide offering of services by its in-house marketing organizations, including web design, email marketing, search engine marketing and optimization, social media and social marketing, data analytics, influencer marketing, programmatic media buying, and point-of-sale design and activation.

Customers

Cooltech conducts business with most of the leading resellers of IT products and services around the world and with many of the world’s leading cell phone carriers and distributors, or mobility companies. Cooltech serves a customer base that is divided into categories including resellers, retailers, custom installers, systems integrators, mobile network operators, mobile virtual network operators, direct marketers, Internet-based resellers, independent dealers, product category specialists, reseller purchasing associations, managed service providers, cloud services providers, PC assemblers, independent agents and dealers, IT and mobile device manufacturers and other distributors, B2B (SMB and enterprise). Although during the fiscal year ended 2016, Icon’s largest three customers accounted for approximately 45% of Icon’s revenues, Cooltech tries to reduce its exposure to the impact of business fluctuations and credit risk by maintaining a balance in the customer categories it serves.

In most cases Cooltech conducts business with its customers under its general terms and conditions, without minimum purchase requirements. Cooltech also has resale contracts with some of its reseller customers that are terminable at will after a reasonable notice period and have no minimum purchase requirements. Cooltech typically delivers products locally from its central shipping location to its customers’ forwarding location and, as such, does not incur shipping liability.

Competitors

Within Cooltech’s business, it competes against broad-based distributors such as Tech Data, Ingram Micro, Brightstar Corp, Viastara and Intcomex. Cooltech faces competition from a number of specialized competitors including distributors, manufacturers and resellers that focus on one market or product or a particular sector. In its retail business, Cooltech competes against consumer electronics retailers operating in similar regions. In the United States, competitors include retailers such as Best Buy, Universe Digital, Cellaris and Brandsmart. In Latin America, competitors include such retailers as Punto Mac, iPoint, Macstation, Garbarino and Fravega. Cooltech may encounter increased competition from new competitors, some of which may be Cooltech’s current customers and/or suppliers. Cooltech believes that suppliers, resellers and other customers pursuing global strategies continue to seek distribution and logistics providers with global sales and support capabilities.

Further, the geographic regions in which Cooltech operates (the United States and Latin America) is highly competitive. Competitive factors include:

•	ability to tailor specific solutions to customer needs;

•	availability of technical and product information;

•	effectiveness of information systems;

•	credit terms and availability;

•	an increase in costs of production;

•	ability to offer products and services at competitive prices;

•	effectiveness of sales and marketing programs;

•	products and services availability;

•	quality and breadth of product lines and services;

•	speed and accuracy of delivery;

•	availability of web- or call center-based sales;

•	e-commerce capabilities;

•	partner connectivity support; and

•	web-integrated configuration, renewal and bidding tools.

Suppliers, Contractors and Licenses

Cooltech has written distribution agreements with many of its suppliers and these agreements usually provide for nonexclusive distribution rights and often include territorial restrictions that limit the countries, and in some cases, certain channels, in which Cooltech may distribute the products. Some of its agreements with suppliers may contain limitations of liability with respect to its suppliers’ obligations and warranties. The agreements also are generally short-term, subject to periodic renewal, and often contain provisions permitting termination by either party without cause upon relatively short notice. Certain distribution agreements either require (at Cooltech’s option) or allow for the repurchase of inventory upon termination of the agreement. In cases in which suppliers are not obligated to accept inventory returns upon termination, some suppliers will nevertheless elect to repurchase the inventory while other suppliers will assist with either liquidation or resale of the inventory.

Employees

As of June 30, 2017, Cooltech employs 20 individuals at its executive office, which includes its executive officers, employees, contractors and consultants (as measured on a full-time equivalent basis). Effective October 1, 2017 as a result of the OneClick Acquisition, Cooltech employs approximately 128 individuals in its retail business, with 26 individuals located in the United States, 58 employees located in the Dominican Republic, and 44 employees located in Argentina. Cooltech’s success depends on the talent and dedication of its associates, and Cooltech strives to attract, hire, develop, and retain outstanding associates. Cooltech believes it realizes significant benefits from having a strong and seasoned management team with many years of experience in the IT and related industries. Cooltech believes that it maintains good relations with its employees, contractors and consultants.

Facilities and Offices

Cooltech’s executive office is located at 48 NW 25th Street, Suite 107/108, Miami, Florida 33127. Cooltech’s OneClick retail stores are located in the United States and Latin America. All of these locations are occupied pursuant to operating leases. The table below summarizes information concerning the leases of 17 OneClick retail locations, but does not include local sales tax, VAT tax or common area maintenance charges where applicable:

	Aggregate Square Footage	Approximate Monthly Rent	Lease term
Wynwood, Miami, Florida - Headquarters	3,713	$15,534	Oct. 2016 to July 2019
Dolphin Mall, Miami, Florida	1,053	$34,065	Jan. 2017 to Jan. 2022
Sawgrass Mall, Miami, Florida	1,044	$31,318	Jan. 2014 to Jan. 2024
Blue Mall, Santo Domingo, Dominican Republic	969	$ 2,495	Aug. 2016 to Aug. 2019
Agora Mall, Santo Domingo, Dominican Republic	1,524	$ 6,096	Dec. 2015 to Dec. 2018
Piantini, Santo Domingo, Dominican Republic	5559.6	$ 4,000	Feb. 2017 to Feb. 2018
Sambil, Santo Domingo, Dominican Republic	462.8	5% of revenue	June 2017 to June 2018
Galerias 360, Santo Domingo, Dominican Republic	587.7	$ 1,315	June 2017 to June 2020
Santiago, Santiago, Dominican Republic	366.6	$ 2,559	April 2016 to April 2019
Multiplaza, La Romana, Dominican Republic	840.4	4% of revenue	Dec. 2015 to Dec. 2018
Blue Mall, Punta Canta, Dominican Republic	861	$ 1,975	Aug. 2017 to Aug. 2020
Palma Real, Babaro, Dominican Republic	793.6	4% of revenue	July 2017 to March 2020
Alto Rosario, Rosario, Argentina	1,421	$	April 2017 to April 2020
Cordoba Shopping, Cordoba, Argentina	452	$	Jan. 2016 to Jan. 2019
Rosario Centro, Rosario, Argentina	1,830	$ 1,820	April 2015 to April 2018
Dot Baires, Buenos Aires, Argentina	1,937.5	$	May 2017 to May 2020
Palermo Soho, Buenos Aires, Argentina	2,691	$ 6,742	Feb. 2017 to May 2020

Cooltech also has two OneClick retail store locations currently under construction, and anticipates construction to be completed within the next four months. The table below summarizes similar information concerning those leases:

	Aggregate Square Footage	Approximate Monthly Rent	Lease term
Premium Outlets, Orlando, Florida	1,494	$31,529	July 2017 to June 2027
El Solar, Buenos Aires, Argentina	1,617	3% of revenue	Mar. 2017 to Feb. 2020

Intellectual Property

Cooltech does not have any material intellectual property.

Legal Proceedings

Cooltech is not a party to any legal proceedings.

COOLTECH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents a review of the condensed operating results of Cooltech for the six months ended June 30, 2017 and 2016 and the financial condition of Cooltech at June 30, 2017 as well as the operating results of Cooltech for the years ended December 31, 2016 and 2015 and the financial condition of Cooltech at December 31, 2016. The discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes, as well as Cooltech’s audited financial statements for the years ended December 31, 2016 and 2015 in this information statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Cooltech’s actual results may differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” in this proxy statement/prospectus.

The following entities were consolidated in the consolidated combined financial statements: Cooltech, Icon and Xpro. The consolidated combined financial statements include 100% of all the assets and liabilities of each of the three entities.

The financial statements are presented in US dollars, which is Cooltech’s functional currency. There were no foreign currency transactions. The financial results of Cooltech up to the date of the reverse acquisition of Icon include the combined results of Icon, Xpro Global LLC and DBA Trading Corp., which operated the electronics distribution business as a separate entity under common management.

Overview

Cooltech Holding Corp. (“Cooltech”) was incorporated in October 2016 under the laws of the State of Nevada. Cooltech is an acquirer and operator of businesses in the consumer electronics industry. References to Cooltech refer to Cooltech and its subsidiary, Icon. The principal address of Cooltech’s business is 48 NW 25th Street, Suite 107/108, Miami, Florida.

Icon Acquisition

On December 15, 2016, Cooltech acquired Icon Networks LLC, a Florida limited liability company (“Icon”). Pursuant to the terms of a share exchange agreement by and between Cooltech and Icon, Cooltech acquired all of the membership interests of Icon in exchange for: (i) an aggregate of 1,300,000 shares of common stock of Cooltech; (i) 4,408,410 shares of Series A Convertible Preferred Stock of Cooltech; and (iii) $2,047,500 in the aggregate in the form of non-interest bearing promissory notes that are only repayable upon the closing of certain subsequent financing transactions (the “Transaction”). As a result of the Transaction, Icon became a wholly-owned subsidiary of Cooltech.

Recent Developments

On July 25, 2017, Cooltech entered into the Merger Agreement with InfoSonics and InfoSonics Acquisition Sub, Inc. (“Merger Sub”), pursuant to which Cooltech is to merge with and into the Merger Sub (the “Merger”), with Cooltech surviving as a wholly-owned subsidiary of InfoSonics. The Merger Agreement provides that InfoSonics will issue an aggregate of 62,500,000 shares of its common stock (which, after taking into account the reverse stock split effected on October 10, 2017, will equal an aggregate of 12,500,000 shares of its common stock) in exchange for all of the issued and outstanding capital stock of Cooltech. The Merger and the transactions contemplated thereby are subject to a number of customary closing conditions, including approval of the Merger Agreement and the Merger by InfoSonics stockholders and Board of Directors.

On October 1, 2017, Cooltech executed two purchase agreements (collectively, the “Purchase Agreement”) and acquired all of the outstanding membership interests of OneClick International LLC and of OneClick License, LLC (collectively, “OneClick”). As a result, OneClick became a wholly-owned subsidiary of Cooltech.

OneClick is a consumer electronics retailer, specializing in commercializing Apple products, compatible brand accessories, self-produced products, and providing professional technical support to Apple retail customers. OneClick, with locations in the U.S., Argentina and the Dominican Republic, is focused on becoming the largest authorized reseller of Apple products and services in the Americas.

The acquisition of OneClick and its retail operations complements Cooltech’s distribution business. Cooltech, in combining its distribution business with OneClick’s retail operations, now operates as a vertically integrated company in the consumer electronics industry focused on the sale of Apple products and third-party accessories. Prior to the acquisition, OneClick would have to purchase inventory from a distributor, like Cooltech, resulting in lower potential profits. Through the acquisition of OneClick, Cooltech has effectively expanded its business to cover each level of the distribution chain, benefiting from both wholesale and retail pricing. By combining its retail and distribution businesses, Cooltech is likely to realize higher profit margins given its geographical expansion throughout North America and Latin America.

Cooltech expects the acquisition of OneClick to significantly increase its profit margins due to both its geographic expansion and entry into the retail business. It is anticipated that Cooltech will continue to grow as a result of OneClick and its retail stores, and such growth will require additional capital in order to fund this expansion.

Private Placement Financing

In March 2017, Cooltech conducted a private placement of its common stock at a price of $2.50 per share (the “Offering”). Upon completion of the Offering, Cooltech issued 2,275,222 shares of its common stock for total gross proceeds of $5,688,055 and net proceeds of $4,641,310. Cooltech also granted three-year broker warrants to purchase up to 227,522 shares of its common stock at an exercise price of $2.50 per share.

Results of Operations

The following table sets forth certain items from Cooltech’s consolidated statements of operations for the periods indicated:

	For the Three Months Ended June 30		For the Six Months Ended June 30		For the Year Ended December 31
	2017	2016	2017	2016	2017	2016
Net sales	$8,011,708	$4,150,491	$12,573,305	$7,805,632	$22,276,200	$16,714,507
Cost of sales	7,863,137	3,962,166	12,303,716	7,458,964	21,509,263	15,690,540

Gross profit	148,571	188,325	269,589	346,668	766,937	1,023,967
Operating expenses	809,013	262,315	1,588,665	600,356	1,585,134	644,726

Operating income (loss)	(660,442)	(73,990)	(1,319,076)	(253,688)	(818,197)	379,241
Other income (expense)	386,567	(35)	(10,152)	90,621	68,632	(26,319)

Income (loss) before provision for income taxes	(273,875)	(74,025)	(1,329,228)	(163,067)	(749,565)	352,922
Provision for income taxes	—	—	—	—	—	—

Net income (loss)	$(273,875)	$(74,025)	$(1,329,228)	$(163,067)	$(749,565)	$352,922

Three months ended June 30, 2017 and 2016

Revenues, Expenses and Loss from Operations

Net Revenues

Total revenue for the three months ended June 30, 2017 was $8,011,708 as compared to the $4,150,491 for the three months ended June 30, 2016. The increase of $3,861,217, or 93%, was due to an increase in iPhone® sales in an effort to rotate the remaining inventory in anticipation of the new release of the iPhone® in September.

Gross Profit

Total gross profit for the three months ended June 30, 2017 was $148,571 as compared to the $188,325 for the three months ended June 30, 2016. The decrease of $39,754, or 21%, was primarily due to higher sales of lower margin products, which included discounted sales and end-of-life deals of Apple products.

Operating Expenses

Operating expenses for the three months ended June 30, 2017 was $809,013 as compared to the $262,315 for the three months ended June 30, 2016. The increase of $546,698 or 208%, was primarily due to an increase in management compensation and other general expenses related to the expansion of Cooltech’s operations.

Net Loss

Net loss for the three months ended June 30, 2017 was $273,875 as compared to the $74,025 for the three months ended June 30, 2016. The increase of $199,850, or 270%, was primarily due to the increase in payroll and general expenses.

Six months ended June 30, 2017 and 2016

Revenues, Expenses and Loss from Operations

Revenue

Total revenue for the six months ended June 30, 2017 was $12,573,305 as compared to the $7,805,632 for the six months ended June 30, 2016. The increase of $4,767,673, or 61%, was primarily due to an increase in iPhone® and iPad® sales.

Gross Profit

Total gross profit for the six months ended June 30, 2017 was $269,589 as compared to the $346,668 for the six months ended June 30, 2016. The decrease of $77,079, or 22%, was due to higher sales of lower margin products, which included discounted sales and end-of-life deals of Apple products.

Operating Expenses

Operating expenses for the six months ended June 30, 2017 was $1,588,665 as compared to the $600,356 for the six months ended June 30, 2016. The increase of $988,309 or 165% was primarily due to higher management compensation, general expenses, and professional fees.

Net Loss

Net loss for the six months ended June 30, 2017 was $1,329,228 as compared to the $163,067 for the six months ended June 30, 2016. The increase of $1,166,161, or 715%, was primarily due to higher SG&A driven by additional payroll, general expenses, and professional fees.

Year ended December 31, 2016 and 2015

Revenues, Expenses and Loss from Operations

Revenue

Total revenue for the year ended December 31, 2016 was $22,276,200 as compared to the $16,714,507 for the year ended December 31, 2015. The increase of $5,561,693, or 33%, was primarily due to the inclusion of iPhones® in Cooltech’s portfolio and end of life deals with iPads®.

Gross Profit

Total gross profit for the year ended December 31, 2016 was $766,937 compared to the $1,023,967 for the year ended December 31, 2015. The decrease of $257,030, or 25%, was primarily due to higher sales of lower margin products, which included discounted sales and end-of-life deals of Apple products.

Operating Expenses

Operating expenses for the year ended December 31, 2016 was $1,585,134 as compared to the $644,726 for the year ended December 31, 2015. The increase of $940,408, or 146%, was primarily due to an increase in management compensation, professional fees and other general expenses related to the expansion of Cooltech’s operations.

Net Loss

Net loss for the year ended December 31, 2016 was $749,565 as compared to a gain of $352,922 for the year ended December 31, 2015. The increase of $1,102,487 was primarily due to an increase in sales, general and administrative costs driven by increased payroll, professional fees and general expenses.

Liquidity and Capital Resources

Cooltech’s cash requirements have relied primarily on five sources to fund its business: (1) credit from manufacturers and distributors, (2) bank lines of credit, (3) private placements, (4) factoring of invoices and (5) personal loans.

As of June 30, 2017, Cooltech had $110,966 of cash and cash equivalents and $595,477 of net working capital.

Cooltech’s cash requirements will continue to increase due to its expansion into the retail business as a result of its acquisition of OneClick and the growth of its distribution business.

Off-Balance Sheet Arrangements

On September 17, 2014, Icon and Summar Financial LLC (“Summar”) entered into a Factoring and Security Agreement (the “Summar Agreement”). As of June 30, 2017, Icon sold $1,388,579 of its accounts receivable to Summar at an 8% discount for an aggregate of $1,277,493 cash consideration. As consideration for the Summar Agreement, Icon granted Summar a continuing first priority security interest in its assets to secure Icon’s obligations under the Summar Agreement.

Recently Issued Accounting Pronouncements

See Notes to Audited Financial Statements (note 3) and Notes to Interim Financial Statements (note 2) incorporated by reference in this proxy statement/prospectus.

Critical Accounting Policies

Cooltech prepares its consolidated combined financial statements under the accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires Cooltech to, among other things, make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent liabilities as of the date of its most recent balance sheet, and the reported amounts of revenues and expenses during the reporting periods. Cooltech reviews its estimates and assumptions on an ongoing basis. Cooltech’s estimates are based on its historical experience and other assumptions that Cooltech believes to be reasonable under the circumstances. Actual results are likely to differ from these estimates under different assumptions or conditions, but Cooltech does not believe such differences will materially affect its financial position or results of operations, although they may.

Use of Estimates

The preparation of these condensed consolidated combined interim financial statements under US GAAP requires Cooltech to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as contingent assets and liabilities as of the dates of the condensed consolidated combined interim balance sheets and the reported amounts of revenue and expenses during the reporting period.

These estimates and assumptions include impairment of equity investments, valuation of preferred shares and promissory notes, and accruals contained within trade and other payables.

Actual results could differ from these estimates and assumptions.

Business Combinations

Cooltech accounts for business combinations in accordance with ASC 805, Business Combinations (“ASC 805”). ASC 805 requires that transaction costs, such as broker fees, transfer taxes, legal, accounting, valuation, and other professional and consulting fees, related to acquisitions be expensed as incurred. Upon acquisition of a business, Cooltech allocates the purchase price of the business based upon the fair value of the net assets acquired.

Inventory

Inventory is stated at the lower of cost or net realizable value. Costs are computed based on the weighted average cost method. Inventory is comprised of finished goods only. Finished goods include products purchased for resale, including costs related to freight and delivery, net of discounts. The reserve for inventory as of June 30, 2017 is $49,795 (December 31, 2016 – $36,463). The net realizable value is estimated using an inventory aging schedule.

Any write-down to net realizable value is recognized as an expense in the period in which the write-down occurs.

Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings-per-share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). The computation of basic net loss per share for the three- and six-month periods ended June 30, 2017 and 2016 excludes potentially dilutive securities. The computations of net loss per share for each period presented is the same for both basic and fully diluted.

INFORMATION ABOUT INFOSONICS

Company Overview

We are a provider of wireless handsets (which may be referred to herein as “phones”, “cell phones”, “mobile phones”, “feature phones” and “smartphones”), tablets and accessories to carriers, distributors and retailers, primarily in Latin America. We define, source and sell our proprietary line of products under the verykool® brand, with the goal to provide the market with products that are unique, handsomely designed, feature rich and provide exceptional “value” for the consumer. Our verykool® products include a wide range of GSM Android-based smartphones and a limited number of feature phones and Android-based tablets.

Our corporate headquarters are in San Diego, California. We have wholly owned subsidiaries in Mexico, Central America and South America, which conduct some of our business activities in their respective regions, as well as subsidiaries in Hong Kong and China where we source our verykool® products, oversee production at manufacturers, conduct quality control and monitor third party logistics and warehousing for shipment to our customers. We also have sales representatives, field engineers and marketing resources located throughout Latin America, our principal market.

We incorporated under the laws of the State of California on February 7, 1994, under the name InfoSonics Corporation. On September 11, 2003, we reincorporated under the same name under the laws of and into the State of Maryland.

Global Wireless Industry

Today’s wireless handsets can be segmented into two primary categories: smartphones and feature phones. The distinguishing characteristics of smartphones are that they are built on a mobile operating system and are generally more sophisticated, have higher computing power and are more expensive than feature phones. Rapid technological developments within the wireless telecommunications industry have allowed wireless subscribers to talk, send and receive text messages, send and receive e-mails, capture and transmit digital images and videos, send and receive multimedia messages, play games, listen to music, watch visual content, run application programs and browse the Internet using all-in-one wireless handsets. Wireless handsets, accessories and services also are being used around the world to provide remote monitoring, point-of-sale transaction and payment processing, inter-device communications, local area networks, location monitoring, sales force automation and customer relationship management. While current demand for some of these more advanced services and features is not as strong in certain of the price-sensitive foreign markets we serve, we believe smartphones will ultimately dominate the handset market as they become relatively more affordable and consumers upgrade from existing feature phones.

Our Business and Strategy

The worldwide market for wireless handsets and tablets is extremely competitive. It is characterized by a large number of providers, often with very similar products, that ultimately compete on price at very thin margins. The capabilities and features of the phones are primarily a function of the chipset manufacturers, and it is difficult to achieve differentiation. Despite this, we still strive to achieve the following: (1) a consistent, attractive industrial design, (2) a compelling combination of hardware and software features, (3) a quality product with low failure rate, and (4) an attractive price point, which together provide exceptional “value” to the consumer.

Our strategy includes the following elements:

•	Consistent introduction of new models to our verykool® portfolio to keep it refreshed and attractive to customers.

•	Maintenance of a broad selection of smartphones across various price points in response to the affordability and popularity of smartphones in worldwide markets. In addition, we focus on large-screen phones to fill the elevated consumer appetite for such devices.

•	Expansion of our retail sales channel throughout Latin America, building upon our success in Mexico.

•	Maintain a strong presence in social media and other selected outlets to promote brand awareness of verykool®.

•	Development of a software platform that will provide a suite of services and cloud-based solutions for retailers and other potential customers.

Technological advances and affordability in smartphones, including the pervasiveness of the open source Android operating system, have driven the global wireless industry. The popularity of smartphones has gained dramatically in developed countries with broader-based consumer purchasing power. However, in certain geographic regions, including Latin America, the market is extremely price sensitive and the current price points of traditional smartphones are beyond the reach of many consumers. With increasing volumes and lower production costs for smartphones, we have expanded our portfolio of affordable smartphones. Although we continue to carry a small number of low-end feature phones, more expensive feature phones have been replaced with entry-level smartphones.

Customers

Our current Latin American customers include carriers, distributors and retailers. We exited the United States market in late 2016, a decision prompted by our lack of penetration in the United States market and the significant cost of defending ourselves against patent lawsuits from domestic non-practicing entities. We sell our products pursuant to customer purchase orders and ship products by common carrier based on customer-specified delivery dates. During 2016, we sold products to approximately 35 customers. Our three largest customers in 2016 represented 20%, 19% and 14% of our net sales, respectively. Our first and third largest customers were big box retailers and our second largest customer was a carrier.

Purchasing and Suppliers

We have established key relationships with a number of independent design houses and Original Design Manufacturers (“ODMs”) in China who design and manufacture wireless handsets to our specifications or based upon their own criteria. In 2016, we purchased products from 18 manufacturers, the top three representing 42%, 19% and 17%, respectively, of our cost of sales.

We purchase products from manufacturers pursuant to purchase orders placed from time to time in the ordinary course of business. Purchase orders are typically filled, based on manufacturing lead times, and shipped to our designated warehouses by common freight carriers. We believe that our relationships with our suppliers are generally good. Any failure or delay by our suppliers in supplying us with products on favorable terms and at competitive prices may severely diminish our ability to obtain and deliver products to our customers on a timely and competitive basis. Although there are a number of such suppliers available to provide or manufacture our products, the establishment of these relationships typically requires a significant investment of time by both parties, and a change in suppliers could cause a delay in or loss of sales and adversely affect our results.

Sales and Marketing

We believe that direct selling and one-on-one relationships, as well as in-depth product and competitive landscape knowledge, are important factors in the marketing of the products we sell. Accordingly, in our business-to-business environment, we promote relationship building and maintenance through personal customer contact by our in-country sales and marketing professionals. Additionally, in order to promote our verykool®

brand, we advertise in certain of the geographies where we do business in industry publications, both print and online, on billboards and by attending industry trade shows. Further, we participate in co-op advertising sponsored by our customers in other forms of media.

As of December 31, 2016, we employed or contracted with 11 sales, marketing and merchandizing professionals who are assigned specific geographic territories, most of whom reside in-country. Each salesperson is generally compensated with a base salary or retainer plus a commission or bonus based on sales in his or her territory.

Research and Development

In previous years we maintained an in-house design team in China to develop certain of our products, including our ruggedized line of xTreme products. However, in 2014, we shut down the design team. Research and Development (“R&D”) expense for the year ended December 31, 2014 was $588,000, and there were no R&D expenses in 2015 or 2016.

Financial and Other Information about Our Business

Other information, including financial, customer, competitive and geographic information is incorporated by reference herein from Items 1A, 7 and 7A hereof and Note 11 to our Consolidated Audited Financial Statements.

Seasonality

Our operations may be influenced by a number of seasonal factors in the countries and markets in which we operate. Absent other factors, our business historically has experienced stronger sales during the fourth quarter of the calendar year due to the Christmas holiday season. On the supply side of our business, because all manufacturing of our branded verykool® phones is done in China, the first quarter of the calendar year can be a difficult time during closure of factories for the Chinese New Year. We strive to manage around the closure, but if factories have difficulty starting back up, we could experience delays in getting product and satisfying customer orders, which could have a material adverse effect on our results.

Competition

The industry and markets where we operate are highly competitive and such competition may increase in the future. We compete for sales of wireless handsets and accessories with well-established large manufacturers, many small brands and independent design houses. Wireless handsets are subject to price competition and price erosion over the lives of the products. We compete on a number of factors, including product design and features, product pricing, product quality, level of services offered, market and product knowledge, customer service, product availability and overall value provided to our customers. Our competitors often possess substantially greater financial, technological, marketing, personnel and other resources than we do, which could enable them to withstand substantial price competition, launch new products and implement extensive advertising and promotional campaigns. Historically, the barriers to entry into the sourcing and distribution of wireless handsets have been relatively low. Our ability to continue to compete successfully in the wireless handset business is largely dependent on our ability to anticipate and respond to various competitive and other factors affecting the industry, including new or changing outsourcing requirements, new technology requirements, new and differentiated product introductions, inconsistent or inadequate supply of product, changes in consumer preferences, demographic trends, regional and local economic conditions, and discount pricing strategies and promotional activities by competitors.

Employees

As of December 31, 2016, we had 41 employees and contractors. Of these employees and contractors, 2 were in executive management positions, 11 were engaged in sales and marketing, 2 were in service operations, 6 were in finance and administration, and 20 were in product management, including development, sourcing, quality control, logistics and field engineering. From time to time, we utilize temporary employees to perform warehouse functions. Our employees and contractors are not covered by a collective bargaining agreement. We believe that our relations with our employees and contractors are good.

Available Information

Our website at www.infosonics.com provides a link to SEC website where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports (as well as exhibits and supplementary schedules) filed with or furnished to the SEC can be accessed free of charge. Our website also provides links to the charters for our Audit, Compensation and Nominating & Governance Committees as well as our Code of Business Conduct and Ethics, which can be accessed free of charge at http://www.infosonics.com/index.php/investors/corporate-governance.

Properties.

Our corporate headquarters office is located in San Diego, California. Our verykool® quality control center is located in Shenzhen, China, close to our design partners and manufacturers. Our distribution center is located in Miami, Florida. All of these facilities are occupied pursuant to operating leases. The table below summarizes information concerning those leases, but does not include local sales tax, VAT tax or common area maintenance charges where applicable:

	Aggregate Square Footage	Approximate Monthly Rent	Lease term
San Diego, California	7,700	$16,000	Oct 2012 to Sep 2017
Shenzhen, China	1,855	$4,000	Dec 2016 to Jun 2019
Miami, Florida	14,384	$13,000	Apr 2015 to May 2020

We believe that these facilities are adequate for our current requirements and that suitable alternative or additional space will be available as needed for alternative space or to accommodate future expansion of our operations.

Legal Proceedings.

The Company may become involved in certain legal proceedings and claims which arise in the normal course of business. As of the filing date of this report, the Company did not have any significant litigation outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF INFOSONICS’

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of InfoSonics’ consolidated financial condition at June 30, 2016 and should be read in conjunction with InfoSonics’ consolidated financial statements and notes thereto presented in this proxy statement/prospectus beginning on page F-1.

Forward-Looking Statements, Safe Harbor Statement and Other General Information

This discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying unaudited consolidated financial statements set forth in F-1 and condensed notes thereto and other information included in this report and our Annual Report on Form 10-K for the year ended December 31, 2016 (including our 2016 audited consolidated financial statements and related notes thereto and other information). Our discussion and analysis of financial condition and results of operations are based upon, among other things, our unaudited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires us to, among other things, make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent liabilities as of the date of our most recent balance sheet, and the reported amounts of revenues and expenses during the reporting periods. We review our estimates and assumptions on an ongoing basis. Our estimates are based on our historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from these estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations, although they may. Our critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments are outlined in “Critical Accounting Policies” in our Annual Report on Form 10-K, as may be updated in our subsequent Quarterly Reports on Form 10-Q. All references to results of operations in this discussion generally are to results from continuing operations, unless otherwise noted.

This report contains “forward-looking statements,” including, without limitation, statements about customer relationships, marketing of our verykool® products, sales levels, cost reductions, operating efficiencies, currency-related matters, profitability and adequacy of working capital, that are based on, among other things, current management knowledge and expectations and which involve certain risks and uncertainties. These risks and uncertainties, in whole or in part, could cause expectations to fail to be achieved and could have a material adverse effect on our business, financial condition and results of operations, and include, without limitation: (1) the pending Merger transaction and related PIPE stock sale may not close and could expose us to significant expenses in connection with the Merger; if the Merger does close, we will be subject to substantially all the liabilities of Cooltech and will be faced with the integration process, which could have a materially adverse effect on our business; (2) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (3) our ability to source our verykool® handsets and successfully introduce them into new markets; (5) our ability to have access to adequate capital to fund operations; (5) our ability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (6) foreign exchange rate fluctuations and/or devaluation of a foreign currency (most notably the Mexican peso) and our ability to effectively hedge for such fluctuations or devaluations, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users and decrease profitability; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets or expanding in existing markets, including geographies, products, services and big box retailers; (8) an interruption or failure of our information systems or subversion of access or other system controls, including private information, may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) extended general economic downturn in world markets; (14) uncertain political and economic conditions internationally, including terrorist or military actions; (15) the loss of a key executive officer or other key employees and the integration of new employees; (16) changes in consumer demand for multimedia wireless handset products and features; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (18) seasonal buying patterns; (19) the resolution of any litigation for or against the Company, including regarding patents; and (20) the ability of the Company to generate taxable income and remain a viable business (as well as remaining listed on Nasdaq or publicly traded otherwise) in future periods. These forward-looking statements speak only as of the date of this report and we undertake no obligation to publicly update any forward-looking statements to reflect new or changing information, events or circumstances after the date of this release. We have instituted in the past, and continue to institute, changes to our strategies, operations and processes to address risks and uncertainties and to mitigate their impacts on our business, results of operations and financial condition. However, no assurances can be given that we will be successful in these efforts. For a further discussion of significant risk factors to consider, see “Risk Factors” below in this report and in “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K. In addition, other risks or uncertainties may be detailed from time to time in our future SEC filings.

Recent Developments

On July 25, 2017, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Cooltech Holding Corp. (“Cooltech”), and the Company’s wholly-owned subsidiary, InfoSonics Acquisition Sub, Inc. (“Merger Sub”), pursuant to which Cooltech will merge with and into the Merger Sub (the “Merger”), with Cooltech surviving as a wholly-owned subsidiary of InfoSonics. The Merger Agreement provides that the Company will issue an aggregate of 62.5 million shares of its common stock in exchange for all of the outstanding capital stock of Cooltech. The Merger and the transactions contemplated thereby are subject to a number of customary closing conditions, including approval of the Merger Agreement and the Merger by the Company’s stockholders. Stockholders of the Company will be asked to vote on the adoption and approval of the Merger Agreement and the Merger at a special meeting of stockholders to be called by the Company.

On August 2, 2017, in accordance with a provision of the Merger Agreement, certain investors affiliated with Cooltech purchased from the Company 2.5 million shares of Company common stock at a price of $0.40 per share in cash and warrants exercisable into 2.5 million additional shares of Company common stock with an exercise price of $0.484 per share (a 10% premium to the closing bid price of Company common stock on the NASDAQ Capital market on July 24, 2017). The approximately $1 million of proceeds from this sale of stock will be used by the Company to cover costs associated with the Merger and related financings. Also on August 3, 2017, certain investors affiliated with Cooltech entered into a purchase agreement to purchase from the Company an additional 4.375 million shares of Company common stock and warrants to purchase an equal number of shares under the same terms, contingent upon receipt of stockholder approval of such issuance in accordance with Nasdaq rules. The proceeds from such sale have been escrowed pending receipt of stockholder approval and the closing of the Merger.

Overview

We are a provider of wireless handsets, tablets and accessories to carriers, distributors and dealers in Latin America and the United States. We define, source and sell our proprietary line of products under the verykool® brand (collectively referred to as our “verykool® products”). We first introduced our verykool® brand in 2006 and verykool® products include entry-level, mid-tier and high-end products. We source all our phones from independent design houses and original design manufacturers (“ODMs”). Based on our portfolio requirements, we provide our suppliers with required specifications, and, on selected models, provide the industrial design. We maintain personnel in China to monitor the performance of our suppliers and to conduct a rigorous system of quality control.

The Company ceased offering its products in the United States on September 30, 2016 due to a decline in United States product sales as well as the costs of patent litigation associated with the Company’s sales in the United States.

Results of Operations

The following table sets forth certain items from our consolidated statements of operations as a percentage of net sales for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	88.6%	90.4%	92.0%	89.2%

Gross profit	11.4%	9.6%	8.0%	10.8%
Selling, general and administrative expenses	25.9%	16.3%	23.7%	17.7%

Operating loss	(14.5%)	(6.7%)	(15.7%)	(6.9%)
Other expense:
Interest, net	(0.8%)	(0.5%)	(0.8%)	(0.6%)
Other expense	0.0%	(1.3%)	(0.1%)	(1.5%)

Loss before provision for income taxes	(15.3%)	(8.5%)	(16.6%)	(9.0%)
Provision for income taxes	0.0%	0.0%	(0.0%)	(0.0%)

Net loss	(15.3%)	(8.5%)	(16.6%)	(9.0%)

Three months ended June 30, 2017 compared with three months ended June 30, 2016

Net Sales

For the three months ended June 30, 2017, our net sales amounted to $5,297,000, a decrease of $6,829,000, or 56%, from $12,126,000 in the same period last year. The largest portion of the decline occurred in Central America where sales declined by $3.6 million, due principally to the absence of sales to a large carrier customer to whom future sales are uncertain. Sales to retail customers in Mexico during the quarter were softer than expected and declined by $2,605,000. As a result of our exit from the U.S. market at the end of third quarter 2016, we had no sales to U.S. customers during the quarter compared to $352,000 of sales in the prior year quarter. Sales to U.S.-based Latin American distributors and to customers in South America declined $196,000 and $72,000, respectively. We shipped approximately 201,000 units in the second quarter of 2017, a decrease of 56%, compared to the second quarter of 2016. Our average unit selling price decreased by 2%, due to a higher product mix of low-priced feature phones.

Gross Profit and Gross Margin

For the three months ended June 30, 2017, our gross profit amounted to $605,000, a decrease of $552,000, or 48%, from $1,157,000 in the same period last year. Our gross profit margin for the three months ended June 30, 2017 was 11.4%, an improvement from 9.6% in the same period last year. The reduced gross profit in the current year quarter was the result of the low level of sales, which also made it made it difficult to absorb fixed overhead costs. The reduced gross profit margin in the prior year quarter was the result of discounts given to liquidate aging inventory.

Operating Expenses

For the three months ended June 30, 2017, total operating expenses amounted to $1,373,000, a decrease of $600,000, or 30%, from $1,973,000 in the same period last year. The decrease reflected expense reduction actions we implemented during the second and third quarters of 2016. The most significant decreases were in wages and benefits, product certification and homologation, professional fees and marketing. We also implemented additional expense reduction actions during the current year quarter in the form of staff reductions representing approximately $490,000 in annual expense which we expect will benefit future quarters.

Other Expense

Interest expense for the three months ended June 30, 2017 and 2016 of $44,000 and $63,000, respectively, related primarily to interest bearing vendor credit, with some bank interest during the prior year quarter. For the three months ended June 30, 2016, other expense of $156,000 consisted primarily of losses on options and forward exchange contracts to hedge currency exposure against the Mexican peso. No such expense was incurred during the current year quarter.

Provision for Income Taxes

Because of our prior operating losses, our tax provisions for the three months ended June 30, 2017 and 2016 were nil.

Six months ended June 30, 2017 compared with six months ended June 30, 2016

Net Sales

For the six months ended June 30, 2017, our net sales amounted to $11.5 million, a decrease of $10.0 million, or 47%, from $21.5 million in the same period last year. The largest decrease of $7.9 million came from the absence of sales to carrier customers in South and Central America that we moved away from. Sales to retail customers in Mexico during the current year period were softer than expected and resulted in a decline of $2.7 million from the prior year period. As a result of our exit from the U.S. market at the end of the third quarter of 2016, we had no sales to U.S. customers during the current year period compared to $1.2 million of sales in the prior year period. These decreases were partially offset by a $1.6 million increase in sales to Miami-based distributors selling to Latin American customers and improved sales to other smaller customers in both Central and South America. In terms of units, we shipped approximately 363,000 units in the first six months of 2017, a decrease of 49%, compared to the first six months of 2016. Our average unit selling price increased by 3%, reflecting less price discounting in the current year period compared to the prior year.

Gross Profit and Gross Margin

For the six months ended June 30, 2017, our gross profit amounted to $927,000, a decrease of $1,408,000, or 60%, from $2,335,000 in the same period last year. Our gross profit margin for the six months ended June 30, 2017 was 8.0%, down from 10.8% in the same period last year. These reductions were primarily the result of the low level of sales, which also made it difficult to absorb fixed overhead costs.

Operating Expenses

For the six months ended June 30, 2017, total operating expenses amounted to $2,735,000, a decrease of $1,095,000, or 29%, from $3,830,000 in the same period last year. The most significant decreases were in wages and benefits, product certification and homologation, legal fees and marketing. The decrease reflects expense reduction actions we implemented during the second and third quarters of 2016, as well as the settlement of all patent lawsuits by the end of the third quarter of 2016. We also implemented additional expense reduction actions during the second quarter of 2017 in the form of staff reductions representing approximately $490,000 in annual expense which we expect will benefit future quarters.

Other Expense

For the six months ended June 30, 2017 and 2016, interest expense of $93,000 and $119,000, respectively, related to borrowings against our bank line of credit and interest bearing vendor credit. In the six months ended June 30, 2017 and 2016, other expense of $12,000 and $321,000, respectively, consisted primarily of losses on options and forward exchange contracts to hedge currency exposure against the Mexican peso.

Provision for Income Taxes

Because of our prior operating losses, our tax provisions for the six months ended June 30, 2017 and 2016 were nominal.

Currency Rate Fluctuations

Changes in the relative values of non-U.S. currencies, most importantly the Mexican peso, to the U.S. dollar affect our financial results and financial position. With the exception of Mexico, where we denominate sales in Mexican pesos, all other sales are denominated in U.S. dollars. Over the last two years, the strength of the U.S. dollar versus the Mexican peso has resulted in assets and liabilities denominated in Mexican pesos at our Mexican subsidiary being translated into less U.S. dollars in our consolidated financial statements. However, during the six months ended June 30, 2017, the Mexican peso strengthened by 13.4% against the U.S. dollar, which resulted in a foreign currency gain for the period of $496,000. However, there still remains a balance of $2,199,000 in our accumulated other comprehensive loss account on our Consolidated Balance Sheet at June 30, 2017 related to the impact of previous U.S. dollar strengthening against the Mexican peso.

Foreign currency fluctuations often drive operational responses that mitigate the simple mechanical translation of earnings. During periods of sustained movements in currency, the marketplace and competition adjust to the changing rates. For example, when pricing our products to the marketplace, we may use some of the advantage from a weakening U.S. dollar to improve our position competitively, and price more aggressively to win the business, essentially passing on a portion of the currency advantage to our customers. Competition will frequently take the same action. Conversely, when the U.S. dollar is stronger, as it currently is, we try to raise prices to mitigate the currency impact, but this may not always be possible in the marketplace and our competitors may not always act in the same way. See Note 10 to our consolidated financial statements in this report for information regarding our foreign exchange hedging facility, which we may use when we deem advantageous to try to reduce some of our currency risk with the Mexican peso.

Liquidity and Capital Resources

Since 2014, in addition to our existing cash reserves, we have relied primarily on two sources to fund our business: (1) vendor credit from the factories who supply our phones, and (2) our bank line of credit. Our primary suppliers typically provide us with a line of credit that is supported by credit insurance. In these arrangements, at the time we place an order, we generally pay a 15% deposit plus the cost of credit insurance. When the product is delivered and the invoice is issued, we are given 60-day payment terms with interest due at a stated rate at the time of payment. At June 30, 2017, our aggregate lines of credit with vendors amounted to $6.8 million. At the beginning of 2016, our bank line of credit was $7 million. However, this amount was reduced to $3 million in August 2016, and was augmented in October 2016 to provide for a $2 million sublimit that enabled the Company to borrow against its Mexican peso deposits held at the Bank at a 70% advance rate. Then, in March 2017, due to the Company’s continuing losses, the line of credit was amended to eliminate the Company’s ability to borrow against its accounts receivable. We will, therefore, need to rely for the foreseeable future upon our existing working capital, vendor credit and sales of equity securities as the sole sources of financing. Given the losses we have sustained over the last four quarters, these resources may not be sufficient to adequately fund our operations for the coming year and cover the significant Merger related expenses. This could force us to make further reductions in spending, curtail planned programs or take other actions that could materially harm our business, results of operations and future prospects. It may also be necessary for us to seek other debt, equity or equity-based financing. See Note 2 to our consolidated financial statements in this report for information regarding Going Concern Considerations.

In the six months ended June 30, 2017, our cash balances decreased by $1,096,000 compared to December 31, 2016. We generated $3,218,000 from reductions in trade and other receivables and $496,000 from foreign currency gains. These inflows were offset by $1,734,000 used to fund increased inventory, $1,705,000 to fund our net loss adjusted for non-cash items, $1,146,000 to reduce accounts payable and accrued expenses, and $225,000 to fund increased property and equipment and changes in prepaid and other assets.

As of June 30, 2017, we had $1.1 million of cash and cash equivalents, $8.8 million of net working capital and no outstanding funded debt. In addition, as noted under “Recent Developments” above, on August 2, 2017, we sold 2.5 million shares of Company common stock and warrants for gross proceeds of $1 million to cover costs associated with the Merger and related financings. Also on August 3, 2017, we entered into an agreement to sell an additional 4.375 million shares of Company common stock and warrants for gross proceeds of $1.75 million, contingent upon receipt of stockholder approval of such issuance in accordance with Nasdaq rules. The proceeds from such sale have been escrowed pending receipt of stockholder approval and the closing of the Merger.

Critical Accounting Policies

There have been no material changes to our critical accounting policies and estimates affecting the application of those accounting policies since our Annual Report on Form 10-K for the year ended December 31, 2016. Effective January 1, 2017, we adopted the guidance FASB issued ASU 2014-15, “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which adoption did not have an impact on the Company’s consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term “market risk” for us refers to the risk of loss arising from adverse changes in interest rates and various foreign currencies. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of what could cause certain potentially material losses. This forward-looking information provides an overview of how we view and manage ongoing market risk exposures.

Interest Rates

We are exposed to market risk from changes in interest rates on balances owed to certain of our manufacturing vendors. At June 30, 2017, we owed $2.8 million to these vendors which could be affected by changes in short-term interest rates. The annual interest rates on these balances at June 30, 2017 ranged from 6.0% to 8.0%, were negotiated individually with each vendor and were not tied to any particular index. For every 1% increase in the negotiated rate, our interest expense would increase by approximately $28,000, assuming the same $2.8 million remained outstanding for the entire year.

Foreign Exchange and Other Risks

All of our sales transactions are denominated in U.S. dollars with the exception of sales to certain customers in Mexico, which are priced in Mexican pesos. At June 30, 2017 and December 31, 2016, foreign currency cash accounts in Mexican pesos amounted to $13,000 and $205,000, respectively. Also, at June 30, 2017 and December 31, 2016, accounts receivable denominated in Mexican pesos amounted to $856,000 and $3,746,000, respectively. Product costs and the majority of our operating expenses are denominated in U.S. dollars. However, lease expenses and certain other immaterial operating costs of our China quality control team are denominated in Chinese Yuan Renminbi, and payroll and operating expenses of our employees in Mexico are denominated in Mexican pesos. See Note 10 to our consolidated financial statements in this report for information regarding our foreign exchange hedging facility, which we have used on occasion as we deemed advantageous in an effort to reduce some of our Mexican peso currency risk.

Foreign currency risks are associated with our cash, receivables, payroll and payables denominated in foreign currencies. Fluctuations in exchange rates can result in foreign exchange gains and losses on these foreign currency assets and liabilities, which are included in other income (expense) in our consolidated statements of operations and comprehensive loss. For the six months ended June 30, 2017 and 2016, losses of $12,000 and $325,000, respectively, on options and foreign exchange forward contracts used to protect against the exchange rate risk of the Mexican peso are included in other income (expense). See “Currency Rate Fluctuations” above for additional information.

As a result of our international sales, our future operating results could also be adversely affected by a variety of factors, including changes in specific countries’ political, economic (including inflationary and deflationary) or regulatory conditions and trade protection measures.

MANAGEMENT OF INFOSONICS FOLLOWING THE MERGER

Expected Directors and Executive Officers of InfoSonics Following the Merger

Contingent upon the closing of the Merger, Cooltech’s board of directors has identified five successor director candidates to be appointed to the InfoSonics Board at the closing of the Merger, four of whom shall be designated by Cooltech and one of whom to be designated by InfoSonics. Furthermore, concurrent with the closing of the Merger, three of the directors currently on InfoSonics Board have agreed to resign from the InfoSonics Board.

The following table lists the names and ages as of October 26, 2017, and positions of the individuals who are expected to serve as executive officers and directors of InfoSonics following completion of the Merger:

Name	Age	Position
Mauricio Diaz	43	Chief Executive Officer & Director
Felipe Rezk	44	Chief Sales and Marketing Officer & Director
Alfredo Carrasco	48	Chief Financial Officer
Reinier Voight	57	Chief Operating Officer
Andrew DeFrancesco	47	Chairman of the InfoSonics Board
Robert Picow	62	Director
Aaron Serruya	51	Director

The principal occupation and business experience during the last five years for each of the individuals who are expected to serve as executive officers and directors of InfoSonics following completion of the Merger are as follows. Such information is based upon information received by us from such persons.

Mauricio Diaz, 43. Mr. Diaz has served as the Chief Executive Officer of Cooltech since December 2016, and President since March 2017. Since September 2016 Mr. Diaz has also served as the President of OneClick, and since September 2014 he has served as the Chief Operating Officer/Managing Partner of Icon Networks LLC. From August 2006 until July 2014, Mr. Diaz served as the Director of Global Business Development of Electro Group, and from July 2005 until August 2006 he served as the Senior Manager of Samsung. From October 1996 until July 2005 Mr. Diaz served as the Business Development Manager of Panasonic. Mr. Diaz studied Social Communication at Pontificia Universidad Javeriana in Colombia.

Felipe Rezk, 44. Mr. Rezk has served as the Executive Vice President of Sales and Marketing of Cooltech since December 2016. Since May 2013 he has also served as the Chief Executive Officer and is the founder of Icon Networks LLC. From January 2011 until May 2013 Mr. Rezk was the Head of Enterprise Sales for Latin America at Apple Inc., and from March 2009 until January 2011 he was the Senior Manager, GTM Business Development, Emerging Channels Team at Cisco System (“Cisco”). From August 2005 until March 2009, Mr. Rezk was the Senior Marketing Manager, Emerging Markets Channels at Cisco. Mr. Rezk received his bachelor’s degree in Economics from University of Los Andes, Bogotá and a Master in Business Administration and Master of Computer Information Systems from the University of Miami.

Alfredo Carrasco, 48. Mr. Carrasco has served as the Chief Financial Officer of Cooltech since June 2017. Mr. Carrasco has served in various capacities over 20 years of experience in finance, management and operations with Tech Data Corporation, a Fortune 500 company and leader in the technology industry. For the last 8 years, Mr. Carrasco served as Tech Data Corporation’s Vice President of Finance, Latin-America. He has extensive experience leading teams in international markets to streamline operations and implement financial controls, processes and other improvements to increase productivity. Mr. Carrasco received his bachelor’s degree in Economics from University de Lima and a Master in Business Administration from the Instituto Tecnologico de Monterrey.

Reinier Voigt, 57. Mr. Voigt has served as the Chief Operating Officer of Cooltech since December 2016. From May 2015 until August 2016, Mr. Voigt was the President and Chief Operating Officer of TEReI

International, and from September 2006 until April 2015 he was the Chief Operation Officer of Facey Telecome. Mr. Voigt has more than twenty years of experience in business operations which includes a focus on profit and loss optimization, strategic planning, finance and financial reporting. Mr. Voigt received the equivalent of a Master in Business Administration from Anton De Kom University of Suriname.

Andrew DeFrancesco, 47. Mr. DeFrancesco has served as Chairman of the Cooltech Board since December 2016. Since September 2007, Mr. DeFrancesco has served as Chairman & CEO of Delavaco Group. Mr. DeFrancesco served as Director of Kalytera Therapeutics (formerly Santa Maria Petroleum) from July 2011 to December 2016. From January 2014 to June 2015, Mr. DeFrancesco served as Chairman and CEO of Firm Capital American Realty Partners (formerly Delavaco Residential Properties Corp). From August 2013 to July 2016, Mr. DeFrancesco served as partner and Executive Director of Kahala Corp. From October 2009 to December 2010, Mr. DeFrancesco served as Director, President and CEO of P1 Energy Corp. From January 2010 to December 2010, Mr. DeFrancesco served as Co-founder and Chairman of APO Energy. Mr. DeFrancesco received his B.A. from the University of Western Ontario.

Robert S. Picow, 62. Mr. Picow has served as a Director of InfoSonics since December 2003. Since March 2001, Mr. Picow has served as a Director of SMF Energy Corporation (formerly known as Streicher Mobile Fueling, Inc.), a public company that provides petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries. From March 2008 through March 2011, Mr. Picow served as Vice Chairman of the Eezinet Corporation, a community aware internet service and communications provider. From May 2005 through September 2007, Mr. Picow served as a Director of Ascendia Brands, Inc., a public company that manufactured, marketed and distributed a portfolio of branded products in the health and beauty care categories. Ascendia Brands was previously known as Cenuco, Inc. prior to a name change in May 2006. From April 2004 to May 2005, Mr. Picow served as Chairman of Cenuco, Inc., a public company engaged in wireless application development and software solutions. From July 2003 to May 2005, Mr. Picow served as a Director of Cenuco. From May 2006 to September 2008, Mr. Picow served as a Director and Audit Committee Member of American Telecom Services, Inc., a public telecommunications services company. From 1996 to 1997, Mr. Picow served as Vice Chairman and a Director of BrightPoint, Inc., a public company that distributes wireless devices and accessories and provides customized logistic services to the wireless industry. From its formation in 1986 until its merger with BrightPoint in 1996, Mr. Picow was Chief Executive Officer of Allied Communications, Inc., a cellular telephone and accessory distribution company. Mr. Picow’s extensive board leadership experience with companies in the wireless telecommunications industry, together with his experience in the distribution of wireless devices as a director, owner and executive officer of companies in this line of business, provide the InfoSonics Board with significant expertise and skills relevant to Cooltech’s business.

Aaron Serruya, 51. Mr. Serruya is the Managing Director of Serruya Private Equity Inc. (“SPE”), a global private equity firm. Mr. Serruya owns and co-founded Yogen Früz Canada Inc. and International Franchise Inc., which holds brands such as Swensen’s® Ice Cream and Pinkberry®, and has been actively involved in each company’s development since each inception in 1986 and 2005, respectively. He has been the President of Kahala Brands, Ltd. since December 2013, and a Director of Kahala Brands since August 2013. Mr. Serruya currently serves as the President and Director of Yogen Früz U.S.A. Inc. and has since May 1989. He serves as the Manager and President of YF Franchise LLC and has since December 23, 2005. He serves as the President and Director of Yogen Früz Canada Inc. and has since August 1986. Mr. Serruya served as a Director of Coolbrands International Inc. from September 1994 to December 2005. He has been a Director of The Second Cup Ltd. since August 2017.

Material Legal Proceedings involving Affiliates of Cooltech Management

To our knowledge, none of the individuals to be appointed as InfoSonics’ directors, officers or affiliates, or any 5% or greater stockholder of InfoSonics post-Merger, or any associate or any such directors, officers or affiliates, is a party that is adverse to InfoSonics in any material legal proceeding, nor do such persons have any material interest in any proceeding that is adverse to InfoSonics.

Related Party Transactions of Cooltech’s Management

On October 1, 2017, Cooltech executed a purchase agreement with Georgie Holding LLC, ICFR Retail LLC, Felicity Business LLC, and Letrones LLC to acquire all of the outstanding equity of OneClick, and OneClick became Cooltech’s wholly-owned subsidiary. Mauricio Diaz, President and Chief Executive Officer of Cooltech, and Felipe Rezk, Executive Vice President of Sales and Marketing of Cooltech, are former Managing Members of OneClick. Mr. Diaz is the Managing Member of Felicity Business LLC, which owned 25% of the equity of OneClick, and Mr. Rezk is the Managing Member of ICFR Retail LLC, which also owned 25% of the equity of OneClick.

Mr. Diaz and Mr. Rezk are each considered related parties, since they are to be appointed to the InfoSonics board upon consummation of the Merger. None of these individuals have engaged in any transactions with InfoSonics, or in any transactions in which any of the foregoing individuals had or will have a direct or indirect material interest.

Cooltech Director Independence, Committees and Nomination Process

Name	Audit	Nomination and Governance	Compensation
Andrew DeFrancesco – I	I	Chair & I	Chair & I
Mauricio Diaz – N
Felipe Rezk – N
Robert Picow – I	I	I	I
Aaron Serruya – I	Chair & I

Chair & I = Independent

N = Non Independent

Among the five proposed candidates for appointment to InfoSonics Board following the closing of the Merger, the InfoSonics Board believes two candidates (Messrs. Diaz and Rezk) would not be independent and three (Messrs. DeFrancesco, Picow and Serruya) would meet the criteria for independence under NASDAQ Rule 5605.

Cooltech intends to designate Mr. Aaron Serruya to serve as the audit committee financial expert for the InfoSonics Board, effective from and after the date of the closing of the Merger, and to appoint Mr. Andrew DeFrancesco and Mr. Robert Picow to serve as the remaining members of the audit committee.

Compensation Paid to Members of Cooltech’s Board of Directors

The individuals who are to be appointed as executive officers of InfoSonics post-Merger received no compensation from InfoSonics prior to the date of this proxy statement/prospectus.

Proposed Remuneration For Board and Committees Following the Closing of the Merger

	Fee per Quarter	Total Annual Fees
- Chair	$7,500	$30,000
- Directors	$30,000	$120,000

Committee Stipend
- Audit – Chair	$1,000	$4,000
- member	$—	$—

- Compensation – Chair	$—	$—
- member	$—	$—

- Nomination / Governance – Chair	$—	$—
- member	$—	$—

Cooltech has provided the following information to us regarding the compensation paid by Cooltech to certain of its executive officers. The table below shows, for the fiscal years ended December 31, 2016, compensation paid by Cooltech to its principal executive officers and Cooltech’s next three most highly compensated executive officers (the “Named Executive Officers”) during the time period indicated.

Cooltech Summary Compensation Table 2016

Name and principal position	Salary ($) (1)	Bonus ($) (2)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Mauricio Diaz	$70,000	$70,000	—	—	—	—	—	$140,000
Carlos Felipe Rezk	$70,000	$70,000	—	—	—	—	—	$140,000
Reinier Voigt	$7,500	$52,500	—	—	—	—	—	$60,000

(1)	The amount shown includes management fees earned at Icon and fees earned at Cooltech.
(2)	Represents a signing bonus in an amount equal to 3.5 months of fees earned upon consummation of the Merger.

Disclosure to Summary Compensation Table

Historically, Cooltech’s compensation of its executive officers has been determined on an individual basis and has consisted of a base salary and cash performance awards as determined by its board of directors. Presently, Cooltech has plans to change its executive compensation program after the Merger, however, once the Merger has been completed, the successor board of directors may at their discretion further alter the amount and nature of compensation to be paid to InfoSonics’ executive officers from time to time in order to attract and retain the services of the individuals who will help InfoSonics achieve its business objectives and enhance value for stockholders, or for other reasons determined by such board.

Outstanding Equity Awards at Fiscal Year-End

There were no equity awards granted to Cooltech’s Named Executive Officers that were outstanding as of December 31, 2016.

Agreements for Cooltech Management

Pursuant to consulting agreements, effective December 15, 2016 (the “Consulting Agreement”), Cooltech engaged (i) Mauricio Diaz to provide the services of chief executive officer, and (ii) Felipe Rezk to provide the services of executive vice president of sales and marketing (the counterparties to each consulting Agreement are referred to as “Consultants”). Pursuant to the Consulting Agreements, each of Mr. Diaz and Mr. Rezk is entitled to fees of $20,000 per month. In addition, each of Mr. Diaz and Mr. Rezk shall be eligible to receive such grants of equity awards, subject to the approval and determination of the Cooltech Board. Cooltech also agreed to reimburse each of Mr. Diaz and Mr. Rezk for certain out-of-pocket expenses incurred by the Consultant. Each Consulting Agreement has a term of one year and provides that, either Cooltech or the Consultant may, in its discretion and at its option, terminate the Consulting Agreement at any time upon thirty (30) days’ written notice to the other party. In the event of such termination, the Consultant shall not be entitled to receive additional compensation.

Cooltech has no other agreements or related arrangements with its executive officers.

Potential Payments Upon Termination or Change In Control

Cooltech has no liabilities under termination or change in control conditions as of December 31, 2016. Cooltech does not have a formal policy to determine executive severance benefits. Each executive severance arrangement is negotiated on an individual basis.

Board Compensation and Option Awards:

No equity awards granted to members of Cooltech’s board of directors were outstanding as of December 31, 2016.

SECURITY OWNERSHIP OF INFOSONICS

The following table sets forth information concerning the beneficial ownership of InfoSonics Common Stock by (a) each person, or group of affiliated persons, who is known by InfoSonics to beneficially own more than 5% of InfoSonics Common Stock, (b) InfoSonics’ directors, (c) InfoSonics’ named executive officers, and (d) all of InfoSonics’ directors and executive officers as a group, in each case as of October 26, 2017. Other than Mr. Ram, there is no other person known by us to be the beneficial owner of more than 5% of InfoSonics Common Stock.

Percentage ownership calculations for beneficial ownership pre-Merger are based on 3,378,280 shares outstanding at the close of business on October 26, 2017 and 16,753,280 shares to be outstanding post-Merger after giving effect to the issuance of 12,500,000 shares in the Merger and 875,000 shares in the Private Placement. The address of all persons listed below is c/o InfoSonics Corporation, 4435 Eastgate Mall, Suite 320, San Diego, California 92121.

	Pre-Merger			Post-Merger			Post-Merger (fully diluted)
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(1)	Number of Shares Beneficially Owned(1)		Percent of Class(1)	Number of Shares Beneficially Owned(1)		Percent of Class(1)
Named Executive Officers
Joseph Ram (also a Director)	782,066	(2)	22.75%	782,066	(2)	4.65%	782,066	(2)	4.30%
Vernon A. LoForti	38,000	(3)	1.11%	38,000	(3)	*	38,000	(3)	*

Directors
Randall P. Marx	15,620	(4)	*	15,620	(4)	*	15,620	(4)	*
Robert S. Picow	17,600	(5)	*	17,600	(5)	*	17,600	(5)	*
Kirk A. Waldron	15,600	(6)	*	15,600	(6)	*	15,600	(6)	*

All current executive officers and directors as a group (5 persons)	868,886	(7)	24.66%	868,886	(7)	5.14%	868,886	(7)	4.76%

(1)	Beneficial ownership” is defined in the regulations promulgated by the SEC as having or sharing, directly or indirectly: (a) voting power, which includes the power to vote or to direct the voting, or (b) investment power, which includes the power to dispose or to direct the disposition of shares of the common stock of an issuer. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of October 26, 2017 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes 60,000 shares underlying options that are exercisable within 60 days of October 26, 2017.
(3)	Represents 38,000 shares underlying options that are exercisable within 60 days of October 26, 2017.
(4)	Includes 15,600 shares underlying options that are exercisable within 60 days of October 26, 2017.
(5)	Includes 15,600 shares underlying options that are exercisable within 60 days of October 26, 2017.
(6)	Represents 15,600 shares underlying options that are exercisable within 60 days of October 26, 2017.
(7)	Includes options to purchase 144,800 shares held by current executive officers and directors and reflects information contained in footnotes (1) through (6).

SECURITY OWNERSHIP OF COOLTECH

The following table sets forth information concerning the beneficial ownership of Cooltech common stock by (a) each person, or group of affiliated persons, who is known by Cooltech to beneficially own more than 5% of Cooltech’s common stock, (b) Cooltech’s directors, (c) Cooltech’s named executive officers, and (d) all of Cooltech’s directors and executive officers as a group, in each case as of October 26, 2017.

Percentage ownership calculations for beneficial ownership pre-Merger are based on 5,780,775 shares outstanding at the close of business on October 26, 2017 and 16,753,280 shares to be outstanding post-Merger. The address of all persons listed below is c/o Cooltech Holding Corp., 48 NW 25th Street, Suite 107/108, Miami, Florida 33127.

	Pre-Merger			Post-Merger
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(1)	Number of Shares Beneficially Owned(1)		Percent of Class(1)
Named Executive Officers
Mauricio Diaz	825,000	(2)	8.1%	964,244	(2)	5.76%
Reinier Voigt	0		0%	0		0%
Alfredo Carrasco	0		0%	0		0%
Felipe Rezk	825,000	(3)	8.1%	964,244	(3)	5.76%

Directors
Andrew DeFrancesco	0		0%	0		0%
Roger Rai	0		0%	0		0%

All officers and directors as a group (6 persons)	1,650,000		16.2%	1,928,487		11.51%

5% or Greater Stockholders
Caerus, LLC	825,000	(4)	8.1%	964,244	(4)	5.76%

*	Less than one percent
(1)	Beneficial ownership” is defined in the regulations promulgated by the SEC as having or sharing, directly or indirectly: (a) voting power, which includes the power to vote or to direct the voting, or (b) investment power, which includes the power to dispose or to direct the disposition of shares of the common stock of an issuer. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of October 26, 2017 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Represents shares owned by Bliss Investment Group, LLC. Mr. Diaz has voting and dispositive control over such shares.
(3)	Represents shares owned by ICFR LLC. Mr. Rezk has voting and dispositive control over such shares.
(4)	Juan Pablo Montoya has voting and dispositive control over the securities held by Caeurus, LLC.

DESCRIPTION OF INFOSONICS CAPITAL STOCK

The following description of InfoSonics capital stock, together with any additional information we include in this proxy statement/prospectus, summarizes the material terms and provisions of InfoSonics Common Stock and the Series A Convertible Preferred Stock that the Series A Convertible Preferred Stock, please refer to our articles of incorporation and our bylaws, as amended, that are incorporated by reference hereto. The terms of these securities may also be affected by the MGCL. The summary below is qualified in its entirety by reference to our articles of incorporation and bylaws, as in effect at the time of any offering of such securities under this proxy statement/prospectus. For information on how to obtain copies of our articles of incorporation and bylaws, see “Where You Can Find Additional Information” beginning on page 167.

Common Stock

As of the date of this proxy statement/prospectus, our articles of incorporation authorize us to issue 40,000,000 shares of common stock, par value $0.001 per share, of which 3,378,280 shares were issued and outstanding at the close of business on October 26, 2017. Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable securities exchange requirements. The holders of common stock possess exclusive voting rights in us, except to the extent our board of directors specifies voting power with respect to any other class of securities issued in the future. Each holder of our common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, except that in the election of directors each holder of our common stock shall have as many votes for each share of record as there are directors to be elected and for whose election the holder has a right to vote. Stockholders do not have any right to cumulate votes in the election of directors.

Subject to any preferences that may be granted to the holders of preferred stock, each holder of our common stock is entitled to share ratably in any distributions to stockholders and to receive ratably any dividends as may be declared by our board of directors out of funds legally available therefor, although as of the date of this proxy statement/prospectus, no dividends have been declared or paid. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets. Holders of our common stock have no conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities.

All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this proxy statement/prospectus or upon the conversion of any preferred stock or exercise of any warrants offered, when issued and paid for, will also be fully paid and non-assessable.

Securities Exchange Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “IFON.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

Preferred Stock

As of the date of this proxy statement/prospectus, our articles of incorporation authorize us to issue 10,000,000 shares of preferred stock, par value $0.001 per share, none of which is currently designated or outstanding. Pursuant to our articles of incorporation, our board of directors has the authority to provide for the issuance, in one or more series, of our authorized preferred stock and to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of our preferred stock. The rights, privileges, preferences and restrictions of any such series of our preferred stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of preferred stock or common stock. The issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

The particular terms of each class or series of preferred stock that the Company may offer, pursuant to the Company’s Articles of Incorporation including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby. The applicable prospectus supplement will specify the terms of the series of preferred stock we may offer, including, but not limited to:

•	the distinctive designation and the maximum number of shares in the series;

•	the number of shares we are offering and purchase price per share;

•	the liquidation preference, if any;

•	the terms on which dividends, if any, will be paid;

•	the voting rights, if any, of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the terms on which the shares may be redeemed, if at all;

•	any listing of the preferred stock on any securities exchange or market;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock; and

•	any or all other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of the series.

The description of preferred stock above and the description of the terms of a particular series of preferred stock in any applicable prospectus supplement are not complete. You should refer to the applicable articles supplementary for complete information.

0% Series A Convertible Preferred Stock

The Merger Agreement provides that we will authorize the issuance of a 0% Series A Convertible Preferred Stock to be issued to Cooltech shareholders who exceed 4.99% ownership of InfoSonics Common Stock after the Merger. We currently have not yet authorized and have no outstanding shares of our 0% Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Convertible Preferred Stock”). Except as otherwise expressly required by law, each holder of shares of Series A Convertible Preferred Stock will be entitled to vote on all matters submitted to shareholders of the Company and will be entitled to the number of votes for each share of Series A Convertible Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of common stock such share of Series A Convertible Preferred Stock are convertible on a share for share basis into InfoSonics Common Stock. Except as otherwise required by law, the holders of shares of Series A Convertible Preferred Stock will vote together with the holders of Common Stock on all matters and will not vote as a separate class.

All shares of capital stock of InfoSonics will be junior in rank to all Series A Convertible Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of InfoSonics. Without the consent of at least a majority of the outstanding holders of Series A Convertible Preferred Stock, voting separate as a single class, InfoSonics will not be permitted to authorize or issue any additional or other shares of capital stock that is (a) of senior rank to the Series A Convertible Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company, (b) of pari passu rank to the Series A Convertible Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company, or (c) any junior stock having a maturity date (or any other date requiring redemption or repayment of such shares of junior stock) that is prior to the date on which any Series A Convertible Preferred Stock remain outstanding. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Convertible Preferred Stock will retain their relative rights, powers, designations, privileges and preferences provided for in the articles supplementary and summarized herein.

Each holder of a Series A Convertible Preferred Stock will be entitled to receive dividends when and as declared by the InfoSonics Board, from time to time, in its sole discretion, which dividends are to be paid in cash as if such Series A Convertible Preferred Stock had been converted into InfoSonics Common Stock (without regard to any limitations on conversion) and such holder held such shares of InfoSonics Common Stock on the record date for such dividends and distributions. Payments are to be made concurrently with the dividend or distribution to the holders of InfoSonics Common Stock.

Series A Convertible Preferred Stock will only be convertible into InfoSonics Common Stock to the extent such holder of Series A Convertible Preferred Stock or any of its affiliates would beneficially own in excess of 4.99% of InfoSonics Common Stock. The number of validly issued, fully paid and non-assessable shares of InfoSonics Common Stock issuable upon conversion of each Series A Convertible Preferred Stock will be on a share for share basis. No fractional shares of InfoSonics Common Stock will be issued upon the conversion of any shares of Series A Convertible Preferred Stock and if the issuance would result in the issuance of a fraction of a share of InfoSonics Common Stock, such stock will be rounded up to the nearest whole share.

If at any time InfoSonics grants, issues or sells any options or convertible securities or rights to purchase stock, warrants, securities or other property pro rata to holders of InfoSonics Common Stock, each holder of Series A Convertible Preferred Stock will be entitled to similar rights as if such holder’s Series A Convertible Preferred Stock was converted into shares of InfoSonics Common Stock, unless such right would result in such holder or any of its affiliates beneficially owning in excess of 4.99% of InfoSonics Common Stock. A holder of Series A Convertible Preferred Stock may transfer some or all of its Series A Convertible Preferred Stock without the consent of InfoSonics.

In the event of a liquidation, the holders of Series A Convertible Preferred Stock will be entitled to receive in cash, before any amount is paid to the holders of any of shares of junior stock, an amount per each share of Series A Convertible Preferred Stock equal to the greater of (a) par value of the Series A Convertible Preferred Stock, and (b) the amount per share such holder would receive if such holder converted such Series A Convertible Preferred Stock into InfoSonics Common Stock immediately prior to the date of such payment. Holders of our Series A Convertible Preferred Stock will have no sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities.

Under the Articles Supplementary the Company will not: (a) amend or repeal any provision of, or add any provision to, its articles of incorporation or bylaws, or file any articles supplementary or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of the Series A Convertible Preferred Stock; (b) increase or decrease (other than by conversion) the authorized number of Series A Convertible Preferred Stock; (c) issue any Series A Convertible Preferred Stock other than pursuant to the Merger Agreement; or (d) circumvent a right of the Series A Convertible Preferred Stock, without first obtaining the affirmative vote of at least sixty (60%) percent of the outstanding, voting separately as a class.

The foregoing description of the Articles Supplementary is a summary and, as such, does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of the Articles Supplementary, which is attached as Annex E hereto. The Articles Supplementary will become effective upon filing with the State Department of Assessments and Taxation of the State of Maryland as required by the MGCL.

COMPARISON OF STOCKHOLDER RIGHTS

InfoSonics is a Maryland public corporation. As such, the rights of InfoSonics stockholders and the powers and duties of the InfoSonics Board are governed by the laws of the State of Maryland, including the Maryland General Corporation Law (“MGCL”), and by InfoSonics’ Articles of Incorporation (“Charter”) and bylaws. Cooltech is a Nevada privately-held corporation. As such, the rights of Cooltech stockholders and the powers and duties its board of directors are governed by applicable Nevada law, including Chapter 78 of the Nevada Revised Statutes (“NRS”), and by Cooltech’s articles of incorporation and bylaws.

After the Merger, stockholders of Cooltech will become stockholders of InfoSonics, and their rights will be governed by Maryland law and InfoSonics’ Articles of Incorporation, as amended (the “Charter”) and bylaws. Specifically, as a result of the Merger, all Cooltech stock outstanding (on an “as converted” basis, with respect to Cooltech’s outstanding Series A Convertible Preferred Stock) will be converted into the right to receive an aggregate of 12,500,000 shares of InfoSonics Common Stock (which may include, on an “as converted” basis, a certain number of shares of InfoSonics Series A Convertible Preferred Stock (convertible on a share-for-share basis into InfoSonics common stock), at the election of any Cooltech stockholder who, as a result of receiving shares of InfoSonics common stock, would own in excess of 4.99% of InfoSonics Common Stock). Each share of InfoSonics Common Stock issued to Cooltech stockholders in connection with the Merger will be issued in accordance with, and will carry with it the rights and obligations set forth in, InfoSonics’ Charter and bylaws.

Many of the principal attributes of InfoSonics common stock are similar to those of Cooltech common stock. However, there are differences between the rights of InfoSonics stockholders under Maryland law and under InfoSonics’ Charter and bylaws compared to the rights of Cooltech stockholders under the Nevada law and under Cooltech’s articles of incorporation and bylaws.

The following summarizes the material differences between the pre-Merger rights of Cooltech stockholders under the NRS and under Cooltech’s existing articles of incorporation and bylaws and the post-Merger rights of InfoSonics stockholders (including former Cooltech stockholders participating in the Merger) under the MGCL and the InfoSonics’ Charter and bylaws. The discussion in this section may not contain all of the information that is important to you and does not include a description of rights or obligations under the U.S. federal securities laws or NASDAQ listing requirements, nor is it intended to provide a comprehensive summary of Maryland law or Nevada law. Consequently, this summary is qualified in its entirety by reference to, and is subject to, the detailed provisions of InfoSonics’ Charter and bylaws and Cooltech’s articles of incorporation and bylaws, all of which are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page 167 of this proxy statement/prospectus. We also urge you to carefully read the relevant provisions of the MGCL and the NRS for a more complete understanding of the differences between being an InfoSonics stockholder and being a Cooltech stockholder.

	InfoSonics	Cooltech
Authorized and Outstanding Capital Stock	The authorized capital stock of InfoSonics currently consists of 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which [●] shares will be classified as Series A Convertible Preferred Stock upon filing of the Series A Articles Supplementary. Because it is a condition to the Merger that the proposal to approve the Charter to increase the number of authorized

The authorized capital stock of Cooltech currently consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, of which 4,408,410 shares have been designated as Series A Convertible Preferred Stock.

As of October 26, 2017, Cooltech had 5,780,778 shares of common stock and 4,408,410 shares of preferred stock issued and outstanding.

	InfoSonics	Cooltech

shares of common stock is approved by InfoSonics stockholders, the number of authorized shares of InfoSonics common stock upon completion of the Merger will be 150,000,000.

As of [●], 2017, the record date for the InfoSonics Special Meeting, InfoSonics had [●] shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The number of authorized shares of common stock may be increased or reduced (but not below the number of issued shares of common stock) through an amendment of InfoSonics’ Charter. InfoSonics may amend its Charter as described under “— Amendments of Governing Documents” beginning on page 160 of this proxy statement/prospectus. The number of authorized shares of Series A Convertible Preferred stock may be increased or reduced (but not below the number of shares of Series A Convertible Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants or rights or upon conversion of any outstanding securities convertible into shares of such preferred stock) by resolution of the InfoSonics Board and filing articles supplementary in accordance with the MGCL.

The number of authorized shares of common stock or preferred stock may be increased or reduced (but not below the number of issued shares of common stock or preferred stock, as applicable) through an amendment of Cooltech’s articles of incorporation. The number of authorized shares of Series A Convertible Preferred Stock may be increased or reduced (but not below the number of shares of Series A Convertible Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants or rights or upon conversion of any outstanding securities convertible into shares of such preferred stock by resolution of the Cooltech Board and filing articles supplementary in accordance with the NRS.

Number and Election of Directors

InfoSonics’ Charter provides that the number of directors will be fixed by resolution of a majority of the InfoSonics Board, but will be not less than three and not more than nine directors.

As of the date of this proxy statement/prospectus, the InfoSonics Board consisted of four directors. If the Merger is completed, InfoSonics will cause three existing InfoSonics

Cooltech’s articles of incorporation provides that, subject to the rights, if any, of preferred shares, the number of directors on Cooltech’s Board will be fixed by, or in the manner provided in, the Cooltech Bylaws.

Cooltech’s amended and restated bylaws (“Cooltech Bylaws”) provides that the authorized number of directors of Cooltech shall be not less than one (1) and not more than fifteen

	InfoSonics	Cooltech

directors to resign and four Cooltech nominees shall be appointed to the InfoSonics Board, such that the entire InfoSonics Board shall be comprised of five members.

All members of the InfoSonics Board are elected annually and serve for a term of one year and until his or her successor is elected and qualified or until the earliest of his or her death, resignation or removal.

InfoSonics’ bylaws provide that an election of directors requires the affirmative vote of a plurality of all votes cast.

(15) as fixed from time to time by resolution of Cooltech’s Board; provided that no decrease in the number of directors shall shorten the term of any incumbent directors.

As of the date of this proxy statement/prospectus, Cooltech’s Board consisted of two directors. If the Merger is completed, Cooltech representatives will occupy four of the five post-Merger InfoSonics Board seats.

The members of Cooltech’s Board are elected annually and serve until the succeeding annual meeting (or special meeting in lieu thereof) and until his successor is duly elected and qualified, or until his earlier resignation or removal.

The Cooltech Bylaws provide that an election of directors requires the affirmative vote of a plurality of all votes cast.

Removal of Directors	InfoSonics’ bylaws provide that directors may be removed by the stockholders, with or without cause, by the affirmative vote of at least a majority of all of the votes entitled to be cast for the election of directors.

The Cooltech Bylaws provides that directors may be removed, with or without cause, by the affirmative vote of at least two-thirds (2/3) of shares entitled to vote at an election of directors.

Under the NRS, directors may be removed from office by a two-thirds (2/3) stockholder vote, or if provided for in the articles of incorporation, by the vote of a larger percentage of shares. However, if a corporation’s articles of incorporation provide for cumulative voting to elect directors, such directors may not be removed other than by a vote or a sufficient number of shares to have prevented their election in the first instance.

Board Vacancies	InfoSonics’ bylaws provide that except as otherwise required by law or otherwise determined by the InfoSonics Board, any vacancies on the InfoSonics’ Board, including any vacancy resulting from newly-created	Cooltech’s articles of incorporation and the Cooltech Bylaws provide that, subject to the rights, if any, of preferred shares, any vacancies on Cooltech’s Board which result from death, resignation, disqualification,

	InfoSonics	Cooltech
	directorships may be filled by a majority vote of directors then in office, even if less than a quorum.	removal or other causes and any newly created directorships resulting from an increase in the number of directors, shall unless the Cooltech Board determined by resolution that such vacancies or newly created directorships shall be filled by a stockholder vote, be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Cooltech Board shall be deemed to exist under the Bylaws in the case of the death, removal or resignation of any director, provided that, subject to the rights, if any, of preferred shares, any vacancies on Cooltech’s Board which result from any cause or newly created directorships may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

Distributions/Dividends	Under the MGCL, the InfoSonics’ Board may declare and pay a dividend to the holders of InfoSonics capital stock out of surplus or any other funds legally available for such payments, so long as following any dividend, InfoSonics is able to pay its debts as they become due in the usual course of business and its assets exceed the sum of its liabilities plus any senior liquidation preference. Additionally, InfoSonics may pay a dividend even if its assets would not exceed the sum of its liabilities plus any senior liquidation preference if the dividend is paid from (i) the net earnings of the corporation for the fiscal year in which the dividend is paid; (ii) InfoSonics’ net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for the preceding eight fiscal quarters. A

Under the NRS, Cooltech’s Board may make distributions to stockholders, unless otherwise provided in the articles of incorporation. However, no distribution may be made if it would cause:

the corporation to be unable to pay its debts as they become due; or

except as otherwise specifically allowed by the articles of incorporation, the corporation’s assets to be less than the sum of its liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential stockholders whose rights are superior to those receiving the distribution.

The Cooltech Bylaws provide that dividends upon the capital stock of

	InfoSonics	Cooltech

dividend may be paid in cash, in shares of InfoSonics’ capital stock or in other property.

InfoSonics has never paid a cash dividend and does not expect to pay any cash dividends in the foreseeable future.

Cooltech, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Cooltech Board pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation.

Before payment of any dividend, there may be set aside out of any funds of Cooltech any available for dividends such sum or sums as the Cooltech Board from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Cooltech, or for such other purpose as the Cooltech Board shall think conducive to the interests of Cooltech, and the Cooltech Board may modify or abolish any such reserve in the manner in which it was created.

Section 78.300 of the NRS imposes on any director under whose administration distributions are declared in violation of the foregoing provision, personal liability to a corporation’s creditors in the event of its dissolution or insolvency, up to the full amount of the unlawful distribution, for a period of 3 years following a dividend declaration, unless such director’s dissent was recorded in the minutes of the proceedings approving the distribution.

Cooltech has never paid a cash dividend and does not expect to pay any cash dividends in the foreseeable future.

Repurchases/Redemptions	Under the MGCL, InfoSonics may repurchase its own shares if authorized by its board of directors, so long as following a repurchase, InfoSonics is able to pay its debts as	Under the NRS, Cooltech may repurchase its own shares if authorized by Cooltech’s articles of incorporation. Subject to the restrictions and exceptions contained

	InfoSonics	Cooltech

they become due in the usual course of business and its assets exceed the sum of its liabilities plus any senior liquidation preference. Repurchased shares can be retired or held as authorized but unissued shares. Shares that have been repurchased but have not been retired may be resold by a corporation for such consideration as the InfoSonics Board may determine in its discretion.

Under the MGCL, a corporation may provide for redemption of its stock in its articles of incorporation. Under InfoSonics’ Charter, InfoSonics has not provided for any redemption of its stock.

in NRS 78.283, Cooltech may repurchase its own shares, may purchase, its own shares. Shares of the corporation’s stock acquired by it pursuant to the NRS shall be considered “Treasury Stock” and so held by the Corporation, unless the Cooltech Board elects to retire and restore such Treasury Stock to the status of authorized and unissued shares. Treasury Stock shall not carry voting rights or participate in distributions. The Cooltech Board may retire and restore Treasury Stock without an amendment to the articles of incorporation, or the Cooltech Board may dispose of Treasury Stock for such consideration as the Cooltech Board may determine.

Under the NRS, a corporation may provide for redemption of its stock in its articles of incorporation, or a certificate of designation approved pursuant to a resolution of the board of directors and filed with the Secretary of State of the State of Nevada. Under Cooltech’s articles of incorporation, Cooltech has not provided for any redemption of its capital common stock. Cooltech’s preferred stock, 4,408,410 shares of which have been designated Series A Convertible Preferred Stock, may not be redeemed.

Purchases by Subsidiaries	Under the MGCL, shares of InfoSonics capital stock may be acquired by subsidiaries of InfoSonics without stockholder approval. Shares of such capital stock owned by a subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.	Under the NRS, shares of Cooltech capital stock may be acquired by subsidiaries of Cooltech without stockholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Dividends in Shares/Bonus Issues	InfoSonics may make distributions to its stockholders in the form of a stock dividend. See the discussion of dividends and distributions under “— Distributions/Dividends” beginning on page 137 of this proxy statement/prospectus.	The Cooltech Bylaws provide that Cooltech may make distributions to its stockholders in the form of a stock dividend.

	InfoSonics	Cooltech
Reverse Stock Splits; Consolidation Division, and Subdivision

Under the MGCL, the issued shares of a corporation with a class of equity securities registered under the Exchange Act may be combined into a smaller number of shares, without stockholder action, at a ratio of not more than ten shares into one share in any twelve-month period. Under Maryland law, a “reverse stock split” is defined as a combination of outstanding shares of stock of a corporation into a lesser number of shares of stock of the same class without any change in the aggregate amount of stated capital of the corporation, except for a change resulting from an elimination of fractional shares. Also under Maryland law, a division of issued shares into a greater number of shares of the same class without any change in the aggregate amount of stated capital may be accomplished without stockholder action.

If necessary to qualify for the NASDAQ new listing requirements, it intends to conduct one or more reverse stock splits sufficient to maintain the minimum price per share requirements for continued listing. See “Proposal 4 — The Reverse Split Proposal,” beginning on page 83.

Under NRS 78.2055, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares without correspondingly decreasing the number of authorized shares of the same class or series through an amendment of its articles of incorporation if approved by the board of directors and if approved by a majority of the voting power of the affected class or series, unless otherwise stated in its articles of incorporation.

Nevada law allows the board of directors of a corporation, unless restricted by the articles of incorporation, to increase or decrease the number of authorized shares in the class or series of the corporation’s shares and correspondingly effect a forward or reverse split of any such class or series of the corporation’s shares without a vote of the stockholders, so long as the action taken does not change or alter any right or preference of the stockholder and does not include any provision or provisions pursuant to which only money will be paid or script issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares.

Reduction of Share Capital	Under the MGCL, InfoSonics, by an affirmative vote of a majority of its board of directors, may reduce its stated capital by reducing the capital associated with shares of capital stock that have been retired. A reduction of stated capital to be effected in any other manner must be authorized by the InfoSonics Board and approved by the affirmative vote of at least two-thirds of all of the votes entitled be cast on the matter.	Under the NRS, Cooltech, by resolution of the Cooltech Board, may reduce its stated capital. Subject to NRS 78.207, a corporation that desires to change the number of shares of a class or series, if any, of its authorized stock by increasing or decreasing the number of authorized shares of the class or series and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class or series held by each

	InfoSonics	Cooltech
stockholder of record at the effective date and time of the change, may, do so by a resolution adopted by the board of directors, without obtaining the approval of the stockholders.

Preemptive Rights, Share Warrants and Options

InfoSonics stockholders do not have preemptive rights to acquire newly issued shares.

Under the MGCL, capital stock issued by InfoSonics may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or other benefit to the corporation, such as services actually performed, a promissory note or a contract for future labor or services; however, InfoSonics may issue shares of its capital stock without receiving consideration of any kind as a gift or contribution to a governmental unit or charitable organization.

Cooltech stockholders do not have preemptive rights to acquire newly issued shares.

Under the NRS, capital stock issued by Cooltech may be paid for in such form and manner as the Cooltech Board determines, such payment to consist of cash, any tangible or intangible property or any benefit to the corporation, including, but not limited to, cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation. The nature and amount of such consideration may be made dependent upon a formula approved by the Cooltech Board or upon any fact or event which may be ascertained outside the articles of incorporation or the resolution providing for the issuance of the shares adopted by the Cooltech Board if the manner in which a fact or event may operate upon the nature and amount of the consideration is stated in the articles of incorporation or the resolution. Under the NRS, the phrase “benefit to the corporation” includes, without limitation, the authorization of the issuance of shares to up to 100 persons without consideration for the sole purpose of qualifying the corporation as a real estate investment trust pursuant to 26 U.S.C. §§ 856 et seq., as amended, or any successor provision, and any regulations adopted pursuant thereto.

Legal Duties of Directors	Maryland law requires a director to perform his or her duties in good faith with a reasonable belief that the director’s actions are in the best interests of the corporation and with the care of an ordinarily prudent	Under Nevada law, a company’s directors are required to exercise their powers in good faith and with a view to the interests of the corporation. In performing their respective duties, directors are entitled to rely on

InfoSonics	Cooltech

person in a like position under similar circumstances. Maryland law provides that a director is presumed to satisfy this standard of conduct. Under the MGCL, a director who complies with this standard of conduct ordinarily is immune from liability. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the protection afforded to directors by the “business judgment rule,” which is a legal presumption that the director acted in accordance with the duties of care and loyalty. Under the MGCL, an act of a director relating to or affecting an acquisition or a potential acquisition of control of a corporation is not subject to a higher duty or greater scrutiny than is applied to any other act of a director. The Court of Appeals of Maryland, the highest court in the State, has held that, when a corporation is being sold in a cash-out transaction, the immunity from liability described above does not apply, and the director has a common law duty of candor and to maximize value.

Under Maryland law, a member of the board of directors, or a member of any committee designated by the board of directors, is entitled, in the performance of such member’s duties, to rely upon information, opinions, reports, statements, including financial statements or other financial data, prepared or presented by the corporation’s officers or employees, or committees of the board of directors (on which such director does not serve), or by a lawyer, certified public accountant or other person as to a matter that the director reasonably believes to be within the person’s professional or expert competence information, opinions, reports, books of account or statements, including financial statements and other financial data, that are prepared or presented by: (a) one or more directors, officers or employees of the corporation reasonably believed to be reliable and competent in the matters prepared or presented; (b) counsel, public accountants, financial advisers, valuation advisers, investment bankers or other persons as to matters reasonably believed to be within the preparer’s or presenter’s professional or expert competence; or (c) a committee on which the director or officer relying thereon does not serve, established in accordance with the NRS as to matters within the committee’s designated authority and matters on which the committee is reasonably believed to merit confidence, but a director or officer is not entitled to rely on such information, opinions, reports, books of account or statements if the director or officer has knowledge concerning the matter in question that would cause reliance thereon to be unwarranted. Directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. Directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider: a) the interests of the corporation’s employees, suppliers, creditors and customers; (b) the economy of the state and nation; (c) the interests of the community and of society; and (d) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors and officers are not required to consider the effect of a proposed corporate action upon any

	InfoSonics	Cooltech

particular group having an interest in the corporation as a dominant factor.

Under Nevada law, a member of the board of directors, or a member of any committee designated by the board of directors, must, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Conflicts of Interest of Directors	Under Maryland law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the facts about such interested director’s relationship or interest are disclosed or are known to the board of directors or a committee thereof, and a majority of disinterested directors or such committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the facts about such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is approved by vote of the majority of shares held by disinterested stockholders entitled to vote thereon or (iii) the transaction is fair and reasonable to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void or voidable. Interested directors may be counted in determining the presence of a quorum	Under Nevada law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts about such interested director’s relationship or interest are disclosed or are known to the board of directors or an informed and properly functioning independent committee thereof, and a majority of disinterested directors or such committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts about such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of a quorum at

	InfoSonics	Cooltech
	at a meeting of the board of directors or of a committee that authorizes the contract or transaction.	a meeting of the board of directors or of a committee that authorizes the contract or transaction.
Indemnification of Officers and Directors

Under the MGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, venture, trust, limited liability company or other enterprise, or employee benefit plan, against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the person in connection with such proceeding unless it is established that (i) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe that the person’s act or omission was unlawful.

The MGCL provides that, unless limited by the corporation’s articles of incorporation, a Maryland corporation must indemnify a director or officer against reasonable expenses (including attorneys’ fees) incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Maryland corporation. Maryland law also requires, as a prerequisite to advancement of fees,

Under NRS Section 78.7502, a Nevada corporation may generally indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable under the codification of the business judgment rule set forth in NRS Section 78.138, or acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The NRS provides that a Nevada corporation may indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Nevada corporation, if the person is not liable under the codification of the business judgment rule set forth in NRS Section 78.138, or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the

InfoSonics	Cooltech

submission by the officer or director of a good faith affirmation that he/she meets the statutory standard of conduct for indemnification and a written undertaking by or on behalf of the director to repay the amount if it is ultimately determined that the standard of conduct has not been met. The MGCL further provides that a Maryland corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.

InfoSonics’ Charter provides that InfoSonics shall indemnify its directors and officers to the fullest extent permitted by the MGCL. InfoSonics’ bylaws provide that employees and other agents shall be indemnified to the extent as may be authorized by the InfoSonics Board.

corporation. The NRS further provides, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

In suits that are not brought by or in the right of the corporation, Nevada law permits a corporation to indemnify directors, officers, employees and agents for attorney’s fees and other expenses, judgments and amounts paid in settlement. The person seeking indemnity may recover as long as he acted in good faith and believed his actions were either in the best interests of or not opposed to the best interests of the corporation. Similarly, the person seeking indemnification must not have had any reason to believe his conduct was unlawful. In derivative suits, a corporation may indemnify its agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.

No corporation may indemnify a party unless it makes a determination, through its stockholders, directors or independent counsel, that the indemnification is proper.

Cooltech’s articles of incorporation provide that Cooltech will indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS.

The Cooltech Bylaws provide that Cooltech shall, to the fullest extent permitted by the NRS, as now or

	InfoSonics	Cooltech

hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of Cooltech, by reason of the fact that he is or was a director, officer, employee or agent of Cooltech, or is or was serving at the request of Cooltech as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Cooltech, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Cooltech Bylaws further provide that any such indemnification, unless ordered by a court or advanced pursuant to the provisions of such bylaws, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.

Cooltech has entered into separate indemnification agreements with certain of its directors and officers.

Limitation on Director Liability	Under the MGCL, a corporation may include in its articles of incorporation a provision that limits or eliminates the personal liability of directors and officers to the corporation and its stockholders for monetary damages, subject to the exceptions described in	Under NRS Section 78.138, a corporation may include in its articles of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages unless it is proven that the director or officer committed a breach of his

	InfoSonics	Cooltech

the following paragraph. InfoSonics’ Charter includes such a provision.

However, Maryland law provides that a corporation may not limit or eliminate the personal liability of a director or officer for: actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as material to the cause of action.

fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law. Cooltech’s articles of incorporation include such a provision.

Under Nevada law, unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Annual Meetings of Stockholders

Under the MGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. The failure to hold an annual meeting does not invalidate the corporation’s existence or affect any otherwise valid corporate acts.

InfoSonics’ bylaws provide that the annual meeting of stockholders will be held on such date and at such time and at such place as is fixed by the InfoSonics Board.

Under the NRS, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. A Nevada district court may order a corporation to hold an annual meeting if the corporation has failed to hold an annual meeting for a period of 18 months in certain instances.

The Cooltech Bylaws provide that the annual meeting of stockholders will be held at the time and place determined by Cooltech’s Board, and that meetings of the stockholders may be within or without the State of Nevada.

Advance Notice Provisions

InfoSonics’ bylaws provide that nominations of persons for election to the InfoSonics Board (at either an annual meeting or a special meeting) and any proposal of business to be considered by stockholders at an annual meeting may be made only (i) in InfoSonics’ notice of meeting, (ii) by or at the direction of the directors or (iii) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in InfoSonics’ bylaws.

In general, an InfoSonics stockholder wishing to raise any proposal at any

The Cooltech Bylaws provide that at an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be brought properly before an annual meeting, business must be: (i) specified in the Cooltech notice of meeting given by or at the direction of the Cooltech Board; (ii) by or at the direction of the directors; or (iii) by a stockholder of record who is entitled to vote at the meeting who has complied with the advance notice procedures set forth in the Cooltech Bylaws.

InfoSonics	Cooltech

annual meeting of stockholders without including such proposal in InfoSonics’ proxy materials must notify the InfoSonics’ Corporate Secretary in writing not less than 53 days nor more than 90 days before the annual meeting; provided that, if less than 60 days’ notice of the meeting is given to stockholders, the notice of such proposal must be mailed to or received by the InfoSonics Corporate Secretary no later than the close of business on the 7th day following the date on which notice of the meeting was mailed to stockholders.

In general, an InfoSonics stockholder wishing to nominate a director at an annual or special meeting of stockholders must notify the InfoSonics Secretary in writing mailed or delivered not less than 90 days nor more than 130 days prior to: (i) the meeting date, in the case of any meeting (other than an annual meeting) at which directors are to be elected, appointed or designated or, (ii) in the case of an annual meeting, the anniversary of the previous year’s annual meeting; provided, however, if either: (x) if, in the case of an annual meeting, the meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date or (y) in the case of any other meeting, less than 100 days’ notice of the meeting is given to stockholders, then notice by the stockholder must be delivered to the Secretary no later than the close of business 90 days prior to such meeting or the 10th day following the day on which notice of the date of the meeting was mailed (or public disclosure of the date of the meeting was first made by InfoSonics), regardless of any public announcement of adjournments of such meeting to a later date.

The notice must contain specific information concerning the person to be nominated or the matters to be

In general, a Cooltech stockholder wishing to make a director nomination or propose business at an annual meeting of shareholders, the shareholder must give timely written notice to the Cooltech Corporate Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Cooltech.

In the event the number of directors to be elected to the Cooltech Board at any annual meeting of shareholders is increased and there is no public announcement specifying the size of the increased Board of Directors made by Cooltech or naming all of the nominees for director at least 55 days prior to the first anniversary of the preceding year’s annual meeting of shareholders, then a shareholder director nomination must be delivered to Cooltech not later than the close of business on the 10th day following the day on which such public announcement is first made by Cooltech.

The Cooltech Bylaws provide that for business to be properly brought before an annual meeting by a shareholder or a beneficial owner, if any, on whose behalf the proposal is made (such shareholder or such beneficial owner a “Shareholder Associated Person”), the shareholder’s notice must include:

InfoSonics	Cooltech

brought before the meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.

The chairman of any meeting will determine whether any such stockholder proposal was made in accordance with the terms of InfoSonics’ bylaws. If the chairman determines that such proposal was not made in accordance with the terms of InfoSonics’ bylaws, such proposal will be disregarded.

a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of any Shareholder Associated Person;

the name and address, as they appear on the company’s books, of the Shareholder Associated Person proposing such business;

as to the Shareholder Associated Person, and including any interests described below held by any member of such Shareholder Associated Person’s immediate family sharing the same household, as of the date of such Shareholder Associated Person’s notice (which information shall be confirmed or updated, if necessary, by such Shareholder Associated Person not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date):

the class or series and number of shares of capital stock of the company which are, directly or indirectly, beneficially owned and owned of record by such shareholder;

the class or series, if any, and number of options, warrants, convertible securities, stock appreciation rights or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the company, including due to the fact that the value of such contract,

InfoSonics	Cooltech

derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the company, through the delivery of cash or other property, or otherwise, and without regard of whether any shareholder may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the company (any of the foregoing, a “Derivative Instrument”) directly or indirectly, beneficially owned by such shareholder;

a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the company or Derivative Instruments, if any, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household;

any proxy, contract, arrangement, understanding, or relationship pursuant to which any shareholder has a right to vote any shares or other securities of the company;

any rights to dividends on the shares of the company owned beneficially by any shareholder that are separated or separable from the underlying shares of the company;

any proportionate interest in shares of the company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any shareholder is a general partner or, directly or

InfoSonics	Cooltech

indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

a description of all agreements, arrangements and understandings between any shareholder and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of capital stock of the company or Derivative Securities;

any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by any shareholder the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder with respect to any class or series of the shares of the company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the company (any of the foregoing, “Short Interests”);

any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the company held by any shareholder; and

any direct or indirect interest of any shareholder in any contract with the company, any affiliate of the company or any principal competitor of the company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

if the matter a shareholder proposes to bring before any meeting of

InfoSonics	Cooltech

shareholders involves an amendment to Cooltech’s bylaws, the specific wording of such proposed amendment;

a representation that such shareholder is a holder of record of shares of the company entitled to vote at such meeting and that such shareholder or its agent or designee intends to appear in person or by proxy at the meeting to bring such business before the meeting; and

a statement as to whether such shareholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the company’s voting share required under applicable law to approve the proposal and/or otherwise solicit proxies from shareholders in support of such proposal.

Notwithstanding the foregoing, in order to include information with respect to a Shareholder Associated Person proposal in the proxy statement and form of proxy for a shareholder’s meeting, Shareholder Associated Persons must provide notice as required by the regulations promulgated under the 1934 Act.

For the purpose of the Cooltech Bylaws, “beneficially owned” (and phrases of similar import), when referring to shares owned by a person, shall mean all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the 1934 Act and the rules and regulations promulgated thereunder, including shares which are beneficially owned, directly or indirectly, by any other person with which such person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of the capital stock of Cooltech.

The Cooltech Bylaws provide that no business shall be conducted at any

	InfoSonics	Cooltech
annual meeting except in accordance with the procedures set forth in the Cooltech Bylaws. Further, if the chairman of the annual meeting determines that such proposal was not made in accordance with the procedures of the Cooltech Bylaws, such proposal will be disregarded.

Calling Special Meetings of Stockholders

Under Maryland law, special meetings of stockholders may be called by the president, the board of directors and by such other person authorized to do so by the corporation’s articles of incorporation or bylaws.

InfoSonics’ bylaws provide that special meetings of the stockholders may be called at any time by the president or the board of directors.

In addition, InfoSonics’ bylaws require a special meeting to be called upon the written request of the stockholders entitled to cast at least 25% of the votes at such meeting. Such request must be made in accordance with the procedures set forth in InfoSonics’ bylaws, and must state the purpose of, and the matters proposed to be acted upon.

Under NRS Section 78.310, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s articles of incorporation or bylaws.

The Cooltech Bylaws provide that unless otherwise restricted by Cooltech’s articles of incorporation, special meetings of the Cooltech Board may be called by the Chairman, the chief executive officer, or the Cooltech Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Cooltech Board for adoption), and shall be held at such place, on such date, and at such time as the Cooltech Board shall determine.

Under the Cooltech Bylaws, special meetings of the stockholders may be called by any person or persons other than the Cooltech Board, provided such request is in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman, the chief executive officer or the corporate secretary.

Notice Provisions	Under the MGCL and InfoSonics’ bylaws, written notice of annual and special meetings of InfoSonics stockholders must be given not less	Under the NRS and the Cooltech Bylaws, written notice of annual and special meetings of Cooltech stockholders must be given not less

	InfoSonics	Cooltech

than 10 nor more than 90 days before the date of the meeting to each stockholder entitled to vote at such meeting and each other stockholder entitled to notice of the meeting.

InfoSonics’ bylaws provide that written notice of an annual and special meeting may be served personally, by mail, by email, by leaving it at the stockholder’s residence or usual place of business, or by any other means permitted under Maryland law. No business may be transacted at a special meeting except as specifically designated in the notice.

than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

The Cooltech Bylaws provide that notice of an annual and special meeting of stockholders may be given in writing, by any means not prohibited by the provisions of Nevada statutes, including by mail, electronic delivery (including through the Internet or similar systems) or other means. Notice of a special meeting must also state the purpose for which the special meeting is called.

Quorum at Stockholder Meetings	InfoSonics’ bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting on any matter constitutes a quorum at any annual or special meeting of stockholders.	The Cooltech Bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting constitutes a quorum at any annual or special meeting of stockholders.

Adjournment of Stockholder Meetings	InfoSonics’ bylaws provide that, whether or not a quorum is present, a meeting may be adjourned to a date not more than 120 days after the original record date without notice other than announcement at the meeting, if the time and place thereof are announced at the meeting at which the adjournment is taken.	The Cooltech Bylaws provide that, whether or not a quorum is present, a majority of the stockholders present in person or by proxy may adjourn the meeting. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting.

Voting Rights

Under InfoSonics’ Charter and bylaws, each holder of InfoSonics common stock is entitled to one vote for each share of InfoSonics common stock that he or she holds as of the record date for the meeting, and each holder of Series A Convertible Preferred Stock is entitled to one vote for each share of such preferred stock that he or she holds as of the record date for the meeting. As of the date of this proxy statement/prospectus, there are no shares of Series A Convertible Preferred Stock outstanding.

Under InfoSonics’ bylaws, at any meeting of stockholders at which a

Under Cooltech’s articles of incorporation, each holder of Cooltech common stock is entitled to one votes for each share of Cooltech common stock that he or she holds as of the record date for the meeting and each holder of Series A Convertible Preferred Stock is entitled to one vote for each share of such preferred stock that he or she holds as of the record date for the meeting. As of the date of this proxy statement/prospectus, there are 4,408,410 shares of Series A Convertible Preferred Stock outstanding.

	InfoSonics	Cooltech

quorum is present, all matters (other than the election of directors) will be decided by the majority of all votes cast unless more than a majority of the votes cast is required by statute or by InfoSonics’ Charter. Under Maryland law, approval of a merger generally requires the affirmative vote of two-thirds of all votes entitled to be cast on the merger, unless a different proportion is provided in the articles of incorporation of the corporation (which will be no less than a majority of all of the votes entitled to be cast).

InfoSonics’ Charter provides that, with respect to any actions to be taken by the company’s stockholders for which Maryland law requires a two-thirds vote to approve, such action may be taken by the affirmative vote of a majority of all of the votes entitled to be cast on the matter.

Under the Cooltech Bylaws, at any meeting of stockholders at which a quorum is present, all matters (other than the election of directors) will be decided by a vote of the holders of a majority of the stock having voting power present in person or represented by proxy, unless the question is one upon which by express provision of the NRS or of the articles of incorporation a different vote is required, in which case such express provision will govern and control the decision of such question.

Unless otherwise provided in a company’s articles of incorporation or any resolutions of the board of directors, the NRS generally requires the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote to approve a merger.

Stockholder Action by Written Consent	Under the MGCL and InfoSonics’ bylaws, any action to be taken at a meeting of the stockholders may be taken by unanimous written consent of each stockholder entitled to vote on the matter. Under InfoSonics’ bylaws, a unanimous written consent must set forth the action and be signed by each of the stockholders entitled to vote on the matter.

Under NRS Section 78.320, unless otherwise provided in a corporation’s articles of incorporation or bylaws, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the actions so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under the Cooltech Bylaws, stockholders can act by written consent so long as such consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

	InfoSonics	Cooltech

Inspection of Books and Records	Under the MGCL, a stockholder of a Maryland corporation, on written request, has the right to inspect the corporation’s bylaws, minutes, annual reports or voting trust agreement and may request a statement showing all stock and securities issued and consideration received by the corporation within the preceding 12 months (which statement will be prepared within 20 days of the request). Additionally, one or more persons who together are, and for at least six months have been, stockholders of record of at least five percent of the outstanding stock of any class of a Maryland corporation may inspect the corporation’s books of account, stock ledger and a statement of the corporation’s affairs.

Under the NRS, one or more persons who together are, and for at least six months have been, stockholders of record of at least five percent of all of a corporation’s outstanding stock, are entitled to demand, upon five days’ notice, to inspect and copy the corporations’ records.

If Cooltech does not grant the inspection right or does not reply to such request, the stockholder can seek an order to compel inspection from the Nevada Court of Chancery.

Disclosure of Interests in Shares	Neither the MGCL nor InfoSonics’ governing documents impose any obligation with respect to disclosure by stockholders of their interests in InfoSonics shares, except as part of a stockholders’ request for a special meeting, nomination of a director, stockholder proposals to be made at an annual meeting or in connection with requesting certain of InfoSonics’ books and records.	Neither the NRS nor Cooltech’s governing documents impose any obligation with respect to disclosure by stockholders of their interests in Cooltech’s shares, except as part of a stockholders’ nomination of a director or stockholder proposals to be made at an annual meeting.

Appraisal Rights of Dissenting Stockholders	The MGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers, consolidations, share exchanges, transfers of assets, amendments to the corporation’s articles of incorporation, business combinations and conversions. However, the MGCL does not provide for appraisal rights if the shares of the corporation are listed on a national securities exchange, the stock is that of a successor in a merger (unless the merger alters the contract rights of the stock or converts it into something other than stock, cash or other interests), the stock is not entitled to be voted on the transaction or the

Nevada law provides that stockholders have the right to dissent and instead demand payment of the fair value of their shares in the event of: (i) a merger, if approval by the stockholders is required or if the Nevada corporation is a subsidiary and is merged with its parent; (ii) a plan of conversion in which the Nevada corporation’s securities will be converted; (iii) a plan of exchange in which the Nevada corporation’s securities will be acquired; or (iv) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a board resolution provides for dissenters’ rights.

	InfoSonics	Cooltech

stockholder did not hold the stock as of the applicable record date or the articles of incorporation provide that holders of the stock are not entitled to exercise appraisal rights.

As InfoSonics common stock is listed on the NASDAQ Capital Market on the record date for determining stockholders entitled to vote on the Merger, InfoSonics stockholders do not have appraisal rights with respect to the Merger.

The MGCL provides, among other procedural requirements for the exercise of the appraisal rights, that a stockholder who files with the corporation a written objection to the proposed transaction, may not vote in favor of the transaction, and must make a written demand on the successor for payment of the stockholder’s stock.

Unless a corporation’s articles of incorporation provide otherwise, there is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is: (i) a covered security under section 18(b)(1)(A) or (B) of the Securities Act; (ii) traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or (iii) issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value.

However, this exception does not apply if the stockholders receive in exchange for their shares anything other than cash, shares or other proprietary interest of another entity. The shares or proprietary interest must be of the surviving corporation or of another entity that is publicly listed or held by more than 2,000 stockholders.

Nevada law provides, among other procedural requirements for the exercise of the appraisal rights, that a stockholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of stockholders and that the stockholder not vote in favor of the merger or consolidation. As InfoSonics common stock is listed on NASDAQ, Cooltech stockholders do not have appraisal rights with respect to the Merger.

Anti-Takeover Measures	Under the MGCL, certain anti-takeover provisions may have the	The NRS prohibits a Nevada corporation from engaging in any

InfoSonics	Cooltech

effect of making it more difficult for a third party to acquire InfoSonics. Maryland law prohibits certain “business combinations” with interested stockholders, including mergers, consolidations, share exchanges, and asset transfers. An interested stockholder is anyone who beneficially owns 10% or more of the voting power of the corporation’s shares or is an affiliate of the corporation who was a beneficial owner of 10% or more of the voting power of the corporation’s outstanding shares within the two-year period immediately before the date in question.

Business combinations with an interested stockholder or an affiliate of the interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder; thereafter, except in certain circumstances, any business combination with the interested stockholder must be recommended by the board of directors of the corporation and approved by at least 80% of the shares entitled to be voted and two-thirds of the shares entitled to be voted other than those held by the interested stockholder. The business combination statute does not apply to business combinations that are approved by the corporation’s board of directors before the time that the interested stockholder becomes an interested stockholder. It also does not apply to stockholders that became interested stockholders in transactions approved by the corporation’s board of directors.

A corporation may “opt out” of the business combination statute under the MGCL, generally or specifically, either by approving a charter amendment so electing or adopting a Board resolution prior to the date on which a stockholder became an

“business combination” with any “interested stockholder” (any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons) for a period of two years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Section 78.439 provides that business combinations are prohibited for two years after the date that the person first became an interested director, unless approved by the corporation’s directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute. The business combination statute does not apply to business combinations that are approved by the corporation’s board of directors before the time that the interested stockholder becomes an interested stockholder. It also does not apply to stockholders that became interested stockholders in transactions approved by the corporation’s board of directors.

A “combination” includes a number of transactions, such as (i) a merger or consolidation of the corporation or its subsidiaries with the interested stockholder or certain related entities, (ii) a disposition of assets to the interested stockholder or certain related entities having a threshold market value; (iii) certain share issuance having a threshold market value; (iv) the adoption of a liquidation or dissolution plan or proposal; (iv) certain reclassifications, recapitalizations and similar

InfoSonics	Cooltech

Interested Stockholder. InfoSonics has opted out of the business combination statute with respect to Cooltech by adopting a Board resolution before Cooltech became an InfoSonics stockholder.

The MGCL separately provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a “control share acquisition” means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

A corporation may “opt out” of the control share statute under the MGCL generally and specifically either by approving a charter amendment or adopting bylaw amendment prior to the date on which a stockholder would transactions; and (v) the receipt by the interested stockholder or certain related entities of any financial assistance or tax advantage, unless proportionately received as a stockholder.

The NRS separately provides that holders of “control shares” of certain Nevada corporations acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of holders of a majority of the voting power of the issuing corporation, and, if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights. An “interested stockholder” means a person who directly or indirectly exercises voting rights in the shares of an issuing corporation and who is: an acquiring person, an officer or a director of the corporation, or an employee of the corporation. “Control shares” are outstanding voting shares of an issuing corporation which an acquiring person, and those persons acting in association with an acquiring person, acquire in an acquisition to offer to acquire in an acquisition and acquire within 90 days immediately preceding the date when the acquiring person becomes the acquiring person.

Sections 78.378 through 78.379 of the NRS limit the voting rights of certain acquired shares in a corporation. The provisions generally apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an “issuing corporation”) resulting in ownership of one of the following

	InfoSonics	Cooltech

otherwise become an Interested Stockholder.

InfoSonics has opted out of the “control share acquisition” statute with respect to Cooltech under the MGCL by adopting a bylaw amendment before Cooltech became an InfoSonics stockholder.

categories of an issuing corporation’s then outstanding voting securities: (i) 20% or more but less than 23%; (ii) 23% or more but less than 50%; or (iii) 50% or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities.

Shareholder Rights Plans	InfoSonics has not adopted a stockholder rights plan, though it may seek to do so in the future.	Cooltech has not adopted a stockholder rights plan.

Amendments of Governing Documents

Under the MGCL, unless otherwise provided in the articles of incorporation, a corporation’s articles of incorporation may be amended only if the board of directors adopts a resolution declaring the amendment advisable and directs that it be submitted to stockholders for consideration and that the holders of two-thirds of the outstanding stock entitled to vote approve the amendment; provided that, stockholder approval is not required to change the name of the corporation or to change the par value of any class or series of stock of the corporation.

Under the NRS, a corporation’s articles of incorporation may be amended only if the board of directors adopts a resolution approving the amendment and declaring its advisability and the holders of a majority of the outstanding stock entitled to vote approve the amendment; provided that unless expressly required by the articles of incorporation, stockholder approval is not required for an amendment to change the name of the corporation, to change the nature of a corporation’s business or its powers or purposes, to change the authorized capital of the

	InfoSonics	Cooltech
InfoSonics’ Charter provides that, with respect to any actions to be taken by the company’s stockholders for which Maryland law requires a two-thirds vote to approve, such action may be taken by the affirmative vote of a majority of all of the votes entitled to be cast on the matter.

corporation including reclassification of outstanding shares, to cancel or otherwise alter the rights of stockholders to receive accrued but undeclared dividends, to create new classes of stock, to change the duration of the corporation, or to delete historical provisions in the articles of incorporation relating to the corporation’s incorporator, initial board of directors, the initial share subscribers, or previously effected changes to stock. If the proposed amendment would adversely affect the rights, powers, par value or preferences of the holders of a class of stock (or one or more series of a class), then the holders of the class of stock (or, if not all series are affected, just the shares of the series affected) shall be entitled to vote as a class on the amendment.

The Cooltech Bylaws provide that an amendment to the bylaws requires the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3%) of the outstanding voting power of Cooltech, voting together as a single class.

Other Anti-Takeover Provisions

Title 3, Subtitle 8 of the MGCL was enacted in 1999 specifically to address perceived abuses in unsolicited or hostile takeovers of Maryland companies (the “Maryland Unsolicited Takeover Act”). Under the Maryland Unsolicited Takeover Act, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its articles of incorporation or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the articles of incorporation or bylaws, to any or all of five provisions:

a classified board,

a two-thirds stockholder vote requirement for removing a director,

Under Cooltech’s articles of incorporation and bylaws, the Cooltech Board may make, alter, amend and repeal bylaws (except those that provide otherwise), and any bylaws made by the directors may be altered, amended or repealed by the directors or the stockholders, except that the affirmative vote of at least 66 2/3% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal or adopt a provision inconsistent with certain provisions of the bylaws relating to (i) the removal of a director, (ii) director nominations, (iii) bylaw amendments, and (iv) stockholder action.

InfoSonics	Cooltech

a requirement that the number of directors be fixed only by vote of the directors,

a requirement that all vacancies on the board of directors may be filled by the remaining directors, (even if the remaining directors do not constitute a quorum), for the remainder full term of directorship in which the vacancy occurred, and/or a requirement for the calling by stockholders of a special meeting of stockholders that holders of a majority of all shares entitled to vote join in the call for the meeting.

A Maryland corporation may elect by resolution of its board of directors or bylaw amendment either to be subject to any or all of the provisions of Title 3, Subtitle 8, or to be prohibited from electing to be subject to any or all of such provisions. InfoSonics has made no elections regarding the Maryland Unsolicited Takeover Act, though it may seek to do so in the future.

However, though various provisions in the InfoSonics Charter and bylaws, InfoSonics has:

vested in the InfoSonics Board the exclusive power to fix the number of directors, and required that all vacancies on the InfoSonics Board of directors may be filled by the remaining directors, (even if the remaining directors do not constitute a quorum), for the remainder full term of directorship in which the vacancy occurred.

Under InfoSonics’ Charter, any amendment to the Charter must be approved by InfoSonics stockholders by the affirmative vote of a majority of all votes entitled to be cast on the matter, except that an amendment to the Charter that would adversely alter or change the preferences, rights or

	InfoSonics	Cooltech

privileges of the Series A Convertible Preferred Stock, requires the affirmative vote of at sixty (60%) percent of the outstanding shares of such preferred stock, voting separately as a class.

InfoSonics’ bylaws provide that the bylaws may be altered, amended or repealed and new or additional bylaws may be adopted either at any meeting of the directors or by majority vote of outstanding shares, and the stockholders shall not have any power to amend or repeal the bylaws, or to adopt new or additional bylaws.

Rights Upon Liquidation

Under the MGCL, stockholders entitled to cast at least 25% of all the votes which may be cast in the election of directors may petition a court of equity for an involuntary dissolution of a corporation on the ground that (i) the directors are so divided about the management of the corporation’s affairs that the votes required for action by the board of directors cannot be obtained or (ii) the stockholders are so divided that the directors cannot be elected. Any stockholder entitled to vote in the election of directors of a corporation may petition a court of equity to dissolve the corporation on grounds that, among other circumstances, the acts of the directors or those in control of the corporation are illegal, oppressive or fraudulent. Any stockholder or creditor of a corporation may petition a court of equity to dissolve the corporation on the grounds that the corporation is unable to meet its debts as they mature in the ordinary course of business. A voluntary dissolution must first be approved by the board of directors and then be approved by the holders of two-thirds of the outstanding shares entitled to vote thereon.

Upon dissolution, after satisfaction of the claims of creditors, the assets of

Under the NRS, unless the board of directors approves a proposal to dissolve, dissolution must be approved by the written consent of stockholders holding 100% of the total voting power of the corporation. If dissolution is initially approved by the board of directors, it may be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Upon dissolution, after satisfaction of the claims of creditors, the assets of Cooltech would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.

	InfoSonics	Cooltech
InfoSonics would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.

Enforcement of Civil Liabilities Against Foreign Persons	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

The MGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers, consolidations, share exchanges, transfers of assets, amendments to the articles of incorporation, business combinations and conversions. However, the MGCL does not provide for appraisal rights if: (i) the shares of the corporation are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the transaction; (ii) the stock is that of a successor in a merger (unless the merger alters the contract rights of the stock or converts it into something other than stock, cash or other interests); (iii) the stock is not entitled to vote on the transaction or the stockholder did not hold the stock as of the applicable record date; or (iv) the articles of incorporation provide that holders of the stock are not entitled to exercise appraisal rights.

As InfoSonics common stock is listed on the NASDAQ Capital Market on the record date for determining stockholders entitled to vote on the Merger, InfoSonics stockholders do not have appraisal rights with respect to the Merger.

At various times over the last several years we have faced potential delisting from the NASDAQ Stock Market for failure to maintain the minimum $1.00 bid price per share requirement for continued listing. On May 2, 2017 we received notification from NASDAQ that on May 11, 2017 our common stock would be delisted and trading suspended unless we requested an appeal. On May 4, 2017, we requested an oral hearing before the NASDAQ Hearings Panel (the “Panel”) to appeal the NASDAQ staff’s delisting determination, which hearing was held on June 1, 2017. We presented a plan to the Panel to regain compliance with the minimum bid price requirement which included the Merger and a reverse stock split, and requested a further extension of time to execute the plan. On June 6, 2017, we received a letter from the NASDAQ Office of General Counsel advising us of the decision of the Panel to grant the Company an extension of time until October 30, 2017. On October 10, 2017, we effected a one-for-five reverse stock split of our common stock in order to maintain our NASDAQ listing prior to completion of the Merger and we intend to continue to closely monitor the bid price of our stock in light of the Merger. NASDAQ Listing Rule 5110(a) requires that because the Merger with Cooltech (a non-NASDAQ entity) will result in a change of control, we must submit an initial listing application for the post-Merger entity, which would require us to comply with a higher minimum bid price requirement of $4.00 per share and necessitate a larger or additional reverse stock split. If our common stock were to be delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as OTC Pink, OTCQX, OTCQB or the OTC Bulletin Board. Such trading would reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock, thereby negatively impacting the share price of our common stock.

Under Section 92A.390 of the NRS and Cooltech’s charter documents, holders of shares of Cooltech’s common stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the Merger.

LEGAL MATTERS

The validity of the securities being offered by this proxy statement/prospectus will be passed upon for us by Perkins Coie LLP, Los Angeles, California. If the validity of any securities is also passed upon by counsel for any underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to that specific offering.

EXPERTS

The consolidated financial statements of InfoSonics incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated by reference in reliance upon the report of SingerLewak LLP, an independent registered public accounting firm, upon the authority of said firm as an expert in accounting and auditing.

The consolidated combined financial statements of Cooltech Holding Corp. for the years ended December 31, 2016 and 2015 appearing in this proxy statement/prospectus have been audited by MNP LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. The SEC also maintains an internet website at www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. You may also access our reports and proxy statements free of charge at our website, www.infosonics.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

As permitted by SEC rules, this proxy statement/prospectus omits certain information and exhibits that are included in the registration statement of which this proxy statement/prospectus forms a part. Since this proxy statement/prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this proxy statement/prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

If you have questions about the Special Meeting or the transactions after reading this proxy statement/prospectus, you may contact us at the following address or phone number: InfoSonics Corporation, 4435 Eastgate Mall, Suite 320, San Diego, California 92121, Attention: Secretary, Phone: (858) 373-1675.

The proxy statement/prospectus and the accompanying Proxy Card and Annual Report are also available at www.proxyvote.com.

InfoSonics has not authorized anyone to give you any information or to make any representation about the transactions or any of the parties involved that differs from or adds to the information contained in this proxy statement or in the documents InfoSonics has publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement/prospectus speaks only as of the date indicated on the cover of this proxy statement/prospectus unless the information specifically indicates that another date applies.

STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s proxy materials for our 2018 Annual Meeting of Stockholders, under Rule 14a-8(e) of the Securities Exchange Act, a stockholder proposal must be submitted in writing by December 30, 2017, to our Corporate Secretary at 4435 Eastgate Mall, Suite 320, San Diego, California 92121, as well as meet the applicable requirements of the SEC.

Further, under our bylaws, any stockholder who intends to present a proposal at the 2018 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials must provide us notice of such proposal in the manner set forth in our bylaws not less than fifty-three (53) days nor more than ninety (90) prior to the 2018 Annual Meeting of Stockholders; provided, however, that if less than sixty (60) days’ notice of the 2018 Annual Meeting of Stockholders is given to stockholders, written notice of business proposed by stockholders shall be delivered or mailed, as prescribed in our bylaws, to our Corporate Secretary not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders or such proposal will be considered untimely. For proposals that are untimely, the Company retains discretionary authority to vote proxies it receives. For proposals that are timely, the Company retains discretionary authority to vote proxies it receives provided that (1) the Company includes in its proxy materials advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. In addition, stockholders who intend to nominate persons for election to the InfoSonics Board at the 2018 Annual Meeting of Stockholders must provide advance written notice of such nomination in the manner required by our bylaws. Written notice of nominations, complying with our bylaws, must be delivered or mailed to our Corporate Secretary not less than ninety (90) days nor more than one hundred thirty (130) days prior to the date of the 2018 Annual Meeting of Stockholders; provided, however, that if the 2018 Annual Meeting of Stockholders is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after June 13, 2018, then notice by the stockholder must be delivered no later than the close of business ninety (90) days prior to the 2018 Annual Meeting of Stockholders or the tenth day following the day on which notice of the date of that meeting was mailed or public disclosure of the date of that meeting was first made by InfoSonics.

OTHER MATTERS

Other Business

As of this time, the InfoSonics Board is not aware of any other matters that may come before the Special Meeting. However, if other matters properly come before the Special Meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

Other Matters

A form of proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States, or submit your proxy by telephone or over the Internet following the instructions on the proxy card. A prompt submission of your proxy will be appreciated.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF INFOSONICS COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED OCTOBER 30, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INFOSONICS FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

InfoSonics Corporation

San Diego, California

We have audited the accompanying consolidated balance sheets of InfoSonics Corporation and subsidiaries (collectively, the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule of InfoSonics Corporation and subsidiaries listed in Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InfoSonics Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ SINGERLEWAK LLP

Irvine, California

March 10, 2017

INFOSONICS CORPORATION

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$2,200	$2,647
Trade accounts receivable, net of allowance for doubtful accounts of $113 and $95 as of December 31, 2016 and 2015, respectively	7,507	9,291
Other accounts receivable	62	96
Inventory	4,071	6,637
Prepaid assets	1,670	2,025

Total current assets	15,510	20,696
Property and equipment, net	132	156
Other assets	384	129

Total assets	$16,026	$20,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,839	$4,398
Accrued expenses	1,597	2,343

Total current liabilities	5,436	6,741

Commitments and Contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized: no shares issued and outstanding	—	—
Common stock, $0.001 par value, 40,000 shares authorized: 14,389 and 14,389 shares issued and outstanding as of December 31, 2016 and 2015, respectively	14	14
Additional paid-in capital	33,147	32,859
Accumulated other comprehensive loss	(2,695)	(1,592)
Accumulated deficit	(19,876)	(17,041)

Total stockholders’ equity	10,590	14,240

Total liabilities and stockholders’ equity	$16,026	$20,981

Accompanying notes are an integral part of these financial statements.

INFOSONICS CORPORATION

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands, except per share data)

	For the Year Ended December 31,
	2016	2015	2014
Net sales	$39,140	$47,833	$48,144
Cost of sales	34,547	40,414	39,891

Gross profit	4,593	7,419	8,253

Operating expenses:
Selling, general and administrative	6,943	8,339	7,379
Research and development	—	—	588

	6,943	8,339	7,967

Operating income (loss)	(2,350)	(920)	286
Other income (expense):
Other income (expense), net	(334)	—	115
Interest expense, net	(244)	(320)	(126)

Income (loss) before benefit (provision) for income taxes	(2,928)	(1,240)	275
Benefit (provision) for income taxes	93	(3)	(14)

Net income (loss)	$(2,835)	$(1,243)	$261

Net income (loss) per share:
Basic	$(0.20)	$(0.09)	$0.02
Diluted	$(0.20)	$(0.09)	$0.02
Weighted-average number of common shares outstanding:
Basic	14,389	14,380	14,323
Diluted	14,389	14,380	14,789
Comprehensive loss:
Net income (loss)	$(2,835)	$(1,243)	$261
Foreign currency translation adjustments	(1,103)	(866)	(708)

Comprehensive loss	$(3,938)	$(2,109)	$(447)

Accompanying notes are an integral part of these financial statements.

INFOSONICS CORPORATION

Consolidated Statements of Cash Flows

(Amounts in thousands)

	For the Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$(2,835)	$(1,243)	$261
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	86	92	146
Loss on disposal of fixed assets	—	—	33
Provision for (recovery of) bad debts	18	—	(65)
Provision for obsolete inventory	(192)	(63)	255
Stock-based compensation	288	218	86
(Increase) decrease in:
Trade accounts receivable	1,766	6,353	(3,723)
Other accounts receivable	34	(26)	93
Inventory	2,758	(694)	(3,668)
Prepaids	355	753	657
Other assets	(255)	(98)	148
Increase (decrease) in:
Accounts payable	(559)	27	3,210
Accrued expenses	(746)	(461)	(376)

Net cash provided by (used in) operating activities	718	4,858	(2,943)

Cash flows from investing activities:
Purchase of property and equipment	(62)	(111)	(116)

Net cash used in investing activities	(62)	(111)	(116)

Cash flows from financing activities:
Borrowings on line of credit	1,848	4,460	4,380
Repayments on line of credit	(1,848)	(7,185)	(1,655)
Cash received from exercise of stock options	—	27	137

Net cash provided by (used in) financing activities	—	(2,698)	2,862

Effect of exchange rate changes on cash	(1,103)	(866)	(708)

Net increase (decrease) in cash and cash equivalents	(447)	1,183	(905)
Cash and cash equivalents, beginning of year	2,647	1,464	2,369

Cash and cash equivalents, end of year	$2,200	$2,647	$1,464

Cash paid for interest	$229	$350	$77
Cash paid for income taxes	$—	$—	$50

The accompanying notes are an integral part of these financial statements.

NOTE 1 – ORGANIZATION AND LINE OF BUSINESS

InfoSonics Corporation (“InfoSonics”) was incorporated in February 1994 in the state of California and reincorporated in September 2003 in the state of Maryland. InfoSonics and its subsidiaries, InfoSonics Latin America, Inc., InfoSonics de Mexico S.A. de C.V., InfoSonics de Guatemala S.A., InfoSonics El Salvador S.A. de C.V., verykool USA, Inc., InfoSonics de Panama, verykool Hong Kong Limited, and verykool Wireless Technology Limited (collectively, the “Company”), define, source and sell wireless telecommunication products and accessories to wireless carriers and distributors. The Company markets its branded products throughout Latin America.

NOTE 2 – R&D EXPENSE

From 2010 through 2014, the Company had an in-house design team in China to develop certain of its products, including its ruggedized line of xTreme products. However, in 2014, the design team was phased out and shut down after all of its internal development projects were completed. R&D expense in 2014 was $588,000 and there were no R&D expenses during 2015 or 2016.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Consolidated Financial Statements include the accounts of InfoSonics and its wholly owned subsidiaries as listed in Note 1. All significant intercompany accounts and transactions are eliminated in consolidation.

Revenue Recognition and Allowance for Returns

Revenues for wireless handset and accessory sales are recognized when (i) shipment of the products to customers has occurred and title has passed, (ii) collection of the outstanding receivables are probable and (iii) the final price of the product is determined, which occurs at the time of shipment or delivery, depending on terms of sale. Sales are recorded net of discounts, rebates, cooperative marketing arrangements, returns and allowances. On select sales, the Company may agree to cooperative arrangements wherein the Company agrees to fund future marketing programs related to the products purchased by the customer. Such arrangements are usually agreed to in advance. The amount of the co-op allowance is recorded as a reduction of the sale and added to accrued expenses as a current liability. Subsequent expenditures made pursuant to the arrangements reduce this liability. To the extent the Company incurs costs in excess of the established cooperative fund, the Company recognizes the amount as a selling or marketing expense. As part of the sales process, the Company may perform certain value-added services such as programming, software loading and quality assurance testing. These value-added services are considered an ancillary component of the sales process and amounts attributable to these processes are included in the unit cost to the customer. Furthermore, these value-added services are related to services prior to the shipment of the products, and no value-added services are provided after delivery of the products. The Company recognizes as a reserve against the related receivables estimates for product returns based on historical experience and other judgmental factors, evaluates these estimates on an ongoing basis and adjusts its estimates each period based on actual product return activity. The Company recognizes freight costs billed to its customers in net sales and actual freight costs incurred as a component of cost of sales.

Foreign Currency Transactions

Certain of the Company’s foreign subsidiaries have a functional currency that is not the U.S. Dollar. Assets and liabilities of such subsidiaries are translated to U.S. Dollars using exchange rates in effect at the balance sheet dates. Revenues and expenses are translated at average exchange rates in effect during the period. Translation adjustments are included in stockholders’ equity in the accompanying consolidated balance sheets as a component of accumulated other comprehensive loss.

Comprehensive Income (Loss)

Comprehensive income (loss) as defined by U.S. generally accepted accounting principles (GAAP) includes all changes in equity (net assets) during a period from non-owner sources. The Company’s comprehensive loss includes foreign currency translation adjustments, which are excluded from net income (loss) and are reported as a separate component of stockholders’ equity as accumulated other comprehensive loss.

Cash and Cash Equivalents

For consolidated financial statement purposes, cash equivalents are defined as investments which have an original maturity of ninety days or less from the original date of purchase. Cash and cash equivalents consist of cash on hand and in banks. The Company maintains its cash and cash equivalents balances in banks that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation. As of December 31, 2016 and 2015, the Company maintained deposits totaling $1.9 million and $2.2 million, respectively, with certain financial institutions in excess of federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Trade Accounts Receivable

The Company provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. The Company writes off an account when it is considered to be uncollectible. The Company evaluates the collectability of its accounts receivable on an ongoing basis. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, the Company records a specific allowance against amounts due to reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and the Company’s historical experience. The allowance for doubtful accounts was $113,000 and $95,000 at December 31, 2016 and 2015, respectively.

Inventory

Inventory is stated at the lower of cost (first-in, first-out) or market and consists primarily of wireless phones and wireless phone accessories. The Company writes down its inventory when it is estimated to be excess or obsolete. As of December 31, 2016 and 2015, the inventory was net of write-downs of $84,000 and $276,000, respectively. From time to time, the Company has prepaid inventory as a result of deposit payments for products which have not been received by the balance sheet date. As of December 31, 2016 and 2015, the prepaid inventory balances included in prepaid assets were $1,112,000 and $1,232,000, respectively.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over estimated useful lives of eighteen months to seven years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

Fair Value of Financial Instruments

The Company measures its financial instruments in its financial statements at fair value or amounts that approximate fair value. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters. If market observable inputs for model-based valuation techniques are not available, the Company makes judgments about assumptions market participants would use in estimating the fair value of the financial instrument. Carrying values of cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, and accrued expenses approximate their fair values due to the short-term nature and liquidity of these financial instruments.

Accounting for the Impairment of Long-Lived Assets

The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. Management determined that there was no impairment of long-lived assets during the years ended December 31, 2016, 2015 and 2014.

Stock-Based Compensation

The Company’s share-based compensation plans are described in Note 9. The Company measures compensation cost for all employee stock-based awards at fair value on the date of grant and recognizes compensation expense, net of estimated forfeitures, over the requisite service period, usually the vesting period. Equity instruments issued to non-employees for goods or services are accounted for at fair value and are marked to market until service is complete or a performance commitment date is reached, whichever is earlier. The fair value of stock options is determined using the Black-Scholes valuation model.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Advertising Expense

The Company expenses all advertising costs, including direct response advertising, as they are incurred. Advertising expense for the years ended December 31, 2016, 2015 and 2014 was $252,000, $992,000 and $745,000, respectively.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the Company’s assets and liabilities result in a deferred tax asset, the Company performs an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or the entire deferred tax asset will not be realized.

In addition, the Company recognizes the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company recognizes interest and penalties related to tax uncertainties as operating expenses.

Based on our evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company is subject to U.S. federal income tax as well as to income tax of multiple state and foreign country jurisdictions. Federal income tax returns of the Company are subject to IRS examination for the 2004 through 2016 tax years. State income tax returns are subject to examination for a period of three to four years after filing.

Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similarly to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would be issued assuming exercise of outstanding stock options. In periods when a net loss is incurred, no additional shares are included in the computation of diluted loss per share because the effect of inclusion would be anti-dilutive.

Common shares from exercise of certain options are excluded from the computation of diluted earnings per share when their exercise prices are greater than the Company’s weighted-average stock price for the period. For the years ended December 31, 2016 and 2015, the number of such shares excluded was 514,000 and 20,000, respectively. No such shares were excluded for the year ended December 31, 2014. In addition, because their effect would have been anti-dilutive to the loss calculation, common shares from exercise of in-the-money options for the years ended December 31, 2016 and 2015 of 562,000 and 1,237,000, respectively, have also been excluded from the computation of net loss per share.

Geographic Reporting

The Company allocates revenues to geographic areas based on the location to which the product was shipped.

Estimates and Assumptions

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Major Suppliers

The Company contracts with various suppliers. Although there are a limited number of suppliers that could supply the Company’s inventory, management believes any shortfalls from existing suppliers might be absorbed from other suppliers on comparable terms; however, there are no assurances of such other suppliers providing products on acceptable terms. Furthermore, a change in suppliers could cause a delay in sales and adversely affect results.

During the year ended December 31, 2016, the Company’s three largest suppliers accounted for 42%, 19% and 17%, respectively, of total cost of sales. During the year ended December 31, 2015, the Company’s three largest suppliers accounted for 16%, 15% and 12%, respectively, of total cost of sales. During the year ended December 31, 2014, the Company’s three largest suppliers accounted for 38%, 14% and 12%, respectively, of total cost of sales.

Concentrations of Credit Risk, Customers and Suppliers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. We maintain our cash and cash equivalents with various high-credit-quality financial institutions located primarily in the United States. Currently, the Company’s cash balances are kept primarily in demand accounts at these banks, but the Company may periodically invest excess cash in certificates of deposit or money market accounts in order to maintain safety and liquidity. The Company’s investment strategy generally results in lower yields on investments but reduces the risk to principal in the short term prior to these funds being used in its business. The Company has not experienced any material losses on financial instruments held at financial institutions.

The Company has historically sold its products primarily to wireless network carriers throughout Latin America, as well as to distributors and value added resellers, or VARs. The Company provides credit to its customers in the normal course of business and generally requires no collateral. Credit risk with respect to accounts receivable is generally concentrated due to the small number of entities comprising the Company’s overall customer base. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses based upon the Company’s historical experience related to credit losses and any unusual circumstances that may affect the ability of its customers to meet their obligations. The Company’s bad debt expenses have not been significant relative to its total revenues.

In 2016, four customers represented 10% or more of the Company’s total net sales. Those top four customers accounted for 20%, 19%, 14% and 14%, respectively, of total net sales and represented 32%, 0%, 2% and 30%, respectively, of accounts receivable at December 31, 2016. One additional customer represented 14% of accounts receivable at December 31, 2016. In both 2015 and 2014, three customers represented 10% or more of the Company’s total net sales. The top three customers in 2015 accounted for 18%, 15% and 10%, respectively, of total net sales and represented 35%, 16% and 16%, respectively, of accounts receivable at December 31, 2015. The top three customers in 2014 accounted for 25%, 13% and 11%, respectively, of total net sales and represented 25%, 19% and 14%, respectively, of accounts receivable at December 31, 2014.

For its verykool® products, the Company contracts with a number of OEM suppliers, design houses and contract manufacturers. In 2016, the Company purchased products from 18 manufacturers, with the top three representing 42%, 19% and 17%, respectively, of cost of sales. Although each may supply a somewhat differentiated product or service, management believes any shortfalls from existing suppliers can be absorbed by other suppliers on comparable terms. However, there are no assurances this can be achieved, and a change in suppliers could cause a delay in product shipments and sales and adversely affect results.

Recently Issued Accounting Pronouncements

Issued (Not adopted yet):

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, this guidance requires that entities disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers – Principal versus Agent Considerations (Reporting revenue gross versus net),” which clarifies gross versus net revenue reporting when another party is involved in the transaction. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers – Identifying Performance Obligations and Licensing,” which amends the revenue guidance on identifying performance obligations and accounting for licenses of intellectual property. In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers – Narrow-Scope Improvements and Practical Expedients,” which provides narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition. In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which amended the guidance on performance obligation disclosures and makes technical corrections and improvements to the new revenue standard. The standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and permits early adoption on a limited basis. The update permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating this new guidance to determine the impact it will have on its consolidated financial statements as well as the expected adoption method.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This ASU requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the ASU (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period, including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). This standard is effective for the fiscal years ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. We do not expect the adoption of this new guidance to have an impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” which revises the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use (“ROU”) asset for all leases. For finance leases the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. ASU 2016-02 is effective for annual and interim reporting periods within those years beginning after December 15, 2018 and early adoption is permitted. This update should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-05, “Derivatives and Hedging (Topic 815),” which clarifies that a change in the counterparty to a derivative instrument that has been designed as a hedging instrument under Topic 815 does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. ASU 2016-05 is effective for annual and interim reporting periods within those years beginning after December 15, 2016 and early adoption is permitted. This update should be applied either on a prospective basis or through a modified retrospective basis. We do not expect the adoption of this new guidance to have an impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718),” which simplifies several aspects of the accounting for share-based payments, including immediate recognition of all excess tax benefits and deficiencies in the income statement, changing the threshold to qualify for equity classification up to the employees’ maximum statutory tax rates, allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur, and clarifying the classification on the statement of cash flows for the excess tax benefit and employee taxes paid when an employer withholds shares for tax-withholding purposes. ASU 2016-09 is effective for annual and interim reporting periods within those years beginning after December 15, 2016 and early adoption is permitted. This update should be applied through the following methods: 1) a modified retrospective transition approach as related to the timing of when tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value, 2) retrospectively as related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds hares to meet the minimum statutory withholding requirement, 3) prospectively as related to the recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term and 4) either prospective transition method or a retrospective transition method as related to the presentation of excess tax benefits on the statement of cash flows. We do not expect the adoption of this new guidance to have an impact on the Company’s consolidated financial statements.

Other Accounting Standards Updates not effective until after December 31, 2016 are not expected to have a material effect on the Company’s financial position or results of operations.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are primarily located in the United States and China and consisted of the following as of the dates presented (in thousands):

	December 31,
	2016	2015
Machinery and Equipment	$384	$322
Tooling, Molds and Software	—	58
Furniture and Fixtures	164	164

	548	544
Less Accumulated Depreciation	416	388

Total	$132	$156

Depreciation expense was $86,000, $92,000 and $146,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 5 – FOREIGN EXCHANGE HEDGING FACILITY

On January 14, 2016, the Company entered into an Agreement for Purchase and Sale of Foreign Securities (the “FS Agreement”) with Silicon Valley Bank (“SVB”). Under the FS Agreement, the Company and SVB can enter into foreign currency spot contracts, forward contracts, forward window contracts and options to manage the Company’s foreign currency risk. On January 20, 2016, the Company entered into forward contracts designated as cash flow hedges to protect against the foreign currency exchange rate risk of the Mexican Peso inherent in its forecasted net sales and cash collections from customers in Mexico. The hedges matured on a monthly basis through June 30, 2016. Changes in the fair value of the hedges were initially recorded in accumulated other comprehensive loss as a separate component of stockholders’ equity in the Consolidated Balance Sheet and subsequently reclassified into earnings as other income (loss) on the Consolidated Statement of Operations and Comprehensive Income (Loss) in the period in which the hedge matured. During the year ended December 31, 2016, the Company recorded $325,000 of losses on forward contracts that matured during the year. No such contracts were outstanding at December 31, 2016.

NOTE 6 – LINE OF CREDIT

On March 27, 2014, the Company entered into a Loan and Security Agreement and an attendant Intellectual Property Security Agreement (collectively the “Agreement”) with Silicon Valley Bank (the “Bank”), pursuant to which the Company could borrow up to $2 million based upon both its domestic and foreign eligible accounts receivable multiplied by an advance rate of 80% and 70%, respectively, with eligibility determined in accordance with the Agreement (the “Credit Facility”). The Credit Facility, which is secured by substantially all of the Company’s assets, contains representations and warranties, affirmative, restrictive and financial covenants, and events of default which are customary for credit facilities of this type, has since been subjected to seven amendments and currently provides for a maximum borrowing availability under the Credit Facility of $3 million. It also provides for a $2 million sublimit which enables the Company to borrow against its Mexican

Peso deposits held at the Bank at a 70% advance rate. Borrowings under the Credit Facility bear interest based on the face amount of financed receivables at the prime rate plus 4.5% for domestic receivables and 3.53% for foreign receivables, or, in the case of Mexican Peso borrowings, at the prime rate based on the borrowed amount. At December 31, 2016, the Company was in compliance with all covenants, no amounts were drawn against the Credit Facility and $3 million was available for borrowing under the credit line. The maturity date of the Credit Facility is September 27, 2017.

NOTE 7 – ACCRUED EXPENSES

As of December 31, 2016 and 2015, accrued expenses consisted of the following (in thousands):

	December 31,
	2016	2015
Accrued product costs	$400	$465
Accrued coop advertising	44	567
Accrued vacation pay	179	217
Income taxes payable	—	100
Other accruals	974	994

Total	$1,597	$2,343

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its corporate and administrative offices, quality control office and certain equipment under operating lease agreements which expire through June 2019. Certain of the agreements contain renewal options. Future minimum payments under these operating lease agreements at December 31, 2016 were $848,000. Rent expense was $417,000, $393,000 and $263,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Litigation

The Company has historically and may become involved in certain legal proceedings and claims which arise in the normal course of business. As of the filing date of this report, the Company did not have any significant litigation outstanding.

Employee Agreements and Compensation

The Company provides a 401(k) retirement savings plan for all full-time employees. Employees are eligible after 90 days of service with the Company. The Company does not currently provide matching contributions.

The Company entered into an employment agreement with its President and Chief Executive Officer in April 2016 that expires in April 2020. The employment agreement provides for an annual salary of $365,000 and a performance-based bonus at the discretion of the Board of Directors. The agreement also provides that the Company may terminate the agreement without cause upon 30 days written notice. The Company’s only obligation would be to pay its President and Chief Executive Officer the greater of (a) 18 months’ salary or (b) one-half of the salary payable over the remaining term of the agreement.

The Company entered into an employment agreement with its Chief Financial Officer in April 2016 that expires in April 2018. The employment agreement provides for an annual salary of $205,000 and a performance-based bonus at the discretion of the Board of Directors. The agreement also provides that the Company may terminate the agreement upon 30 days written notice if termination was without cause. The Company’s only obligation would be to pay its Chief Financial Officer 9 months’ salary.

NOTE 9 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of preferred stock, which may be issued from time to time in one or more series by the Board of Directors. In addition, the Board is authorized to set the rights, preferences, privileges and restrictions of these shares, including dividends rights, conversion rights, voting rights and liquidation preferences. These shares may have rights senior to those of the Company’s common stock holders. As of December 31, 2016 and 2015, the Company did not have any preferred shares outstanding.

Common Stock

The Company has authorized the issuance of 40,000,000 shares of common stock. As of both December 31, 2016 and 2015, a total of 14,388,728 shares were outstanding.

Stock Options

The Company has two stock-based compensation plans: the 2006 Equity Incentive Plan (“2006 Plan”) and the 2015 Equity Incentive Plan (“2015 Plan”), both of which were approved by our stockholders. As of December 31, 2016, options to purchase 810,000 and 265,000 shares were outstanding under the 2006 Plan and the 2015 Plan, respectively, and a total of 1,080,000 shares were available for grant under the 2015 Plan. No options or other equity awards are available for grant under the 2006 Plan.

The 2015 Plan was approved by stockholders in June 2015, with 1,205,749 shares of the Company’s common stock authorized for issuance thereunder. Shares subject to outstanding options under the 2006 Plan that cease to be subject to such options, such as by expiration or forfeiture, also become available for issuance under the 2015 Plan, up to an aggregate maximum of 958,668 shares. The 2015 Plan is intended to provide incentives to key employees, officers, directors and consultants who provide significant services to the Company. The exercise price is determined by the Compensation Committee, but must be at least equal to the fair market value of the common stock on the date of grant of such option. The Compensation Committee also establishes the vesting schedule for each option granted and the term of each option, which cannot exceed 10 years from the date of grant. In the event of termination, vested options generally must be exercised within three months. In a change of control, if outstanding awards under the 2015 Plan are assumed or substituted by a successor company, such awards do not automatically fully vest but may become fully vested in the event of a qualifying termination following such change of control. Outstanding options granted under the 2006 Plan provide 100% vesting upon a change of control of the Company.

The Company’s stock options vest on an annual or a monthly basis. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. Options granted generally vest over a two-year or three-year period. Income tax effects of share-based payments are recognized in the financial statements for those awards which will normally result in tax deductions under existing tax law. Under current U.S. federal tax law, we would receive a compensation expense deduction related to non-qualified stock options only when those options are exercised and vested shares are received. Accordingly, the financial statement recognition of compensation expense for non-qualified stock options creates a deductible temporary difference which results in a deferred tax asset and a corresponding deferred tax benefit in the income statement.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2015 and 2014: risk-free interest rates of 1.94% and 1.56%, respectively, based on the U.S. Treasury yields in effect at the time of grant; expected dividend yields of 0% as the Company has not, and does not intend to, issue dividends; and expected lives of 4 to

6 years based upon the historical life of the Company’s options. For grants in 2015 and 2014, the expected volatility used ranged from 93.41% to 96.65% based on the Company’s historical stock price fluctuations for a period matching the expected life of the options. No stock options were granted during 2016.

A summary of stock option activity for the year ended December 31, 2016 is as follows (shares and aggregate intrinsic value in thousands):

	Shares	Wtd. Avg. Exercise Price	Wtd. Avg. Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2015	1,257	$1.04
Granted	—	$—
Expired	(108)	$0.51
Forfeited	(74)	$1.73

Outstanding at December 31, 2016	1,075	$1.04	3.82 years	$—

Vested and expected to vest	1,055	$1.03	3.78 years	$—

Exercisable at December 31, 2016	943	$0.97	3.53 years	$—

There was no aggregate intrinsic value in the outstanding stock options at December 31, 2016 because the closing price of our stock at that date was $0.38 per share, which price was below the exercise price of all outstanding options.

A summary of the status of the Company’s non-vested options at December 31, 2016, and changes during the year then ended are presented below (shares in thousands):

	Shares	Weighted-average grant-date fair value
Non-vested at December 31, 2015	450	$1.16
Granted	—	$—
Vested	(276)	$1.09
Forfeited	(41)	$1.45

Non-vested at December 31, 2016	133	$1.19

The weighted-average per share grant-date fair values of options granted during 2015 and 2014 were $1.25 and $0.93, respectively. No options were granted during 2016 and no options were exercised during 2016. During the year ended December 31, 2015, a total of 30,000 option shares were exercised and the Company received $27,000 in cash, or an average of $0.89 per share, from these exercises. During the year ended December 31, 2014, a total of 174,000 option shares were exercised and the Company received $137,000 in cash, or an average of $0.79 per share, from these exercises. The unrecognized stock-based compensation expense for future periods as of December 31, 2016 is $123,000, which is expected to be recognized over a weighted-average period of approximately 0.9 years. Such amount may change as a result of future grants, forfeitures, modifications in assumptions and other factors. The total fair value of options that vested during 2016, 2015 and 2014 was $302,000, $205,000 and $80,000, respectively.

The following table summarizes share-based compensation expense for the years ended December 31 (in thousands):

	2016	2015	2014
Selling, general and administrative:
Non-employee directors	$62	$47	$19
Officers	130	97	39
Others	96	74	28

Total SG&A	288	218	86
Related deferred income tax benefits	—	—	—

Share-based compensation expense	$288	$218	$86

NOTE 10 – INCOME TAXES

The Company is subject to US federal income tax as well as income tax in multiple states and foreign jurisdictions. For all major taxing jurisdictions, the tax years 2004 through 2016 remain open to examination by the taxing authorities due to the carryforward of unutilized net operating losses. As of December 31, 2016, the Company does not expect any material changes to unrecognized tax positions within the next twelve months.

Components of the income tax provision are as follows for the years ended December 31 (in thousands):

	2016	2015	2014
Current tax benefit (provision):
Federal	$—	$—	$—
State	(2)	(3)	(3)
Foreign	95	—	(11)

Total	93	(3)	(14)

Deferred tax benefit (provision):
Federal	838	(31)	(437)
State	52	12	(2)

Total	890	(19)	(439)

Change in valuation allowance	(890)	19	439

Total benefit (provision) for income taxes	$93	$(3)	$(14)

A reconciliation of income taxes computed by applying the federal statutory income tax rate of 34.0% to income (loss) before income taxes to the recognized income tax provision reported in the accompanying consolidated statements of operations is as follows for the years ended December 31 (in thousands):

	2016	2015	2014
U.S. federal income tax at statutory rate	$996	$422	$(94)
State taxes, net of federal benefit	32	6	(5)
Non-deductible expenses	(8)	(10)	(9)
Foreign income tax rate differential	(9)	(443)	(265)
Valuation allowance	(890)	19	439
Foreign earnings	—	—	—
Other	(28)	3	(80)

Total provision for income taxes	$93	$(3)	$(14)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recorded a full valuation allowance against its deferred tax assets, as realization of such assets is uncertain based on the Company’s history of operating losses. Significant components of deferred tax assets and liabilities are shown below (in thousands):

	December 31,
	2016	2015
Current deferred tax assets:
Allowance for bad debts	$34	$34
Share-based payment expense	321	220
Allowance for obsolete inventory	30	98
Accrued compensation	63	77
Contribution carryover	—	2
Other accruals	66	73

Total	514	504

Non-current deferred tax assets:
Depreciation	16	11
Capital loss	179	179
Net operating loss	3,991	3,118
Credit carryover	51	49

Total	4,237	3,357

Valuation allowance	(4,751)	(3,861)

Net deferred tax assets	$—	$—

At December 31, 2016, the Company had federal and state net operating loss carryforwards of approximately $12,387,000 and $14,492,000, respectively. The federal and state net operating loss carryforwards begin to expire in 2027 and 2017, respectively.

Included in the net operating loss carryforward balances noted above are approximately $2,431,000 and $1,067,000, for federal and state purposes, respectively, which are attributed to the exercise of non-qualified stock options for which the tax effect will be a component of the Company’s Additional Paid in Capital.

Pursuant to Internal Revenue Code Section 382, use of the Company’s net operating loss carryforwards will be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

Following the Company’s adoption on January 1, 2007 of ASC 740-10 regarding accounting for uncertainty in income taxes, the Company made a comprehensive review of its portfolio of uncertain tax positions in accordance with the guidance. In this regard, an uncertain tax position represents the Company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes. As a result of that review, the Company concluded there were no uncertain tax positions and no cumulative effect on retained earnings at the time of adoption. Subsequent to that date of adoption through December 31, 2016, the Company has continued to evaluate its tax positions and concluded that it has not had any material uncertain tax positions.

NOTE 11 – SEGMENT AND GEOGRAPHIC INFORMATION

The Company reports segment data based on the management approach, which designates the internal reporting that is used by management for making operating and investment decisions and evaluating performance as the source of the Company’s reportable segments. The Company uses one measurement of profitability and does not disaggregate its business for internal reporting. The Company has determined that it has operated in one segment and has provided wireless handsets and accessories to carriers, distributors and OEM customers in Latin America, Asia Pacific, Europe, Africa and the United States for the years covered in the table below. The table summarizes the Company’s net sales by geographic area for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	2016	2015	2014
Central America	$10,883	$8,223	$15,887
South America	4,849	9,879	12,767
Mexico	15,128	13,339	8,063
U.S.-based distributors selling to Latin America	6,992	11,853	7,240
United States	1,276	4,511	2,582
EMEA	—	—	1,530
Asia Pacific	12	28	75

Total	$39,140	$47,833	$48,144

During the year ended December 31, 2016, sales to customers in Mexico and Guatemala represented 39% and 19%, respectively, of the Company’s consolidated net revenue. Also in 2016, sales to a U.S.-based distributor who sells into the open market in Latin America represented 14% of net revenue. In 2015, sales to customers in Mexico, Peru, Guatemala and the same U.S.-based distributor represented 28%, 10%, 10% and 18%, respectively, of the Company’s consolidated net revenue. In 2014, sales to customers in Peru, Mexico, Puerto Rico and the same U.S.-based distributor represented 25%, 17%, 12% and 11% of the Company’s consolidated net revenue, respectively. Sales in no other individual country amounted to 10% or more of the Company’s consolidated net revenue in any of the three years covered above.

Fixed assets, which represent approximately 1% of the Company’s net assets, are principally located in the Company’s offices in the United States or in China at the Company’s quality and production control office or contract manufacturing facilities.

NOTE 12 – QUARTERLY FINANCIAL INFORMATION (Unaudited)

The following table presents unaudited selected quarterly financial information (in thousands, except per share data) for the periods indicated. This information has been derived from the Company’s unaudited quarterly consolidated financial statements, which in the opinion of management include adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such information. These operating results are not necessarily indicative of results for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2016
Net sales	$9,410	$12,126	$8,989	$8,615
Gross profit	1,178	1,157	884	1,374
Net income (loss)	(903)	(1,035)	(945)	48
Basic and diluted net income (loss) per share	(0.06)	(0.07)	(0.07)	0.00
Year Ended December 31, 2015
Net sales	$14,517	$10,945	$12,179	$10,192
Gross profit	2,554	1,608	2,001	1,256
Net income (loss)	532	(678)	(138)	(959)
Basic and diluted net income (loss) per share	0.04	(0.05)	(0.01)	(0.07)

InfoSonics Corporation and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$5,297	$12,126	$11,518	$21,536
Cost of sales	4,692	10,969	10,591	19,201

Gross profit	605	1,157	927	2,335
Selling, general and administrative expenses	1,373	1,973	2,735	3,830

Operating loss	(768)	(816)	(1,808)	(1,495)
Other expense:
Interest, net	(44)	(63)	(93)	(119)
Other expense	—	(156)	(12)	(321)

Loss before provision for income taxes	(812)	(1,035)	(1,913)	(1,935)
Provision for income taxes	—	—	(3)	(3)

Net loss	$(812)	$(1,035)	$(1,916)	$(1,938)

Net loss per share (basic and diluted)	$(0.06)	$(0.07)	$(0.13)	$(0.13)

Basic and diluted weighted-average number of common shares outstanding	14,389	14,389	14,389	14,389
Comprehensive loss:
Net loss	$(812)	$(1,035)	$(1,916)	$(1,938)
Foreign currency translation adjustments	176	(189)	496	(631)

Comprehensive loss	$(636)	$(1,224)	$(1,420)	$(2,569)

Accompanying notes are an integral part of these consolidated financial statements.

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	June 30, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,104	$2,200
Trade accounts receivable, net of allowance for doubtful accounts of $116 and $113, respectively	4,338	7,507
Other accounts receivable	10	62
Inventory	5,747	4,071
Prepaid assets	1,854	1,670

Total current assets	13,053	15,510
Property and equipment, net	440	132
Other assets	43	384

Total assets	$13,536	$16,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,155	$3,839
Accrued expenses	1,135	1,597

Total current liabilities	4,290	5,436

Commitments and Contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized; 14,389 and 14,389 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	14	14
Additional paid-in capital common stock	33,223	33,147
Accumulated other comprehensive loss	(2,199)	(2,695)
Accumulated deficit	(21,792)	(19,876)

Total stockholders’ equity	9,246	10,590

Total liabilities and stockholders’ equity	$13,536	$16,026

Accompanying notes are an integral part of these consolidated financial statements.

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(1,916)	$(1,938)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	74	43
Provision for obsolete inventory	58	(98)
Provision for bad debts	3	—
Stock-based compensation	76	155
(Increase) decrease in:
Trade accounts receivable	3,166	1,453
Other accounts receivable	52	25
Inventory	(1,734)	2,941
Prepaid assets	(184)	(53)
Other assets	1	(104)
Decrease in:
Accounts payable	(684)	(1,003)
Accrued expenses	(462)	(569)

Net cash provided by (used in) operating activities	(1,550)	852

Cash flows from investing activities:
Purchase of property and equipment	(42)	(62)

Net cash used in investing activities	(42)	(62)

Cash flows from financing activities:
Borrowings on line of credit	—	938
Repayment on line of credit	—	(938)

	—	—

Effect of exchange rate changes on cash	496	(631)

Net increase (decrease) in cash and cash equivalents	(1,096)	159
Cash and cash equivalents, beginning of period	2,200	2,647

Cash and cash equivalents, end of period	$1,104	$2,806

Cash paid for interest	$121	$122
Cash paid for income taxes	$5	$—
Non-cash investing activities:
Transfer of other assets to property and equipment	$340	$—

Accompanying notes are an integral part of these consolidated financial statements.

InfoSonics Corporation

Condensed Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

NOTE 1. Basis of Presentation

The accompanying unaudited consolidated financial statements and these condensed notes have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from those estimates, but management does not believe such differences will materially affect the financial position or results of operations of InfoSonics Corporation (the “Company”), although they may. These unaudited consolidated financial statements and condensed notes should be read in conjunction with the financial statements and notes as of and for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K for such year.

The Company’s consolidated financial statements include assets, liabilities and operating results of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

In the opinion of management, these unaudited consolidated financial statements reflect all normal recurring adjustments considered necessary to fairly present the Company’s results of operations, financial position and cash flows as of June 30, 2017 and for all periods presented. The results reported in these consolidated financial statements for the three and six months ended June 30, 2017 are not necessarily indicative of the operating results, financial condition or cash flows that may be expected for the full fiscal year of 2017 or for any future period.

NOTE 2: Going Concern Considerations

Effective January 1, 2017, the Company adopted the guidance issued by the FASB under ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. Under this standard, the Company is required to evaluate whether there is substantial doubt about its ability to continue as a going concern each reporting period, including interim periods.

In evaluating the Company’s ability to continue as a going concern, management considered the conditions and events that could raise substantial doubt about the Company’s ability to continue as a going concern for 12 months following August 11, 2017, the date the Company’s financial statements were issued. Management considered the Company’s current financial condition and liquidity sources, including current funds available, forecasted future cash flows and the Company’s conditional and unconditional obligations due before August 11, 2018. Management also considered expenses the Company expects to incur in connection with the pending Cooltech Merger transaction discussed in Note 15. Management believes that such expenses will be adequately covered by the $1 million of proceeds received from the sale of shares of Company common stock on August 2, 2017, which proceeds were intended to be used by the Company to pay for transaction expenses and for other general corporate purposes.

The Company has incurred operating losses and used cash for operating activities for the past two years, and the Company’s ability to borrow against its accounts receivable line of credit was terminated on March 24, 2017.

The Company has continued to keep operating expenses at a reduced level; however, there can be no assurance that the Company’s current level of operating expenses will not increase or that other uses of cash will not be necessary. The Company believes that based on its current level of operating expenses, its currently available cash resources together with the ability to factor receivables if needed, it will have sufficient funds available to cover operating cash needs through the twelve month period from the financial statement reporting date. Based on the above factors, management determined there is no substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

NOTE 3. Stock-Based Compensation

The Company has two stock-based compensation plans: the 2006 Equity Incentive Plan (“2006 Plan”) and the 2015 Equity Incentive Plan (“2015 Plan”), both of which were approved by our stockholders. As of June 30, 2017, options to purchase 810,000 and 256,000 shares were outstanding under the 2006 Plan and the 2015 Plan, respectively, and a total of 1,089,000 shares were available for grant under the 2015 Plan. No options are available for grant under the 2006 Plan.

The Company’s stock options vest on an annual or a monthly basis. Stock options generally are exercisable for up to seven years after grant, subject to continued employment or service. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. Such amount may change as a result of additional grants, forfeitures, modifications in assumptions and other factors. Income tax effects of share-based payments are recognized in the financial statements for those awards which will normally result in tax deductions under existing tax law. During the three and six months ended June 30, 2017, we recorded an expense of $36,000 and $76,000, respectively, related to options previously granted. During the three and six months ended June 30, 2016, we recorded an expense of $78,000 and $155,000, respectively, related to options previously granted. Under current U.S. federal tax law, we receive a compensation expense deduction related to non-qualified stock options only when those options are exercised and vested shares are received. Accordingly, the financial statement recognition of compensation expense for non-qualified stock options creates a deductible temporary difference that results in a deferred tax asset and a corresponding deferred tax benefit in our consolidated statements of operations.

During the six months ended June 30, 2017 and 2016, the Company did not grant any stock options. As of June 30, 2017, there was $50,000 of total unrecognized compensation expense related to non-vested stock options. That expense is expected to be recognized over the remaining weighted-average period of 0.42 years.

A summary of option activity under both the 2006 Plan and the 2015 Plan as of June 30, 2017 and changes during the six months then ended is presented in the table below (shares in thousands):

	Shares	Wtd. Avg. Exercise Price	Wtd. Avg. Remaining Contractual Life in Years
Outstanding at December 31, 2016	1,075	$1.04	3.82
Granted	—	$—	—
Exercised	—	$—	—
Expired	—	$—	—
Cancelled/Forfeited	(9)	$1.53	—

Outstanding at June 30, 2017	1,066	$1.04	3.31

Vested and expected to vest	1,057	$1.03	3.29
Exercisable at June 30, 2017	1,007	$1.01	3.19

A summary of the status of the Company’s non-vested options at June 30, 2017 and changes during the six months then ended is presented below (shares in thousands):

	Shares	Weighted-average grant-date fair value
Non-vested at December 31, 2016	133	$1.19
Granted	—	$—
Vested	(65)	$1.19
Cancelled/Forfeited	(9)	$1.19

Non-vested at June 30, 2017	59	$1.19

The Company’s share-based compensation is classified in the same expense line item as cash compensation. Information about share-based compensation included in the unaudited results of operations for the three and six months ended June 30, 2017 and 2016 is as follows (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Officer compensation	$18	$33	$37	$66
Non-employee directors	9	16	18	32
Sales, general and administrative	9	29	21	57

Total stock option expense, included in total operating expenses	$36	$78	$76	$155

NOTE 4. Earnings Per Share

Basic earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings per share are computed similarly to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential additional common shares that were dilutive had been issued. Common share equivalents are excluded from the computation if their effect is anti-dilutive. The Company’s common share equivalents consist of stock options.

Common shares from the potential exercise of certain options are excluded from the computation of diluted earnings (loss) per share if their exercise prices are greater than the Company’s average stock price for the period. For both the three and six month periods ended June 30, 2017, the number of such shares excluded was 1,066,000. For both the three and six month periods ended June 30, 2016, the number of such shares excluded was 551,000. In addition, because their effect would have been anti-dilutive, common shares from exercise of 571,000 in-the-money options for both the three and six month periods ended June 30, 2016 were excluded from the computation of net loss per share. No such shares were excluded for both the three and six month periods ended June 30, 2017.

NOTE 5. Income Taxes

The Company made a comprehensive review of its portfolio of uncertain tax positions in accordance with applicable standards of the Financial Accounting Standards Board (“FASB”). In this regard, an uncertain tax position represents the Company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes. As a result of this review, the Company concluded that at this time there are no uncertain tax positions, and there has been no cumulative effect on retained earnings.

The Company is subject to U.S. federal income tax as well as income tax in multiple states and foreign jurisdictions. For all major taxing jurisdictions, the tax years 2004 through 2016 remain open to examination or re-examination. As of June 30, 2017, the Company does not expect any material changes to unrecognized tax positions within the next twelve months.

The Company recognizes the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could materially impact the Company’s financial position or results of operations. For the three and six months ended June 30, 2017, deferred income tax assets and the corresponding valuation allowances increased by $320,000 and $541,000, respectively.

NOTE 6. Inventory

Inventory is stated at the lower of cost (first-in, first-out) or market and consists primarily of cellular phones and cellular phone accessories. The Company records a reserve against inventories to account for obsolescence and possible price concessions required to liquidate inventories below cost. During the six months ended June 30, 2017, the inventory reserve balance was increased by $58,000. As of June 30, 2017 and December 31, 2016, the inventory reserve was $142,000 and $84,000, respectively. From time to time, the Company has prepaid inventory as a result of payments for products which have not been received by the balance sheet date. As of June 30, 2017 and December 31, 2016, the prepaid inventory balances were $781,000 and $1,112,000, respectively, which are included in prepaid assets in the accompanying consolidated balance sheets. Inventory consists of the following (in thousands):

	June 30, 2017 (unaudited)	December 31, 2016 (audited)
Finished goods	$5,889	$4,155
Inventory reserve	(142)	(84)

Net inventory	$5,747	$4,071

NOTE 7. Property and Equipment

Property and equipment are primarily located in the United States and China and consisted of the following as of the dates presented (in thousands):

	June 30, 2017 (unaudited)	December 31, 2016 (audited)
Machinery and equipment	$766	$384
Furniture and fixtures	164	164

Subtotal	930	548
Less accumulated depreciation	(490)	(416)

Total	$440	$132

Depreciation expense for the three and six months ended June 30, 2017 was $53,000 and $74,000, respectively. Depreciation expense for the three and six months ended June 30, 2016 was $22,000 and $43,000, respectively.

NOTE 8. Accrued Expenses

As of June 30, 2017 and December 31, 2016, accrued expenses consisted of the following (in thousands):

	June 30, 2017 (unaudited)	December 31, 2016 (audited)
Accrued product costs	$296	$400
Accrued coop advertising	29	44
Accrued vacation pay	166	179
Income taxes payable	3	—
Other accruals	641	974

Total	$1,135	$1,597

NOTE 9. Line of Credit

The Company is party to a Loan and Security Agreement and an attendant Intellectual Property Security Agreement (collectively the “Agreement”) with Silicon Valley Bank (“SVB” or the “Bank”) which is secured by substantially all of the Company’s assets. The Agreement contains representations and warranties, affirmative and restrictive covenants, and events of default which are customary for credit facilities of this type. The Agreement originally provided the Company with the ability to borrow against both its domestic and foreign eligible accounts receivable based on specified advance rates. It was then augmented in October 2016 to provide for a $2 million sublimit that enabled the Company to borrow against its Mexican peso deposits held at the Bank at a 70% advance rate with such borrowings bearing interest at the prime rate. In March 2017, due to the Company’s continuing losses, the Agreement was amended to eliminate the Company’s ability to borrow against its accounts receivable and all related financial covenants were removed. At June 30, 2017, the Company was in compliance with all its non-financial covenants under the Agreement and no amounts were drawn against the credit facility, which matures on September 27, 2017.

NOTE 10. Foreign Exchange Hedging Facility

On January 14, 2016, the Company entered into an Agreement for Purchase and Sale of Foreign Securities (the “FS Agreement”) with SVB. Under the FS Agreement, the Company and SVB can enter into foreign currency spot contracts, forward contracts, forward window contracts and options to manage the Company’s foreign currency risk. On January 20, 2016, the Company entered into forward contracts designated as cash flow hedges to protect against the foreign currency exchange rate risk of the Mexican peso inherent in its forecasted net sales and cash collections from customers in Mexico. The hedges matured on a monthly basis through June 30, 2016. Changes in the fair value of the hedges were initially recorded in accumulated other comprehensive loss as a separate component of stockholders’ equity in the Consolidated Balance Sheet and subsequently reclassified into earnings as other income (loss) on the Consolidated Statement of Operations and Comprehensive Income (Loss) in the period in which the hedge matured. During the three and six months ended June 30, 2016, the Company recorded a losses of $157,000 and $325,000, respectively, on forward contracts that matured during the periods. During the three months ended March 31, 2017, the Company recorded a loss of $12,000 on a peso option that it purchased in January 2017 and subsequently sold in February 2017. No such losses were recorded during the three months ended June 30, 2017 and no foreign exchange hedging instruments were outstanding under the FS Agreement at June 30, 2017.

NOTE 11. Recent Accounting Pronouncements

Recently Adopted:

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-15, “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of

Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This ASU requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the ASU (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period, including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). This standard was effective for the fiscal years ending after December 15, 2016, and for annual periods and interim periods thereafter. As discussed in Note 2 above, the Company adopted this guidance effective January 1, 2017, which adoption did not have an impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-05, “Derivatives and Hedging (Topic 815),” which clarifies that a change in the counterparty to a derivative instrument that has been designed as a hedging instrument under Topic 815 does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. ASU 2016-05 was effective for annual and interim reporting periods within those years beginning after December 15, 2016, with application either on a prospective basis or through a modified retrospective basis. The Company adopted this guidance effective January 1, 2017, which adoption did not have an impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718),” which simplifies several aspects of the accounting for share-based payments, including immediate recognition of all excess tax benefits and deficiencies in the income statement, changing the threshold to qualify for equity classification up to the employees’ maximum statutory tax rates, allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur, and clarifying the classification on the statement of cash flows for the excess tax benefit and employee taxes paid when an employer withholds shares for tax-withholding purposes. ASU 2016-09 was effective for annual and interim reporting periods within those years beginning after December 15, 2016. This update should be applied through the following methods: 1) a modified retrospective transition approach as related to the timing of when tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value, 2) retrospectively as related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds hares to meet the minimum statutory withholding requirement, 3) prospectively as related to the recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term and 4) either prospective transition method or a retrospective transition method as related to the presentation of excess tax benefits on the statement of cash flows. The Company adopted this guidance effective January 1, 2017, which adoption did not have an impact on the Company’s consolidated financial statements.

Issued (Not adopted yet):

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, this guidance requires that entities disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers – Principal versus Agent Considerations (Reporting revenue gross versus net),” which clarifies gross versus net revenue reporting when another party is involved in the transaction. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers – Identifying Performance Obligations and Licensing,” which amends the revenue guidance on identifying performance obligations and accounting for licenses of intellectual property. In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers – Narrow-Scope Improvements and Practical Expedients,” which provides narrow-

scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition. In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which amended the guidance on performance obligation disclosures and makes technical corrections and improvements to the new revenue standard. The standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and permits early adoption on a limited basis. The update permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating this new guidance to determine the impact it will have on its consolidated financial statements as well as the expected adoption method.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” which revises the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use (“ROU”) asset for all leases. For finance leases the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. ASU 2016-02 is effective for annual and interim reporting periods within those years beginning after December 15, 2018 and early adoption is permitted. This update should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting.” ASU 2017-09 clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions or the classification of the award changes as a result of the change in terms or conditions. The guidance is effective prospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and early adoption is permitted. The Company does not expect the adoption of this new guidance to have a material impact on the Company’s consolidated financial statements.

Other accounting standards updates effective after June 30, 2017 are not expected to have a material effect on our consolidated financial statements.

NOTE 12. Geographic Information

The Company currently operates in one business segment. Fixed assets are principally located in Company or third-party facilities in the United States and Asia. The unaudited net sales by geographical area for the three and six months ended June 30, 2017 and 2016 were (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Central America	$743	$4,345	$1,082	$7,980
South America	722	794	1,606	2,413
Mexico	1,853	4,459	3,526	6,241
U.S.-based Latin American distributors	1,979	2,175	5,303	3,745
United States	—	353	1	1,157

Total	$5,297	$12,126	$11,518	$21,536

The Company ceased offering its products in the United States on September 30, 2016 due to a decline in United States products sales as well as the costs of patent litigation associated with the Company’s sales in the United States.

NOTE 13. Commitments and Contingencies

The Company has in the past and may in the future become involved in certain legal proceedings and claims which arise in the normal course of business. As of the filing date of this report, the Company did not have any significant litigation outstanding.

NOTE 14. Fair Value of Financial Instruments

The FASB accounting guidance requires disclosure of fair value information about financial instruments, whether or not recognized in the accompanying consolidated balance sheets. Fair value as defined by the guidance is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value estimates of financial instruments are not necessarily indicative of the amounts we might pay or receive in actual market transactions. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Effective April 1, 2008 the Company adopted and follows ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which established a fair value hierarchy that requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instruments categorization within the hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The Company’s cash, cash equivalents and forward contracts used to hedge foreign currency risk are measured at fair value in the Company’s consolidated financial statements and are valued using unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 inputs under ASC 820). The carrying amount of our accounts receivable, other accounts receivable, prepaid expenses, accounts payable and other accrued expenses reported in the consolidated balance sheets approximates fair value because of the short maturity of those instruments.

At June 30, 2017 and December 31, 2016, we did not have any material applicable nonrecurring measurements of nonfinancial assets and nonfinancial liabilities.

NOTE 15. Subsequent Events

On July 25, 2017, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Cooltech Holding Corp. (“Cooltech”), and the Company’s wholly-owned subsidiary, InfoSonics Acquisition Sub, Inc. (“Merger Sub”), pursuant to which Cooltech will merge with and into the Merger Sub (the “Merger”), with Cooltech surviving as a wholly-owned subsidiary of InfoSonics. The Merger Agreement provides that the Company will issue an aggregate of 62.5 million shares of its common stock in exchange for all of the outstanding capital stock of Cooltech. The Merger and the transactions contemplated thereby are subject to a number of customary closing conditions, including approval of the Merger Agreement and the Merger by the Company’s stockholders. Stockholders of the Company will be asked to vote on the adoption and approval of the Merger Agreement and the Merger at a special meeting of stockholders to be called by the Company.

On August 2, 2017, in accordance with a provision of the Merger Agreement, certain investors affiliated with Cooltech purchased from the Company 2.5 million shares of Company common stock at a price of $0.40 per share in cash and warrants exercisable into 2.5 million additional shares of Company common stock with an exercise price of $0.484 per share (a 10% premium to the closing bid price of Company common stock on the NASDAQ Capital market on July 24, 2017). The approximately $1 million of proceeds from this sale of stock will be used by the Company to cover costs associated with the Merger and related financings. On August 3, 2017, certain investors affiliated with Cooltech entered into a purchase agreement to purchase from the Company an additional 4.375 million shares of Company common stock and warrants to purchase an equal number of shares under the same terms, contingent upon receipt of stockholder approval of such issuance in accordance with Nasdaq rules. The proceeds from such sale have been escrowed pending receipt of stockholder approval and the closing of the Merger.

COOLTECH FINANCIAL STATEMENTS

Page
Report of Registered Public Accounting Firm	F-31
Consolidated Combined Balance Sheets as of December 31, 2016 and 2015	F-32
Consolidated Combined Statements of Income for the Years Ended December 31, 2016 and 2015	F-33
Consolidated Combined Statements of Members’ Equity for the Years Ended December 31, 2016 and 2015	F-34
Consolidated Combined Statements of Cash Flow for the Years Ended December 31, 2016 and 2015	F-35
Notes to Consolidated Combined Financial Statements	F-36

Condensed Consolidated Combined Interim Statements of Financial Position as of June 30, 2017 and December 31, 2016	F-52
Condensed Consolidated Combined Interim Statements of Loss and Comprehensive Loss for the Three and Six Month Periods Ended June 30, 2017 and 2016 (unaudited)	F-53
Condensed Consolidated Combined Interim Statements of Changes in Shareholders’ Equity for the Six Month Periods Ended June 30, 2017 and 2016 (unaudited)	F-54
Condensed Consolidated Combined Interim Statements of Cash Flows Equity for the Six Month Periods Ended June 30, 2017 and 2016 (unaudited)	F-55
Notes to Condensed Consolidated Combined Financial Statements	F-56

Independent Auditors’ Report

To the Shareholders of Cooltech Holdings Corp.:

We have audited the accompanying consolidated combined balance sheets of Cooltech Holdings Corp., Icon Networks LLC, Xpro Global LLC and DBA Trading Corp. (together, “Cooltech”) as at December 31, 2016 and 2015, and the related consolidated combined statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended. These consolidated combined financial statements are the responsibility of the Cooltech’s management. Our responsibility is to express an opinion on these consolidated combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated combined financial statements are free of material misstatement. Cooltech is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated combined financial statements referred to above present fairly, in all material respects, the financial position of Cooltech as of December 31, 2016 and 2015 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

June 8, 2017 Chartered Professional Accountants

Toronto, Ontario Licensed Public Accountants

Cooltech Holding Corp.

Consolidated Combined Balance Sheets

As at

(Expressed in US dollars)

	Note	December 31, 2016	December 31, 2015
		$	$
ASSETS
CURRENT
Cash		735,594	564,516
Accounts receivable	4	5,069,086	1,020,252
Inventory (net of provision, 2016 - $36,463, 2015 - $nil)		327,266	1,050,893
Due from related parties	7	733,439	—

Total current assets		6,865,385	2,635,661
Investment	5	—	432,837
Equipment (net)	6	193,819	21,270

Total assets		7,059,204	3,089,768

LIABILITIES
CURRENT
Accounts payable and accrued liabilities		6,706,744	1,503,439
Due to related parties	7	—	522,603
Notes payable	9	1,861,898	500,000
Line of credit	8	500,000	—

Total current liabilities		9,068,642	2,526,042
Notes payable	9	545,082	500,000

Total liabilities		9,613,724	3,026,042

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock, par value $0.0001, 250,000,000 shares authorized, 2,330,553 issued and outstanding (December 31, 2015 - 1,300,000)	10	233	130
Series A preferred stock, par value of $0.0001, 50,000,000 shares authorized, 4,408,410 issued and outstanding (December 31, 2015 - 4,408,410)	10	441	441
Additional paid-in capital		—	194,721
Accumulated deficit		(2,551,116)	(131,566)

Total shareholders’ equity (deficit)		(2,550,442)	63,726

Non-controlling interest in consolidated subsidiary		(4,078)	—

Total liabilities and shareholders’ equity (deficit)		7,059,204	3,089,768

The accompanying notes are an integral part of these consolidated combined financial statements

Cooltech Holding Corp.

Consolidated Combined Statements of Income (Loss) and Comprehensive Income (Loss)

For the years ended December 31

(Expressed in US dollars)

	2016	2015
	$	$
REVENUE
Sale of products	22,185,954	16,681,359
Sale of services	47,630	37,437
Discounts (given) received	42,616	(4,289)

NET REVENUE	22,276,200	16,714,507
Cost of goods sold	21,461,884	15,591,916
Cost of services	47,379	98,624

	21,509,263	15,690,540
GROSS PROFIT	766,937	1,023,967

OPERATING EXPENSES
Management compensation	380,000	—
General and administrative	232,587	114,805
Professional fees	121,114	36,175
Marketing	297,503	105,122
Sales commissions	271,592	291,796
Selling	122,591	51,192
Depreciation	10,117	3,969
Finance expense	149,630	41,667

TOTAL OPERATING EXPENSES	(1,585,134)	(644,726)
Other income (expense)	(35)	3,914
Loss from affiliate	—	(30,233)
Gain on settlement of debt	90,656	—
Gain on disposition	3,926	—
Transaction costs	(25,915)	—

NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(749,565)	352,922

Net and comprehensive loss attributable to:
Common shareholders	(749,565)	352,922
Non-controlling interest	—	—

Net income (loss) per share
Basic and diluted	$(0.56)	$0.27
Weighted average shares outstanding	1,341,613	1,300,000

The accompanying notes are an integral part of these audited consolidated combined financial statements

Cooltech Holding Corp.

Consolidated Combined Statements of Members’ Equity

For the Years Ended December 31, 2016, and 2015

(Expressed in US dollars)

	Common Stock		Series A Preferred stock
	Number of shares	Amount	Number of shares	Amount	Additional paid-in capital	Retained earnings (deficit)	Total
		$		$	$	$	$
Balance, December 31, 2014	1,300,000	130	4,408,410	441	194,721	12,568	207,860
Distributions	—	—	—	—	—	(497,056)	(497,056)
Comprehensive income for the year	—	—	—	—	—	352,922	352,922

Balance, December 31, 2015	1,300,000	130	4,408,410	441	194,721	(131,566)	63,726

Distributions	—	—	—	—	—	(385,959)	(385,959)
Effect of the reverse acquisition (note 17)	1,030,553	103	—	—	(1,478,747)	—	(1,478,644)
Reclassification of negative additional paid-in capital	—	—	—	—	1,284,026	(1,284,026)	—
Comprehensive loss for the year	—	—	—	—	—	(749,565)	(749,565)

Balance, December 31, 2016	2,330,553	233	4,408,410	441	—	(2,551,116)	(2,550,442)

The accompanying notes are an integral part of these audited consolidated combined financial statements

Cooltech Holding Corp.

Consolidated Combined Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

(Expressed in US dollars)

	2016	2015
	$	$
OPERATING ACTIVITIES
Net income (loss) for the year	(749,565)	352,922
Items not affecting cash:
Depreciation	10,117	3,969
Interest on related party loans	890	—
Gain on settlement of loans payable	(90,656)	—
Gain on disposition	(3,926)	—
Loss from affiliate	—	30,233
Finance expense	19,236	—
Derecognition of net assets of DBA Trading Corp.	5,551	—

	(808,353)	387,124
Changes in non-cash working capital items:
Accounts receivable	(4,048,834)	(428,155)
Inventory	723,627	(498,163)
Accounts payable and accrued liabilities	5,203,305	526,485
Customer deposits	—	(257,174)

Cash flows from (used in) operating activities	1,069,745	(269,883)

FINANCING ACTIVITIES
Advances from (to) related parties	(733,439)	12,500
Advances from line of credit	500,000	—
Distributions to members, prior to reverse acquisition (note 17)	(385,959)	(497,056)
Advances from (payments of) notes payable	(50,000)	1,000,000
Issuance of common shares	103	—
Advances to Cooltech Holding Corp subsequently acquired	(41,003)	—

Cash flows from (used in) financing activities	(710,298)	515,444

INVESTING ACTIVITIES
Purchase of equipment	(188,369)	(14,841)

Cash flows used in investing activities	(188,369)	(14,841)

Change in cash during the year	171,078	230,720
Cash, beginning of year	564,516	333,796

Cash, end of year	735,594	564,516

The accompanying notes are an integral part of these audited consolidated combined financial statements

1. Nature of operations

Cooltech Holding Corp. (“Cooltech” or the “Company”) was incorporated in October 2016 under the laws of the State of Nevada. The Company is an acquirer and operator of businesses in the consumer electronics industry. References to the Company refer to the Company and its subsidiaries, Icon Networks LLC and Xpro Global LLC. The principal address of the Company’s business is 108-48 NW 25th Street, in Miami, Florida.

On December 15, 2016, pursuant to a Share Exchange Agreement between Cooltech, as a standalone company and Icon Networks LLC (“Icon”), Cooltech issued 1,300,000 common shares and 4,408,410 Series A preferred stock and promissory notes with an aggregate face value of $2,047,500 (the “Transaction”). The promissory notes are non-interest bearing and are only repayable upon the closing of certain subsequent financing transactions (note 9). Each preferred share is convertible at the option of the holder, into one share of the common stock of the Company. As a result of the Transaction, Icon Networks LLC is now a fully-owned subsidiary of Cooltech Holding Corp.

For accounting purposes, the Transaction was treated as a reverse acquisition with Icon being the accounting acquirer. Therefore, the Company’s historical financial statements reflect those of Icon. Prior to the reverse acquisition, Cooltech was a shell company with no business operations.

After closing of the Transaction, there were 2,330,553 shares of common stock outstanding, of which 1,300,000, approximately 55.8%, were held by former members of Icon Networks LLC.

These consolidated combined financial statements were authorized for issue by the Board of Directors on June 7, 2017.

2. Basis of presentation

The Company prepares its consolidated combined financial statements under the accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The following entities were consolidated in these consolidated combined financial statements: Cooltech Holding Corp, Icon Networks LLC and Xpro Global LLC. The consolidated combined financial statements include 100% of all the assets and liabilities of the three entities and all intercompany accounts and transactions have been eliminated. The consolidated combined financial statements are presented in US dollars, which is the Company’s functional currency. There were no foreign currency transactions during the years ended December 31, 2016 and 2015. The financial results of the Company up to the date of the reverse acquisition (note 17) include the combined results of Icon Networks LLC, Xpro Global LLC and DBA Trading Corp., which operated the electronics distribution business as entities under common management. In 2016, the Company transferred all operations in DBA, including contracts, business relationships, and inventory from DBA Trading Corp. to Icon Networks LLC. The consolidated combined financial statements include 100% of all the assets and liabilities of the three entities and all intercompany accounts and transactions have been eliminated. At the closing of the reverse acquisition, the net assets of DBA Trading Corp. were disposed of for nil consideration.

3. Significant accounting policies

The accounting policies set out below have been applied consistently to all years presented in the consolidated combined financial statements.

(a) Basis of consolidation

These consolidated combined financial statements include the accounts of the Company and its subsidiaries. Subsidiaries are entities controlled by the Company. Subsidiaries’ results are consolidated into the financial results of the Company from the effective date of acquisition up to the effective date of disposition or loss of control. The subsidiaries of Cooltech that have been consolidated are as follow:

•	Icon Networks LLC – 100% owned

•	XPro Global, LLC – 50% owned

All intercompany transactions and balances are eliminated on consolidation. Each entity within the consolidated group determines its own functional currency and items included in the consolidated combined financial statements of each entity are measured using the functional currency. The US dollar is the functional currency of each entity within the consolidated group.

(b) Use of estimates

The preparation of these consolidated combined financial statements under US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as contingent assets and liabilities as of the dates of the consolidated combined balance sheets and the reported amounts of revenue and expenses during the reporting period. These estimates and assumptions include the allowance for doubtful accounts, inventory provision, impairment of equity investments, valuation of preferred shares and promissory notes, and accruals contained within trade and other payables. Actual results could differ from these estimates and assumptions.

(c) Cash and cash equivalents

Cash and cash equivalents include all cash and investments with an original maturity of three months or less. The Company maintains its cash in bank accounts in amounts that may exceed federally insured limits. The Company has not experienced any losses in these accounts in the past. The fair value of cash and cash equivalents approximates their current carrying amounts since all such items are short-term in nature.

(d) Accounts receivable

The Company’s receivables are stated at their outstanding balance reduced by an allowance for uncollectible accounts. The allowance for doubtful accounts is an estimate to cover the risk of losses resulting from the ability of customers to make payments for outstanding balances. The Company mitigates this risk by monitoring the credit worthiness of its customers by taking into consideration the overall quality and aging of the accounts receivable, credit evaluations of the customers’ financial condition and historical experience with collection. The Company evaluates the recoverability of its receivables whenever events occur or there are changes in circumstances such that management believes it is probable that it will be unable to collect all amounts due according to the contractual terms of the receivables.

(e) Equipment

Equipment is carried at cost less accumulation depreciation. Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the assets. The estimated useful life for the current and comparative periods for property and equipment are as follows: equipment - 3 years; furniture and fixtures - 5 years and leasehold improvements - 3 years.

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate. Expenditures for improvements that extend the useful lives of equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

(f) Business combinations

The Company accounts for business combinations in accordance with ASC 805, Business Combinations (“ASC 805”). ASC 805 requires that transaction costs, such as broker fees, transfer taxes, legal, accounting, valuation, and other professional and consulting fees, related to acquisitions be expensed as incurred. Upon acquisition of a business, the Company allocates the purchase price of the business based upon the fair value of the net assets acquired.

(g) Revenue recognition

Revenue for product sales is recognized once the following criteria are met: (1) the Company must have persuasive evidence that an arrangement exists; (2) delivery must occur, which generally happens at the point of shipment (this includes the transfer of both title and risk of loss, provided that no significant obligations remain); (3) the price must be fixed or determinable; and (4) collectability must be reasonably assured. In general, the Company recognizes revenue on a gross basis. In such arrangements where the Company is not the primary obligor, revenues are recognized as the net fee associated with serving as an agent.

Service revenue associated with marketing, training, fulfillment and other services is recognized when the work is complete and the four criteria discussed above have been met.

(h) Costs of goods sold

Cost of goods sold includes the product price paid to suppliers, net of any incentives, rebates and purchase discounts received from suppliers. It also consists of provision for inventory losses, write-downs, shipping and handling costs.

(i) Fair value of financial instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, due from related parties, accounts payable and accrued liabilities, due to related parties, line of credit and notes payable. Pursuant to FASB ASC 820 “Fair Value Measurements and Disclosures”, the Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

The Company discloses the estimated fair value of its financial instruments according to a fair value hierarchy (Level 1, 2 and 3). The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Cash and cash equivalents, accounts receivable, due from related parties, accounts payable and accrued liabilities, and due to related parties are recorded at carrying values that approximate their fair value as they have maturities of less than one year. The fair value of the due to related parties is fairly reflected by the book value as it has interest rates which are similar to current market interest rates. Notes payable issued pursuant to the reverse acquisition (note 9 and 17) are classified as Level 3 in the fair value hierarchy.

(j) Inventory

Inventory is stated at the lower of cost or net realizable value. Costs are computed based on the weighted average cost method. Inventory is comprised of finished goods only. Finished goods include products purchased for resale, including costs related to freight and delivery, net of discounts. The net realizable value is estimated using the selling price in the ordinary course of business minus any costs to complete and sell the goods.

Any write-down to net realizable value is recognized as an expense in the period in which the write-down occurs.

(k) Income taxes

The Company accounts for income taxes in accordance with Accounting Standard Codification 740, Income Taxes (“ASC 740”), on a tax jurisdictional basis. The Company files income tax returns in the United States.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts using enacted tax rates and laws in effect in the year in which the differences are expected to reverse. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the deferred tax asset will not be realized.

The Company assesses the likelihood of the financial statement effect of a tax position that should be recognized when it is more likely than not that the position will be sustained upon examination by a taxing authority based on the technical merits of the tax position, circumstances, and information available as of the reporting date. The Company is subject to examination by taxing authorities in jurisdictions such as the United States and Canada. Management does not believe that there are any uncertain tax positions that would result in an asset or liability for taxes being recognized in the accompanying consolidated combinedfinancial statements. The Company recognizes tax-related interest and penalties, if any, as a component of income tax expense.

ASC 740 prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in periods, disclosure and transition. At December 31, 2016, the Company has not taken any tax positions that would require disclosure under ASC 740.

(l) Investments

Investments in which the Company does not have a controlling direct or indirect voting interest, but can exercise significant influence over the entity with respect to its operations and major decisions, are accounted for using the equity method of accounting. The carrying value of the Company’s investment is adjusted for its proportionate share of the investee’s net income or loss and reduced by distributions received. The Company reviews the carrying value of its investment for other than temporary impairment whenever events or changes in circumstances indicate a possible impairment. Financial condition, operational performance, and other economic trends are some of the factors it considers when evaluating the existence of impairment indicators. When it has a carrying value of zero for its investment, it suspends the equity method of accounting until such time that the affiliate’s net income equals or exceeds the share of net losses not recognized during the time in which the equity method of accounting was suspended.

(m) Impairment of long-lived assets

Long-lived assets consisting of equipment that is held and used is analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Assets having an indefinite useful life are assessed for impairment annually. The Company evaluates at each balance sheet date whether circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the carrying amounts are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value.

(n) Recent accounting pronouncements

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. For the Company, ASU 2016-01 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the potential impact this standard may have on the consolidated combined financial statements and the timing of adoption.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flow - Classification of Certain Cash Receipts and Cash Payments (Topic 230)” (“ASU 2016-15”), which addresses a few specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. For the Company, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If the Company early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” as a new Topic, ASC Topic 606. The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new standard, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. In July 2015, the FASB deferred the effective date, for the Company ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted to the original effective date of December 15, 2016 and interim periods within annual periods beginning after December 15, 2017. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the potential impact this standard may have on the consolidated combined financial statements and the method and timing of adoption.

In February 2016, the FASB issued ASU 2016-02, Leases. This update requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosure about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2018. The Company is still assessing the impact that the adoption of ASU 2016-02 will have on the consolidated combined balance sheet and the consolidated combined results of operations.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” which requires that deferred tax liabilities and assets be classified on our Consolidated Combined Balance Sheets as noncurrent based on an analysis of each taxpaying component within a jurisdiction. ASU No. 2015-17 is effective for the fiscal year commencing after December 15, 2017. The Company does not anticipate that the adoption of ASU No. 2015-17 will have a material effect on the consolidated combined balance sheet or the consolidated combined results of operations.

(o) Recent accounting pronouncements

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying Consolidated Combined Financial Statements.

4. Accounts receivable

During the years ended December 31, 2016 and 2015, the Company entered into factoring agreements with various financial institutions to sell its accounts receivable under non-recourse agreements. These transactions were treated as a sale and have been accounted for as a reduction in accounts receivable because the agreements transfer effective control over and risk related to the receivables to the buyers. Thus, cash proceeds from these arrangements are reflected as operating activities, including the change of accounts receivable in the consolidated combined statement of cash flows each year. The Company does not service any factored accounts after the factoring has occurred. The Company does not have any servicing assets or liabilities. The Company utilizes factoring arrangements as an integral part of its financing for working capital. During the year ended December 31, 2016, the aggregate gross amount factored under these facilities was $1,734,565 (2015 -$2,375,727). The cost of factoring such accounts receivable, is reflected in the accompanying consolidated combined statements of income (loss) and comprehensive income (loss) as finance expense. The cost of factoring such accounts receivable for the years ended December 31, 2016 and 2015 was $28,880 (2015 - $36,998). Any change in the availability of these factoring arrangements could have a material adverse effect on the Company’s financial condition.

During the year ended December 31, 2016, the Company had an allowance for doubtful accounts of $17,778 (2015 - $nil), and recorded bad debt expense of $46,900 (2015 - $nil).

5. Investment

The Company uses the equity method to account for its investments in which it has significant influence. The investment is stated at cost and adjusted for its proportionate share of its net income or loss and reduced by distributions received.

The Company held a 33.1126% membership interest in Contour Investors Miami, LLC (“CIM”), a Floridian limited liability corporation with a passive investment in Contour LLC, a manufacturer of action camera equipment.

During 2016, the membership interests of CIM were distributed to the members of Icon Networks LLC in lieu of payment of amounts due to those members (note 7) and the Company recognized a gain on settlement of $90,656 (2015 - $nil). As at December 31, 2016 and 2015, the investment consisted of the following:

December 31, 2014, balance	$463,070
Share of loss	(30,233)

December 31, 2015, balance	$432,837
Disposal of investment	(432,837)

December 31, 2016, balance	$—

The Company’s share of certain balance sheet and income statement line items of CIM are as follows:

	2016	2015
Assets
Cash	$—	$892
Loans to partners	—	83
Other investments	—	428,471

	$—	$429,446

Liabilities and Partner’s Capital
Current liabilities	$—	$4,033
Partner’s capital accounts	—	425,413

	$—	$429,446

Income Statement
	2016	2015
Net loss	$—	$91,303
Share of loss	$—	$30,233

The Company recognized no loss from CIM for the year ended December 31, 2016 (2015 - $30,233).

6. Equipment

Equipment as at December 31, 2016 and 2015 consist of the following:

	Equipment	Furniture and Fixtures	Leasehold Improvements	Total
Cost
Balance as at December 31, 2014	$12,713	$—	$—	$12,713
Additions	14,841	—	—	14,841

Balance as at December 31, 2015	$27,554	$—	$—	$27,554
Additions	28,184	34,936	125,249	188,369
Disposal	(7,755)	—	—	(7,755)

Balance as at December 31, 2016	$47,983	$34,936	$125,249	$208,168

	Equipment	Furniture and Fixtures	Leasehold Improvements	Total
Accumulated depreciation
Balance as at December 31, 2014	$2,315	$—	$—	$2,315
Depreciation	3,969	—	—	3,969

Balance as at December 31, 2015	$6,284	$—	$—	$6,284
Depreciation	8,055	306	1,756	10,117
Disposal	(2,052)	—	—	(2,052)

Balance as at December 31, 2016	$12,287	$306	$1,756	$14,349

Net Book Value
Balance as at December 31, 2016	$35,696	$34,630	$123,493	$193,819
Balance as at December 31, 2015	$21,270	$—	$—	$21,270

7. Due to/from related parties

Due from related parties

During 2016, the Company advanced funds to non-arm’s length parties, which were measured at the exchange amount. These amounts are due on demand and non-interest bearing. As at December 31, 2016, the Company had the following amounts owing from related parties:

	2016	2015
Stamax Corp.	164,050	—
OneClick International LLC	569,309	—

Balance as at December 31, 2016	$733,439	$—

Due to related parties

As at December 31, 2016, the Company had advances of $nil (2015 - $522,603) from members of Icon Networks LLC, including accrued interest. As at December 2015, $250,000 was non-interest bearing and due on demand. $250,000 was subject to 5% interest per annum. The $250,000 interest bearing loan was due on March 11, 2015, however, this loan was extended with no stipulated maturity date as agreed upon with the issuer of the note. During 2016, the ownership interests in CIM were distributed out of Icon Networks LLC to its members, as payment of principal and accrued interest of these advances (note 5). The Company recognized a gain on settlement of debt of $90,656 (2015 - $nil). During the year ended December 31, 2016, total interest expense of $890 (2015 - $12,500) was accrued.

8. Line of credit

In April 2016, the Company obtained a revolving credit facility of $500,000 to finance accounts receivable. The outstanding balances under the credit facility bear interest at the floating WSJ prime rate plus 1%, with a floor of 4.5%, payable monthly in arrears. A first priority security interest lien on all assets of Icon Networks LLC was pledged to the lender, an international financial institution. This liability is guaranteed personally by the CEO and the EVP, Sales and Marketing of the Company. There was also a provision in the loan agreement that prohibited any transaction that would have constituted a change in control of Icon Networks LLC. The Company obtained a waiver from the lender as part of completing its reverse acquisition (note 17). Further, the lender has agreed to waive priority to any payment of outstanding loans of the Company prior to the full repayment of the credit facility. As at December 31, 2016, the amount drawn on the credit facility was $500,000 (2015 - $nil).

9. Notes payable

The notes payable balance as at the end of the year consisted of the following:

		Accretion expense during the year		Carrying value as at December 31,
	Par value	2016	2015	2016	2015
Non-interest bearing note, due on demand	$500,000	$—	$—	$—	$500,000
10% interest note, due on demand	500,000	—	—	500,000	500,000
Class A promissory notes	747,500	2,633	—	735,888	—
Class B promissory notes	300,000	6,106	—	176,010	—
Class C promissory notes	1,000,000	10,497	—	545,082	—
Convertible notes payable	450,000	—	—	450,000	—

Balance as at December 31, 2016	$3,497,500	$19,236	$—	$2,406,980	$1,000,000

Classified as current liability		$—	$—	$1,861,898	$500,000
Classified as long-term liability		—	—	545,082	500,000

Balance as at December 31, 2016		$—	$—	$2,406,980	$1,000,000

During 2015, the Company issued non-interest bearing promissory notes of $500,000, with no fixed terms of repayment. In January 2016, the Company repaid the non-interest bearing note of $500,000.

During 2015, the Company issued promissory notes of $500,000, with interest payable on the first of each month at a rate of 10% per annum, and a maturity date of April 30, 2016. This loan was amended on May 1, 2016 to be due on demand. Total interest related to this loan was $64,167 for the year ended December 31, 2016 (2015 -$29,167).

Vendor take-back notes

During 2016, the Company issued Class A, B, and C promissory notes as part of a reverse acquisition (note 17). The Class A promissory notes are non-interest bearing, and are payable upon the closing of a financing of at least $3,000,000. The Class B promissory notes are non-interest bearing, and payable upon the closing of an initial public offering of the Company’s common stock (including any reverse merger or similar combination with a publicly traded company in conjunction with a financing transaction) (an “IPO”). The Class C promissory notes are non-interest bearing, and payable on the earlier of (i) the one year anniversary of the closing of an IPO and (ii) the closing of a post-IPO financing transaction in which the Company receives gross proceeds of at least $10,000,000. Fair values for promissory notes are calculated using the discounted cash flow method, which applies a probability of each note becoming payable at its expected maturity date, and discounts the face value of the note over its maturity. The results from these measurements are classified as Level 3 in the fair value hierarchy. The key Level 3 inputs used by management to determine the fair value are the discount rate, yield-to-maturity, expected maturity, and probability of triggering repayment at each expected maturity. The following assumptions were used:

	Discount rate	Yield-to-Maturity	Expected maturity (years)	Probability of triggering repayment	Classified as current liability	Classified as long-term liability
Class A promissory notes	8.00%	8.00%	0.25	100%	$735,888	$—
Class B promissory notes	8.00%	113.41%	0.75	60%	176,010	—
Class C promissory notes	8.00%	51.82%	1.5	60%	—	545,082

Convertible notes

On December 22, 2016, the Company issued $450,000 notes payable bearing interest of 8% per annum, maturing on the earlier of June 22, 2017 and the closing of a financing in which the Company receives gross proceeds of at least $2,000,000 (a “Qualified Financing”). These notes are convertible at the issuance price upon a Qualified Financing, at the holder’s option, into common shares of the Company.

10. Shareholder’s equity

	Common Stock		Series A Preferred stock
	Number of shares	Amount	Number of shares	Amount
		$		$
Balance, December 31, 2014 and 2015	1,300,000	130	4,408,410	441
Effect of the reverse acquisition (note 17) (i)	1,030,553	103	—	—

Balance, December 31, 2016	2,330,553	233	4,408,410	441

(i)	Prior to the reverse acquisition (note 17), the Company had 1,030,553 shares of common stock issued and outstanding, and was a shell company with no business operations. On December 15, 2016,

Cooltech Holding Corp issued 1,300,000 common shares and 4,408,410 Series A preferred stock as part of a reverse acquisition of Icon Networks. The Series A preferred stock are voting, non-cumulative, non-participating, and each share of Series A preferred stock is convertible to one share of common stock. As a result of this transaction, Icon Networks LLC became a fully-owned subsidiary of Cooltech Holding Corp. For accounting purposes, the transaction was treated as a reverse acquisition with Icon being the accounting acquirer. All references to common stock and preferred stock have been retroactively restated to reflect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

11. Related party transactions

During the years ended December 31, 2016 and 2015, the Company was engaged in non-arm’s length transactions, which were in the normal course of business and were measured at the exchange amount. Transactions included sales of products, purchases of inventory as well as general expenses, reimbursements and sales commissions incurred from related parties.

During the years ended December 31, 2016 and 2015, the Company engaged in transactions with the following related parties:

Nirvana Corp. - This entity is controlled by a family member of the CEO of the Company, and conducts business as a reseller of consumer electronic products.

Fibatir Trade SA and GBC Trading Corp. - Both companies are owned by a family of which certain members hold a 50% interest in Xpro Global LLC and 100% in DBA Trading Corp. These entities were related parties prior to December 15, 2016, the closing of the reverse acquisition (note 17).

Juan Pablo Montoya - Prior to closing the reverse acquisition on December 15, 2016, this individual was a 33% owner of Icon Networks LLC.

Carlos Felipe Rezk - Prior to closing the reverse acquisition on December 15, 2016, this individual was the CEO of Icon Networks LLC and Xpro Global LLC, and is currently the part of the Company’s management.

Stamax Corp. - This entity is controlled by certain members of management, and is a retailer of consumer electronic products.

OneClick International LLC - This entity is controlled by certain members of management, and is a retailer of consumer electronic products.

Caerus, LLC - This entity is controlled by an individual who was a 33% owner of Icon Networks LLC, prior to the reverse acquisition on December 15, 2016.

ICFR LLC - This entity is controlled by individual who is currently the part of the Company’s management.

Bliss Investments Group, LLC - This entity is controlled by individual who is currently the part of the Company’s management.

DBA Trading Corp. - This entity operated part of the Company’s business and was a related party until December 15, 2016, the closing date of the reverse acquisition (note 17).

There are no long-term arrangements with any of the related parties. Pricing and other material payment terms are determined on a case by case basis. The terms are not materially different than the terms being negotiated with unaffiliated third parties.

During the years ended December 31, 2016 and 2015, the Company sold products and services to related parties as follows:

	For the year ended December 31, 2016	For the year ended December 31, 2015
Product sales from ICON Networks LLC to the following:
Nirvana Corp.	$990,197	$506,303
Fibatir Trade SA	4,985,204	152,816
Juan Pablo Montoya	2,521	1,050
GBC Trading Corp.	216,442	218,512
Carlos Felipe Rezk	1,033	1,670
Stamax Corp.	1,697,268	—
OneClick International LLC	101,641	—
ICFR LLC	1,147	—

Product sales from DBA Trading Corp. to the following:
Nirvana Corp.	$112,542	$444,433
GBC Trading Corp.	—	48,778
Fibatir Trade SA	84,727	945,841

Product sales from Xpro Global LLC to the following:
Nirvana Corp.	$39,608	$76,228
GBC Trading Corp.	254,017	200,520
OneClick International LLC	34,916	—

Total related party product sales	$8,521,263	$2,596,151

	For the year ended December 31, 2016	For the year ended December 31, 2015
Service income from ICON Networks LLC to the following:
Stamax Corp.	$40,000	$—

Total related party service income	$40,000	$—

During the years ended December 31, 2016 and 2015, the Company incurred operating expenses (recovery) from related parties as follows:

	For the year ended December 31, 2016	For the year ended December 31, 2015
ICON Networks LLC incurred operating expenses from the following:
Nirvana Corp. - general expenses	$862	$490

ICON Networks LLC received reimbursement from:
Stamax Corp. - general expenses	(30,792)	—

DBA Trading Corp. incurred operating expenses from the following:
Nirvana Corp. - general expenses	$—	$7,754
GBC Trading Corp. - sales commissions	—	296
GBC Trading Corp. - general expenses	594	4,567

Total related party operating expenses (recovery)	$(29,336)	$13,107

During the years ended December 31, 2016 and 2015, the Company purchased inventory for resale from related parties as follows:

	For the year ended December 31, 2016	For the year ended December 31, 2015
ICON Networks LLC made purchases from the following:
Nirvana Corp.	$74,936	$110,414
GBC Trading Corp.	883,776	27,655
Fibatir Trade SA	—	29,581
Stamax Corp.	3,661,499	—
OneClick International LLC	1,488	—

DBA Trading Corp. made purchases from the following:
Nirvana Corp.	$—	$78,922
GBC Trading Corp.	—	2,215,447
Fibatir Trade SA	—	1,440,391

Xpro Global LLC made purchases from the following:
GBC Trading Corp.	$478,299	$1,280,440

Total related party product purchases	$5,099,998	$5,182,850

As at December 31, 2016, and 2015, the accounts receivables and accounts payables balances from the following related parties are as follows:

	Accounts Receivable as at		Accounts Payable as at
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
ICON Networks LLC
Nirvana Corp.	$2,001	$15,088	$—	$—
Fibatir Trade SA	4,066,757	—	—	—
Juan Pablo Montoya	—	1,050	—	—
GBC Trading Corp.	—	—	—	5,120
Stamax Corp.	476,497	—	1,183	—
OneClick International LLC	85,878	—	1,488	—
Bliss Investments Group LLC	—	—	15,523
Caerus LLC	—	—	15,359	—
ICFR LLC	—	—	15,300	—

DBA Trading Corp.
Nirvana Corp.	$—	$167,992	$—	$—
Fibatir Trade SA	—	—	—	492,004

XPro Global LLC
Nirvana Corp.	$—	$56,987	$—	$—
GBC Trading Corp.	—	—	143,066	377,775
OneClick International LLC	34,917	—	—	—

Total	$4,666,050	$241,117	$191,919	$874,899

12.	Non-monetary transactions

As part of its normal operations, the Company exchanges inventory products and services with other distributors. These non-monetary transactions are recognized as revenues and purchases and measured at the fair market value.

The following were the total amount of non-monetary transactions during the years ended December 31, 2016 and 2015.

	Year ended December 31, 2016	Year ended December 31, 2015
ICON Networks LLC	$194,329	$633,366
DBA Trading Corp.	84,727	838,577
Xpro Global LLC	254,017	11,000

Total non-monetary transactions	$533,073	$1,482,943

Of the total non-monetary transactions, $482,057 were between related parties during the year ended December 31, 2016 (December 31, 2015 - $648,528), of which $Nil (December 31, 2015 – $3,984) was related inventory contributed by owners. The remaining amount was related to the exchange of products and marketing services with related parties.

13.	Income taxes

The Company is subject to income tax in the United States of America, and certain state jurisdictions.

Prior to the reverse acquisition (note 17), Icon Networks LLC and Xpro Global LLC elected as S Corps and were considered flow through entities. They were treated as a partnership for federal income tax purposes and did not incur income taxes. Instead, their earnings and losses were included in the personal returns of the members and taxed depending on their personal tax situations. Thus, the consolidated combined financial statements did not reflect a provision for income taxes for the period prior to the reverse acquisition (note 17). Income taxes have not been recognized in profit and loss, as it is not probable that future taxable profits will be available against which the accumulated tax losses can be utilized.

	2016	2015
Loss before income taxes	$749,565	$352,922
Statutory rate	37.6%	0.0%
Expected income tax recovery at statutory tax rate	$(282,061)	$—
Effect on income taxes of:
Loss incurred during LLC (partnership) period	141,531	—
Non-deductible expenses	16,647	—
Increase in valuation allowance	123,883	—

Income tax recovery	$—	$—

The components of the Company’s deferred tax assets are as follows:

	2016	2015
Deferred Tax Assets
Non-capital loss carried forward	$15,925	$—
Accrued Compensation	108,382	—
Fixed Assets	(424)	—
Valuation allowance	(123,883)	—

Net deferred tax asset	$—	$—

The Company’s net operating loss carryforwards expire as follows:

	2016	2015
2036	42,319	—

14.	Commitments and contingencies

In the ordinary course of conducting its business, the Company may periodically be a defendant in various legal proceedings. Any estimated loss contingencies in excess of amounts covered by business liability insurance are included in accrued expenses. The Company determines the amount of the loss contingency based on the amount of exposure and an analysis of the likelihood that the Company will incur a loss. It is the best judgment of management that neither the financial position nor results of operations of the Company will be materially affected by the final outcome of these legal proceedings. During the years ended December 31, 2016 and 2015, the Company was not involved in legal proceedings and hence has not accrued any losses.

Effective October 2016, the Company has entered into a lease agreement for the Company’s head office in Miami, Florida. The base rent commitment for the remainder of the lease is as follows:

2017	$123,142
2018	$126,836
2019	$108,326

15.	Financial instruments and risk management

Risk management

In the normal course of its business, the Company is exposed to a number of financial risks that can affect its operating performance. These risks, and the actions taken to manage them, are as noted below.

Market risk

Market risk is the risk that the fair value of the future cash flows of a financial instrument will fluctuate because of changes in the market prices. The Company’s cash includes cash held in bank accounts that earn interest at variable interest rates. Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on estimated fair values.

Interest rate risk

The Company is subject to cash flow interest rate risk due to fluctuations in the prevailing levels of market interest rates. The Company’s objective of managing interest rate risk is to minimize the volatility of earnings. Exposure to interest rate risk exists through its revolving credit facility due to the variable nature of the interest rates contained in the terms therein. As at December 31, 2016, $500,000 (2015 - $nil) of the Company’s liabilities carried variable interest rates.

Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Company. The credit risk on cash is limited because the counterparties are banks with high credit ratings assigned by international credit rating agencies. Management will also, from time to time, factor certain accounts receivable to mitigate credit risk. The Company is also exposed to credit risk on amounts due from related parties. Management has not recognized a provision for this amount as the risk of loss is small.

The carrying amount of financial assets recorded in the consolidated combined financial statements, net of any allowance for losses, represents the Company’s maximum exposure to credit risk.

Concentration risk

The Company had significant sales and accounts receivable balances from specific customers during the years ended December 31, 2016 and 2015. 3 customers represent 96% of the Company’s trade receivables

(December 31 2015 - 3 customers - 81%). During the year ended December 31, 2016, these 3 customers accounted for 40% (December 31, 2015 - 3 customers - 24%) of the total sales. Of these 3 customers, 2 were related parties.

Liquidity risk

Liquidity risk is the risk that the Company may not be able to generate sufficient cash resources to settle its obligations as they fall due. The Company’s strategy is to satisfy its liquidity needs using cash on hand, cash flow generated from operating activities, and cash flow provided by financing activities. As of December 31, 2016, the Company had a working capital deficit of $2,203,257 (2015 - surplus of $109,619). Subsequent to the year, the Company commenced a private placement of common shares (note 18). As of the date of these financial statements, the Company has raised gross proceeds of $3,736,480.

16.	Capital risk management

The capital of the Company includes equity, which is comprised of issued share capital and retained earnings. The Company’s objective when managing its capital is to safeguard the ability to continue as a going concern in order to provide returns for its shareholders, and other stakeholders and to maintain a strong capital base to support the Company’s core activities.

17.	Reverse acquisition

On December 15, 2016, the Company completed a reverse acquisition whereby it purchased 100% of the membership interests (the “Membership Interests”) of Icon Networks LLC from the members of Icon pursuant to a share exchange agreement (the “SEA”). The Company issued 1,300,000 common shares and 4,408,410 Series A preferred stock and promissory notes with an aggregate face value of $2,047,500 (note 9). As a result of this transaction, Icon Networks LLC is now a fully-owned subsidiary of Cooltech Holding Corp.

As the former Icon members ended up owning the majority of the Company, Icon is deemed to be the accounting acquirer. As Cooltech Holding Corp. was the accounting acquiree the net liabilities acquired are reflected in the statement of equity.

A breakdown of the net liabilities acquired is as follows:

Cooltech Holding Corp.

Notes to the Consolidated Combined Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in US dollars)

Cash	$76
PP&E	162,025
Accounts payable and accrued liabilities	(575)
Loans payable	(202,432)
Class A promissory notes (note 9)	(733,255)
Class B promissory notes (note 9)	(169,904)
Class C promissory notes (note 9)	(534,584)

Net liabilities acquired	$(1,478,649)

Put and call options and subsequent amendment

At any time after nine months from the closing date, if the Company (i) has not closed on an IPO in which it has received gross proceeds of at least $10,000,000 and (ii) the vendors of Icon who were the founding members have not received $1,047,500, in aggregate (the “Put/Call Exercise Period”), the Members who received preferred shares (the “Preferred Members”) of the Company may exercise their right to return all preferred shares to the Company for cancellation and require the Company to return all Membership Interests to all Members. Those Members who received common shares of the Company may require the Company, to return the Membership Interests to the Members in consideration for the return of the Company’s shares of preferred and common stock issued as part of this transaction. On January 30, 2017, the Company and the Members mutually agreed to amend the SEA such that (i) the put and call features would terminate immediately upon the repayment of the Class A Notes in full, and (ii) upon exercise of either the put or call option, the Class A, B and C promissory notes issued pursuant to this transaction would be cancelled and Cooltech shall have no further obligation under those promissory notes.

18.	Subsequent events

Subsequent to the year, the Company issued 1,494,592 common shares for gross proceeds of $3,736,480. In conjunction with this equity financing, the Company incurred broker fees of $478,378 and issued 149,459 broker warrants, each exercisable into one common share at $2.50. The Company also incurred professional fees and other issuance costs of $304,854 related to the financing. In conjunction with the financing transaction, the Class A promissory notes (note 9) were amended such that they would be repayable upon the Company completing a financing where it received gross proceeds in excess of $2,000,000. The Class A promissory notes were fully repaid subsequent to year end.

COOLTECH HOLDING CORP.

CONDENSED CONSOLIDATED COMBINED INTERIM STATEMENTS OF FINANCIAL POSITION

(Expressed in US dollars)

	Note	As at June 30, 2017 (Unaudited)	As at December 31, 2016 (Audited)
		$	$
ASSETS
CURRENT
Cash		110,966	735,594
Accounts receivable	3	3,961,752	5,069,086
Other receivables		1,971	—
Inventory		632,698	327,266
Due from related parties	5	4,010,380	733,439

Total current assets		8,717,767	6,865,385
Equipment (net)	4	166,163	193,819

Total assets		8,883,930	7,059,204

LIABILITIES
CURRENT
Accounts payable and accrued liabilities		5,413,532	6,706,744
Notes payable	7	2,186,591	1,861,898
Interest payable		22,167	—
Line of credit	6	500,000	500,000

Total current liabilities		8,122,290	9,068,642
Notes payable	7	—	545,082

Total liabilities		8,122,290	9,613,724

SHAREHOLDERS’ DEFICIENCY
Common stock, par value $0.0001, 250,000,000 shares authorized, 4,605,775 issued and outstanding (December 31, 2016—2,330,553)	8	461	233
Series A preferred stock, par value of $0.0001, 50,000,000 shares authorized, 4,408,410 issued and outstanding	8	441	441
Additional paid-in capital		4,641,082	—
Accumulated deficit		(3,880,344)	(2,551,116)

Total shareholders’ equity (deficit)		761,640	(2,550,442)

Non-controlling interest in consolidated subsidiary		—	(4,078)

Total liabilities and shareholders’ equity (deficit)		8,883,930	7,059,204

The accompanying notes are an integral part of these unaudited condensed consolidated combined interim financial statements.

COOLTECH HOLDING CORP.

CONDENSED CONSOLIDATED COMBINED INTERIM STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2017 AND 2016 (UNAUDITED)

(Expressed in US dollars)

		For the Three Months Ended June 30, 2017	For the Three Months Ended June 30, 2016	For the Six Months Ended June 30, 2017	For the Six Months Ended June 30, 2016
		$	$	$	$
REVENUE
Sale of products		8,009,137	4,136,620	12,574,991	7,775,248
Sale of services		16,570	—	17,026	7,000
Discounts (given) received		(13,999)	13,871	(18,712)	23,384

NET REVENUE		8,011,708	4,150,491	12,573,305	7,805,632
Cost of goods sold		7,842,630	3,950,243	12,273,067	7,433,454
Cost of services		20,507	11,923	30,649	25,510

		7,863,137	3,962,166	12,303,716	7,458,964
GROSS PROFIT		148,571	188,325	269,589	346,668
OPERATING EXPENSES
Management compensation		273,000	—	528,000	120,000
General and administrative		319,088	34,408	417,418	77,986
Professional fees		62,867	11,065	201,835	24,315
Marketing		31,287	61,092	83,488	84,688
Sales commissions		29,728	73,460	93,139	143,932
Selling		25,598	35,495	48,491	62,026
Depreciation		16,087	593	30,655	1,032
Finance expense		51,358	46,202	185,639	86,376

TOTAL OPERATING EXPENSES		(809,013)	(262,315)	(1,588,665)	(600,356)
Other income (expense)	11	386,567	(35)	386,567	(35)
Fair value adjustment on promissory notes		—	—	(396,719)	—
Gain on settlement of debt		—	—	—	90,656

NET LOSS AND COMPREHENSIVE LOSS		(273,875)	(74,025)	(1,329,228)	(163,067)

Net loss per share
Basic and diluted		(0.12)	(0.06)	(0.45)	(0.13)
Weighted average shares outstanding		2,330,553	1,300,000	2,951,012	1,300,000

The accompanying notes are an integral part of these unaudited condensed consolidated combined interim financial statements.

COOLTECH HOLDING CORP.

CONDENSED CONSOLIDATED COMBINED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2017 AND 2016 (UNAUDITED)

(Expressed in US dollars)

	Common Stock		Series A Preferred stock
	Number of shares	Amount	Number of shares	Amount	Additional paid-in capital	Deficit	Total
		$		$	$	$	$
Balance, December 31, 2015	1,300,000	130	4,408,410	441	194,721	(131,566)	63,726
Distributions	—	—	—	—	—	(240,000)	(240,000)
Comprehensive loss for the period	—	—	—	—	—	(347,446)	(347,446)

Balance, June 30, 2016	1,300,000	130	4,408,410	441	194,721	(719,012)	(523,720)

Distributions	—	—	—	—	—	(145,959)	(145,959)
Effect of the reverse acquisition (note 12)	1,030,553	103	—	—	(1,478,747)	—	(1,478,644)
Reclassification of negative additional paid-in capital	—	—	—	—	1,284,026	(1,284,026)	—
Comprehensive loss for the period	—	—	—	—	—	(402,119)	(402,119)

Balance, December 31, 2016	2,330,553	233	4,408,410	441	—	(2,551,116)	(2,550,442)

Shares issed on private placement	2,275,222	228	—	—	4,641,082	—	4,641,310
Comprehensive loss for the period	—	—	—	—	—	(1,329,228)	(1,329,228)

Balance, June 30, 2017	4,605,775	461	4,408,410	441	4,641,082	(3,880,344)	761,640

The accompanying notes are an integral part of these unaudited condensed consolidated combined interim financial statements.

COOLTECH HOLDING CORP.

CONDENSED CONSOLIDATED COMBINED INTERIM STATEMENTS OF CASH FLOWS

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2017 AND 2016 (UNAUDITED)

(Expressed in US dollars)

	2017	2016
	$	$
OPERATING ACTIVITIES
Net loss	(1,329,228)	(163,067)
Items not affecting cash:
Depreciation	30,655	1,032
Accretion expense	130,393	—
Fair value adjustment on promissory notes	396,719	—
Interest on related party loans	—	890
Gain on settlement of loans payable	—	(90,656)
Gain on disposition on non-controlling interests	4,078	—

	(767,383)	(251,801)
Changes in non-cash working capital items:
Accounts receivable and other receivables	1,105,363	(325,193)
Inventory	(305,432)	126,676
Accounts payable and other payables	(1,271,045)	493,077

Cash flows from (used in) operating activities	(1,238,497)	42,759

FINANCING ACTIVITIES
Advances from (to) related parties	(3,276,942)	20,157
Advances from line of credit	—	500,000
Distributions to members, prior to reverse acquisition	—	(240,000)
Payment of notes payable	(747,500)	(500,000)
Issuance of common shares, net of offering costs	4,641,310	—

Cash flows from (used in) financing activities	616,868	(219,843)

INVESTING ACTIVITIES
Purchase of equipment	(2,999)	(5,005)

Cash flows used in investing activities	(2,999)	(5,005)

Change in cash during the period	(624,628)	(182,089)
Cash, beginning of period	735,594	564,516

Cash, end of period	110,966	382,427

The accompanying notes are an integral part of these unaudited condensed consolidated combined interim financial statements.

NOTE 1 – NATURE OF OPERATIONS

Cooltech Holding Corp. (“Cooltech” or the “Company” was incorporated in October 2016 under the laws of the State of Nevada. The Company is an acquirer and operator of business in the consumer electronics industry. References to the Company refer to the Company and its subsidiary Icon Networks LLC. The principal address of the Company´s business is 108-48 NW 25th Street, in Miami, Florida.

On December 15, 2016. Pursuant to a Share Exchange Agreement between Cooltech, as a standalone company and Icon Network LLC (“Icon”), Cooltech issued 1,300,000 common shares and 4,408,410 Series A preferred stock and promissory notes with an aggregate face value of $2,047,500 (the “Transaction”). The promissory notes are only repayable upon the closing of certain subsequent financing transactions (note 7). Each preferred share is convertible at the option of the holder, into one of the common stock of the Company. As a result of the Transaction, Icon Networks LLC is now fully-owned subsidiary of Cooltech Holding Corp.

For accounting purposes, the Transaction was treated as a reverse acquisition with icon being the accounting acquirer. Therefore, the Company’s historical financial statements reflect those of Icon. Prior to the reverse acquisition, Cooltech was a shell company with no business operations.

After closing the Transaction there were 2,330,553 shares of common stock outstanding, of which 1,300,000 were held by former members of Icon Networks LLC.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Unaudited condensed consolidated combined interim financial statements

These unaudited condensed consolidated combined interim financial statements have been prepared on the same basis as the annual audited financial statements and should be read in conjunction with those annual audited financial statements for the year ended December 31, 2016. In the opinion of management, these unaudited condensed consolidated interim financial statements reflect adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

(b) Use of estimates

The preparation of these condensed consolidated combined interim financial statements under US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as contingent assets and liabilities as of the dates of the condensed consolidated combined interim balance sheets and the reported amounts of revenue and expenses during the reporting period.

These estimates and assumptions include impairment of equity investments, valuation of preferred shares and promissory notes, and accruals contained within trade and other payables.

Actual results could differ from these estimates and assumptions.

(c) Business combinations

The Company accounts for business combinations in accordance with ASC 805, Business Combinations (“ASC 805”), ASC 805 requires that transaction costs, such as broker fees, transfer taxes, legal, accounting, valuation, and other professional and consulting fees, related to acquisitions be expensed as incurred. Upon acquisition of a business, the Company allocates the purchase price of the business based upon the fair value of the net assets acquired.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d) Inventory

Inventory is stated at the lower of cost or net realizable value. Costs are computed based on the weighted average cost method. Inventory is comprised or finished goods only. Finished goods include products purchased for resale, including costs related to freight and delivery, net of discounts. The reserve for inventory as at June 30, 2017 is $49,795 (December 31, 2016 - $36,463). The net realizable value is estimated using an inventory aging schedule.

Any write-down to net realizable value is recognized as an expense in the period in which the write-downs occurs.

(e) Loss per share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). The computation of basic net loss per share for the three and six-month periods ended June 30, 2017 and 2016 excludes potentially dilutive securities. The computations of net loss per share for each period presented is the same for both basic and fully diluted.

(f) Newly adopted and recently issued accounting pronouncements

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”. This ASU provides eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for the fiscal year commencing after December 15, 2017. The Company is still assessing the impact that the adoption of ASU 2016-15 will have on the consolidated statement of cash flows.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations: Clarifying the definition of a Business” which amends the current definition of a business. Under ASU 2017-01, to be considered a business, an acquisition would have to include an input and a substantive process that together significantly contributes to the ability to create outputs. ASU 2017-01 further states that when substantially all of the fair value of gross assets acquitted is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. The new guidance also narrows the definition of the term “outputs” to be consistent with how it is described in Topic 606, Revenue from Contracts with Customers. The changes to the definition of a business will likely result in more acquisitions being accounted for as asset acquisitions. ASU 2017-01 is effective for acquisitions commencing on or after June 30, 2019, with early adoption permitted. Adoption of this guidance will be applied prospectively on or after the effective date.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other” ASU 2017-04 simplifies the accounting for goodwill impairment by eliminating Step 2 of the current goodwill impairment test, which required a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which the reporting unit’s carrying value exceeds its fair value, limited to the carrying value of the goodwill. ASU 2017-04 is effective for financial statements issued for fiscal years, and interim periods beginning after December 15, 2019.

NOTE 3 – ACCOUNTS RECEIVABLE

During the six-month periods ended June 30, 2017 and 2016, the Company had factoring agreements with financial institutions to sell its accounts receivable under non-recourse terms. These transactions were treated as a sale and have been accounted for as a reduction in accounts receivable because the agreements transfer effective control over and risk related to the receivables to the buyers. Thus, cash proceeds from these arrangements are reflected as operating activities, including the change of accounts receivable in the consolidated combined statement of cash flows each year. The Company does not service any factored accounts after the factoring has occurred. The Company does not have any servicing assets or liabilities. The Company utilizes factoring arrangements as an integral part of its financing for working capital.

The cost of factoring such accounts receivable, is reflected in the accompanying condensed consolidated combined interim statements of income loss and comprehensive loss as a finance expense. The costs of factoring such accounts receivable for the three-month and six-month periods ended June 30, 2017 were $11,620 and $15,727 respectively (2016 – $18,072 and $24,315). Any change in the availability of these factoring arrangements could have a material adverse effect on the Company’s financial condition.

As at June 30, 2017, the Company had an allowance for doubtful accounts of $61,444 (December 31, 2016 – $17,778).

NOTE 4 – EQUIPMENT

Equipment consisted of the following as at June 30, 2017 and December 31, 2016:

	June 30, 2017			December 31, 2016
	Cost	Accumulated depreciation	Net	Net
Equipment	$42,740	$17,716	$25,024	$35,696
Furniture and fixtures	41,130	4,836	36,294	34,630
Leasehold improvement	131,084	28,413	102,671	123,493
System server	2,174	—	2,174	—

	$217,128	$50,965	$166,163	$193,819

NOTE 5 – DUE FROM RELATED PARITES

During the six-month period ended June 30, 2017, the Company advanced funds to non-arm’s length parties, which were measured at the exchange amount. These amounts are due on demand and non-interest bearing. As at June 30, 2017 and December 31, 2016, the Company had the following amounts owing from related parties:

	June 30, 2017	December 31, 2016
Stamax Corp.	$154,377	$164,050
OneClick International LLC	2,987,744	569,389
OneClick License LLC	24,609	—
OneClick International LLC Partners	843,650	—

Total	$4,010,380	$733,439

NOTE 6 – LINE OF CREDIT

In April 2016, the Company obtained a revolving credit facility of $500,000 to finance accounts receivable. The outstanding balances under the credit facility bear interest at the floating WSJ prime rate plus 1%, with a floor of 4.5%, payable monthly in arrears. A first priority security interest lien on all assets of Icon Networks LLC was pledged to the lender, an international financial institution. This liability is guaranteed personally by the CEO and the EVP, Sales and Marketing of the Company. There is also a provision in the loan agreement that prohibits any transaction that would constitute a change in control of Icon Networks LLC. The Company obtained a waiver from the lender as part of completing its reverse acquisition (note 13). Further, the lender has agreed to waive priority to any payment of outstanding loans of the Company prior to the full repayment of the credit facility. As at June 30, 2017, the amount drawn on the credit facility was $500,000 (December 31, 2016 – $500,000)

NOTE 7 – NOTES PAYABLE

Notes payable consisted of the following as at June 30, 2017 and December 31, 2016:

	Par value as of		Carrying value as of
	June 30, 2017	December 31, 2016	June 30, 2017	December 31, 2016
10% interest note, due on demand	$500,000	$500,000	$500,000	$500,000
Class A promissory notes	—	747,500	—	735,888
Class B promissory notes	300,000	300,000	298,234	176,010
Class C promissory notes	1,000,000	1,000,000	938,357	545,082
Convertible notes payable	450,000	450,000	450,000	450,000

Balance as of June 30, 2017	$2,250,000	$2,997,500	$2,186,591	$2,406,980

Classified as current liability			$2,186,591	$1,861,898
Classified as long-term liability			—	545,082

Balance as of June 30, 2017			$2,186,591	$2,406,980

	Accretion expense during
	Three-month period ended June 30, 2017	Three-month period ended June 30, 2016	Six-month period ended June 30, 2017	Six-month period ended June 30, 2016
Class A promissory notes	$—	$—	$11,612	$—
Class B promissory notes	5,668	—	41,843	—
Class C promissory notes	17,833	—	76,938	—

	$23,501	$—	$130,393	$—

10% interest note, due on demand

During 2015, the Company issued promissory notes of $500,000, with interest payable on the first of each month at a rate of 10% per annum, and a maturity date of April 30, 2016. This loan was amended on May 1, 2016 to be due on demand. For the three and six-month periods ended June 30, 2017, the Company incurred total interest related to this loan in the amounts of $12,500 and $25,000 respectively (2016 – $12,500 and $25,000).

Vendor take-back notes

During 2016, the Company issued Class A, B, and C promissory notes as part of a reverse acquisition (note 13). The Class A promissory notes were paid on April 2017. The Class B promissory notes are non-interest bearing, and payable upon the closing of an initial public offering of the Company’s common stock or any reverse merger or similar combination with a publicly traded company in conjunction with a financing transaction (collectively referred to as an “IPO”). The Class C promissory notes are non-interest bearing, and payable on the earlier of (i) the one year anniversary of the closing of an IPO and (ii) the closing of a post-IPO financing transaction in which the Company receives gross proceeds of at least $10,000,000.

Fair values for promissory notes are calculated using the discounted cash flow method, which applies a probability of each note becoming payable at its expected maturity date, and discounts the face value of the note over its maturity. The results from these measurements are classified as Level 3 in the fair value hierarchy. The key Level 3 inputs used by management to determine the fair value are the discount rate, yield-to-maturity, expected maturity, and probability of triggering repayment at each expected maturity. The following assumptions were used for valuation of Class B and Class C promissory notes as at June 30, 2017:

	Discount rate	Yield-to- maturity	Expected maturity (years)	Probability of triggering repayment	Classified as current liability	Classified as long-term liability
Class B promissory notes	8.00%	8.00%	0.08	100%	298,234	—
Class C promissory notes	8.00%	8.00%	0.83	100%	938,357	—

For the three and six-month periods ended June 30, 2017, the Company recognized a loss on the fair value adjustment of the promissory notes in the amount of $Nil and $396,719 respectively (2016 – $Nil and $Nil).

Convertible notes

On December 22, 2016, the Company issued $450,000 of notes payable bearing interest at 8% per annum, maturing on the earlier of June 22, 2017 and the closing of a financing in which the Company receives gross proceeds of at least $2,000,000 (a “Qualified Financing”). These notes are convertible at the issuance price upon a Qualified Financing, at the holder’s option, into common shares of the Company.

The Company is in the process of negotiating an extension on the convertible notes. As of June 30, 2017, the Company is in default with respect to the repayment of the convertible notes.

NOTE 8 – SHARE CAPITAL AND OTHER EQUITY INSTRUMENTS

Private Placement

During the six-month period ended June 30, 2017, the Company completed a private placement of 2,275,222 shares of its common stock at a price of $2.50 per share for gross proceeds of $5,688,055 and net proceeds of $4,641,310. The Company also issued broker warrants to purchase 227,522 shares of common stock at a price of $2.50 per share, which expire three years from the date of issuance.

Warrants

The broker warrants mentioned above were granted during the six-month period but remained unissued as of June 30, 2017.

NOTE 9 – RELATED PARTY TRANSACTIONS

During the six-month period ended June 30, 2017, the Company was engaged in non-arm’s length transactions, which were in the normal course of business and were measured at the exchange amount. Transactions included sales of products, purchases of inventory as well as general expenses, reimbursements and sales commissions incurred from related parties.

During the six-month period ended June 30, 2017, the Company engaged in transactions with the following related parties:

Nirvana Corp. – This entity is controlled by a family member of the CEO of the Company, and conducts business as a reseller of consumer electronic products.

Fibatir Trade SA and GBC Trading Corp. – Both companies are owned by a family of which certain members hold a 50% interest in Xpro Global LLC and 100% of DBA Trading Corp. These entities were related parties prior to December 15, 2016, the closing of the reverse acquisition (note 13).

Juan Pablo Montoya – Prior to closing the reverse acquisition on December 15, 2016, this individual was a 33% owner of Icon Networks LLC.

Carlos Felipe Rezk – Prior to closing the reverse acquisition on December 15, 2016, this individual was the CEO of Icon Networks LLC and Xpro Global LLC, and is currently the part of the Company’s management.

Stamax Corp. – This entity is controlled by certain members of management, and is a retailer of consumer electronic products.

OneClick International LLC – This entity is controlled by certain members of management, and is a retailer of consumer electronic products.

OneClick License LLC – This entity is controlled by certain members of management, and is a retailer of consumer electronic products.

OneClick International LLC Partners – This is entity is owned by common management and owners of the Company.

OneClick Accessories LLC – This entity is controlled by a family member of the CEO of the Company, and conducts business as a reseller of accessories with the OneClick brand.

Caerus, LLC – This entity is controlled by an individual who was a 33% owner of Icon Networks LLC, prior to the reverse acquisition on December 15, 2016 (note 13).

ICFR LLC – This entity is controlled by individual who is currently the part of the Company’s management.

Bliss Investments Group, LLC – This entity is controlled by individual who is currently the part of the Company’s management.

DBA Trading Corp. – This entity operated part of the Company’s business and was a related party until December 15, 2016, the closing date of the reverse acquisition (note 13).

There are no long-term arrangements with any of the related parties. Pricing and other material payment terms are determined on a case by case basis. The terms are not materially different than the terms being negotiated with unaffiliated third parties. During the three and six-month periods ended June 30, 2017 and 2016, the Company sold products and services to related parties as follows:

	For the three- month period ended June 30, 2017	For the three- month period ended June 30, 2016	For the six- month period ended June 30, 2017	For the six- month period ended June 30, 2016
Product sales to the following:
Fibatir Trade SA	$ N/A	$—	$ N/A	$84,726
Nirvana Corp.	205,060	428,636	421,005	704,976
GBC Trading Corp.	N/A	165,091	N/A	401,157
OneClick Accessories	—	—	17,657	—
OneClick International, LLC	200	—	200	—
OneClick License, LLC	565,896	—	1,460,253	—
Stamax Corp	—	405,498	—	637,084
Toolkit SRL	365,717	—	744,529	4,859
Verablue Carribbean Group SRL	191,668	—	191,668	—
Juan Pablo Montoya	1,038	2,521	1,038	2,521
Carlos Felipe Rezk	255	737	658	783
ICFR LLC	—	—	3,912	—
Mauricio Diaz	—	—	300	—

Total related party product sales	$1,329,834	$1,002,483	$2,841,220	$1,836,106

	For the three- month period ended June 30, 2017	For the three- month period ended June 30, 2016	For the six- month period ended June 30, 2017	For the six- month period ended June 30, 2016
Service revenue
OneClick International, LLC	$15,854	$—	$15,854	$—
OneClick License, LLC	512	—	512	—

Total related party service income	$16,366	$—	$16,366	$—

Note: Subsequent to the reverse acquisition (note 13), the entities with entries marked as “N/A” became arm’s length parties.

During the three and six-month periods ended June 30, 2017 and 2016, the Company recovered expenses from related parties as follows:

	For the three- month period ended June 30, 2017	For the three- month period ended June 30, 2016	For the six- month period ended June 30, 2017	For the six- month period ended June 30, 2016
Expenses reimbursement from the following:
Stamax Corp. - expense recovery	$—	$—	$9,672	$—

Total related party service income	$—	$—	$9,672	$—

During the three and six-month periods ended June 30, 2017 and 2016, the Company purchased inventory for resale from related parties as follows:

	For the three- month period ended June 30, 2017	For the three- month period ended June 30, 2016	For the six- month period ended June 30, 2017	For the six- month period ended June 30, 2016
Purchases from the following:
Nirvana Corp.	$1,440	$—	$5,760	$27,000
OneClick Accessories	37,425	—	37,425	—
OneClick International LLC	613,290	—	613,290	—
OneClick License LLC	87,649	—	743,453	—
GBC Trading Corp.	N/A	59,278	N/A	392,458
Stamax Corp.	—	1,456,494	9,020	1,456,494

Total related party product purchases	$739,804	$1,515,772	$1,408,948	$1,875,952

Note: Subsequent to the reverse acquisition (note 13), the entities with entries marked as “N/A” became arm’s length parties.

As at June 30, 2017 and December 31, 2016, the Company had the following balances with related parties:

	Accounts Receivable as at		Accounts Payable as at
	June 30, 2017	December 31, 2016	June 30, 2017	December 31, 2016
Nirvana Corp.	$54,672	$2,001	$—	$—
Fibatir Trade SA	N/A	4,066,757	—	—
Juan Pablo Montoya	1,038	—	—	—
Carlos Felipe Rezk	255	—	—	—
GBC Trading Cop.	—	—	N/A	143,066
Stamax Corp.	371,373	476,497	—	1,183
OneClick International LLC	16,054	120,795	62,817	1,488
OneClick License LLC	125,466	—	63,845	—
Toolkit SRL	122,273	—	—	—
Bliss Investments Group LLC	—	—	—	15,523
Caerus LLC	—	—	—	15,359
ICFR LLC	—	—	—	15,300
Verablue Carribbean Group SRL	173,377	—	—	—

Total	$864,508	$4,666,050	$126,662	$191,919

Note: Subsequent to the reverse acquisition (note 13), the entities with entries marked as “N/A” became arm’s length parties.

NOTE 10 – NON-MONETARY TRANSACTIONS

As part of its normal operations, the Company exchanges inventory products and services with other distributors. These non-monetary transactions are recognized as revenue and purchases and measured at their fair market value.

The following were the total amount of non-monetary transactions during the six-month period ended June 30, 2016:

	For the three-month period ended June 30, 2016	For the six-month period ended June 30, 2016
ICON Networks LLC	$110,743	$115,863
DBA Trading Corp.	—	81,874

Total non-monetary transactions	$110,743	$197,737

For the three and six-month periods ended June 30, 2017, the Company did not have any non-monetary transactions.

NOTE 11 – OTHER INCOME

The Company received a release of payable letter from iON America LLC to release the Company’s payable balance in the amount of $386,567 corresponding to a price protection agreement for $321,567 along with $65,000 for marketing services. This amount is included in other income.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

In the ordinary course of conducting its business, the Company may periodically be a defendant in various legal proceedings. Any estimated loss contingencies in excess of amounts covered by business liability insurance are included in accrued expenses. The Company determines the amount of the loss contingency based on the amount of exposure and an analysis of the likelihood that the Company will incur a loss. It is the best judgment of management that neither the financial position nor results of operations of the Company will be materially affected by the final outcome of any legal proceedings. During the six-month period ended June 30, 2017, the Company was not involved in legal proceedings and hence has not accrued any losses.

Effective October 2016, the Company entered into a lease agreement for its head office in Miami, Florida. The base rent commitment for the remainder of the lease is as follows:

2017	$92,357
2018	$126,836
2019	$108,326

NOTE 13 – REVERSE ACQUISITION

On December 15, 2016, the Company completed a reverse acquisition whereby it purchased 100% of the membership interests (the “Membership Interests”) of Icon Networks LLC from the members of Icon pursuant to a share exchange agreement (the “SEA”). The Company issued 1,300,000 common shares and 4,408,410 Series A preferred stock and promissory notes with an aggregate face value of $2,047,500 (note 7). As a result of this transaction, Icon Networks LLC is now a fully-owned subsidiary of Cooltech Holding Corp.

As the former Icon members ended up owning the majority of the Company, Icon is deemed to be the accounting acquirer. As Cooltech Holding Corp. was the accounting acquiree, the net liabilities acquired are reflected in the statement of equity.

A breakdown of the net liabilities acquired is as follows:

Cash	$76
Equipment	162,025
Accounts payable and accrued liabilities	(575)
Loans payable	(202,432)
Class A promissory notes	(733,255)
Class B promissory notes	(169,904)
Class C promissory notes	(534,584)

Net liabilities assumed	$(1,478,649)

Put and call options and subsequent amendment

At any time after nine months from the closing date, if the Company (i) has not closed on an IPO in which it has received gross proceeds of at least $10,000,000 and (ii) the vendors of Icon who were the founding members have not received $1,047,500, in aggregate (the “Put/Call Exercise Period”), the Members who received preferred shares (the “Preferred Members”) of the Company may exercise their right to return all preferred shares to the Company for cancellation and require the Company to return all Membership Interests to all Members. Those Members who received common shares of the Company may require the Company, to return the Membership Interests to the Members in consideration for the return of the Company’s shares of preferred and common stock issued as part of this transaction. On January 30, 2017, the Company and the Members mutually agreed to amend the SEA such that (i) the put and call features would terminate immediately upon the repayment of the Class A Notes in full, and (ii) upon exercise of either the put or call option, the Class A, B and C promissory notes issued pursuant to this transaction would be cancelled and Cooltech shall have no further obligation under those promissory notes.

NOTE 14 – SUBSEQUENT EVENTS

InfoSonics Corporation (IFON) and Cooltech Holding Corp. announced on July 26, 2017 that the Companies have entered into a definitive merger agreement under which InfoSonics will acquire Cooltech. Upon closing of the merger transaction, Cooltech will become a wholly-owned subsidiary of InfoSonics in exchange of 62.5 million shares of InfoSonics common stock. The merger has been unanimously approved by the Special Committee of InfoSonics’ Board of Directors, and is subject to approval by the Company’s stockholders and a number of customary closing conditions. The merger transaction is expected to close in the fourth quarter of fiscal 2017.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

July 25, 2017

among

COOLTECH HOLDING CORP.,

INFOSONICS CORPORATION

and

INFOSONICS ACQUISITION SUB, INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 25, 2017 among Cooltech Holding Corp., a Nevada corporation (the “Company”), Infosonics Corporation, a Maryland corporation (“Parent”), and Infosonics Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Parent, Merger Subsidiary, and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, the transactions contemplated hereby (the “Transactions”), including the merger of Merger Subsidiary with and into the Company (the “Merger”), and the transactions contemplated by the other Transaction Documents (the “Other Transactions”), are permitted under Nevada Law, applicable federal and state securities laws, and any other Law;

WHEREAS, Parent is a public company that has securities registered with the SEC and is subject to periodic reporting and other requirements set out in the 1934 Act and any additional reporting or other requirements imposed by the American or international public securities exchanges (if any) on which Parent’s securities are listed;

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have approved and deemed it advisable that the respective shareholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent as the sole shareholder of Merger Subsidiary, has adopted this Agreement pursuant to a written consent conditioned upon the execution of this Agreement by Merger Subsidiary (the “Merger Subsidiary Consent”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Company is entering into a Voting Agreement with Joseph Ram, the holder of approximately 31% of the issued and outstanding voting capital stock of Parent, a copy of which is attached as Exhibit A hereto (the “Voting Agreement”);

WHEREAS, on the date hereof, Parent will enter into those certain Stock Purchase Agreements (the “Stock Purchase Agreements”), and as a condition hereto, with investors for sale by Parent (the “Financing Transactions”) of: (A) 2,500,000 shares of its Common Stock at a purchase price of $0.40 per share in a transaction registered pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-204469) and Warrants to purchase 2,500,000 shares of Common Stock as set forth in the purchase agreements therefore (the “Initial Tranche”); and (B) 4,375,000 shares of its unregistered Common Stock at a purchase price of $0.40 per share and Warrants to purchase 4,375,000 shares of Common Stock, to be issued at Closing as set forth in the purchase agreements therefor with the proceeds to be held in escrow (the “Second Tranche”) for release upon Closing (the “Second Tranche”, and together with the Initial Tranche, the “Stock Purchase”; the Initial Tranche Warrants and Second Tranche Warrants, collectively, the “Coverage Warrants”);

WHEREAS, the parties hereto desire for U.S. federal income tax purposes that the Merger and Financing Transactions are intended to qualify as a tax-free reorganization described in Section 368(a)(1)(A), by reason of Section 368(a)(2)(E), of the Code, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, acquisition of assets, acquisition of equity or other business combination involving Parent or any proposal or offer, in each case that would result in the acquisition in any manner of more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the fair market value of the business, assets or deposits of, Parent, other than the transactions contemplated by this Agreement.

“Adverse Recommendation Change” has the meaning set forth in Section 7.03(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, including, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors, and any of their respective spouses or domestic partners.

“Agreement” has the meaning set forth in the preamble.

“Amendment to the Articles” means an amendment to the Parent’s articles of incorporation that increases the number of shares of Parent Stock authorized for issuance in an amount sufficient to consummate the Merger and the Other Transactions.

“Applicable Law” means, with respect to any Person, any federal, state or local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, judicial decision, governmental restriction or other similar requirement or restriction enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets or properties, in each case, as amended, codified or reenacted, in whole or in part, unless expressly specified otherwise.

“Articles of Merger” has the meaning set forth in Section 2.01(c).

“Benefits Continuation Period” has the meaning set forth in Section 7.06(a).

“Binding Financing Obligations” has the meaning set forth in Section 6.06.

“Board Re-Composition” has the meaning set forth in Section 7.07.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capitalization Reference Date” has the meaning set forth in Section 4.05(a).

“Certificates” has the meaning set forth in Section 2.04(a).

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of Parent.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated balance sheets of the Company as of the Company Balance Sheet Date and the footnotes thereto.

“Company Balance Sheet Date” means December 31, 2017.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee Plan” means any material employee benefit plan, program or arrangement (including any material “employee benefit plan” as defined in Section 3(3) of ERISA) sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, or director of the Company or any of its Subsidiaries; provided, however, that the term “Company Benefit Plan” will not include any employee benefit plan, program or arrangement that is mandated or maintained by a Governmental Authority.

“Company International Plan” has the meaning set forth in Section 4.18(i).

“Company Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the condition (financial or otherwise), business, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement, excluding, with respect to clause (i), any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes of Applicable Law or GAAP) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters involving the United States of America or any other country or region not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Company Material Adverse Effect), (F) any action taken (or omitted to be taken) by the Company at the written request or with the written consent of Parent or (G) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement.

“Company Related Party” means any of the present and former directors, managers, officers, members, equityholders or partners of the Company or any of its Subsidiaries.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company Securities” has the meaning set forth in Section 4.05(b).

“Company Shareholder” means a holder of shares of capital stock of the Company.

“Company Stock” means the common stock, $0.0001 par value per share and Series A Convertible Preferred Stock, $0.0001 par value per share, of the Company.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Continuing Employee” has the meaning set forth in Section 7.06(a).

“Coverage Warrant” has the meaning set forth in the recitals.

“D&O Insurance” has the meaning set forth in Section 7.04(c).

“Effective Time” has the meaning set forth in Section 2.01(c).

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, any employment, severance or similar contract, plan, arrangement or policy (other than offer letters, employment agreements and similar contracts that do not provide for severance and that are terminable at will) and any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits.

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to pollution or the protection of human health and safety or the environment, including those related to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling (including product take back or end-of-life requirements), transport or handling of hazardous or toxic substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, is treated as a single employer under Section 414 of the Code.

“Exchange Agent” has the meaning set forth in Section 2.04(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.04(a).

“Financing Documents” means the Stock Purchase Agreement and the Warrant Agreement.

“Financing Transactions” has the meaning set forth in the recitals.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any toxic or hazardous substance or material, pollutant, contaminant, waste or chemical defined in or regulated under any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, mold and electronic waste, or any radioactive, ignitable, corrosive or reactive substance or material having any constituent elements displaying any of the foregoing characteristics.

“Indemnified Person” has the meaning in Section 7.04(a).

“Initial Tranche” has the meaning set forth in the recitals.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction and all improvements to the inventions disclosed in each such patent or patent application, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“Intervening Event” means any material event, circumstance, change, effect, development or condition related to the Company occurring or arising after the date of this Agreement that was not known to, nor reasonably foreseeable by, the Special Committee (or the material consequences were not known or reasonably foreseeable), as of or prior to the date of execution of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, this Agreement; provided, however, that the occurrence of a material event, circumstance, change, effect, development or condition related to the Company shall not constitute an Intervening Event if such event, circumstance, change, effect, development or condition: (i) generally affects the economy, the financial or securities markets, or political, legislative or regulatory conditions in the United States; (ii) relates to the receipt, existence or terms of an Acquisition Proposal, (iii) relates to any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Authority, or market administrator or (iv) affects the industry generally in which the Company operates.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Knowledge” means (i) with respect to the Company, the knowledge of all officers and directors of the Company after reasonable inquiry of the Company’s and its Subsidiaries’ upper level management, (ii) with respect to any other Person that is not an individual, the knowledge of such Person’s officers after reasonable inquiry and (iii) with respect to any individual, the actual knowledge of such Person.

“Lease” has the meaning set forth in Section 4.14(b).

“Letter of Transmittal” has the meaning set forth in Section 2.04(a).

“Lien” means, all with respect to any property or asset, any , mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of a property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lost Certificate Affidavit” has the meaning set forth in Section 2.08.

“Material Contract” has the meaning set forth in Section 4.21(b).

“Maryland Corporate Counsel” means a regionally-recognized law firm selected by the Special Committee that has an office located in the State of Maryland and is experienced in Maryland corporate matters, including the legal duties of directors of a Maryland corporation, to serve as special counsel to the Special Committee with respect to an Intervening Event and matters arising therefrom; provided, however, that, the law firm serving as special counsel to the Special Committee as of the date of execution of this Agreement shall be disqualified from serving as Maryland Corporate Counsel with respect to an Intervening Event and matters arising therefrom.

“Merger Consideration” has the meaning set forth in Section 2.03(a).

“Merger Subsidiary” has the meaning set forth in the preamble.

“Merger Subsidiary Consent” has the meaning set forth in the recitals.

“MGCL” means the Maryland General Corporation Law.

“Multiemployer Plan” has the meaning set forth in Section 4.18(c).

“Net Cash” has the meaning set forth in Section 9.01(f).

“Nevada Law” means the Nevada Revised Statutes.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Other Transactions” has the meaning set forth in the recitals.

“Parent” has the meaning set forth in the preamble.

“Parent Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) or agreement in principle with respect to any Acquisition Proposal.

“Parent Balance Sheet” means the consolidated balance sheets of Parent as of the Parent Balance Sheet Date and the footnotes therein set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended on the Parent Balance Sheet Date.

“Parent Balance Sheet Date” means March 31, 2017.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Employee Plan” means any material Employee Plan that is maintained, administered or contributed to by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates and covers any employee or former employee of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any material liability.

“Parent 401(k) Plan” has the meaning set forth in Section 6.03(a).

“Parent International Plan” has the meaning set forth in Section 5.13(h).

“Parent Material Adverse Effect” means, with respect to Parent, a material adverse effect on (i) the condition (financial or otherwise), business, liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement, excluding, with respect to clause (i), any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region not having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (B) changes (including changes of Applicable Law or GAAP) or conditions generally affecting the industry in which Parent and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters involving the United States of America or any other country or region not having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (E) any failure by Parent and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Parent Material Adverse Effect), (F) any action taken (or omitted to be taken) by Parent at the written request or with the written consent of the Company or (G) any action taken by Parent or any of its Subsidiaries that is expressly required by this Agreement.

“Parent SEC Documents” means each of the periodic and current reports filed with or furnished to the SEC by Parent under the 1934 Act and all related exhibits.

“Parent Shareholder” means a holder of Parent Stock.

“Parent Shareholder Approval” has the meaning set forth in Section 5.02(a).

“Parent Shareholder Meeting” has the meaning set forth in Section 7.03(a).

“Parent Stock” means the common stock, $0.001 par value per share and Series A Convertible Preferred Stock, $0.001 par value per share, of Parent.

“Parent Stock Closing Price” means the volume-weighted average price of a share (calculated to the nearest one-hundredth of one cent) of Parent Stock on the NASDAQ Capital Market for the consecutive period of ten (10) trading days beginning on the thirteenth (13th) trading day immediately preceding the Closing Date and concluding at the close of trading on the third (3rd) trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Parent Termination Fee” has the meaning set forth in Section 10.03.

“Party” or “Parties” has the meaning set forth in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 4.12.

“Permitted Lien” means (i) any Lien for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company Disclosure Schedule or

Company Balance Sheet or the Parent SEC Documents, as applicable, (iii) Liens imposed or promulgated by Applicable Laws with respect to real property and improvements, including zoning regulations, that were not incurred in connection with any indebtedness and do not render title to the property encumbered thereby unmarketable, (iv) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet due as to which there is no default on the part of the Company or any of its Subsidiaries or Parent, as applicable, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (v) in the case of leased real property, any Lien to which the fee or any other interest in the leased premises is subject that would not, individually or in the aggregate, adversely affect the ability of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, to conduct their business in the ordinary course consistent with past practices and (vi) other Liens that would not have a negative effect on the business or assets of the Company and its subsidiaries or Parent, as applicable, or interfere wirth any present or intended (assuming the transactions contemplated by this Agreement were not consummated) use of such assets by the Company and its Subsidiaries or Parent, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any audit, litigation (in Law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, demand, hearing, inquiry, investigation or like matter before or by any Governmental Authority, whether administrative, judicial or arbitration in nature.

“Proxy Statement” has the meaning set forth in Section 5.07.

“Representatives” means with respect to the Company, Parent or any Person, each of their respective officers, directors, employees, agents, financial advisors, investment bankers, attorneys and accountants.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SAS 100 Reviews” has the meaning set forth in Section 6.04(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Tranche” has the meaning set forth in the recitals.

“Special Committee” means, with respect to the Parent, the special committee of the Parent’s Board of Directors established on April 19, 2017, as constituted from time to time, or, if any action required or permitted hereunder cannot be delegated by the Parent’s Board of Directors to such special committee pursuant to the MGCL, then such term means the Parent’s Board of Directors, as constituted from time to time.

“Special Committee Recommendation” has the meaning set forth in Section 7.03(a).

“Stock Purchase” has the meaning set forth in the recitals.

“Stock Purchase Agreements” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Acquisition Proposal” means a bona fide Acquisition Proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the assets (on a consolidated basis) or more than fifty percent (50%) of the total voting power of the equity securities of Parent that the board of directors of Parent or any committee thereof has determined in its good faith judgment (after taking into account any revisions to the terms of the transaction contemplated by Section 7.03(c) of this Agreement) would, if consummated, result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Merger.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other tax or other like assessment or charge of any kind whatsoever in the nature of taxes, including withholding on amounts paid to or by any Person any interest, penalty, addition to tax or additional amount with respect thereto, and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than customary agreements, including financing agreements and leases, entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Transaction Documents” means this Agreement, the Exchange Agent Agreement, the Voting Agreement, the Letters of Transmittal, the Registration Statement, the Proxy Statement, the Stock Purchase Agreements, the Amendment to the Articles, the Warrant Agreements, and all other agreements, certificates, instruments and documents to be executed or delivered by one or more of the Parties in connection with the Transactions.

“Transaction Expenses” means, without duplication, all of Parent’s, Merger Subsidiary’s, Company’s and each of the Company’s Subsidiaries’ expenses, fees and charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and any offering or marketing materials and the consummation of the Closing or any of the Other Transactions, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by Parent, Merger Subsidiary, the Company or any of the Company’s Subsidiaries that have not been paid in full as of immediately prior to the Closing.

“Uncertificated Shares” has the meaning set forth in Section 2.04(a).

“Voting Agreement” has the meaning set forth in the recitals.

“Warrants” means the 2,500,000 warrants of Parent to purchase shares of Common Stock dated as of the date hereof and issued in connection with the transactions contemplated by this Agreement.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to “$” and “dollars” are to the currency of the United States. References to “shall” or “will” will have the same meaning and be interpreted as a required act.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Nevada Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation and as a wholly owned subsidiary of Parent and disregarded for federal and state tax purposes (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Perkins Coie LLP, 1888 Century Park East, Suite 1700, Los Angeles, California 90067-1721, as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

(c) On the Closing Date, the Company and Merger Subsidiary shall file articles of merger (the “Articles of Merger”) with the Nevada Secretary of State and make all other filings or recordings required by Nevada Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Articles of Merger are duly filed with the Nevada Secretary of State (or at such later time as may be specified in the Articles of Merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Nevada Law.

Section 2.02. Closing Deliveries. At the Closing, the Parties will deliver the documents and instruments that are set forth in this Section 2.02.

(a) Subject to the delivery of the items set forth in Section 2.02(b), at the Closing, Parent or Merger Subsidiary, as applicable, will deliver to Company (or such other Person as indicated below) all of the following:

(i) a counterpart of the Articles of Merger, executed by Merger Subsidiary;

(ii) the written resignations, effective as of the Closing Date, of the directors of Parent pursuant to Section 7.07;

(iii) certificates of good standing of Parent and Merger Subsidiary, issued not earlier than five (5) Business Days prior to the Closing Date by the State Department of Assessments and Taxation of the State of Maryland and the Secretary of State of Nevada, respectively;

(iv) a certificate of the secretary of Parent certifying as complete and accurate a copy of (A) the resolutions of the Special Committee authorizing the execution, delivery, and performance of this Agreement and any other Transaction Documents delivered by Parent hereunder and (B) the Parent Shareholder Approval;

(vi) a certificate of the secretary of Merger Subsidiary certifying as complete and accurate a copy of the Merger Subsidiary Consent;

(vii) a closing certificate executed by Parent and Merger Subsidiary to the effect that the conditions set forth in Sections 9.01 and 9.03 have been satisfied, and that all documents to be executed and delivered by Parent and Merger Subsidiary at the Closing, respectively, have been executed by duly authorized officers of Parent and Merger Subsidiary, respectively;

(viii) copies of the other Transaction Documents to which Parent, Merger Subsidiary, or the Exchange Agent are a party, executed by Parent, Merger Subsidiary or the Exchange Agent, as applicable;

(x) evidence reasonably satisfactory to Company of the deposit with the Exchange Agent of certificates representing the shares of Parent Stock to be issued as part of the Merger;

(xi) an executing Voting Agreement, duly executed by Joseph Ram;

(xiii) a file stamped copy of each of the Articles Supplementary of the Series A Convertible Preferred Stock and Amendment to Articles, as filed with the State Department of Assessments and Taxation of the State of Maryland on or prior to the Closing Date; and

(xiv) the written resignations of each of the officers of Parent set forth on Exhibit B and evidence of the appointment of the following individuals to the positions set forth opposite their respective names:

(a)Mauricio Diaz- Chief Executive Officer;

(b) Felipe Rezk- Chief Sales and Marketing Officer;

(c) Alfredo Carrasco- Chief Financial Officer; and

(d) Rein Voight- Chief Operating Officer.

(b) Subject to the delivery of the documents and instruments set forth in Section 2.02(a), at the Closing, Company will deliver to Parent (or such other Person as indicated below) all of the following:

(i) a counterpart of the Articles of Merger, executed by Company;

(ii) certificate of good standing of the Company issued not earlier than five (5) Business Days prior to the Closing Date by the Secretary of State of Nevada;

(iii) a certificate of Company’s secretary or equivalent thereof certifying as complete and accurate a copy of (A) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and any other Transaction Documents delivered by Company hereunder, and (B) the written consent to adopt this Agreement of a majority of the holders of Company Stock in accordance with the Company’s certificate of incorporation and the Law;

(iv) a closing certificate executed by an officer of Company to the effect that the conditions set forth in Section 9.01 and 9.02 have been satisfied, and that all documents to be executed and delivered by Company in connection with the Closing have been executed by duly authorized officers of Company; and

(v) copies of the other Transaction Documents to which Company is a party, executed by Company.

Section 2.03. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in this Section 2.03, each share of Company Stock outstanding (on an “as converted” basis, with respect to the Company’s outstanding Series A Convertible Preferred Stock) at the Effective Time, shall be converted into the right to receive an aggregate of 62,500,000 shares of Parent’s Common Stock (which may include, on an “as converted” basis, a certain number of shares of Parent’s Series A Convertible Preferred Stock (convertible on a share for share basis into Parent Common Stock), at the election of any Company Shareholder who, as a result of receiving shares of Parent’s Common Stock, would own in excess of 4.99% of Parent’s issued and outstanding Common Stock)    (collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or distributions pursuant to Section 2.04(f), in each case to be issued or paid in accordance with Section 2.04, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) and enter into an agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). On or prior to the Closing Date, Parent shall deposit with the Exchange Agent, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As soon as practicable after the Effective Time (and in any event no later than five (5) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal (“Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or a Lost Certificate Affidavit), together with a properly completed Letter of Transmittal, (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or distributions pursuant to Section 2.04(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any distributions with respect thereto pursuant to Section 2.04(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.04. Following such surrender or transfer, there shall be paid, without interest and in addition to the applicable amount payable pursuant to this Article 2, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reorganization, reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, any stock dividend thereon with a record date during such period, or other like change or event, the Merger Consideration and any other amounts payable pursuant to this shall be appropriately adjusted, as applicable.

Section 2.06. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Parent Stock Closing Price by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (the “Lost Certificate Affidavit”) and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.09. Tax Treatment. The Transactions, including the Merger and Financing Transactions, are intended to qualify as a nontaxable capital contribution from the Company Shareholders to Parent under Section 368(a)(1)(A) of the Code.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing under the laws of the State of Nevada and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders and (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

(c) At a meeting duly called and held, by the Company Shareholders, holders of the majority of the outstanding voting capital of the Company approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of articles of merger with respect to the Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (ii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. As of the date hereof (the “Capitalization

Reference Date”), there were outstanding 5,780,775 shares of common stock and 4,408,410 shares of preferred stock designated as Series A Convertible Preferred Stock convertible into 4,408,410 shares of common stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Other than as set forth in this Section 4.05 or in Section 4.05 of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The Company Securities are not subject to any rights of first refusal, first offer or other similar transfer restrictions. Neither the Company nor any of its Subsidiaries is a party to any voting agreement or voting trust with respect to the voting of any Company Securities. The Company Securities are not subject to any preemptive rights created by statute, the Company’s articles of incorporation or bylaws or any agreement to which the Company is a party or by which it is bound. There are no declared or accrued unpaid dividends with respect to any shares of Company Stock.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in Section 4.06 of the Company Disclosure Schedule.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07. Financial Statements. The audited consolidated financial statements for fiscal years 2016, 2015 and 2014 and unaudited consolidated interim financial statements for fiscal year 2016 of the Company provided to Parent fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.08. Absence of Certain Changes.

(a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as disclosed in Section 4.08(b) of the Company Disclosure Schedule, from the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10. Compliance with Laws and Court Orders. Each of the Company and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.11. Foreign Corrupt Practices and International Trade Sanctions. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated, or operated not in compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 4.12. Licenses and Permits. Section 4.12 of the Company Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval and other similar authorization issued by a Governmental Authority affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, except for Environmental Permits (the “Permits”) together with the name of the Governmental Authority issuing such Permit. (i) The Permits are valid and in full force and effect, (ii) none of the Company or any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company and its Subsidiaries have made all material filings with Governmental Authorities and have received all material Permits necessary to conduct and operate its business as currently conducted or operated by it and to permit the Company or any of its Subsidiaries to own or use its assets in the manner in which such assets are currently owned or used.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14. Properties.

(a) The Company and its Subsidiaries have good title to, or valid leasehold or licensed interests in, all of the material tangible assets used in the conduct of the business of the Company or any of its subsidiaries, in each case free and clear of all Liens other than Permitted Liens. The assets of the Company and each of its Subsidiaries include all of the material tangible assets that are used in the operations of the Company and each of its Subsidiaries as presently conducted and are adequate in all material respects to conduct the business of the Company and each of its Subsidiaries as presently conducted. The material tangible assets of the Company and each of its Subsidiaries, taken as a whole, are in good operating condition and repair, normal wear and tear excepted.

(b) Neither the Company nor any of its Subsidiaries has owned or presently owns fee simple title to any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (each, a “Lease”) is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. Section 4.15 of the Company Disclosure Schedule sets forth a complete and correct list of all registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries holds all right, title and interest in and to, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, provided that nothing in this clause (i) will be deemed to constitute any representation or warranty, express or implied, regarding non-infringement, misappropriation or violation of Intellectual Property Rights of any Person, which is addressed solely in clauses (ii) and (iii) of this Section 4.15; (ii) neither the Company nor its Subsidiaries have infringed, misappropriated or otherwise violated the patents of any Person; (iii) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iv) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (vi) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vii) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries; (viii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (ix) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.16. Customers and Suppliers.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth the names of the ten most significant customers (by dollar amount of revenue) of the Company and its Subsidiaries for the year ended December 31, 2016 and for the three (3) months ended March 31, 2017 and the dollar amount of revenue for each such customer during such periods. The Company has received no notice and has no Knowledge that any such customer has ceased, or is reasonably likely to cease, to purchase or license the products of the Company, or has substantially reduced, or intends to substantially reduce, the purchase or license of such products from the Company.

(b) Section 4.16(b) of the Company Disclosure Schedule sets forth the names of (1) the ten most significant suppliers (by dollar amount of purchases) of the Company and its Subsidiaries for each of the year ended December 31, 2016 and for the three (3) months ended March 31, 2017, and (2) any sole-source suppliers that are material to the business of the Company as presently conducted, in each case specifying the dollar amount of the purchases by the Company and its Subsidiaries from each such supplier for such periods. The Company has received no notice and has no Knowledge that any such supplier has threatened, or is reasonably likely to, (a) terminate or modify in a manner adverse to the Company its relationship with the Company, (b) reduce the amount of goods or services that it is willing to supply to the Company or (c) increase the price of any good or service that it has previously supplied or that it expects to supply to the Company.

Section 4.17. Taxes.

(a) All material Company Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law in all material respects, and all such material Company Returns are true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld or collected and remitted to the appropriate Taxing Authority all material Taxes due and payable, or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any material Tax.

(d) There is no material claim, action, suit, proceeding or investigation (including an audit) pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(f) During the two (2) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) There are no Liens for a material amount of Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file materiael Company Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file anymaterial Return in, that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than a group of which the Company and one or more of its Subsidiaries are the only members, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor or otherwise.

(j) Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(k) Except as set forth in Section 4.17(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, or since its date of formation has had, a permanent establishment in any country other than the country of its organization.

(l) Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, in all material respects, satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Company Employee Plan).

(m) As of the date hereof, to the Knowledge of the Company, there is no reason the Merger will not qualify as a tax-free reorganization described in Section 368(a)(1)(A), by reason of Section 368(a)(2)(E), of the Code.

Section 4.18. Employee Benefit Plans.

(a) Section 4.18 of the Company Disclosure Schedule contains a correct and complete list identifying each Company Employee Plan. Copies of the Company Employee Plans listed in Section 4.18 of the Company

Disclosure Schedule (and, if applicable, related trust or funding agreements or insurance policies) as currently in effect have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) filed with respect to any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has any liability with respect to, any Company Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate contributes to, or has in the past six (6) years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion or advisory letter issued to the prototype or volume submitter sponsor, and the Company is not aware of any reason why any such determination letter would be revoked so as to result in a Company Material Adverse Effect. The Company has made available to Parent a copy of the most recent Internal Revenue Service determination letter with respect to each such Company Employee Plan. Except as would not have a Company Material Adverse Effect, each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Except as would not have a Company Material Adverse Effect, no events have occurred with respect to any Company Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company or any of its Subsidiaries of any excise taxes under the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan. Except as set forth on Section 4.18(e) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Section 4.18(e) of the Company Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent.

(f) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries, except (i) as required by Applicable Law, including Section 4980B of the Code, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits occurring at or prior to termination of employment, and (v) conversion rights.

(g) All material contributions and payments due under each Company Employee Plan have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Employee Plan before any Governmental

Authority, which, if decided adversely to the Company, would result in a Company Material Adverse Effect.

(i) The Company has provided Parent with a list and copies of each material Company Employee Plan covering any non-U.S. employees of the Company or any of its Subsidiaries (each, a “Company International Plan”). Except as would not have a Company Material Adverse Effect, each Company International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Company International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. According to the actuarial assumptions and valuations most recently used for the purpose of funding each Company International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the date hereof the total amount or value of the funds available under such Company International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

Section 4.19. Labor Matters. The Company and its Subsidiaries are in compliance in all material respects with all Applicable Law respecting employment, (including but not limited to those related to wages and hours, employment discrimination, workplace safety and immigration). There are no actual, or to the Knowledge of the Company and its Subsidiaries, threatened charges, claims or complaints against the Company or its Subsidiaries relating to such employment laws, either by any private individual, employee representative or government agency. Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating, any collective bargaining agreement or other similar contract with a labor union or organization. There is no labor strike, work stoppage, lockout or other labor dispute existing or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, no union has attempted or threatened to organize or represent the employees of the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 4.20. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint, order, judgment, decree, injunction, penalty, investigation, action, claim, suit, proceeding or review is pending or within the past five (5) years has been assessed or received, or to the Knowledge of the Company threatened, with respect to the Company or any of its Subsidiaries (or any of their respective predecessors) that relates to any Environmental Law, Environmental Permit or Hazardous Substance; (ii) the Company and its Subsidiaries (and their respective predecessors) are in compliance and have within the past five (5) years complied in all material respects with all applicable Environmental Permits and Environmental Laws, which compliance includes obtaining and maintaining all applicable Environmental Permits; and (iii) there has been no discharge, disposal, dumping, injection, pumping, deposit, spill, leak, emission or release of a Hazardous Substance at, on, under, to, in or from (x) any location by or on behalf of, (y) any property or facility now or previously owned, leased or operated by, or (z) to the Company’s Knowledge, any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, the Company or any of its Subsidiaries (or any of their respective predecessors) that could reasonably be expected to result in liability to Parent or any of its Subsidiaries.

(b) The Company has provided to Parent all environmental investigations, studies, audits, tests, reviews, analysis or other reports that are currently in the possession or reasonable control of the Company or any of its

Subsidiaries that relates to the Company or any of its Subsidiaries (or any of their respective predecessors) or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors).

(c) For purposes of this Section 4.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.21. Material Contracts.

(a) Except as set forth on Section 4.21(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by:

(i) any lease (whether of real or tangible personal property) providing for annual rentals of $100,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $100,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $250,000 or more;

(iii) any license, sales, rental, distribution or other similar agreement providing for the license, sale, rental or distribution by the Company or any of its Subsidiaries of technology, materials, supplies, goods, services, equipment or other assets that expressly provides for (or would reasonably be expected to result in) either annual payments to the Company or any of its Subsidiaries of $100,000 or more or aggregate payments to the Company or any of its Subsidiaries of $250,000 or more;

(iv) any agreement for the purchase or license of technology, materials, supplies, goods, services, equipment or other tangible or intangible assets that provides for (or would reasonably be expected to result in) either annual payments by the Company or any of its Subsidiaries of $100,000 or more or aggregate payments by the Company or any of its Subsidiaries of $250,000 or more;

(v) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), in each case having a principal amount in excess of $100,000;

(vii) any agency, dealer, sales representative, marketing or other similar agreement providing for annual payments by the Company or any of its Subsidiaries of $100,000 or more or aggregate payments by the Company or any of its Subsidiaries of $250,000 or more;

(viii) any consulting, services, development or collaboration agreement or other agreement for development, commercialization, marketing or sales of products and services for the Company or any of its Subsidiaries, including joint ventures, involving annual payments by or to the Company or any of its Subsidiaries of $100,000 or more or aggregate payments by or to the Company or any of its Subsidiaries of $250,000 or more;

(ix) any agreement that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation, Parent or any of Parent’s Affiliates after the Closing Date;

(x) any agreement imposing material indemnification obligations on the Company or any of its Subsidiaries, or granting material indemnification rights to the Company or any of its Subsidiaries, other than indemnification provisions arising in the ordinary course of business and consistent with past practices, including without limitation in purchase orders, customer agreements or indemnities of lessors (other than any Affiliate) under any leases;

(xi) any agreement containing a “most favored nation” or similar provision or providing for minimum purchase or sale obligations;

(xii) any agreement with (A) any Company Shareholder or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Company Shareholder or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Company Shareholder or any of its Affiliates or (D) any director or officer of any Company Shareholder (including in respect of indemnification of such director or officer) or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

(xiii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, Company Securities or debt instruments, or any undertaking, promise or other obligation, written or oral, of the Company or any of its Subsidiaries to issue any Company Securities or Company Subsidiary Securities;

(xiv) any plans, contracts or arrangements with respect to an employee benefit plan;

(xv) any collective bargaining agreement or contract with labor unions;

(xvi) any agreements for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting, independent contract or other basis that (i) provides annual cash or compensation in excess of $150,000 per year, (ii) provides for the payment of any cash or compensation or benefits as a result of the execution of this Agreement or the other Transaction Documents or the consummation of the Transactions or the Other Transactions, or (iii) restrict the ability of the Company or any of its Subsidiaries to terminate the employment of any employee or the consulting agreement, independent contractor agreement or similar agreement of any Person at any time for any lawful reason or for no reason without liability (including severance obligations);

(xvii) any loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guarantees, letters of credit, performance bonds, completion bonds, surety agreements, or similar financing arrangements;

(xviii) limited liability company agreements, partnership agreements, joint venture agreements and all other similar contracts (however named) that involve a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person; or

(xix) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Section of the Company Disclosure Schedule, or required to be disclosed pursuant to this Section 4.21 or which would have been required to be so disclosed had it been in existence as of the date of this Agreement (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The Company and its Subsidiaries are in compliance in all material respects with and have not materially breached, violated or defaulted under, or received notice that they have materially breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event or occurrence that would constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both) by the Company or any of its Subsidiaries or Knowledge of any material breach, violation or default (with or without the lapse of time, giving of notice or both) by any Third Party. The Company has delivered to Parent prior to the date hereof accurate and complete copies of all Material Contracts in existence as of the date hereof.

(c) No third party to a Material Contract is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract. None of the Company or any of its Subsidiaries has received any written or verbal indication of an intention to terminate any Material Contract by any of the parties to any Material Contract.

(d) The transactions contemplated by this Agreement will not give rise to any notice or consent requirements or rights of termination under any Material Contract.

Section 4.22. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.23. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from all applicable Nevada state law antitakeover provisions, and such action is effective as of the date of this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.24. Insurance. Section 4.24 of the Company Disclosure Schedule lists each material insurance policy maintained by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries maintain, and have maintained, without interruption during their existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations. Neither the Company nor any of its Subsidiaries has received written notice of termination or cancellation of any such policy. Neither the Company nor any of its Subsidiaries have reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years. All premiums required to be paid with respect to any such policy covering all periods during the current policy year up to and including Closing have been paid and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company or any of its Subsidiaries, has conducted its operations. Neither the Company nor any of its Subsidiaries have any material obligation for retrospective premiums for any period prior to Closing. All such policies are in full force and effect. No insurer has put the Company or any of its Subsidiaries on notice that coverage will be denied with respect to any claim submitted to such insurer by the Company or any of its Subsidiaries. There are no material claims by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disrupted by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 4.25. Related Parties Transactions. Except as set forth in Section 4.25 of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries has entered into any agreements, contracts arrangements or other business relationships with any Company Related Party other than normal employment arrangements and Company Employee Plans; (b) neither the Company nor any Subsidiaries is owed or owes any amount from or to any Company Related Party (excluding employee compensation and other ordinary incidents of employment); (c) no property or interest in any property (including designs and drawings concerning machinery) that relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of the Company or any of its Subsidiaries, is presently owned by or leased by or to any Company Related Party; and (d) neither the Company nor any of its Subsidiaries has an interest, directly or indirectly, in any business, corporate or otherwise, that is in competition with the business of the Company or any of its Subsidiaries.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any Parent SEC Document filed or furnished after December 31, 2015 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and (with respect to Parent) in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation or articles of incorporation (as applicable) and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing relating to the transactions contemplated hereby. Except as disclosed on Section 5.01 of the Parent Disclosure Schedule, Parent does not have any Subsidiaries.

Section 5.02. Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the Voting Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole shareholder of Merger Subsidiary and holders of the majority of the outstanding voting capital of Parent (“Parent Shareholder Approval”), have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Special Committee has (i) determined that this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of Parent’s stockholders; (ii) approved, adopted and declared advisable this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby and (iii) resolved to recommend approval and adoption of this Agreement by its shareholders.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Voting Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with the rules of The NASDAQ Stock Market LLC, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. Except as disclosed in Section 5.04 of the Parent Disclosure Schedule, the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Voting Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or articles of incorporation (as applicable) or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of Parent, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Capitalization.

(a) The authorized capital stock of Parent consists of 40,000,000 shares of Parent Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the Capitalization Reference Date, there were outstanding 14,388,728 shares of Parent Stock, no shares of preferred stock of Parent, employee stock options to purchase an aggregate of 1,066,084 shares of Parent Stock (of which options to purchase an aggregate of 1,017,123 shares of Parent Stock were exercisable) and no shares subject to outstanding restricted stock units. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement and, with respect to shares of common stock issuable upon conversion of Parent’s Series A Convertible Preferred Stock, in accordance with the Series A Articles Supplementary, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. SEC Filings. As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, as to form in all material respects with the applicable requirements of the 1934 Act.

Section 5.07. Disclosure Documents. The information supplied by Parent for inclusion or incorporation by reference registration statement on Form S-4 (the “Registration Statement”) or any amendment or supplement thereto including the proxy statement/prospectus to be filed as part of the Registration Statement with the SEC pursuant to which the Merger Consideration will be registered with the SEC and to be sent to the Company Shareholders in connection with the Merger and the Other Transactions (the “Proxy Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.07 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.08. Absence of Certain Changes.

(a) Since the Parent Balance Sheet Date, the business of Parent has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as disclosed in Section 5.08(b) of the Parent Disclosure Schedule, from the Parent Balance Sheet Date until the date hereof, there has not been any action taken by Parent that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than: (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date; and (iii) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.11. Compliance with Laws and Court Orders. Parent is, and since January 1, 2015 has been, in compliance with, and to the Knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.12. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the Knowledge of Parent, threatened against or affecting, Parent, any present or former officer, director or employee of Parent or any Person for whom Parent may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.13. Employee Benefit Plans.

(a) Section 5.13 of the Parent Disclosure Schedule contains a correct and complete list identifying each Parent Employee Plan.

(b) None of Parent, or any of its respective ERISA Affiliates sponsors, maintains or contributes to, or has any liability with respect to, any Parent Employee Plan subject to Title IV of ERISA.

(c) None of Parent, or any of its respective ERISA Affiliates contributes to, or has in the past six (6) years contributed to, any Multiemployer Plan.

(d) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion or advisory letter issued to the prototype or volume submitter sponsor, and Parent is not aware of any reason why any such determination letter would be revoked so as to result in a Parent Material Adverse Effect. Except as would not result have a Parent Material Adverse Effect, each Parent Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan. Except as would not have a Parent Material Adverse Effect, to the Knowledge of Parent, no events have occurred with respect to any Parent Employee Plan that could reasonably be expected to result in payment or assessment by or against Parent of any material excise taxes under the Code.

(e) Parent does not have any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent, except (i) as required by Applicable Law, including Section 4980B of the Code, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits occurring at or prior to termination of employment, and (v) conversion rights.

(f) All material contributions and payments due under each Parent Employee Plan have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Parent Balance Sheet.

(g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Parent, threatened against or involving, any Parent Employee Plan before any Governmental Authority, which, if decided adversely to Parent, would result in a Parent Material Adverse Effect.

(h) Parent has provided the Company with a list and copies of each material Parent Employee Plan covering any non-U.S. employees of Parent (each, a “Parent International Plan”). Except as would not have a Parent Material Adverse Effect, each Parent International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Parent International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. Except as would not have a Parent Material Adverse Effect, according to the actuarial assumptions and valuations most recently used for the purpose of funding each Parent International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the date hereof the total amount or value of the funds available under such Parent International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits accrued as of such date of all participants and past participants therein in respect of which Parent has or would have after the Effective Time any obligation.

Section 5.14. Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists solely of 100 shares of common stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent (free and clear of all Liens, other than Permitted Liens). Since its date of incorporation, Merger Subsidiary has not carried on any business nor conducted any operations or activities and has not incurred any liabilities or obligations whatsoever, in each case other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that except as required by this Agreement:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time and except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, including by using its commercially reasonable efforts to maintain compliance with the requirements of all Material Contracts. The Company shall promptly notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement and (ii) any Proceeding commenced, or, to the Company’s Knowledge threatened, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that relates to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) sell, lease or otherwise transfer, or create or incur any Lien other than Permitted Liens on any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individually or $250,000 in the aggregate;

(d) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(e) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the Company and its Subsidiaries) outstanding at any time greater than $250,000;

(f) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(g) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Company Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(h) (i) except as required by Applicable Law, (A) increase the compensation payable or that could become payable by the Company to directors, officers or employees, (B) enter into or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (C) promote any officers or employees, except in connection with the Company’s regular compensation review cycle or as the result of the termination or resignation of any officer or employee, or (D) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action that would accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Applicable Law, the terms of such Company Employee Plan as in effect on the date hereof, or (ii) pay or enter into a contract to pay any “stay bonus,” “closing bonus” or any other bonus or compensation in connection with the execution and delivery of this Agreement or the transactions contemplated hereby;

(i) make any widespread communication with the employees of the Company or make any commitments to any employees regarding the compensation, benefits or other treatment they will receive in connection with the

Merger, unless any such communications are consistent in all respects with prior directives or documentation approved by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such written or other formal or group communications);

(j) form any Subsidiary, acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership or similar arrangement;

(k) commence or settle any Proceeding, except with respect to routine matters in the ordinary course of business;

(l) hire or terminate any employee or independent contractor outside of the ordinary course of business or with annual aggregate compensation in excess of $100,000; or

(m) agree, resolve or commit to do any of the foregoing.

Section 6.02. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law, the Company shall, upon reasonable notice, (i) give to Parent and its Representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by any party hereunder. Notwithstanding the foregoing, the Company shall not be required to disclose information to the extent such disclosure (A) may result in a waiver or impairment of attorney-client privilege, work product doctrine or similar privilege or (B) may violate any confidentiality obligation of such party (provided, however, that the Company and Parent shall use reasonable efforts to make alternative arrangements to provide such disclosure in a way that does not result in the waiver or impairment of such privilege or violate such obligation).

Section 6.03. Intentionally Omitted.

Section 6.04. Registration Statement Cooperation.

(a) Company shall provide Parent with such audited financial statements and financial and other information as is required in connection with the Registration Statement as promptly as practicable, and shall use its reasonable best efforts to provide accountants’ consents and Statement of Auditing Standards 100 accountants’ reviews (“SAS 100 Reviews”). Company shall use reasonable efforts to cause each principal shareholder of Company to furnish all information concerning itself as Parent may reasonably request in connection with the preparation of the Registration Statement. If prior to the Effective Time any event occurs with respect to Company, Parent or any subsidiary of Company, respectively, or any change occurs with respect to information supplied by or on behalf of Company or Parent, respectively, for inclusion in the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Registration Statement, Company or Parent, as applicable, shall promptly notify the other of such event, and Company or Parent, as applicable, shall cooperate with the other in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by law, in disseminating the information contained in such amendment or supplement to shareholders.

(b) If, at any time prior to the Closing Date, Parent or Company should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the Registration Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

Section 6.05 Letters of Company’s Accountants. Company shall use reasonable efforts to cause to be delivered to Parent two (2) letters from Company’s independent accountants, one dated a date within two (2) Business Days before the date on which the Registration Statement shall become effective and one dated a date within two (2) Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 6.06 Financing Obligation. The Company and Parent agree within seven (7) business days following the date of this Agreement, (i) Parent shall close on the sale of $1 million of units (consisting of 2.5 million shares of Parent common stock with warrants to purchase an equal number of shares of Parent common stock exercisable at $0.484 per share) all of such shares of common stock to be registered pursuant to the Securities Act of 1933, as amended, to be sold pursuant to stock purchase agreements in customary form for a transaction consisting of a registered direct offering of securities, and (ii) Parent shall enter into binding stock purchase agreements for the sale of $1.75 million of units (consisting of 4.375 million shares of Parent common stock with warrants to purchase an equal number of shares of Parent common stock exercisable at $.484 per share), in a private placement , pursuant to stock purchase agreements in customary form for a transaction of such nature, to be held in escrow pending receipt of shareholder approval of such transaction and such additional conditions as set forth in such stock purchase agreements therefore (the “Binding Financing Obligations”). Parent represents and warrants the Binding Financing Obligations have been approved by the Board of Directors of Parent and Parent shall sell and Company (or its assigns) shall purchase the securities contemplated in the Binding Financing Obligations at one or more closings thereof pursuant to the irrevocable commitment of Parent to sell contained herein. The Binding Financing Obligations are irrevocable obligations of the Company but may be assigned to one or more related or unrelated parties by the Company in its sole discretion.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that except as required by this Agreement:

Section 7.01. Conduct of Parent. From the date hereof until the Effective Time and except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Schedule or as required by Applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or as required by Applicable Law, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock (except in connection with a reverse stock split taken by Parent to maintain its listing on the NASDAQ Capital Market LLC), (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Parent or any of its Subsidiaries, except in connection with (A) the payment of the exercise price of a stock option, (B) tax withholding in connection with the exercise of a stock option or the vesting or settlement of a restricted share or restricted share unit or (C) repurchases of Parent Stock pursuant to Parent’s existing stock repurchase plan in accordance with Rule 10b-18 of the 1934 Act;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of Parent or any of its Subsidiaries, other than the issuance of (A) stock options or other equity compensation arrangements in the ordinary course of business consistent with past practices, including annual grants of restricted stock units to Parent’s employees (B) any shares of Parent Stock upon the exercise of Parent stock options or other equity compensation arrangements that are outstanding on the date of this Agreement or issued in compliance with the preceding clause (A), in each case in accordance with the terms of those options or arrangements and (C) any securities of a Subsidiary of Parent to Parent or any other Subsidiary of Parent or (ii) amend in any material respect any term of any securities of Parent or any of its Subsidiaries (in each case, whether by merger, consolidation or otherwise); or

(d) sell, lease or otherwise transfer, or create or incur any Lien other than Permitted Liens on any of Parent’s assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individually or $250,000 in the aggregate;

(e) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(f) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the Parent) outstanding at any time greater than $250,000;

(f) change Parent’s methods of accounting, except as required by concurrent changes in GAAP or Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(h) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended tax return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(i) (i) except as required by Applicable Law, (A) increase the compensation payable or that could become payable by Parent to directors, officers or employees, (B) enter into or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (C) promote any officers or employees, except in connection with Parent’s regular compensation review cycle or as the result of the termination or resignation of any officer or employee, or (D) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action that would accelerate rights under any Parent Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Parent Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Parent Employee Plan, other than contributions required by Applicable Law, the terms of such Parent Employee Plan as in effect on the date hereof, or (ii) pay or enter into a contract to pay any “stay bonus,” “closing bonus” or any other bonus or compensation in connection with the execution and delivery of this Agreement or the transactions contemplated hereby;

(j) make any widespread communication with the employees of Parent or make any commitments to any employees regarding the compensation, benefits or other treatment they will receive in connection with the Merger, unless any such communications are consistent in all respects with prior directives or documentation approved by Company (in which case, Parent shall provide the Company with prior notice of and the opportunity to review and comment upon any such written or other formal or group communications);

(k) other than Merger Subsidiary, form any Subsidiary, acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership or similar arrangement;

(l) commence or settle any Proceeding, except with respect to routine matters in the ordinary course of business;

(m) hire or terminate any employee or independent contractor outside of the ordinary course of business or with annual aggregate compensation in excess of $100,000; or

(n) agree, resolve or commit to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Parent Shareholder Meeting.

(a) So long as the Special Committee has not made an Adverse Recommendation Change (as hereinafter defined) with respect to a Superior Acquisition Proposal, Parent shall cause a meeting of its shareholders (the “Parent Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the Registration Statement is declared effective under the 1933 Act for the purpose of voting on (i) the approval and adoption of this Agreement and the Merger in accordance with the rules of The NASDAQ Stock Market LLC and (ii) the Amendment to the Articles. The Special Committee shall (i) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by Parent’s shareholders (the “Special Committee Recommendation”), (ii) use reasonable efforts to obtain the the Parent Shareholder Approval, (iii) not make, withdraw or modify in a manner adverse to Company the Special Committee Recommendation, not fail to include the Special Committee Recommendation in the Proxy Statement, or publicly propose to do any of the foregoing (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) except as specifically permitted below, (iv) recommend approval of the Amendment to the Articles and (v) otherwise comply with all legal requirements applicable to such meeting.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to the Effective Time, Parent or any of its Representatives receives a bona fide, unsolicited Acquisition Proposal from any Person, and if the Special Committee determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Acquisition Proposal and that the failure to take such action would, or would reasonably be expected to, be inconsistent with the directors’ fiduciary duties under Applicable Law, then Parent and its Representatives may, (i) furnish information (including non-public information) with respect to Parent to the Person who has made such Acquisition Proposal; provided that Parent shall concurrently with the delivery to such Person make available to the Company any non-public information concerning Parent that is provided or made available to such Person or its Representatives unless such non-public information has previously been provided to the Company and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Special Committee (i) may make an Adverse Recommendation Change other than in response to an Acquisition Proposal if, prior to taking such action, the Special Committee has determined in good faith, after consultation with its independent financial advisors and Maryland Corporate Counsel, both: (a) that an Intervening Event has occurred and (b) that an Adverse Recommendation Change is required to comply with the directors’ fiduciary duties under Applicable Law, provided, however, that, prior to taking such action, (A) Parent has given the Company at least three (3) Business Days’ prior written notice of the existence and nature of the Intervening Event and its intention to take such action, (B) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such three (3) Business Day period, to the extent the Company wishes to negotiate, to make such revisions to the terms of this Agreement as would permit the Special Committee to conclude that the Intervening Event no longer forms the basis for the Special Committee to effect an Adverse Recommendation Change, and (C) following the end of the three (3) Business Days’ notice period, the Special Committee shall have determined, after consultation with its independent financial advisors and Maryland Corporate Counsel and the receipt of written legal guidance in connection with such consultation, and giving due consideration to the proposed revisions to the terms of this Agreement to which the Company has irrevocably committed in writing, that the Intervening Event remains such that effecting an Adverse Recommendation Change is required to comply with the directors’ fiduciary duties under Applicable Law; and (ii) may make an Adverse Recommendation Change and/or authorize, cause or permit Parent to enter into a Parent Acquisition Agreement, in either such case in response to a bona fide, unsolicited Acquisition Proposal, if prior to taking such action, the Special Committee has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that (a) such Acquisition Proposal constitutes a Superior Acquisition Proposal and (b) such action would, or would reasonably be expected to be, required to comply with the directors’ fiduciary duties under Applicable Law; provided, however, that, prior to taking such action, (A) Parent has given the Company at least three (3) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the Person making, any such Superior Acquisition Proposal and has contemporaneously provided to the Company a copy of such Superior Acquisition Proposal or any proposed Parent Acquisition Agreements (or, in each case, if not provided in writing to Parent, a written summary of the material terms thereof), (B) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such three (3) Business Day period, to the extent the Company wishes to negotiate, to make such revisions to the terms of this Agreement as would permit the Special Committee not to effect an Adverse Recommendation Change in connection with a Superior Acquisition Proposal or take any action pursuant to Section 10.01(d)(ii), and (C) following the end of the three (3) Business Days’ notice period, the Special Committee shall have determined, after consultation with its independent financial advisors and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which the Company has irrevocably committed in writing, that the Acquisition Proposal would nevertheless constitute a Superior Acquisition Proposal and that such action is required to comply with the directors’ fiduciary duties under Applicable Law (it being previously understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to the Company as provided above), but with respect to any subsequent notices references herein to a “three (3) Business Day notice period” shall be deemed references to a “two (2) Business Day notice period.”

Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Nevada Law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof or agreements between an Indemnified Person and the Company or any of its Subsidiaries as of the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence in the Company’s articles of incorporation and bylaws on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain (from the Company’s current insurance carrier or from another insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance) and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons under the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any other matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six (6) year period from another insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than those provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(e) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Nevada Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and his or her heirs and legal representatives.

Section 7.05. Stock Exchange Listing. Parent shall use reasonable efforts to cause the shares of Parent Stock to be issued as part of the Merger Consideration to be to be approved for quotation on the NASDAQ Capital Market, subject to official notice of issuance.

Section 7.06. Employee Matters.

(a) Immediately following the Effective Time through the date that is six (6) months from the Closing Date (the “Benefits Continuation Period”), Parent shall, and shall cause it Subsidiaries (including the Surviving Corporation) to, provide each continuing employee of the Company and its Subsidiaries (the “Continuing Employees”) with (i) base salary (or base wages) and annualized cash target bonuses, in the aggregate, no less favorable than the base salary (or base wages) and annualized cash target bonuses, in the aggregate, provided to such Continuing Employee immediately prior to the Effective Time, and (ii) benefits (other than bonuses, equity-based and incentive based benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee as of the date of this Agreement. From and after the Effective Time, for the purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Affiliates, Parent shall, and shall cause its Subsidiaries (including, the Surviving Corporation) to, cause each Continuing Employee to receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Employee Plans (other than for the purposes of benefit accrual under a defined benefit plan) immediately prior to the Effective Time. Parent shall, and shall cause its Subsidiaries and Affiliates (including, the Surviving Corporation) to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements, evidence-of-insurability requirements and all other limitations and restrictions with respect to participation and coverage requirements applicable to the Continuing Employees (and any spouses, domestic partners, dependents and beneficiaries thereof) under any welfare benefit plans that such individuals may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time.

(b) Notwithstanding the foregoing, the provisions of Section 7.06(a) shall apply only with respect to Continuing Employees who are covered under Company Employee Plans that are maintained primarily for the benefit of employees of the Company employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Employee Plans). With respect to Continuing Employees not described in the preceding sentence, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, comply with all Applicable Laws relating to employees and employee benefits matters applicable to such employees.

(c) Without limiting the generality of Section 11.06, the provisions of this Section 7.06 are solely for the benefit of the parties to this Agreement, and no current or former employee or other service provider or other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Company Employee Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose, (ii) confer or create any agreement of, or right to, employment for any Person, (iii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason, (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Company Employee Plan, employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and Applicable Law.

Section 7.07. Parent Board. Parent shall take all appropriate action to appoint three Company nominees (which nominees shall be selected by the Company) to the Board of Directors of Parent promptly at the Effective Time and cause three (3) directors of Parent to resign, such that the entire Board of Directors of Parent shall be comprised of four (4) directors, all in accordance with Parent’s bylaws. Such nominee’s appointment to the Board of Directors of Parent shall be subject to the consent of such nominees and the information and notice requirements proscribed under the 1934 Act (the “Board Re-composition”).

Section 7.08. Merger Consideration. Parent shall take all appropriate actions to cause the Merger Consideration to, at the Effective Time, after giving effect to the issuance thereto, constitute eighty-three percent (83%) of the issued and outstanding common stock of Parent on a fully-diluted basis.

Section 7.09. Other Filings. Not less than ten (10) days prior to the date of the actions contemplated under Section 7.07, Parent will file Form 14F-1 with the SEC.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any portion of their respective Affiliates’ businesses, assets or properties.

Section 8.02. Proxy Statement; Registration Statement. (a) As promptly as practicable after the date hereof, Parent shall prepare and file the Proxy Statement and the Registration Statement (in which the Proxy Statement will be included) with the SEC. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such the preparation and filing of the Proxy Statement and Registration Statement. No filing of, or amendment or supplement to, the Registration Statement or Proxy Statement will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. Parent shall use commercially reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 7.03(b) and (c) above, the Proxy Statement shall include the recommendation of the Board of Directors of Parent in favor of approval and adoption of this Agreement and the Merger and the Amendment to the Articles as well as any other proposals required to be approved with respect thereto by the rules of The NASDAQ Stock Market LLC. Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective. Parent shall promptly provide copies, consult with the Company and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise the Company of any oral comments received from the SEC. Parent shall use commercially reasonable efforts to ensure that the Registration Statement and the Proxy Statement comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b) Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Parent will advise Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Parent.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Proceedings commenced, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) and 9.02(c) not to be satisfied; and

(e) any failure of that party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Parent Shareholder Approval shall have been obtained in accordance with the MGCL and the Rules of The NASDAQ Stock Market LLC;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(d) the shares of Parent Stock (including shares of Parent Stock underlying the Parent’s Series A Convertible Preferred Stock) to be issued in the Merger shall have been approved for quotation on the NASDAQ Capital Market, subject to official notice of issuance;

(e) Parent shall have filed the Series A Articles Supplementary and the Amendment to the Articles with the State Department of Assessments and Taxation of the State of Maryland;

(f) the Company shall deliver evidence to Parent, as of the Effective Time, $2.5 million in Net Cash. For purposes hereof, “Net Cash” shall be defined as the total current assets minus the total current liabilities of the Company, as of the Closing Date;

(g) the Financing Transactions shall be complete and the Financing Documents shall be in full force and effect;

(h) the Parties shall have received from each other evidence, satisfactory in form and substance to each Party, that the Transactions, including the Merger and Financing Transactions, should qualify as a nontaxable capital contribution from Company Shareholders to Parent under Section 368(a)(1)(A) of the Code;

(i) each Party shall have received the specified closing deliverables set forth on Section 2.02; and

(j) Parent shall have satisfied its obligations under Section 7.09 herein.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto subject to materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not be in effect any restraining order, preliminary or permanent injunction or other similar order by any Governmental Authority and there shall not have been instituted or pending any action or proceeding by any Governmental Authority, in any such case (i) prohibiting, challenging or seeking to make illegal or otherwise directly or indirectly seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the stock of the Surviving Corporation, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s shareholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole;

(c) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) the Company’s acquisition of OneClick International, LLC and OneClick License, LLC and each company’s subsidiaries shall be complete and the acquisition agreement related thereto shall be in full force and effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (subject to materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 31, 2017 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated on or before the End Date;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

(iii) at the Parent Shareholder Meeting (including any adjournment or postponement thereof), the Parent Shareholder Approval shall not have been obtained; or

(c)	by Company, if:

(i) an Adverse Recommendation Change shall have occurred or the Special Committee shall have failed to reaffirm the Special Committee Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Company; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

(d)	by Parent, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(ii) prior to the Effective Time, Parent receives a Superior Acquisition Proposal provided that Parent has complied with its obligations in Sections 7.03(b) and (c) and the Special Committee has made an Adverse Recommendation Change with respect to such Superior Acquisition Proposal; or

(iii) the Company has not complied with its obligations under Section 6.06.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, that, if such termination shall result from the intentional (i) breach by any party of any representation or warranty on the part of such party set forth in this Agreement or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01.

Section 10.03. Termination Fee. If (i) this Agreement is terminated by Parent pursuant to Section 10.01(d)(ii) or (ii) (A) Parent makes an Adverse Recommendation Change for an Intervening Event and (B) at the Parent Shareholder Meeting (including any adjournment or postponement thereof), the Parent Shareholder Approval is not obtained, then Parent shall pay to the Company (or as directed by the Company), by wire transfer of same day funds, an amount equal to $1,000,000 (the “Parent Termination Fee”), prior to or concurrently with such termination or such failure to obtain the Parent Shareholder Approval. In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall also be liable for the costs and expenses actually incurred or accrued by the Company (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.03.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and email transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

InfoSonics Corporation

3636 Nobel Drive, Suite #325

San Diego, CA 92122

Attn: Vern LoForti

with a copy to:

Perkins Coie LLP

1888 Century Park East, Suite 1700

Los Angeles, CA 90067

Attn: David Katz

if to the Company, to:

Cooltech Holdings Corp.

48 NW 25th St

Suite 107/108

Miami, FL 33127

Fax 786-9990903

Attn: Mauricio Diaz

with a copy to:

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, NY 10006

Attn: Harvey J. Kesner

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Article 2, Sections 7.04, 7.05, 7.06, 11.06, 11.07, 11.08 and this Section 11.02.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Parent Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of Parent under laws of the state of Maryland without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.

(a) General. Except as otherwise provided herein, all Transaction Expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Other Costs and Expenses. Each of the Company and Parent shall be responsible for their own Transaction Expenses in connection with their obligations under this Agreement.

(c) Payment of Parent Transaction Expenses. Parent may use up to $1,000,000 of the proceeds derived from the Stock Purchase Agreements to pay any Transaction Expenses owed by Parent.

Section 11.05. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) Parent’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Parent SEC Document entitled “Risk Factors” or containing a description or explanation of forward-looking statements be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except as provided in Section 7.04.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state (except that the provisions of the laws of the State of New York shall apply with respect to the effectiveness of the merger, fiduciary duties and any provisions set forth herein that are required to be governed by such laws or where such laws are otherwise mandatorily applicable to the transactions contemplated hereby).

Section 11.08. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in any federal court located in the State of New York, County of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Each party hereto further irrevocably and unconditionally (i) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise any claim (x) that it is not personally subject to the personal jurisdiction of such court or (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (ii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.]

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures received as a “.pdf” attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York, County of New York, in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

COOLTECH HOLDING CORP.

By:	/s/ Mauricio Diaz
Name: Mauricio Diaz
Title: Chief Executive Officer

INFOSONICS CORPORATION

By:	/s/ Vernon LoForti
Name: Vernon LoForti
Title: Vice President, Chief Financial Officer and Corporate Secretary

INFOSONICS ACQUISITION SUB, INC.

By:	/s/ Vernon LoForti
Name: Vernon LoForti
Title: Secretary

EXHIBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of July 25, 2017 (the “Effective Date”) among the undersigned stockholder (“Stockholder”) of InfoSonics Corporation, a Maryland corporation (“Parent”), and Cooltech Holding Corp., a Nevada corporation (the “Company”). Parent, Stockholder and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and InfoSonics Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”) beneficially owned by Stockholder (including any such shares of Parent Common Stock which are issuable upon exercise of outstanding options held by Stockholder, whether vested or unvested or other securities of Parent convertible into Parent Common Stock) and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Parent Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2. Representations of Stockholder. Stockholder represents and warrants to the Company that:

(a) (i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares. The Original Shares listed on the signature page hereto constitute all of the shares of Parent Stock or other securities of Parent beneficially owned by Stockholder as of the date hereof and no person has any contractual or other right or obligation to purchase or otherwise acquire any of the Original Shares. Stockholder has full voting power with respect to the Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all Shares.

(b) Stockholder has full corporate power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms subject to limitations on the enforcement of equitable remedies.

(c) None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument applicable to Stockholder or to Stockholder’s property or assets.

(d) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement.

(e) Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Parent, the Company and the Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(f) With respect Stockholder, as of the date hereof, there is no suit, claim, action, proceeding, litigation, hearing, writ, injunction, notice of violation, investigation, arbitration, mediation, audit, dispute or demand letter pending against, or, to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or materially impair the consummation by Stockholder of the transactions contemplated by this Agreement or otherwise materially adversely impact Stockholder’s ability to perform its obligations hereunder.

(g) No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) For so long as the Special Committee has not made an Adverse Recommendation Change, Stockholder agrees during the term of this Agreement to vote his Shares (either in person, by proxy, execution of an action by written consent or consents or otherwise), and to cause any holder of record of his Shares to vote (either in person, by proxy, execution of an action by written consent or consents or otherwise): (i) in favor of the Merger, the Merger Agreement, the Amendment to the Articles and the Financing Transactions, at every meeting (or in connection with any action by written consent) of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or any definitive documents governing the Financing Transactions or of Stockholder under this Agreement and (3) any action, proposal, transaction or agreement that would impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or the Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent. For the avoidance of doubt and notwithstanding any other term hereof, in the event the Special Committee has made any Adverse Recommendation Change, this Agreement shall immediately and automatically terminate and Stockholder will not be bound by any of the provisions hereof and shall be free to vote the Shares (either in person, by proxy, execution of an action by written consent or consents or otherwise), and to cause any holder of record of Shares to vote (either in person, by proxy, execution of an action by written consent or consents or otherwise), on any matter or proposal submitted to Parent stockholders for action or consideration, including without limitation, any Superior Acquisition Proposal.

(b) Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement. Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Company.

5. Transfer and Encumbrance. Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement.

6. Additional Shares. Stockholder agrees that all shares of Parent Common Stock or other securities convertible into Parent Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7. Termination. Notwithstanding any other term hereof, this Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) any Adverse Recommendation Change made by the Special Committee.

8. No Agreement as Director or Officer. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Parent or any of its subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary or legal duties as an officer or director to Parent or its stockholders and Stockholder will not be in breach or violation of this Agreements for exercising such fiduciary or legal duties.

9. Specific Performance. Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Parties if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Parties will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Parties has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Parties’ seeking or obtaining such equitable relief.

10. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the Parties hereto. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

11. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the second day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11):

If to the Company:

Cooltech Holding Corp.

48 NW 25th St

Suite 107/108

Miami, FL 33127

Fax 786-9990903

Attn: Mauricio Diaz

Copy to:

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, NY 10006

Attn: Harvey J. Kesner

E-mail: hkesner@srkfllp.com

If to Parent:

InfoSonics Corporation

3636 Nobel Drive, Suite #325

San Diego, CA 92122

Attn: Vern LoForti

Email: vern.loforti@infosonics.com

Copy to:

Perkins Coie LLP

1888 Century Park East, Suite 1700

Los Angeles, CA 90067

Attention: David Katz, Esq.

Facsimile: 310-843-1254

E-mail: dkatz@perkinscoie.com

If to Stockholder, to the address, facsimile number or e-mail set forth for Stockholder on the signature page hereof.

12. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Maryland.

(b) Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the another Party hereto or its successors or assigns shall be brought and determined exclusively in the State of Maryland, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the State of New York. Each of the Parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12(c).

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f) Each Party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and the Merger Sub, and the Parties agree that there is not and has not been any other agreement, arrangement or understanding between the Parties hereto with respect to the matters set forth herein.

(i) Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto. Any assignment contrary to the provisions of this Section 12(i) shall be null and void.

(j) In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent affecting the Shares, then the terms of this Agreement shall apply to all Shares of Parent held by Stockholder immediately following the effectiveness of the events described herein, as though they were Shares hereunder.

(k) Except as set forth in the Merger Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

(l) Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(m) Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. Except as otherwise provided herein or in the Merger Agreement, all rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder and the Company shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Shares.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

COOLTECH HOLDING CORP.

By	/s/ Mauricio Diaz
Name: Mauricio Diaz
Title: Chief Executive Officer

/s/ Joseph Ram
Joseph Ram

Number of Shares of Parent Common Stock Beneficially

Owned as of the Date of this Agreement: 3,910,330

6309 Belmont Trail Court

San Diego, CA 92130

E-mail: joseph.ram@infosonics.com

AGREED AND ACCEPTED:

INFOSONICS CORPORATION

By	/s/ Vernon LoForti
Name: Vernon LoForti
Title: Vice President, Chief Financial Officer and Corporate Secretary

ANNEX B

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2017 (this “Amendment”), is made by and among by and among Cooltech Holding Corp., a Nevada corporation (the “Company”), InfoSonics Corporation, a Maryland corporation (“Parent”), and InfoSonics Acquisition Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Parent, Merger Subsidiary, and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. To the extent that capitalized terms are not defined in the text of this Amendment, such terms have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

A. The Parties entered into an Agreement and Plan of Merger, dated as of July 25, 2017 (the “Merger Agreement”).

B. The Parties desire to amend the Merger Agreement to revise the closing conditions and include a discussion of the Company’s warrants.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENT

Section 1.1 Amendment to Section 1.01. Section 1.01 of the Merger Agreement will be, and hereby is, amended and restated in its entirety by adding the definitions set forth below in alphabetical order:

“Company Warrants” has the meaning set forth in Section 4.05(a).

“Private Placement Shares” has the meaning set forth in Section 2.03(a).

Section 1.2 Amendment to Section 2.03(a). Section 2.03(a) of the Merger Agreement will be, and hereby is, amended and restated in its entirety as follows:

“(a) Except as otherwise provided in this Section 2.03, all outstanding shares of Company Stock (on an “as converted” basis, with respect to the Company’s outstanding Series A Convertible Preferred Stock) at the Effective Time, shall be converted into the right to receive an aggregate of 62,500,000 shares of Parent’s Common Stock (which may include, on an “as converted” basis, a certain number of shares of Parent’s Series A Convertible Preferred Stock (convertible on a share for share basis into Parent Common Stock), at the election of any Company Shareholder who, as a result of receiving shares of Parent’s Common Stock, would own in excess of 4.99% of Parent’s issued and outstanding Common Stock) (collectively, the “Merger Consideration”). The Merger Consideration shall be allocated as follows: (i) holders of an aggregate of 2,275,222 shares of Company Stock issued between April 2017 and June 2017 in connection with the Company’s private placement (the “Private Placement Shares”) shall be entitled to receive, on a pro rata basis, an aggregate of 16,251,586 shares of Parent’s Common Stock (or the equivalent, on an “as converted” basis, of Parent’s Series A Convertible Preferred Stock) and (ii) holders of shares of Company Stock, including shares of the Company’s outstanding shares of Series A Convertible Preferred Stock (calculated on an “as converted basis) that are not Private Placement Shares shall be entitled to receive, on a pro rata basis, an aggregate of 46,248,414 shares of Parent’s Common Stock (or the equivalent, on an “as converted” basis, of Parent’s Series A Convertible Preferred Stock). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or distributions pursuant to Section 2.04(f), in each case to be issued or paid in accordance with Section 2.04, without interest.”

Section 1.3 Amendment to Section 2.03(b)-(e). Section 2.3(b) of the Merger Agreement will be, and hereby is, amended and restated in its entirety by adding the below subsection (b) and by renumbering the subsequent subsections of Section 2.03 in alphabetical order.

“(b) On or before the Effective Time, all such outstanding Company Warrants shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.”

Section 1.4 Amendment to Section 4.05(a). Section 4.05(a) of the Merger Agreement will be, and hereby is, amended and restated in its entirety as follows:

“(a) The authorized capital stock of the Company consists of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. As of the date hereof (the “Capitalization Reference Date”), there were outstanding 5,780,775 shares of common stock; 4,408,410 shares of preferred stock designated as Series A Convertible Preferred Stock convertible into 4,408,410 shares of common stock; and 227,522 shares of common stock issuable upon exercise of outstanding warrants (the “Company Warrants”). All outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.”

Section 1.5 Amendment to Section 7.07. Section 7.07 of the Merger Agreement will be, and hereby is, amended and restated in its entirety as follows:

“Parent shall take all appropriate action to appoint four (4) Company nominees (which nominees shall be selected by the Company) to the Board of Directors of Parent promptly at the Effective Time and cause three (3) directors of Parent to resign, such that the entire Board of Directors of Parent shall be comprised of five (5) directors, all in accordance with Parent’s bylaws. Such nominee’s appointment to the Board of Directors of Parent shall be subject to the consent of such nominees and the information and notice requirements proscribed under the 1934 Act (the “Board Re-composition”).”

Section 1.6 Amendment to Section 9.01. Section 9.01 of the Merger Agreement will be, and hereby is, amended and restated in its entirety by deleting subsection (h) and by renumbering the subsections of Section 9.01 in alphabetical order.

Section 1.7 Amendment to Company Disclosure Schedule. Section 4.05 of the Company Disclosure Schedule will be, and hereby is, amended and restated in its entirety as set forth in Exhibit A attached hereto.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Confirmation. Except as modified herein, all terms and provisions of the Merger Agreement (including the exhibits and schedules thereto) are unchanged and remain in full force and effect.

Section 2.2 Entire Agreement. This Amendment and the Merger Agreement (as amended hereby) constitute the entire agreement between the Parties with respect to the subject matter of this Amendment and the Merger Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of hereof.

Section 2.3 Amendments and Waivers. No amendment of any provision of this Amendment shall be valid unless the same shall be in writing and signed by each Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Amendment, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Amendment, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 2.4 Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures received as a “.pdf” attachment to electronic mail shall be treated as original signatures for all purposes of this Amendment. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 2.5 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state (except that the provisions of the laws of the State of New York shall apply with respect to the effectiveness of the Merger, fiduciary duties and any provisions set forth herein or in the Merger Agreement that are required to be governed by such laws or where such laws are otherwise mandatorily applicable to the transactions contemplated hereby).

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date and year first above written.

COOLTECH HOLDING CORP.

By:	/s/ Mauricio Diaz

Name:	Mauricio Diaz
Title:	Chief Executive Officer

INFOSONICS CORPORATION

By:	/s/ Vernon LoForti

Name:	Vernon LoForti
Title:	Vice President, Chief Financial Officer and Corporate Secretary

INFOSONICS ACQUISITION SUB, INC.

By:	/s/ Vernon LoForti

Name:	Vernon LoForti
Title:	Secretary

ANNEX C

July 25, 2017

The Special Committee of the Board of Directors of

Infosonics Corporation

c/o

Mr. Kirk A. Waldron

Mr. Randall P. Marx

3636 Nobel Drive, Suite 325

San Diego, CA 92122

Dear Members of the Special Committee of the Board of Directors:

As described further below, we understand that Infosonics Corporation, a Maryland corporation (“Infosonics” or the “Company”) is considering the following two potential transactions: (i) a private placement of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock, and (ii) the acquisition by the Company of Cooltech Holding Corp. (“Cooltech” or “Merger Partner”) pursuant to the merger of Cooltech with and into a wholly owned subsidiary of the Company.

First, we understand that Infosonics is contemplating a potential transaction whereby the Company would issue 6,875,000 shares of the Company’s common stock and warrants to purchase 6,875,000 shares of the Company’s common stock to certain investors (collectively, the “Private Placement Investors”). Pursuant to one securities purchase agreement contemplated by this transaction (the “First Tranche Securities Purchase Agreement”), (a) 2,500,000 shares of the Company’s common stock (the “First Tranche Shares”) will be privately placed at $0.40 per share (the “First Tranche Consideration”) and (b) the Company will issue warrants to purchase 2,500,000 shares of the Company’s common stock at a 10% premium to the closing bid price of the Company’s common stock on the business day prior to the execution of the First Tranche Securities Purchase Agreement (the “First Tranche Warrants” and, collectively with the First Tranche Shares, the “First Tranche Securities”). Pursuant to another securities purchase agreement contemplated by this transaction (the “Second Tranche Securities Purchase Agreement” and, together with the First Tranche Securities Purchase Agreement, the “Securities Purchase Agreements”), (a) 4,375,000 shares of the Company’s common stock (the “Second Tranche Shares”) will be privately placed at $0.40 per share (the “Second Tranche Consideration” and, collectively with the First Tranche Consideration, the “Private Placement Consideration”) and (b) the Company will issue warrants to purchase 4,375,000 shares of the Company’s common stock at a 10% premium to the closing bid price of the Company’s common stock on the business day prior to the execution of the Second Tranche Securities Purchase Agreement (the “Second Tranche Warrants” and, collectively with the Second Tranche Shares, the “Second Tranche Securities”). The First Tranche Securities and Second Tranche Securities are collectively referred to herein as the “Private Placement Securities”. The execution of the Securities Purchase Agreements and the consummation of the transactions contemplated thereby, including the Company’s receipt of the Private Placement Consideration and the issuance of the Private Placement Securities, is hereby referred to as the “Private Placement Transaction”.

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The Special Committee of the Board of Directors of Infosonics Corporation July 25, 2017 Page 2

In addition, Infosonics is contemplating a potential transaction in which Infosonics and its wholly-owned subsidiary, Infosonics Acquisition Sub, Inc., a Nevada corporation (“Merger Subsidiary”), will enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Cooltech, Infosonics and Merger Subsidiary. Pursuant to the Merger Agreement, Cooltech would merge with and into Merger Subsidiary, with Cooltech surviving the merger as a wholly owned subsidiary of the Company, and the Company issuing 62,500,000 shares of the Company’s common stock, in the aggregate, to the securityholders of Cooltech immediately prior to the Merger (the “Merger”). We understand that the Merger would occur as soon as practicable following the consummation of the Private Placement Transactions. The Private Placement Transaction and the Merger are referred to hereinafter, together, as the “Transactions”.

It is our understanding that the holders of the Company’s outstanding common stock immediately preceding the Transactions (the “Existing Company Stockholders”) will hold shares of the Company’s common stock equal to 15.9% of the Company’s common stock on a fully diluted basis following the consummation of the Transactions.

The Special Committee of the Board of Directors of Infosonics (the “Special Committee”) has requested that Stout Risius Ross, LLC (“Stout”) render an opinion to the Special Committee with respect to the fairness, from a financial point of view, of the Private Placement Consideration to be received by the Company pursuant to the Private Placement Transaction (the “Private Placement Opinion”). In addition, the Special Committee of the Board of Directors of Infosonics has requested that Stout render an opinion to the Special Committee with respect to the fairness, from a financial point of view, of the Merger to the Existing Company Stockholders (the “Merger Opinion”). The foregoing Private Placement Opinion and the Merger Opinion are referred to hereinafter, together, as the “Opinions”.

The Opinions are intended to be utilized by the Special Committee as only one input to consider in its process of analyzing the Transactions. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. We have not been requested to opine as to, and our Opinions do not in any manner address the following: (i) the underlying business decision of the Company, its securityholders, the Board of Directors of the Company (the “Board”), the Special Committee or any other party to proceed with or effect the Transactions; (ii) the merits of the Transactions relative to any alternative business strategies that may exist for the Company or any other party or the effect of any other transactions in which the Company or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transactions or otherwise, except as expressly addressed in the Opinions; (iv) the fairness of any portion or aspect of the Transactions to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, not specifically addressed in the Opinions; (v) the solvency, creditworthiness or fair value of the Company or any other participant in the Transactions under any applicable laws relating to bankruptcy, insolvency or similar matters or (vi) how the Board, the Special Committee, the Company’s securityholders or any other person should act with respect to the Transactions.

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The Special Committee of the Board of Directors of Infosonics Corporation July 25, 2017 Page 3

Further, the Opinions are not intended to and do not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in regard to the Transactions. The Special Committee acknowledges that Stout was not engaged to, and has not, (a) initiated any discussions with, or solicited any indications of interest from, third parties with respect to (i) the Transactions, (ii) the assets of the Company, (iii) any businesses or operations of the Company, Merger Partner or any other party, or (iv) any alternatives to the Transactions, or (b) negotiated the terms of the Transactions or the financing for the Transactions.

In connection with our analysis, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. The principal sources of information used in performing our analysis included, but were not limited to:

•	Infosonics’ Form 10K audited consolidated financial statements for the fiscal years ended December 2012 through 2016;

•	Infosonics’ Form 10Q unaudited consolidated financial statements for the quarter ended March 31, 2017;

•	Infosonics’ internally prepared unaudited financial statements for the five-month periods ended May 31, 2017 and 2016;

•	Infosonics’ four-year financial forecast for the fiscal years ending December 2017 through 2020;

•	An analysis, prepared by Red Rock Capital, of the expected proceeds from a liquidation of Infosonics as of April 30, 2017;

•	Cooltech’s audited financial statements for the fiscal year ended December 31, 2016 and 2015 (collectively, the “Cooltech Audited Financial Statements”);

•	Icon Group’s audited financial statement for the fiscal years ended December 31, 2015 and 2014;

•	Cooltech’s internally prepared, unaudited financial statements for the six months ended June 30, 2017 (the “Cooltech Unaudited Financial Statements” and, collectively with the Cooltech Audited Financial Statements, the “Cooltech Financial Statements”);

•	OneClick License LLC’s internally prepared, unaudited financial statement for the fiscal year ended December 31, 2016;

•	Cooltech’s Securities Purchase Agreement, dated March 8, 2017;

•	Cooltech’s Confidential Private Placement Memorandum, dated March 8, 2017;

•	Cooltech’s three-year financial forecast for the fiscal years ended December 2017 through 2019;

•	A draft of the Merger Agreement, dated July 7, 2017;

•	A draft of the First Tranche Securities Purchase Agreement, draft dated July 18, 2017;

•	A draft of the Second Tranche Securities Purchase Agreement, draft dated July 18, 2017;

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The Special Committee of the Board of Directors of Infosonics Corporation July 25, 2017 Page 4

•	A review of Infosonics’ stock price and volume trading history for the last five years ended July 21, 2017;

•	Discussions with Infosonics’ management concerning its business, industry, history, and prospects;

•	Discussions with Cooltech’s management concerning its business, industry, history, and prospects;

•	Our understanding that the Existing Company Stockholders will hold shares of the Company’s common stock equal to 15.9% of the Company’s common stock on a fully diluted basis following the consummation of the Transactions; and

•	An analysis of other facts and data resulting in our conclusions.

Our Opinions are also premised on the assumption that the assets, liabilities, financial condition, and prospects of Infosonics as of the date of this letter have not changed materially since May 31, 2017, the date of the most recent financial statements made available to us. Our Opinions are premised on the assumption that the assets, liabilities, financial condition, and prospects of Cooltech as of the date of this letter have not changed materially since June 30, 2017, the date of the most recent financial statements made available to us.

In rendering our Opinions, we have not been provided, at this time, a consolidated balance sheet of Cooltech on a pro forma basis reflecting the proposed acquisition of OneClick License LLC and OneClick International LLC (together “OneClick”) since the acquisition of OneClick has not closed as of the date of the Opinions. As such, our Opinions are premised upon and assume that any such pro forma consolidated balance sheet of Cooltech, which we believe would include, among other things, the effect of the assets and liabilities of OneClick and other affiliates, to the extent appropriate, would have no material effect on the other materials related to Cooltech we have reviewed and the overall valuation of Cooltech. The Company and the Special Committee are encouraged to undertake its own review and opinion of the effect, if any, of any such pro forma consolidated balance sheet of Cooltech on the Cooltech Financial Statements, the material reviewed and relied upon in connection with the Opinions, and the valuation of Cooltech. Without limiting the generality of the foregoing, in rendering our Opinions, we have assumed that the indebtedness reflected on any such pro forma consolidated balance sheet of Cooltech will not exceed the sum of (a) $2.3 million of existing indebtedness as of June 30, 2017 plus (b) $8.9 million of indebtedness incurred in connection with the acquisition of OneClick. We further assume that Cooltech on a pro forma basis and upon consummation of the Transaction will have sufficient working capital.

In rendering our Opinions, we have also assumed and relied upon, without independent verification, (i) the accuracy and completeness of all financial and other information that was publicly available, furnished by Cooltech, furnished by Infosonics, or otherwise reviewed by or discussed with us and (ii) the representations and warranties contained in the drafts of the Securities Purchase Agreements and Merger Agreement that we have reviewed. We have also relied upon representations of management of Cooltech and Infosonics that they are not aware of any facts that would make any of the information provided or made available inaccurate, incomplete or misleading. We have assumed, without independent verification, that the financial forecasts and projections for

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Infosonics and Cooltech provided to us have been prepared in good faith and reflect the best currently available estimate of the future financial results of the Company and Cooltech, and we have relied upon such projections in arriving at our Opinions. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based, and we express no view as to the forecasts, projections, or assumptions. We have assumed that the Transactions will be consummated on the terms described in the Securities Purchase Agreements and the Merger Agreement, as applicable, without any waiver of any material terms or conditions by the parties to these agreements.

We have not conducted a physical inspection of Infosonics’ or Cooltech’s facilities or assets. We have assumed, with your consent, that the final executed forms of the Securities Purchase Agreements and the Merger Agreement will not materially differ from the draft of the agreements that we have examined, that the conditions to the Transactions as set forth in the Securities Purchase Agreements and the Merger Agreement will be satisfied, and that the Transactions will be consummated on a timely basis in the manner contemplated by the Securities Purchase Agreements and the Merger Agreement. Our Opinions are necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect these Opinions, we do not have any obligation to update, revise, or reaffirm our Opinions. We reserve the right, however, to withdraw, revise, or modify our Opinions based upon additional information that may be provided to or obtained by us after the issuance of the Opinions that suggests, in our judgment, a material change in the assumptions upon which our Opinions are based.

Stout conducted its analyses at the request of the Special Committee to provide a particular perspective of the Transactions. In so doing, Stout did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by Stout, supported or failed to support our Opinions as to the fairness of the Transactions from a financial point of view. Stout does not specifically rely upon or place any specific weight on any individual analysis. Rather, Stout deems that the analyses, taken as a whole, support our conclusion and Opinions. Accordingly, Stout believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors they considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by Stout in connection with the preparation of the Opinions.

Our Opinions are furnished for the use and benefit of the Special Committee in connection with the Transactions and are not intended to be used, and may not be used, for any other purpose without our express prior written consent. Further, our Opinions are not intended to, and do not, confer any rights or remedies upon any other person except Existing Company Stockholders, and only to the extent such persons have such rights or remedies under applicable laws or regulations. Without limiting the generality of the foregoing, our Opinions may not be used or relied upon by the Private Placement Investors, Cooltech or Cooltech’s securityholders, in connection with the Transactions or otherwise. We will receive a fee for the Opinions and financial advisory services; however, our compensation for providing the Opinions and the financial advisory services to the Special

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Committee is neither based upon nor contingent on the results of our engagement or the consummation of the proposed Transactions. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of Infosonics or Cooltech or the outcome of our engagement. In addition, Infosonics has agreed to indemnify us for certain liabilities arising out of our engagement. We have not previously provided financial advisory services to Infosonics. We may provide other financial advisory services to the Company, the Special Committee or Infosonics in the future and from time to time.

The issuance of the Opinions has been approved by a committee of Stout authorized to approve opinions of this nature.

It is understood that the Opinions were prepared at the request of the Special Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934; provided, however, that this letter shall be reproduced in such document in full and any description of, or reference to, us or this letter will be in a form reasonably acceptable to us and our counsel.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Private Placement Consideration to be received by the Company pursuant to the Private Placement Transaction is fair to the Company, from a financial point of view. Moreover, it is our opinion that, as of the date hereof, the Merger is fair to the Existing Company Stockholders from a financial point of view.

Yours very truly,

STOUT RISIUS ROSS, LLC

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ANNEX D

FORM OF ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

INFOSONICS CORPORATION

InfoSonics Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that the Articles of Incorporation of the Company, as amended, restated and supplemented to date (collectively the “Charter”) are hereby amended as follows:

FIRST: The FOURTH Article of the Charter is hereby amended by removing the reference to “40,000,000” and replacing it with “150,000,000”.

SECOND: Upon the filing and effectiveness of these Articles of Amendment (the “Effective Time”), the Charter is hereby amended to effectuate a reverse stock split as follows: each [            ]1 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Company or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. There will be no change in the par value of the Common Stock, and for each share of Common Stock which will no longer remain issued and outstanding after this reverse stock split, $0.001 for each such share shall be transferred from the stated capital account to the capital surplus account. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above; provided, that each person holding a certificate or certificates of record representing shares of Common Stock shall, upon surrender of such certificate or certificates, receive a new certificate or certificates (including any legends imprinted on the surrendered certificate or certificates) evidencing and representing the number of shares of Common Stock to which such person is entitled under the foregoing reverse stock split.

THIRD: These Articles of Amendment have been declared advisable by the board of directors of the Company and approved by the stockholders of the Company, each in the manner and by the vote required by the Maryland General Corporation Law.

FOURTH: These Articles of Amendment, including the reverse stock split effected hereby, shall become effective on the date and at the time that these Articles of Amendment are accepted for record by the State Department of Assessments and Taxation of Maryland.

FIFTH: Prior to the effectiveness of these Articles of Amendment, the total number of shares of capital stock that the Company had authority to issue was 50,000,000 shares, consisting of 40,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share. Prior to the effectiveness of these Articles of Amendment, the aggregate par value of all shares of the capital stock of the Company was $50,000.00.

[1]	To be any whole number between and including two (2) and twenty (20), at the discretion of the Board of Directors of the Company.

SIXTH: Subsequent to the effectiveness of these Articles of Amendment, the total number of shares of capital stock that the Company has authority to issue is 160,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share. Prior to the effectiveness of these Articles of Amendment, the aggregate par value of all shares of the capital stock of the Company is $160,000.00. The description and information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by these Articles of Amendment.

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IN WITNESS WHEREOF, InfoSonics Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary as of [            ], 2017. The President acknowledges that these Articles of Amendment are the act and deed of the Company, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information, and belief.

ATTEST:		INFOSONICS CORPORATION

By:		By:
	Name: Vernon A. LoForti		Name: Joseph Ram
	Title: Secretary		Title: President

ANNEX E

FORM OF ARTICLES SUPPLEMENTARY

OF INFOSONICS CORPORATION

CLASSIFYING [●] SHARES OF 0% SERIES A CONVERTIBLE PREFERRED STOCK

AND

THE PREFERENCES AND RIGHTS OF THE 0% SERIES A CONVERTIBLE PREFERRED STOCK

InfoSonics Corporation, a corporation organized and existing under the laws of the state of Maryland having its principal office in Baltimore City, Maryland (the “Company”), hereby certifies to the State Department of Assessments and Taxation as follows:

FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law (the “MGCL”) and the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by Article FOURTH of the Articles of Incorporation of the Company, as amended (the “Charter”), the Board by unanimous written consent dated September 12, 2017, adopted the following resolutions classifying [●] unissued shares of Preferred Stock as 0% Series A Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board designates the 0% Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption as follows:

TERMS OF 0% SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “0% Series A Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be [●] shares. Each Preferred Share shall have $0.001 par value (the “Par Value”). Capitalized terms not defined herein shall have the meaning as set forth in the Merger Agreement (as defined below) or in Section 23 below.

2. Ranking. Except to the extent that the holders of at least a majority of the outstanding Preferred Shares (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 12, all shares of capital stock of the Company shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. Without limiting any other provision of these Articles Supplementary, and notwithstanding any provision of the Charter, without the prior express consent of the Required Holders, voting separate as a single class, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (a) of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Senior Preferred Stock”), (b) of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Parity Stock”), or (c) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the date on which any Preferred Shares remain outstanding. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith

3. Dividends. In addition to Sections 5(a) and 11 below, from and after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) when and as declared by the Board, from time to time, in its sole discretion, which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

4. Conversion. Each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below) on the terms and conditions set forth in this Section 4.

(a) Holder’s Conversion Right. Subject to the provisions of Section 4(e), at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any whole number of Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below).

(b) Conversion Rate. The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 4(a) shall be determined according to the following formula (the “Conversion Rate”):

Base Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i) Holder’s Conversion. To convert a Preferred Share into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. If required by Section 4(c)(vi), within five (5) Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid.

(ii) Company’s Response. On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the transfer agent for the Company’s Common Stock (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(vi) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to a Holder within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise) (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Preferred Shares (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of these Articles Supplementary or otherwise and (y) the Company shall pay in cash to such Holder on each day after such third (3rd) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.5% of the product of (A) the aggregate number of shares of Common Stock not issued to such Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date on which the Company could have issued such shares of Common Stock to the Holder without violating Section 4(c). In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise), the Company shall fail to issue and deliver a certificate to such Holder and register such shares of Common Stock on the Company’s share register or credit such Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so anticipated receiving from the Company, then, in addition to all other remedies available to such Holder, the Company shall, within three (3) Business Days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause

(v) Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares submitted for conversion, the Company shall convert from each Holder electing to have Preferred Shares converted on such date a pro rata amount of such Holder’s Preferred Shares submitted for conversion on such date based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the aggregate number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 4(c)(vi)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S ARTICLES OF INCORPORATION AND ARTICLES SUPPLEMENTARY RELATING TO THE SHARES OF 0% SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(vi) OF THE ARTICLES SUPPLEMENTARY. THE NUMBER OF SHARES OF 0% SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF 0% SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(vi) OF THE ARTICLES SUPPLEMENTARY RELATING TO THE SHARES OF 0% SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

(e) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in the Charter or Articles Supplementary, the Preferred Shares held by a Holder shall not be convertible by such Holder, and the Company shall not effect any conversion of any Preferred Shares held by such Holder, to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the Preferred Shares held by such Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert Preferred Shares, or of the Company to issue shares of Common Stock to such Holder, pursuant to this Section 4(e) shall have any effect on the applicability of the provisions of this Section 4(e) with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 4(e), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 4(e) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to correct this Section 4(e) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 4(e) shall apply to a successor holder of Preferred Shares. The holders of Common Stock shall be third party beneficiaries of this Section 4(e) and the Company may not waive this Section 4(e). For any reason at any time, upon the written or oral request of a Holder, the Company shall within two (2) Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to these Articles Supplementary or securities issued pursuant to the Exchange Agreements. By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder.

5. Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a) Purchase Rights. Notwithstanding subsection (d) of Article FOURTH of the Charter, and in addition to any adjustments pursuant to Section 7 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) held by such Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Preferred Shares held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares contained in these Articles Supplementary) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Preferred Shares held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provisions of this Section 5(b) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Preferred Shares contained in these Articles Supplementary.

6. Rights Upon Fundamental Transactions. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of the Charter and Articles Supplementary and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Charter and Articles Supplementary and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 5 and 11, which shall continue to be receivable thereafter)) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of the Successor Entity (including its Parent Entity) or other consideration which each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in these Articles Supplementary), as adjusted in accordance with the provisions of these Articles Supplementary. The provisions of this Section 6 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

7. Rights Upon Issuance of Other Securities.

(i) (a) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Sections 5 and 11, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of

Sections 5 and 11, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(c) Other Events. In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect any Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of such Holder, provided that no such adjustment pursuant to this Section 7(c) will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if such Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Board and such Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

(d) Calculations. All calculations under this Section 7 shall be made by rounding to the nearest one-hundred thousandth of a cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

8. Authorized Shares.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 125% of the Conversion Rate with respect to the Base Amount of each Preferred Share as of the Initial Issuance Date (assuming for purposes hereof, that all the Preferred Shares issuable pursuant to the Merger Agreement have been issued, such Preferred Shares are convertible at the Conversion Price and without taking into account any limitations on the conversion of such Preferred Shares set forth in herein) issuable pursuant to the terms of these Articles Supplementary from the Initial Issuance Date through the second anniversary of the Initial Issuance Date assuming (assuming for purposes hereof, that all the Preferred Shares issuable pursuant to the Merger Agreement have been issued and without taking into account any limitations on the issuance of securities set forth herein). So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, as of any given date, 125% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares issued or issuable pursuant to the Merger Agreement assuming for purposes hereof, that all the Preferred Shares issuable pursuant to the Merger Agreement have been issued and without taking into account any limitations on the issuance of securities set forth herein), provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in the Charter or Articles Supplementary) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation.

Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(i) Insufficient Authorized Shares. If, notwithstanding Section 8(a) and not in limitation thereof, at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall promptly take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders or conduct a consent solicitation for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board to recommend to the stockholders that they approve such proposal. Nothing contained in this Section 8 shall limit any obligations of the Company under any provision of the Merger Agreement. In the event that the Company is prohibited from issuing shares of Common Stock upon a conversion of any Preferred Share due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to such Holder of such Preferred Shares, the Company shall pay cash in exchange for the cancellation of such Preferred Shares convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the Closing Sale Price on the Trading Day immediately preceding the date such Holder delivers the applicable Conversion Notice with respect to such Authorization Failure Shares to the Company and (ii) to the extent such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of Authorization Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of such Holder incurred in connection therewith.

9. Voting Rights. Except as otherwise expressly required by law, each holder of Preferred Shares shall be entitled to vote on all matters submitted to shareholders of the Company and shall be entitled to the number of votes for each Preferred Share owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such Preferred Shares are convertible into (voting as a class with Common Stock) based on a per share price of $1.00, but not in excess of the conversion limitations set forth in Section 4(e) herein. Except as otherwise required by law, the holders of Preferred Shares shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

10. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Preferred Share equal to the greater of (a) par value of the Preferred Shares, and (b) the amount per share such Holder would receive if such Holder converted such Preferred Shares into Common Stock immediately prior to the date of such payment; provided, however, that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective articles supplementary (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 10. All the preferential amounts to be paid to the Holders under this Section 10 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 10 applies.

11. Participation. In addition to any adjustments pursuant to these Articles Supplementary, the Holders shall, as holders of Preferred Shares, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

12. Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Charter, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of holders of at least 60% of the outstanding Preferred Shares including (the “Required Holders”), voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Charter or bylaws, or file any articles supplementary or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Charter or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Preferred Shares; (c) issue any Preferred Shares other than pursuant to the Merger Agreement; or (d) without limiting any provision of Section 16, whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

13. Intentionally Omitted.

14. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

15. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in these Articles Supplementary shall be cumulative and in addition to all other remedies available under these Articles Supplementary and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of these

Articles Supplementary. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of these Articles Supplementary.

16. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Charter, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of these Articles Supplementary, and will at all times in good faith carry out all the provisions of the Charter and Articles Supplementary and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of the Charter or Articles Supplementary, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (iii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

17. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. These Articles Supplementary shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

18. Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of these Articles Supplementary, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under these Articles Supplementary, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided, in each case, that such information shall be made known to the public prior to, or simultaneously with, such notice being provided to any Holder.

19. Transfer of Preferred Shares. The Holder may transfer some or all of its Preferred Shares without the consent of the Company.

20. Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and facsimile number of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

21. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the MGCL, the Charter, these Articles Supplementary or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the MGCL. This provision is intended to comply with the applicable sections of the MGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. These Articles Supplementary or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the MGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the laws of the MGCL and the Charter.

22. Dispute Resolution.

(a) Disputes Over Closing Sale Price, Conversion Price or Fair Market Value.

(i) In the case of a dispute relating to a Closing Sale Price, a Conversion Price or fair market value (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or such applicable Holder (as the case may be) shall submit the dispute via facsimile (I) within two (2) Business Days after delivery of the applicable notice giving rise to such dispute to the Company or such Holder (as the case may be) or (II) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to resolve such dispute relating to such Closing Sale Price, such Conversion Price or such fair market value (as the case may be) by 5:00 p.m. (New York time) on the third (3rd) Business Day following such delivery by the Company or such Holder (as the case may be) of such dispute to the Company or such Holder (as the case may be), then such Holder shall select an independent, reputable investment bank to resolve such dispute.

(ii) Such Holder and the Company shall each deliver to such investment bank (x) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 22(a) and (y) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (x) and (y) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and such Holder or otherwise requested by such investment bank, neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Company and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b) Disputes Over Arithmetic Calculation of the Conversion Rate.

(i) In the case of a dispute as to the arithmetic calculation of a Conversion Rate, the Company or such Holder (as the case may be) shall submit the disputed arithmetic calculation via facsimile (i) within two (2) Business Days after delivery of the applicable notice giving rise to such dispute to the Company or such Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to resolve such disputed arithmetic calculation of such Conversion Rate by 5:00 p.m. (New York time) on the third (3rd) Business Day following such delivery by the Company or such Holder (as the case may be) of such disputed arithmetic calculation, then such Holder shall select an independent, reputable accountant or accounting firm to perform such disputed arithmetic calculation.

(ii) Such Holder and the Company shall each deliver to such accountant or accounting firm (as the case may be) (x) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 22(a) and (y) written documentation supporting its position with respect to such disputed arithmetic calculation, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such accountant or accounting firm (as the case may be) (the “Submission Deadline”) (the documents referred to in the immediately preceding clauses (x) and (y) are collectively referred to herein as the “Required Documentation”) (it being understood and agreed that if either such Holder or the Company fails to so deliver all of the Required Documentation by the Submission Deadline, then the party who fails to so submit all of the Required Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such accountant or accounting firm (as the case may be) with respect to such disputed arithmetic calculation and such accountant or accounting firm (as the case may be) shall perform such disputed arithmetic calculation based solely on the Required Documentation that was delivered to such accountant or accounting firm (as the case may be) prior to the Submission Deadline). Unless otherwise agreed to in writing by both the Company and such Holder or otherwise requested by such accountant or accounting firm (as the case may be), neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to such accountant or accounting firm (as the case may be) in connection with such disputed arithmetic calculation of the Conversion Rate (other than the Required Documentation).

(iii) The Company and such Holder shall cause such accountant or accounting firm (as the case may be) to perform such disputed arithmetic calculation and notify the Company and such Holder of the results no later than ten (10) Business Days immediately following the Submission Deadline. The fees and expenses of such accountant or accounting firm (as the case may be) shall be borne solely by the Company, and such accountant’s or accounting firm’s (as the case may be) arithmetic calculation shall be final and binding upon all parties absent manifest error.

(c) Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 22 constitutes an agreement to arbitrate between the Company and such Holder (and constitutes an arbitration agreement) under § 7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that each party shall be entitled to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 22, (ii) the terms of these Articles Supplementary and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of these Articles Supplementary and any other applicable Transaction Documents, (iii) the terms of these Articles Supplementary and each other applicable Transaction Document shall serve as the basis for the selected accountant’s or accounting firm’s performance of the applicable arithmetic calculation, (iv) for clarification purposes and without implication that the contrary would otherwise be true, disputes relating to matters described in Section 22(a) shall be governed by Section 22(a) and not by Section 22(b), (v) such Holder (and only such Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 22 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 22 and (vi) nothing in this Section 22 shall limit such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in Section 22(a) or Section 22(b)).

23. Certain Defined Terms. For purposes of these Articles Supplementary, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) “Base Amount” means, with respect to each Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof, plus (2) the Unpaid Dividend Amount thereon as of such date of determination.

(c) “Bloomberg” means Bloomberg, L.P.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 22. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f) “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(g) “Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other applicable date of determination, $1.00, subject to adjustment as provided herein.

(h) “Conversion Shares” means (i) the shares of Common Stock into which the Preferred Shares are convertible, and (ii) any capital stock into which such Conversion Shares shall have been changed or any share capital resulting from a reclassification of such common stock

(i) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(j) “Eligible Market” means the New York Stock Nasdaq Capital Market, the NYSE MKT LLC, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the Over-the-Counter Bulletin Board, the OTCQB, the OTCQX or the Principal Market (or any successor thereto).

(k) “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person unless immediately following the closing of such transaction or series of related transactions the Persons holding more than 50% of the Voting Stock of the Company prior to such closing continue to hold more than 50% of the Voting Stock of the Company following such closing, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) assist any other Person in making a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) excluding any equity financing transaction in which shares of Voting Stock are issued, or (5) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(l) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding-up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole

(m) “Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, InfoSonics Acquisition Sub, Inc. and Cooltech Holding Corp., as may be amended from time in accordance with the terms thereof.

(n) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(o) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(p) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(q) “Principal Market” means The NASDAQ Capital Market.

(r) “SEC” means the Securities and Exchange Commission or the successor thereto.

(s) “Stated Value” shall mean $1.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(t) “Subsidiaries” shall have the meaning as set forth in the Merger Agreement.

(u) “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(v) “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(w) “Unpaid Dividend Amount” means, as of the applicable date of determination, with respect to each Preferred Share, all declared and unpaid Dividends on such Preferred Share.

(x) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

24. Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of these Articles Supplementary, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall simultaneously with any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to each Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries. Nothing contained in this Section 24 shall limit any obligations of the Company, or any rights of any Holder, under the Merger Agreement.

SECOND: The shares of the 0% Series A Convertible Preferred Stock have been classified by the Board under the authority contained in Article FOURTH of the Charter.

THIRD: The undersigned President acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed by its President and attested to by its Secretary on September     , 2017.

ATTEST:	INFOSONICS CORPORATION

By:	By:
Name: Vernon A. LoForti	Name: Joseph Ram
Title: Secretary	Title: President

EXHIBIT I TO ARTICLES SUPPLEMENTARY

INFOSONICS CORPORATION

CONVERSION NOTICE

Reference is made to the ARTICLES SUPPLEMENTARY OF INFOSONICS CORPORATION, CLASSIFYING [●] SHARES OF 0% SERIES A CONVERTIBLE PREFERRED STOCK AND THE PREFERENCES AND RIGHTS OF THE 0% SERIES A CONVERTIBLE PREFERRED STOCK (the “Articles Supplementary”). In accordance with and pursuant to the Articles Supplementary, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Shares”), of InfoSonics Corporation, a Maryland corporation (the “Company”), indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Share certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Holder:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

EXHIBIT II TO ARTICLES SUPPLEMENTARY

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [            ] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated             , 2017 from the Company and acknowledged and agreed to by [            ].

INFOSONICS CORPORATION

By:
Name:
Title:

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant’s articles of incorporation limit the liability of its directors and officers to the fullest extent permitted by the Maryland General Corporation Law (as amended from time to time, or the MGCL) and, together with the registrant’s bylaws, as amended, requires the registrant to indemnify its present and former directors and officers and any individual who, while a director or officer and at the request of the registrant, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against liabilities to the fullest extent allowed under Maryland law. The registrant’s articles of incorporation and bylaws permit the registrant, with the approval of its board of directors, to indemnify and advance or reimburse the expenses of any director, officer, employee or agent of the registrant or of any predecessor, to the maximum extent permitted by the MGCL.

The MGCL requires a corporation (unless its articles of incorporation provide otherwise, which the registrant’s do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

(1)	was committed in bad faith; or

(2)	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The registrant’s bylaws, as amended, obligate the registrant, to the fullest extent permitted by Maryland law in effect from time to time, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	make any individual who, while a director or officer and at the registrant’s request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the registrant for liability arising under the Securities Act of 1933, as amended, the registrant has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The registrant’s articles of incorporation contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The foregoing summaries are necessarily subject to the complete text of the MGCL, the registrant’s articles of incorporation and bylaws, as amended, and the arrangements referred to above and are qualified in their entirety by reference thereto.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index included at the end of this registration statement, and is incorporated herein by reference.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (or the Securities Act);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20 F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.

(c) (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference to the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 25, 2017, by and among Cooltech Holding Corp., InfoSonics Corporation and InfoSonics Acquisition Sub, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement on Form S-4 and incorporated herein by reference).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated September 14, 2017, by and among Cooltech Holding Corp., InfoSonics Corporation and InfoSonics Acquisition Sub, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement on Form S-4 and incorporated herein by reference).

2.3	Voting Agreement, dated as of July 25, 2017, by and among Cooltech Holding Corp., InfoSonics Corporation and the undersigned stockholder (included as Exhibit A to Annex A to the proxy statement/prospectus forming a part of this registration statement on Form S-4 and incorporated herein by reference).

3.1	Form of Articles of Amendment (included as Annex D to the proxy statement/prospectus forming a part of this registration statement on Form S-4 and incorporated herein by reference).

3.2	Form of Articles Supplementary (included as Annex E to the proxy statement/prospectus forming a part of this registration statement on Form S-4 and incorporated herein by reference).

4.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on January 30, 2004).

4.2	Articles of Amendment to the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s 8-K, filed with the SEC on October 11, 2017).

4.3	Bylaws, as amended (incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 14, 2010).

5.1†	Opinion of Perkins Coie LLP, regarding the validity of the shares of common stock of InfoSonics Corporation to be issued in the merger.

21.1†	Subsidiaries of InfoSonics Corporation.

23.1	Consent of SingerLewak LLP.

23.2	Consent of MNP LLP.

23.3†	Consent of Perkins Coie LLP (included in Exhibit 5.1 hereto).

24.1†	Power of Attorney (contained on signature page hereto).

99.1†	Form of Proxy Card.

99.2†	Consent of Stout Risius Ross, LLC.

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 30, 2017.

INFOSONICS CORPORATION

By:	/s/ Joseph Ram

Name:	Joseph Ram

Title:	President and Chief Executive Officer

Signature	Title	Date
*	President and Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2017
Joseph Ram

/s/ Vernon A. LoForti	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 30, 2017
Vernon A. LoForti

*	Director	October 30, 2017
Randall P. Marx

*	Director	October 30, 2017
Robert S. Picow

*	Director	October 30, 2017
Kirk A. Waldron

*By:	/s/ Vernon A. LoForti
Name: Vernon A. LoForti
Title Attorney-in-Fact
Date: October 30, 2017